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As filed with the Securities and Exchange Commission on September 14, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

UNIVERSAL HOSPITAL SERVICES, INC.
(Exact name of registrant as specified in charter)

Delaware	7350	41-0760940
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7700 France Avenue South
Suite 275
Edina, Minnesota 55435
(952) 893-3200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Rex T. Clevenger
Executive Vice President and Chief Financial Officer
Universal Hospital Services, Inc.
7700 France Avenue South
Suite 275
Edina, Minnesota 55435
(952) 893-3200
(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

With a copy to:

Christian Nagler, Esq.
Kirkland & Ellis LLP
153 E. 53rd Street
New York, New York 10022
(212) 446-4800

        Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Second Lien Senior Secured Floating Rate Notes due 2015	$230,000,000	100%	$230,000,000	$7,061.00

8.50%/9.25% Second Lien Senior Secured PIK Toggle Notes due 2015	$230,000,000	100%	$230,000,000	$7,061.00

8.50%/9.25% Second Lien Senior Secured PIK Toggle Notes due 2015(2)	$85,629,000	100%	$85,629,000	$2,629.00

Total	$545,629,000	—	$545,629,000	$16,751.00

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.

(2)
Represents the aggregate principal amount of 8.50%/9.25% Second Lien Senior Secured PIK Toggle Notes due 2015 that may be issued and delivered to holders of 8.50%/9.25% Second Lien Senior Secured PIK Toggle Notes due 2015 as in-kind interest payments on the 8.50%/9.25% Second Lien Senior Secured PIK Toggle Notes due 2015.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 14, 2007

PROSPECTUS

UNIVERSAL HOSPITAL SERVICES, INC.

EXCHANGE OFFERS FOR
$230,000,000 SECOND LIEN SENIOR SECURED FLOATING RATE NOTES DUE 2015 AND
$230,000,000 8.5%/9.25% SECOND LIEN SENIOR SECURED PIK TOGGLE NOTES DUE 2015

        We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the "exchange offer"), to exchange (i) up to $230,000,000 aggregate principal amount of our new Second Lien Senior Secured Floating Rate Notes due 2015, which have been registered under the Securities Act of 1933, as amended, for a like amount of our outstanding Second Lien Senior Secured Floating Rate Notes due 2015 that were issued on May 31, 2007 and (ii) up to $230,000,000 aggregate principal amount of our new 8.50%/9.25% Second Lien Senior Secured PIK Toggle Notes due 2015, which have been registered under the Securities Act of 1933, as amended, for a like amount of our outstanding 8.50%/9.25% Second Lien Senior Secured PIK Toggle Notes due 2015 that were issued on May 31, 2007.

        THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON            , 2007, UNLESS EXTENDED.

        The material terms of the exchange offer are summarized below and are more fully described in this prospectus.

Material Terms of the Exchange Offer

  •
  The terms of the exchange notes to be issued in the exchange offer are substantially identical to those of the old notes except that the exchange notes will be registered under the Securities Act of 1933, as amended, and the transfer restrictions, registration rights and rights to additional interest applicable to the old notes will not apply to the exchange notes.

  •
  We will exchange all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

  •
  You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

  •
  We will not receive any proceeds from the exchange offer.

  •
  The exchange of notes should not be a taxable event for U.S. federal income tax purposes.

  •
  There is no public market for the exchange notes. We have not applied, and do not intend to apply, for listing of the exchange notes on any national securities exchange or automated quotation system.

  •
  The exchange offers are independent of each other and neither exchange offer is conditioned upon the other exchange offer.

        See "Risk Factors" beginning on page 15 of this prospectus for a discussion of certain risks that you should consider carefully before participating in the exchange offer.

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as amended or supplemented, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities. We have agreed that for a period of 90 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resales. See "Plan of Distribution."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2007

        We have not authorized anyone to give you any information or to make any representations about us or the exchange offer other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules of the Securities and Exchange Commission, the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

i

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus forms part of a registration statement on Form S-4 that we have filed with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933, as amended, or the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the exchange notes, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that you find important, you should review the full text of these documents. We have filed these documents as exhibits to our registration statement.

        The registration statement (including exhibits and schedules thereto) and the annual, quarterly and current reports and other information we file with the SEC may be read and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-888-SEC-0330 for more information about the operation of the Public Reference Room. Our SEC filings are also available to the public on the SEC's web site at http://www.sec.gov or on our web site at http:/www.uhs.com. However, the information on our web site, or connected to that site, does not constitute a part of this prospectus.

ii

FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements" that represent our beliefs, projections and predictions about future events. These statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements described in or implied by such statements. Actual results may differ materially from the expected results described in our forward-looking statements, including with respect to the correct identification and measurement of factors affecting our business or the extent of their likely impact, the accuracy and completeness of publicly available information relating to the factors upon which our business strategy is based or the success of our business.

        Some of the key factors that could cause actual results to differ materially from our expectations include: our history of net losses and substantial interest expense; our need for substantial cash to operate and expand our business as planned; our substantial outstanding debt and debt service obligations; restrictions imposed by the terms of our debt; a decrease in the number of patients our customers are serving; our ability to effect change in the manner in which health care providers traditionally procure medical equipment; the absence of long-term commitments with customers; our ability to renew contracts with group purchasing organizations and integrated delivery networks; changes in reimbursement rates and policies by third-party payors; the impact of health care reform initiatives; the impact of significant regulation of the health care industry and the need to comply with those regulations; difficulties or delays in our continued expansion into certain of our existing businesses/geographic markets and development of new businesses/geographic markets; additional credit risks in increasing business with home care providers and nursing homes; impacts of equipment product recalls or obsolescence; and increases in vendor costs that cannot be passed through to our customers.

        These and other important factors, including those discussed in this prospectus under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," could adversely affect our business, operations and financial condition causing our actual results to differ materially from those expressed in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We do not undertake and expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

iii

SUMMARY

        The following summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that may be important to you. You should read the entire prospectus carefully, paying particular attention to the matters discussed in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and accompanying notes, and complete your own examination of us and the terms of the exchange offer and the exchange notes before making an investment decision. Except as otherwise indicated or required by the context, references to "UHS," the "Company," "we," "our" and "us" refer to Universal Hospital Services, Inc.

Our Company

        We are the leading nationwide provider of medical equipment outsourcing and lifecycle services to the health care industry. Our customers include national, regional and local acute care hospitals, alternate site providers (such as nursing homes and home care providers) and medical equipment manufacturers. Our diverse medical equipment outsourcing customer base includes more than 3,825 acute care hospitals and approximately 3,450 alternate site providers. We also have relationships with more than 200 medical equipment manufacturers and many of the nation's largest group purchasing organizations ("GPOs") and integrated delivery networks ("IDNs"). All of our services leverage our nationwide network of offices and our more than 65 years of experience managing and servicing all aspects of movable medical equipment. Our fees are paid directly by our customers rather than from direct reimbursement from third-party payors, such as private insurers or Medicare and Medicaid. During the year ended December 31, 2006, we had revenues of $225.1 million.

Medical Equipment Outsourcing

        Our flagship business is our Medical Equipment Outsourcing segment, which accounted for $176.9 million, or approximately 79%, of our revenues for the year ended December 31, 2006. In our outsourcing programs we provide our customers with the use of medical equipment for patient care use. We are responsible for all repairs, testing and cleaning of the equipment. As of June 30, 2007, we owned approximately 186,000 pieces of medical equipment, primarily in the categories of critical care, respiratory therapy, newborn care, patient monitors, bariatrics, beds and pressure area management. We have invested over $200 million in our equipment fleet over the past five years resulting in a high-quality, modern fleet.

        We have three primary outsourcing programs:

  •
  Supplemental and peak usage needs.    We rent patient-ready medical equipment to our customers on a supplemental or peak needs basis;

  •
  Long-term outsourcing agreements.    We offer our customers the opportunity to obtain medical equipment through long-term outsourcing agreements; and

  •
  Asset Management Partnership Program.    Under our Asset Management Partnership Program ("AMPP"), we assume responsibility for managing a customer's medical equipment needs, thus allowing our customers to fully outsource the responsibilities and costs of effectively managing medical equipment at their facility.

        We are able to maintain high utilization of our equipment by using our proprietary technology and processes to closely monitor fleet activity by equipment type. On a branch-level basis, we make informed decisions regarding purchases or disposals of rental units or relocating units as market trends dictate. Our medical equipment programs also enable health care providers to eliminate the up-front capital costs associated with equipment acquisitions and replace the ongoing fixed costs associated with owning and/or leasing medical equipment with variable costs that are more closely related to their revenues and current equipment needs.

        From 1998 to 2006, we increased our annual revenues per outsourcing customer from approximately $14,000 to approximately $26,000 and increased the number of our outsourcing customers from 4,500 to 6,900. We have achieved these accomplishments by continuing to expand our product portfolio in order to meet our customers' needs. For example, in 2004, we significantly expanded our presence in the bariatrics marketplace in response to the growing prevalence of obesity in the United States. We have also sought to expand our relationships with key product manufacturers. In March 2007, we entered into an agreement with Stryker Medical ("Stryker"), a division of Stryker Corporation, a major manufacturer of beds, stretchers and support surfaces, to provide their equipment to our customers for rent. Under this exclusive arrangement, Stryker retains ownership of the equipment and we share with Stryker the rental revenues we generate from our customers. Given our scale and rental infrastructure, we believe that other equipment manufacturers may seek to enter into similar arrangements with us in the future enabling additional opportunities for growth with existing as well as new customers.

        We have contracts in place with many of the leading national GPOs for both the acute care and alternate site markets. We also have agreements directly with national acute care and alternate site providers. We expect much of our future growth in this segment to be driven by our customers outsourcing more of their movable medical equipment needs and taking full advantage of our expanded offering of Long-Term Outsourcing agreements and AMPPs.

Technical and Professional Services

        Our Technical and Professional Services segment accounted for $30.4 million, or approximately 14%, of our revenues for the year ended December 31, 2006. We offer a broad range of inspection, preventative maintenance, repair and consulting services. Our team is comprised of approximately 300 technicians and professionals located throughout the United States in our nationwide network of offices, which includes over 40 new technicians and other professionals who joined our team as a result of our acquisition of the biomedical services division of Intellamed, Inc. in April 2007.

        Our Technical and Professional Services segment offerings are less capital intensive than those of our Medical Equipment Outsourcing segment and provide a complementary alternative for customers that wish to own their medical equipment but lack the expertise, funding or scale to perform maintenance, repair and analytical functions. We also offer these services to equipment manufacturers that either lack their own national service infrastructure or seek to supplement their own service infrastructure during equipment recalls or upgrades.

Medical Equipment Sales and Remarketing

        Our Medical Equipment Sales and Remarketing segment collectively accounted for $17.7 million, or approximately 8%, of our revenues for the year ended December 31, 2006. On a limited and exclusive basis, we use our national infrastructure to provide sales and distribution for manufacturers of specialty medical equipment. We also source, buy, remarket and dispose of pre-owned medical equipment for our customers through our Asset Recovery Program. In addition, we offer our customers single use disposable items, most of which are items used in connection with our outsourced equipment. We offer these products as a convenience to customers and to complement our full medical equipment lifecycle offerings.

        We commenced operations in 1939, originally incorporated in Minnesota in 1954 and reincorporated in Delaware in 2001. Our principal executive offices are located at 7700 France Avenue South, Suite 275, Edina, Minnesota 55435. Our telephone number is (952) 893-3200. Additional information about us may be found on our web site at http://www.uhs.com. The contents of our web site are not part of this prospectus.

The Transactions

        On May 31, 2007, UHS Holdco, Inc. ("Parent") acquired all of the outstanding capital stock of the Company for approximately $712.0 million in cash. Parent is owned by affiliates of Bear Stearns Merchant Manager III (Cayman), L.P. (together with its investing affiliates, "BSMB") and certain members of our management, whom we collectively refer to as the "equity investors." Parent and UHS Merger Sub, Inc., a wholly owned subsidiary of Parent ("Merger Sub"), are corporations formed by BSMB solely for the purpose of completing the acquisition and, concurrently with the closing of the offering of the outstanding notes and the acquisition on May 31, 2007, Merger Sub merged with and into the Company, which was the surviving corporation and assumed the obligations of Merger Sub under the notes and related indenture by operation of law. The agreement and plan of merger and related documents resulted in the occurrence of the following events, which we collectively refer to as the "Transactions":

  •
  the purchase by the equity investors of all of the issued and outstanding shares of common stock and option interests of the Company for approximately $335.1 million (excluding non-cash consideration of $9.0 million), which is comprised of the purchase price of approximately $712.0 million less debt, tender premium and accrued interest and capitalized leases;

  •
  equity investments from Parent funded by BSMB in the amount of $238.9 million, management rollover of $9.0 million and management contributions of $0.9 million;

  •
  the entry into by Merger Sub of a new $135.0 million senior secured credit facility;

  •
  the issuance by Merger Sub of $230.0 million of senior secured floating rate notes and $230.0 million of senior secured PIK toggle notes; and

  •
  the retirement of $309.6 million of the existing indebtedness of the predecessor, which was approximately $334.6 million as of May 31, 2007 (excluding approximately $7.7 million of pre-existing capital leases which remained outstanding), including the repayment of $235.0 million of our $260.0 million existing 10.125% Senior Notes due 2011 for which we completed a tender offer and consent solicitation on May 31, 2007, and the repayment of the outstanding balance ($74.6 million) on our previous $125 million amended and restated credit agreement ("Amended Credit Agreement") that we had entered into on May 26, 2005, with a bank group led by General Electric Capital Corporation.

  •
  the merger of Merger Sub with and into the Company, with the Company as the surviving corporation, and the payment of approximately $712.0 million as merger consideration; and

  •
  the expensing of approximately $26.9 million of fees and expenses related to the Transactions.

        Immediately following the merger we became a wholly owned subsidiary of Parent and an indirect subsidiary of BSMB, and the equity investors owned all of our outstanding equity interests.

The Investors

        Bear Stearns Merchant Banking, an affiliate of The Bear Stearns Companies Inc. (NYSE: BSC), is a leading institutional private equity firm that invests in leveraged buyouts, recapitalizations and growth capital opportunities alongside proven management teams. Since its formation in 1997, Bear Stearns Merchant Banking has been an investor in over 50 portfolio companies across a broad range of industries. The team is comprised of investment professionals with long track records for making highly profitable and disciplined investments. Along with a market leading track record, Bear Stearns Merchant Banking brings an extensive relationship network and a reputation for being a value added partner.

        Bear Stearns Merchant Banking manages nearly $5 billion of private equity capital, including its latest $2.7 billion institutional fund. Bear Stearns Merchant Banking's prior and current health care investments include Oxford Health Plans, Unilab Corporation, Active Health Management, Care Realty LLC, Clintrak Pharmaceutical Services and Hand Innovations. Bear Stearns Merchant Banking has also built a strong presence in financial services with several active portfolio investments, including Cavalry Investments LLC, ACA Capital (NYSE: ACA), Churchill Financial Holdings, Caribbean Financial Group, Ironshore Inc. and Alter Moneta.

Trademarks

        We use UHS® and the UHS logo in connection with our services and have registered these marks with the United States Patent and Trademark Office. We use Equipment Lifecycle ServicesSM and the Equipment Lifecycle Services logo as service marks in connection with our services. We have applied for federal trademark registration of the Equipment Lifecycle Services logo with the United States Patent and Trademark Office. We also own the CHAMP® service mark. United States service mark registrations are generally for a term of ten years, renewable every ten years as the mark is used in the regular course of business. All other trademarks, service marks and trade names referred to in this prospectus are the property of their respective owners.

The Exchange Offer

        The following is a brief summary of certain material terms of the exchange offer. For a more complete description of the terms of the exchange offer, see "The Exchange Offer" in this prospectus.

Background	On May 31, 2007, we issued $230,000,000 aggregate principal amount of our Second Lien Senior Secured Floating Rate Notes due 2015 and $230,000,000 of our 8.50%/9.25% Second Lien Senior Secured PIK Toggle Notes due 2015, which we refer to as "old notes" in this prospectus, to Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc. and Wachovia Capital Markets, LLC, as the initial purchasers, in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers then sold the old notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States in reliance on Regulation S under the Securities Act. Because the old notes have been sold in reliance on exemptions from registration, the old notes are subject to transfer restrictions. In connection with the issuance of the old notes, we entered into a registration rights agreement with the initial purchasers pursuant to which we agreed, among other things, to deliver to you this prospectus and to complete an exchange offer for the old notes.
The Exchange Offer
We are offering to exchange up to $230,000,000 aggregate principal amount of our new Second Lien Senior Secured Floating Rate Notes due 2015 and up to $230,000,000 of our new 8.50%/9.25% Second Lien Senior Secured PIK Toggle Notes due 2015, which we refer to as "exchange notes" in this prospectus, for equal aggregate principal amounts of old notes. The terms of the exchange notes are identical in all material respects to the terms of the old notes, except that the exchange notes have been registered under the Securities Act and do not contain transfer restrictions, registration rights or additional interest provisions. You should read the discussion set forth under "Description of the Exchange Notes" for further information regarding the exchange notes. In order to be exchanged, an old note must be properly tendered and accepted. All old notes that are validly tendered and not validly withdrawn will be exchanged. We will issue and deliver the exchange notes promptly after the expiration of the exchange offer.

Resales
Based on interpretations by the SEC's Staff, as detailed in a series of no-action letters issued to third parties unrelated to us, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:
• you, or the person or entity receiving the exchange notes, acquires the exchange notes in the ordinary course of business;
• neither you nor any such person or entity receiving the exchange notes is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the federal securities laws;
• neither you nor any such person or entity receiving the exchange notes has an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes; and
• neither you nor any such person or entity receiving the exchange notes is an "affiliate" of Universal Hospital Services, Inc., as that term is defined in Rule 405 under the Securities Act.

We have not submitted a no-action letter to the SEC and there can be no assurance that the SEC would make a similar determination with respect to this exchange offer. If you do not meet the conditions described above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes. If you fail to comply with these requirements you may incur liabilities under the Securities Act, and we will not indemnify you for such liabilities.

Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for old notes acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other transfer of the exchange notes issued in the exchange offer. See "Plan of Distribution."
Expiration Date	5:00 p.m., New York City time, on , 2007, unless, in our sole discretion, we extend or terminate the exchange offer.
Withdrawal Rights	You may withdraw tendered old notes at any time prior to 5:00 p.m., New York City time, on the expiration date. See "The Exchange Offer—Terms of the Exchange Offer."
Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, which we may waive in our sole reasonable discretion. See

"The Exchange Offer—Conditions to the Exchange Offer."
Procedures for Tendering Old Notes
You may tender your old notes by instructing your broker or bank where you keep the old notes to tender them for you. In some cases, you may be asked to submit the blue-colored letter of transmittal that may accompany this prospectus. By tendering your old notes, you will represent to us, among other things, (1) that you are, or the person or entity receiving the exchange notes, is acquiring the exchange notes in the ordinary course of business, (2) that neither you nor any such other person or entity has any arrangement or understanding with any person to participate in the distribution of the exchange notes within the meaning of the Securities Act and (3) that neither you nor any such other person or entity is our affiliate within the meaning of Rule 405 under the Securities Act. Your old notes will be tendered, and exchange notes will be issued, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

A timely confirmation of book-entry transfer of your old notes into the exchange agent's account at The Depository Trust Company, or DTC, according to the procedures described in this prospectus under "The Exchange Offer" must be received by the exchange agent before 5:00 p.m., New York City time, on the expiration date.
Consequences of Failure to Exchange
Any old notes not accepted for exchange for any reason will be credited to an account maintained at DTC promptly after the expiration or termination of the exchange offer. Old notes that are not tendered, or that are tendered but not accepted, will be subject to their existing transfer restrictions. We will have no further obligation, except under limited circumstances, to provide for registration under the Securities Act of the old notes. The liquidity of the old notes could be adversely affected by the exchange offer. See "Risk Factors—Risks Related to Retention of the Old Notes—If you do not exchange your old notes, your old notes will continue to be subject to the existing transfer restrictions and you may be unable to sell your old notes."
Taxation
The exchange of old notes for exchange notes by tendering holders should not be a taxable event for U.S. federal income tax purposes. For more details, see "Material United States Federal Income Tax Consequences."
Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. For more details, see "Use of Proceeds."
Exchange Agent
Wells Fargo Bank, National Association is serving as the exchange agent in connection with the exchange offer. The address, telephone number and facsimile number of the exchange agent are listed under "The Exchange Offer—Exchange Agent."

Terms of the Exchange Notes

        The following is a brief summary of certain material terms of the exchange notes. The form and terms of the exchange notes are substantially identical to the form and terms of the old notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and rights to additional interest applicable to the old notes. The exchange notes represent the same debt as the old notes. Both the old notes and the exchange notes are governed by the same indenture. Unless the context otherwise requires, we use the term "notes" in this prospectus to refer to the old notes and the exchange notes collectively. For more complete information about the exchange notes, see "Description of the Exchange Notes" in this prospectus.

Issuer	Universal Hospital Services, Inc.
Exchange Notes	$230,000,000 aggregate principal amount of Second Lien Senior Secured Floating Rate Notes due 2015 and $230,000,000 aggregate principal amount of 8.50%/9.25% Second Lien Senior Secured PIK Toggle Notes due 2015.
Maturity Date	June 1, 2015.
Interest	Interest on the exchange notes will be payable on June 1 and December 1 of each year, beginning on December 1, 2007.
The floating rate exchange notes will bear interest at a floating rate equal to LIBOR (as defined) plus 3.375% per annum. Interest on the floating rate exchange notes will be reset semi-annually.
We will pay interest on the PIK toggle exchange notes for the initial interest period in cash. For any interest period thereafter through June 1, 2011, we may elect to pay interest on the PIK toggle exchange notes, at our option:
• entirely in cash ("cash interest");
• entirely by increasing the principal amount of the PIK toggle exchange notes or issuing new PIK toggle exchange notes ("PIK interest"); or
• 50% cash interest and 50% PIK interest.
Cash interest will accrue at a rate of 8.50% per annum. PIK interest will accrue at a rate of 9.25% per annum. If we elect to pay PIK interest, we will increase the principal amount of the PIK toggle exchange notes or issue new PIK toggle exchange notes in an amount equal to the amount of PIK interest for the applicable interest period (rounded up to the nearest whole dollar) to holders of the exchange notes on the relevant record date. The PIK toggle exchange notes will bear interest on the increased principal amount thereof from and after the applicable interest payment date on which a payment of PIK interest is made. We must elect the form of interest payment with respect to each interest period at least five business days prior to the beginning of the applicable interest period. In the absence of such an election or proper notification of such election to the trustee, interest will be payable in cash.

After June 1, 2011, we must pay all interest on the PIK toggle exchange notes entirely in cash.
Guarantees	We currently do not have any subsidiaries. The exchange notes will be guaranteed, jointly and severally, on a second priority senior secured basis, by certain of our future domestic subsidiaries. See "Description of the Exchange Notes—Guarantees."
Ranking	The exchange notes will be second priority senior secured obligations. Accordingly, they will be:
• equal in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, and effectively senior to any such unsecured indebtedness to the extent of the value of the collateral;
• senior in right of payment to all of our and our guarantors' existing and future subordinated indebtedness;
• effectively junior to our obligations under our new senior secured credit facility and any other obligations that are secured by first priority liens on the collateral securing the exchange notes or that are secured by a lien on assets that are not part of the collateral securing the exchange notes, in each case, to the extent of the value of such collateral or assets; and
• structurally subordinated to any indebtedness and other liabilities (including trade payables) of any of our future subsidiaries that are not guarantors.
As of June 30, 2007, we had approximately $489.7 million of unsubordinated indebtedness outstanding, all of which was secured (including approximately $7.8 million of indebtedness secured by prior liens on the collateral securing the exchange notes and by liens on assets that are not part of the collateral securing the exchange notes) and we had up to approximately $120.7 million of additional borrowing capacity under our new senior secured credit facility (net of $2.3 million of issued and undrawn letters of credit). Subject to complying with the covenants in our new senior secured credit facility and the indenture governing the exchange notes offered hereby, we will be able to incur additional debt, including debt secured by liens prior to the liens securing the exchange notes. See "Capitalization," "Description of Other Indebtedness—New Senior Secured Credit Facility" and "Description of the Exchange Notes."
Collateral	The exchange notes and the related guarantees will be secured by a second priority lien, subject to permitted liens, on substantially all of our and each guarantor's existing and future property and assets (subject to certain exceptions), to the extent such assets secure our new senior secured credit facility on a first priority basis (the "collateral").
The exchange notes will be effectively junior to our obligations under our new senior secured credit facility and any other indebtedness secured by a first priority lien on the collateral to the extent of the value of the collateral. In addition, the indenture governing the exchange notes permits us to secure with first priority liens on the collateral (i) hedging obligations and (ii) certain obligations relating to "permitted liens" as defined under "Description of the Exchange Notes."
Intercreditor Agreement	The trustee under the indenture and the agent under our new senior secured credit facility entered into an intercreditor agreement as to the relative priorities of their respective security interests in our assets securing the exchange notes and any borrowings under our new senior secured credit facility and certain other matters relating to the administration of security interests. The terms of the intercreditor agreement are set forth under "Description of the Exchange Notes—Collateral—Intercreditor Agreement."
Optional Redemption Floating Rate Exchange Notes	We may redeem some or all of the floating rate exchange notes at any time prior to June 1, 2009 at a price equal to 100% of the principal amount thereof, plus the make-whole premium described under "Description of the Exchange Notes," plus accrued and unpaid interest to the date of redemption.
In addition, on or before June 1, 2009, we may redeem up to 40% of the aggregate principal amount of the floating rate exchange notes with the net proceeds of certain equity offerings.
Except as noted above, we cannot redeem the floating rate exchange notes until June 1, 2009. Thereafter we may redeem some or all of the floating rate exchange notes at the redemption prices listed in the "Description of the Exchange Notes" section under the heading "Optional Redemption—Floating Rate Notes," plus accrued and unpaid interest to the date of redemption.
PIK Toggle Exchange Notes	We may redeem some or all of the PIK toggle exchange notes at any time prior to June 1, 2011, at a price equal to 100% of the principal amount thereof, plus the make-whole premium described under "Description of the Exchange Notes," plus accrued and unpaid interest to the date of redemption.
In addition, on or before June 1, 2010, we may redeem up to 40% of the aggregate principal amount of the PIK toggle exchange notes with the net proceeds of certain equity offerings.
Except as noted above, we cannot redeem the PIK toggle exchange notes until June 1, 2011. Thereafter we may redeem some or all of the PIK toggle exchange notes at the redemption prices listed in the "Description of the Exchange Notes" section under the heading "Optional Redemption—PIK Toggle Notes," plus accrued and unpaid interest to the date of redemption.

Change of Control	Upon the occurrence of certain changes of control, we must give holders of the exchange notes the opportunity to sell us their exchange notes at 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.
Covenants	The indenture under which the old notes was issued will govern the exchange notes. This indenture contains certain covenants limiting our ability to:
	•	incur additional debt;
	•	pay cash dividends or distributions on our capital stock or repurchase our capital stock or subordinated debt;
	•	issue redeemable stock or preferred stock;
	•	issue stock of subsidiaries;
	•	make certain investments;
	•	transfer or sell assets;
	•	create liens on our assets to secure debt;
	•	enter into transactions with affiliates; and
	•	merge or consolidate with another company.
These covenants are subject to a number of important limitations, exceptions and qualifications as described in this prospectus under "Description of the Exchange Notes—Certain Covenants."
DTC Eligibility	The exchange notes will be issued in book-entry form and will be represented by a permanent global security deposited with a custodian for and registered in the name of the nominee of DTC in New York, New York. Beneficial interests in the global security will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interests may not be exchanged for certificated securities, except in limited circumstances. See "Description of the Exchange Notes—Book-Entry Delivery and Form."
Absence of a Public Market	There is no public market for the exchange notes. We have not applied, and do not intend to apply, for listing of the exchange notes on any national securities exchange or automated quotation system. Accordingly, an active trading market for the exchange notes may not develop or be sustained.
Governing Law	The exchange notes and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Risk Factors

        Investment in the exchange notes involves substantial risks. See "Risk Factors" and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in the exchange notes.

Summary Financial Data

        The summary statement of operations data, balance sheet data and cash flow data presented below as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 have been derived from our audited financial statements included elsewhere in this prospectus. The balance sheet data as of December 31, 2004 have been derived from our audited financial statements as of December 31, 2004 which are not included in this prospectus. The unaudited financial data as of June 30, 2007 and for the periods ended May 31, 2007 (of the predecessor), June 30, 2007 (of the successor) and June 30, 2006 (of the predecessor) have been derived from our unaudited financial statements and related notes included elsewhere in this prospectus and, in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments, which are necessary for a fair presentation of our financial position, results of operations and cash flows for such periods.

        Our historical results included below and elsewhere in this prospectus are not necessarily indicative of our future performance, and the results of operations for the periods ended May 31, 2007 (of the predecessor) and June 30, 2007 (of the successor) are not necessarily indicative of our results of operations for the year ended December 31, 2007.

        This information is only a summary and should be read in conjunction with the information under "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes to our financial statements appearing elsewhere in this prospectus.

	Successor	Predecessor
	Month Ended June 30,	Five Months Ended May 31,	Six Months Ended June 30,	Year Ended December 31,
	2007	2007	2006	2006	2005	2004
	(dollars in thousands)
Statement of Operations Data:
Revenue:
Medical equipment outsourcing	$16,695	$84,855	$88,718	$176,932	$167,687	$156,490
Technical and professional services	3,630	14,800	15,670	30,445	29,654	25,491
Medical equipment sales and remarketing	1,277	7,867	8,722	17,698	18,563	17,619

Total revenues	21,602	107,522	113,110	225,075	215,904	199,600

Cost of Revenue:
Cost of medical equipment outsourcing	5,916	27,694	27,940	58,987	52,499	47,178
Cost of technical and professional services	2,526	10,124	10,707	21,068	21,878	17,295
Cost of medical equipment sales and remarketing	1,212	6,366	6,436	13,387	14,706	13,307
Movable medical equipment depreciation	4,632	18,512	18,200	37,430	37,966	36,003

Total costs of medical equipment outsourcing, technical and professional services and medical equipment sales and remarketing	14,286	62,696	63,283	130,872	127,049	113,783

Gross margin	7,316	44,826	49,827	94,203	88,855	85,817
Selling, general and administrative	6,604	28,692	30,342	61,940	58,455	57,713
Transaction and related costs	—	26,891	—	—	—	—

Operating income (loss)	712	(10,757)	19,485	32,263	30,400	28,104
Interest expense	3,800	13,829	15,704	31,599	31,127	30,508
Loss on extinguishment of debt	1,041	22,396	—	—	—	—

Income (loss) before income taxes	(4,129)	(46,982)	3,781	664	(727)	(2,404)
Provision (benefit) for income taxes	(1,581)	492	408	612	842	1,188

Net income (loss)	$(2,548)	$(47,474)	$3,373	$52	$(1,569)	$(3,592)

Balance Sheet Data (at end of period):
Working capital(1)	$31,130		$25,643	$20,913	$19,379	$17,198
Total assets	891,309		245,205	265,006	249,185	246,407
Total debt	489,742		299,440	310,191	300,480	297,302
Shareholders' equity (deficiency)	243,787		(92,586)	(92,981)	(96,799)	(93,058)
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$(26,013)	$34,318	$24,823	$48,871	$43,963	$37,966
Investing activities	(337,689)	(48,060)	(20,999)	(51,711)	(40,631)	(65,150)
Financing activities	367,185	13,742	(3,824)	2,840	(3,332)	27,184
Other Financial Data:
EBITDA(2)(3)	$6,318	$(10,330)	$41,126	$77,717	$74,984	$68,459
Depreciation and amortization	6,646	22,822	21,642	45,454	44,584	40,353
Capital expenditures	2,746	35,760	22,427	54,817	42,118	53,220
Other Operating Data (at end of period):
Medical equipment (units)	186,000			173,000	161,000	150,000
District offices	79			79	75	75
Number of hospital customers	3,825			3,600	3,200	3,100
Total number of outsourcing customers	7,275			6,900	6,300	6,250

(1)
Represents total current assets less total current liabilities (excluding current portion of long-term debt).

(2)
EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization. Management understands that some industry analysts and investors consider EBITDA as a supplementary non-GAAP financial measure useful in analyzing a company's ability to service debt. EBITDA, however, is not a measure of financial performance under GAAP and should not be considered as an alternative to, or more meaningful than, net income as a measure of operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity. Since EBITDA is not a measure determined in accordance with GAAP and is thus susceptible to varying interpretations and calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. EBITDA does not represent an amount of funds that is available for management's discretionary use. See note 3 for a reconciliation of net cash provided by operating activities to EBITDA.

(3)
The following is a reconciliation of net cash provided by operating activities to EBITDA:

	Successor	Predecessor
	Month Ended June 30,	Five Months Ended May 31,	Six Months Ended June 30,	Year Ended December 31,
	2007	2007	2006	2006	2005	2004
	(dollars in thousands)
Net cash provided by operating activities	$(26,013)	$34,318	$24,823	$48,871	$43,963	$37,966
Changes in operating assets and liabilities	30,249	(27,711)	2,332	678	2,327	2,245
Other non-cash expense	(137)	(31,258)	(2,141)	(4,043)	(3,275)	(3,448)
Income tax expense (benefit)	(1,581)	492	408	612	842	1,188
Interest expense	3,800	13,829	15,704	31,599	31,127	30,508

EBITDA	$6,318	$(10,330)	$41,126	$77,717	$74,984	$68,459

Ratio of Earnings to Fixed Charges

        The following table sets forth the ratio of earnings to fixed charges for UHS for each of the periods indicated. For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, including amortization of deferred financing cost. If we consistently incur net losses before income tax, we may not be able to maintain a ratio coverage of greater than 1.0:1.0. For the year ended December 31, 2006, we had income before income taxes of $0.7 million, generating a ratio of 1.02:1. Due to our losses in the six months ended June 30, 2007 and for the full years of 2005, 2004, 2003 and 2002, the coverage ratio was less than 1.0:1.0. We needed to generate additional earnings of $51.1 million, $0.7 million, $2.4 million, $19.3 million and $0.1 million in the six months ended June 30, 2007 and for the full years of 2005, 2004, 2003 and 2002, respectively, to achieve a coverage ratio of 1.0:1.0.

Six Months Ended June 30,	Fiscal Year Ended December 31,
2007	2006	2005	2004	2003	2002
*	1.02x	*	*	*	*

*
Not meaningful.

RISK FACTORS

        Investing in the exchange notes involves risks. You should carefully consider the following risks, together with the financial and other information contained in this prospectus. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be materially and adversely affected. The risks described below are not the only ones we may face. Additional risks and uncertainties that are not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition and results of operations. You could lose all or part of your investment in, and the expected return on, the exchange notes.

Risks Related to Our Indebtedness and the Exchange Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the exchange notes.

        Following the Transactions, we have a significant amount of indebtedness. As of June 30, 2007, we had total indebtedness of $489.7 million (of which $460.0 million consisted of the notes, $9.9 million consisted of the untendered portion of our 10.125% senior notes, $12.0 million consisted of borrowings under our new senior secured credit facility and $7.8 million consisted of capital leases).

        Our substantial indebtedness could have important consequences to you. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to the exchange notes;

  •
  increase our vulnerability to general adverse economic, industry and competitive conditions;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  place us at a competitive disadvantage compared to our competitors that have less debt;

  •
  limit our ability to borrow additional funds;

  •
  limit our ability to make investments in technology and infrastructure improvements; and

  •
  limit our ability to make significant acquisitions.

        Our ability to make cash payments with respect to the exchange notes will depend on our future operating performance. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our business may not continue to generate sufficient cash flow from operations and future borrowings may not be available to us in an amount sufficient to enable us to pay our indebtedness, including the exchange notes, or to fund our other liquidity needs. If we are unable to generate sufficient cash flow from operations in order to service our debt, we will be forced to take actions such as electing not to pay cash interest due on the PIK toggle exchange notes, reducing or delaying capital expenditures, selling assets, restructuring or refinancing our debt or seeking additional equity capital. If we are unable to repay our debt at maturity, we may have to obtain alternative financing, which may not be available to us.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

        Subject to specified limitations, the indenture governing the exchange notes and the credit agreement governing our new senior secured credit facility permit us to incur substantial additional debt. Any additional indebtedness incurred under our new senior secured credit facility in accordance with the terms of the exchange notes would rank senior to the exchange notes. If we incur additional debt, risks described in the previous risk factor could increase. As of June 30, 2007, we had up to approximately $120.7 million of availability under our new senior secured credit facility (subject to increase) as described in "Use of Proceeds." See "Description of Other Indebtedness" and "Description of the Exchange Notes—Certain Covenants—Limitation on Indebtedness" for additional information.

The indenture governing the exchange notes and the credit agreement governing our new senior secured credit facility impose significant operating and financial restrictions on us and any of our subsidiaries, which may prevent us from capitalizing on business opportunities.

        The indenture governing the exchange notes and our new senior secured credit facility impose significant operating and financial restrictions on us. These restrictions limit our ability, among other things, to:

  •
  incur additional debt;

  •
  pay cash dividends or distributions on our capital stock or repurchase our capital stock or subordinated debt;

  •
  issue redeemable stock or preferred stock;

  •
  issue stock of subsidiaries;

  •
  make certain investments;

  •
  transfer or sell assets;

  •
  create liens on our assets to secure debt;

  •
  enter into transactions with affiliates; and

  •
  merge or consolidate with another company.

        As a result of these covenants and restrictions, we are limited in how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. If we fail to maintain compliance with these covenants in the future, we may not be able to obtain waivers from the lenders or amend the covenants.

        In addition, our new senior secured credit facility contains other covenants customary for credit facilities of this nature. Our failure to comply with obligations under the indenture governing the exchange notes or our new senior secured credit facility may result in an event of default under those agreements. If we fail to repay amounts due under our new senior secured credit facility, the lenders could proceed against the collateral granted to them to secure that debt. Substantially all of our assets are pledged as security under our new senior secured credit facility.

An increase in short-term interest rates could adversely affect our cash flows.

        As of June 30, 2007, after giving effect to the five-year $230.0 million interest rate swap we entered into in June 2007, we had $12.0 million of outstanding floating rate debt. After our $230.0 million interest rate swap agreement expires in May 2012, our level of floating rate debt will increase $230.0 million. Any increase in short-term interest rates would result in higher interest costs and could have an adverse effect on our business. We may not be successful in obtaining hedges on acceptable terms or at all.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

        Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding exchange notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. The source of funds for that purchase of exchange notes will be our available cash or cash generated from our operations or other potential sources, including borrowings, sales of assets or sales of equity. Sufficient funds from such sources may not be available at the time of any change of control to make required repurchases of exchange notes tendered. In addition, the terms of our new senior secured credit facility limit our ability to repurchase your exchange notes and provide that certain change of control events will constitute an event of default thereunder. Our future debt agreements may contain similar restrictions and provisions. If the holders of the exchange notes exercise their right to require us to repurchase all of the exchange notes upon a change of control, the financial effect of this repurchase could cause a default under our other debt, even if the change of control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of our other debt and the exchange notes or that restrictions in our new senior secured credit facility and the indenture will not allow such repurchases. In addition, certain corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "change of control" under the indenture. See "Description of the Exchange Notes—Change of Control" and "Description of Other Indebtedness" for additional information.

Your right to receive payments on the exchange notes is effectively subordinated to the rights of our existing and future secured creditors with first priority liens or liens on assets not constituting the collateral.

        Holders of our secured indebtedness will have claims that are senior to your claims as holders of the exchange notes to the extent of the value of the assets securing our secured indebtedness with first priority liens or liens on assets not constituting the collateral. Notably, our new senior secured credit facility is secured by first priority liens on substantially all of our assets. The exchange notes will be effectively subordinated to that secured indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those assets that constitute their collateral.

        The holders of obligations secured by the first priority liens on the collateral will be entitled to receive proceeds from any realization of the collateral to repay their obligations in full before the holders of the exchange notes and other obligations secured by second priority liens will be entitled to any recovery from the collateral. We cannot assure you that, in the event of a foreclosure, the proceeds from the sale of all of such collateral would be sufficient to satisfy the amounts outstanding under the exchange notes and other obligations secured by the second priority liens, if any, after payment in full of all obligations secured by the first priority liens on the collateral. If such proceeds were not sufficient to repay amounts outstanding under the exchange notes, then holders of the exchange notes (to the extent not repaid from the proceeds of the sale of the collateral) would only have an unsecured claim against our remaining assets, which claim will rank equal in priority to the unsecured claims with respect to any unsatisfied portion of the obligations secured by the first priority liens and our other unsecured senior indebtedness. As of June 30, 2007, we had approximately $489.7 million of unsubordinated indebtedness outstanding, all but $9.9 million of which was secured (including approximately $7.8 million of indebtedness secured by prior liens on the collateral securing the exchange notes and by liens on assets that are not part of the collateral securing the exchange notes) and we had up to approximately $120.7 million of additional borrowing capacity under our new senior secured credit facility. Under the indenture, we could also incur additional indebtedness secured by first priority liens and second priority liens so long as such first and second priority liens are securing indebtedness permitted to be incurred by the covenants described under "Description of the Exchange Notes" and certain other conditions are met. Our ability to designate future debt as either first priority secured or second priority secured and, in either event, to enable the holders thereof to share in the collateral on either a priority basis or an equal basis with holders of the exchange notes and our new senior secured credit facility, may have the effect of diluting the ratio of the value of such collateral to the aggregate amount of the obligations secured by the collateral.

        Furthermore, under the terms of the indenture governing the exchange notes, any future subsidiaries may not be required to guarantee the exchange notes. If a bankruptcy, liquidation or reorganization of any future non-guarantor subsidiary occurs, holders of its indebtedness and its trade creditors will generally be entitled to payment of their claims from the assets of that subsidiary before any assets are made available for distribution to us. See "Description of the Exchange Notes."

Holders of the exchange notes will not control decisions regarding collateral, and your rights in the collateral may be adversely affected by the failure to perfect security interests in collateral that is controlled by holders of first priority lien obligations.

        The lenders under the new senior secured credit facility, as holders of first priority lien obligations, control substantially all matters related to the collateral. The holders of the first priority lien obligations may cause the collateral agent to dispose of, release, or foreclose on, or take other actions with respect to, the collateral with which holders of the exchange notes may disagree or that may be contrary to the interests of holders of the exchange notes. To the extent collateral is released from securing the first priority lien obligations, the second priority liens securing the exchange notes will also be released. If all of the first priority liens are released, and no event of default under the indenture governing the exchange notes exists, all of the second priority liens will be released. In addition, the security documents are expected to generally provide that, so long as the first priority lien obligations are in effect, the holders of the first priority lien obligations may change, waive, modify or vary the security documents without the consent of the holders of the exchange notes, provided that any such change, waiver or modification does not materially adversely affect the rights of the holders of the exchange notes. The security agreement will prohibit second priority lien holders from foreclosing on the collateral as long as the first priority lien obligations remain outstanding.

        In addition, to the extent that the holders of the first priority liens elect not to perfect their security interest in collateral, or otherwise fail to do so, the second priority lien will not be perfected as to these rights. There can be no assurance that the holders of the first priority lien obligations will have taken all actions necessary to create properly perfected security interests in the collateral securing the exchange notes, or that the holders of the first priority lien obligations, the collateral agent or the trustee will take the necessary action to properly perfect security interests in after-acquired property.

It may be difficult to realize the value of the collateral securing the exchange notes.

        The collateral securing the exchange notes will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the trustee for the exchange notes and any other creditors that have the benefit of first liens on the collateral securing the exchange notes from time to time, whether on or after the date the exchange notes are issued. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the exchange notes as well as the ability of the collateral agent to realize or foreclose on such collateral.

        The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the collateral as of the date of this prospectus exceeds the principal amount of the debt secured thereby. The value of the assets pledged as collateral for the exchange notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future trends. In the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the exchange notes and all other senior secured obligations, interest may cease to accrue on the exchange notes from and after the date the bankruptcy petition is filed.

        The security interest of the collateral agent will be subject to practical problems generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of a third party to obtain or enforce a security interest in a contract. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

Bankruptcy laws may limit your ability to realize value from the collateral.

        The right of the collateral agent to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture governing the exchange notes is likely to be significantly impaired by applicable bankruptcy law if another bankruptcy case were to be commenced by or against us before the collateral agent repossessed and disposed of the collateral. Upon the commencement of a case under the bankruptcy code, a secured creditor such as the collateral agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval, which may not be given. Moreover, the bankruptcy code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral as of the commencement of the bankruptcy case and may include cash payments or the granting of additional security if and at such times as the bankruptcy court in its discretion determines that the value of the secured creditor's interest in the collateral is declining during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures.

        In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary power of a bankruptcy court, it is impossible to predict:

  •
  how long payments under the exchange notes could be delayed following commencement of a bankruptcy case;

  •
  whether or when the collateral agent could repossess or dispose of the collateral;

  •
  the value of the collateral at the time of the bankruptcy petition; or

  •
  whether or to what extent holders of the exchange notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of "adequate protection."

        In addition, the intercreditor agreement provides that, in the event of a bankruptcy, the trustee and the collateral agent may not object to a number of important matters following the filing of a bankruptcy petition so long as any first lien debt is outstanding. After such a filing, the value of the collateral securing the exchange notes could materially deteriorate and you would be unable to raise an objection. The right of the holders of obligations secured by first priority liens on the collateral to foreclose upon and sell the collateral upon the occurrence of an event of default also would be subject to limitations under applicable bankruptcy laws if we or any of our subsidiaries become subject to another bankruptcy proceeding.

        Any disposition of the collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event a bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on first priority lien debt and, thereafter, the exchange notes, the holders of the exchange notes would hold a secured claim to the extent of the value of the collateral to which the holders of the exchange notes are entitled and unsecured claims with respect to such shortfall. The bankruptcy code only permits the payment and accrual of post-petition interest, costs and attorney's fees to a secured creditor during a debtor's bankruptcy case to the extent the value of its collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the collateral.

Any future pledge of collateral might be avoidable in bankruptcy.

        Any future pledge of collateral in favor of the collateral agent, including pursuant to security documents delivered after the date of the indenture, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the exchange notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

The collateral is subject to casualty risks.

        We are obligated under the collateral arrangements to maintain adequate insurance or otherwise insure against hazards to the extent done by corporations operating properties of a similar nature in the same or similar localities. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. If there is a total or partial loss of any of the pledged collateral, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all the secured obligations, including the exchange notes.

Holders may be required to pay U.S. federal income tax on the PIK toggle exchange notes even if we do not pay cash interest.

        None of the interest payments on the PIK toggle exchange notes will be "qualified stated interest" for U.S. federal income tax purposes, even if we never exercise the option to pay PIK interest or increase the principal amount of the PIK toggle exchange notes in lieu of paying cash interest, because the PIK toggle exchange notes provide us with the option to pay cash interest or PIK interest for any interest payment period after the initial interest payment and prior to June 1, 2011. Consequently, the exchange notes will be treated as issued with original issue discount ("OID") for U.S. federal income tax purposes, and U.S. holders will be required to include the OID in gross income on a constant yield to maturity basis, regardless of whether interest is paid currently in cash.

There is no public market for the exchange notes and we do not know if a market will ever develop or, if a market does develop, whether it will be sustained.

        The exchange notes are a new issuance of securities and they have no existing trading market. We do not intend to list the exchange notes on any national securities exchange or automated quotation system. Accordingly, an active trading market for the exchange notes may not develop or be sustained, and the exchange notes may not have sufficient liquidity to avoid price volatility and trading disadvantages. The liquidity of any trading market for the exchange notes will depend upon the number of holders of the exchange notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the exchange notes and other factors. In addition, the market for non-investment grade debt historically has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market for the exchange notes, if any, may be subject to similar disruptions that could adversely affect their value and liquidity.

Risks Related to Our Business

If the patient census of our customers decreases, the revenues generated by our business could decrease.

        Our operating results are dependent in part upon the amount and types of equipment necessary to service our customers' needs, which are heavily influenced by the total number of patients our customers are serving at any time (which we refer to as "patient census"). At times of lower patient census, our customers have a decreased need for our services on a supplemental or peak needs basis. Our operating results can vary depending on, for example, the timing and severity of the cold and flu season, local, regional or national epidemics, and the impact of national catastrophes, as well as other factors affecting patient census.

If we are unable to fund our significant cash needs, we may be unable to expand our business as planned or to service our debt.

        We require substantial cash to operate our Medical Equipment Outsourcing programs and service our debt. Our outsourcing programs require us to invest a significant amount of cash in medical equipment purchases. To the extent that such expenditures cannot be funded from our operating cash flow, borrowings under our new senior secured credit facility or other financing sources, we may not be able to grow as currently planned. We currently expect that over the next 12 months we will invest approximately $60.0 million in new and used medical equipment and other capital expenditures. This estimate is subject to numerous assumptions, including revenue growth, the number of AMPP signings, and any significant changes in GPO contracts. In addition, a substantial portion of our cash flow from operations must be dedicated to servicing our debt and there are significant restrictions on our ability to incur additional indebtedness under the indenture governing the exchange notes and the credit agreement governing our new senior secured credit facility.

        Primarily because of our debt service obligations and debt refinancing charges, we have had a history of net losses. If we consistently incur net losses, it could result in our inability to finance our business in the future. We had net income of $0.1 million in 2006, and net losses of $1.6 million and $3.6 million for the years ended 2005 and 2004, respectively. Our ability to use our United States federal income tax net operating loss carryforwards to offset our future taxable income may be limited. If we are limited in our ability to use our net operating loss carryforwards in future years in which we have taxable income, we will pay more current taxes than if we were able to utilize our net operating loss carryforwards without limitation, which could harm our results of operations and liquidity.

If we are unable to change the manner in which health care providers traditionally procure medical equipment, we may not be able to achieve significant revenue growth.

        We believe that the strongest competition to our outsourcing programs is the traditional purchase or lease alternative for obtaining medical equipment. Currently, many acute care hospitals and alternate site providers view outsourcing primarily as a means of meeting short-term or peak supplemental needs, rather than as a long-term, effective and cost efficient alternative to purchasing or leasing equipment. Many health care providers may continue to purchase or lease a substantial portion of their medical equipment and to manage and maintain it on their own.

Our competitors may engage in significant price competition or liquidate significant amounts of surplus equipment, thereby decreasing the demand for outsourcing services and possibly causing us to reduce the rates we charge for our services.

        Our competition may engage in competitive practices that may undercut our pricing. In addition, a competitor may liquidate significant amounts of surplus equipment, thereby decreasing the demand for outsourcing services and possibly causing us to reduce the rates we may charge for our services.

We have relationships with certain key suppliers, and adverse developments concerning these suppliers could delay our ability to procure equipment or increase our cost of purchasing equipment.

        We purchased medical equipment from over 165 manufacturers in 2006. Our ten largest manufacturers of medical equipment accounted for approximately 62% of our direct medical equipment purchases in 2006. Adverse developments concerning key suppliers or our relationships with them could force us to seek alternative sources for our medical equipment or to purchase such equipment on unfavorable terms. A delay in procuring equipment or an increase in the cost to purchase equipment could limit our ability to provide equipment to our customers on a timely and cost-effective basis. If we are unable to have access to parts or if manufacturers do not provide access to equipment manuals or training, we may not be able to provide certain technical and professional services.

A substantial portion of our revenues comes from customers with whom we do not have long-term commitments, and cancellations by or disputes with customers could decrease the amount of revenues we generate, thereby reducing our ability to operate and expand our business.

        For the year ended December 31, 2006, approximately 61% of our outsourcing revenue was derived from customers or customers affiliated with a GPO with whom we have contractual commitments. The source of the remaining 39% of revenue was from customers with no such contractual commitment. Our customers are generally not obligated to outsource our equipment under long-term commitments. In addition, many of our customers do not sign written agreements with us fixing the rights and obligations of the parties regarding matters such as billing, liability, warranty or use. Therefore, we face risks such as fluctuations in usage, inaccurate or false reporting of usage by customers and disputes over liabilities related to equipment use. We do not have written agreements with some of our AMPP customers for which we provide a substantial portion of the movable medical equipment that they use and provide substantial staffing resources. These arrangements could be terminated by the health care provider without notice or payment of any termination fee. A large number of such terminations may adversely affect our ability to generate revenue growth and sufficient cash flows to support our growth plans.

If we are unable to renew our contracts with GPOs or IDNs, we may lose existing customers, thereby reducing the amount of revenues we generate.

        Our past revenue growth and our strategy for future growth depends, in part, on access to the new customers granted by our major contracts with GPOs and IDNs. In the past, we have been able to renew such contracts when they are up for renewal. If we are unable to renew our current GPO or IDN contracts, we may lose a portion of existing business with the customers who are members of such GPOs and IDNs.

Although we do not manufacture any medical equipment, our business entails the risk of claims related to the medical equipment that we outsource and service. We may not have adequate insurance to cover a claim, and it may be more expensive or difficult for us to obtain adequate insurance in the future.

        We may be liable for claims related to the use of our medical equipment or to our maintenance or repair of a customer's medical equipment. Any such claims, if made and upheld, could make our business more expensive to operate and therefore less profitable. We may be subject to claims exceeding our insurance coverage or we may not be able to continue to obtain liability insurance at acceptable levels of cost and coverage. If we are found liable for any significant claims that are not covered by insurance, our liquidity and operating results could be materially adversely affected. In addition, litigation relating to a claim could adversely affect our existing and potential customer relationships, create adverse public relations and divert management's time and resources from the operation of the business.

Our growth strategy depends in part on our ability to successfully identify and manage our acquisitions and a failure to do so could impede our future revenue growth, thereby weakening our position in the industry with respect to our competitors.

        As part of our growth strategy, we intend to pursue acquisitions or other strategic relationships within the health care industry that we believe will enable us to generate revenue growth and enhance our competitive position. Future acquisitions may involve significant cash expenditures that could impede our future revenue growth. In addition, our efforts to execute our acquisition strategy may be affected by our ability to identify suitable candidates and negotiate and close acquisitions. We regularly evaluate potential acquisitions. We may not be successful in acquiring other businesses, and the businesses we do acquire in the future may not ultimately produce returns that justify our related investment.

        Acquisitions may involve numerous risks, including:

  •
  difficulties assimilating personnel and integrating distinct business cultures;

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  diversion of management's time and resources from existing operations;

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  potential loss of key employees or customers of acquired companies; and

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  exposure to unforeseen liabilities of acquired companies.

        If we are unable to continue to grow through acquisitions, our ability to generate revenue growth and enhance our competitive position may be impaired.

We depend on our sales professionals and sales specialists and may lose customers when any of our sales professionals or sales specialists leave us.

        Our revenue growth has been supported by hiring and developing new sales professionals and sales specialists and adding, through acquisitions, established sales professionals and sales specialists whose existing customers generally have become our customers. We have experienced and will continue to experience intense competition for these resources. The success of our programs depends on the relationships developed between our sales professionals and sales specialists and our customers.

Our cash flow fluctuates during the year because operating income as a percentage of revenue fluctuates with our quarterly operating results and we make semi-annual debt service payments.

        Our results of operations have been and can be expected to be subject to quarterly fluctuations. We may experience increased revenues in the first and fourth quarters of the year, depending upon the timing and severity of the cold and flu season and the related increased hospital census and medical equipment usage during that season. Because a significant portion of our expenses are relatively fixed over these periods, our operating income as a percentage of revenue tends to increase during the first and fourth quarter of each year. If the cold and flu season is delayed by as little as one month, or is less severe than in prior periods, our quarterly operating results for a current period can vary significantly from prior periods. Our quarterly results can also fluctuate as a result of other factors such as the timing of acquisitions, new AMPP agreements or new office openings.

Changes in reimbursement rates and policies by third-party payors for health care items and services may reduce the rates that providers can pay for our services, thereby requiring us to reduce our rates or putting our ability to collect payments at risk.

        Our health care provider customers that pay us directly for the services we provide to them rely on reimbursement from third-party payors for a substantial portion of their operating revenue. These third-party payors include both governmental payors such as Medicare and Medicaid and private payors such as insurance companies and managed care organizations. There are widespread efforts to control health care costs in the United States by all of these payor groups. These cost containment initiatives include reimbursement policies based on fixed rates for a particular patient treatment that are unrelated to the providers' actual costs and requiring health care providers to provide services on a discounted basis. Consequently, these reimbursement policies have a direct effect on health care providers' ability to pay us for our services and an indirect effect on our level of charges. Ongoing concerns about rising health care costs may cause more restrictive reimbursement policies to be implemented in the future. Restrictions on the amounts or manner of reimbursements to health care providers may affect the financial strength of our customers and amount our customers are able to pay for our services.

In periods when significant health care reform initiatives were under consideration and uncertainty remained as to their likely outcome, our profits decreased as the cost of doing business increased. If other significant health care reform initiatives occur, they may have a similar, negative effect.

        Because the regulatory and political environment for health care significantly influences the capital equipment procurement decisions of health care providers, our ability to generate profits has historically been adversely affected in periods when significant health care reform initiatives were under consideration and uncertainty remained as to their likely outcome.

A portion of our revenues are derived from home care providers and nursing homes, and these health care providers may pose additional credit risks.

        Our nursing home and home care customers may pose additional credit risks since they are generally less financially sound than hospitals. Nursing homes in particular have experienced significant financial problems since the implementation of the Balanced Budget Act of 1997. We may incur losses in the future due to the credit risks, including potential bankruptcy filings, associated with any of these customers.

Consolidation in the health care industry may lead to a reduction in the outsourcing rates we charge, thereby decreasing our revenues.

        In recent years, many acute care hospitals and alternate site providers have consolidated to create larger health care organizations. We believe this consolidation trend may continue. Any resulting consolidated health care organization may have greater bargaining power over us, which could lead to a reduction in the outsourcing rates that we are able to charge. A reduction in our outsourcing rates may decrease our revenues.

Our competitors may bundle products and services offered to customers, some of which we do not offer.

        If competitors offer their products and services to customers on a combined basis with reduced prices, and we do not offer some of these products or cannot offer them on comparable terms, we may have a competitive disadvantage that will lower the demand for our services.

Our customers operate in a highly regulated environment. Regulations affecting them could cause us to incur additional expenses associated with compliance and licensing. We could be assessed fines and face possible exclusion from participation in state and federal health care programs if we violate laws or regulations applicable to our business.

        The health care industry is required to comply with extensive and complex laws and regulations at the federal, state and local government levels. While the majority of these regulations do not directly apply to us, there are some that do, including the Food, Drug and Cosmetic Act ("FDCA") and certain state pharmaceutical licensing requirements. Although we believe we are in compliance with the FDCA, if the Food and Drug Administration ("FDA") expands the reporting requirements under the FDCA, we may be required to comply with the expanded requirements and may incur substantial additional expenses in doing so. With respect to state requirements, we currently maintain 33 licenses, permits and registrations in 15 states and may be required to obtain additional licenses, permits and registrations as state requirements change. Our failure to possess such licenses, permits or registrations for our existing operations may subject us to certain additional expenses.

        In addition to the FDCA and state licensing requirements, we are impacted by federal and state laws and regulations aimed at protecting the privacy of individually identifiable health information and detecting and preventing fraud, abuse and waste with respect to federal and state health care programs. Many of our customers require us to abide by their policies relating to patient privacy, state and federal anti-kickback acts, and state and federal false claim acts and whistleblower protections.

        Given that our industry is heavily regulated, we may be subject to additional regulatory requirements. If our operations are found to be in violation of any governmental regulations to which we or our customers are subject, we may be subject to the applicable penalty associated with the violation. Any penalties, damages, fines or curtailment of our operations would significantly increase our costs of doing business, thereby leading to difficulty generating sufficient income to support our business. Also, if we are found to have violated certain federal or state laws or regulations regarding Medicare, Medicaid or other governmental funding sources, we could be subject to fines and possible exclusion from participation in federal and state health care programs.

Although we do not manufacture any medical equipment, we own a large fleet of medical equipment, which may be subject to equipment recalls or obsolescence.

        We are required to incur significant expenditures in order to maintain a large and modern equipment fleet. Our equipment may be subject to recalls that could be expensive to implement. We may be required to incur additional costs to repair or replace the equipment at our own expense or we may choose to purchase incremental new equipment from a supplier not affected by the recall. Additionally, our relationship with our customers may be damaged if we cannot promptly replace the equipment that has been recalled.

        Our success is dependent, in part, on our ability to respond effectively to changes in technology. Since we maintain a large fleet of equipment, we are subject to the risk of equipment obsolescence. If advancements in technology render a substantial portion of our equipment fleet obsolete, we may experience a decrease in demand for our products which could adversely affect our operating results and cause us to invest in new technology to maintain our market share and operating margins.

We may incur increased vendor costs that we cannot pass through to our customers.

        Our customer agreements may include limitations on our ability to increase prices over the term of the agreement. On the other hand, we rely on subcontractors to provide some of the services and we do not always have fixed pricing agreements with these subcontractors. Therefore, we are at risk of incurring increased costs that we are unable to pass through to our customer.

We depend heavily on key management personnel and the departure of one or more of our key executives or a significant portion of our local hospital management personnel could harm our business.

        The expertise and efforts of our senior executives and key members of our local hospital management personnel are critical to the success of our business. The loss of the services of one or more of our senior executives or of a significant portion of our local hospital management personnel could significantly undermine our management expertise and our ability to provide efficient, quality health care services at our facilities, which could harm our business.

Any failure of our management information systems could harm our business and results of operations.

        We depend on our management information systems to actively manage our medical equipment fleet, control capital spending and provide fleet information, including rental history, condition and availability of our medical equipment. These functions enhance our ability to optimize fleet utilization and redeployment. The inability of our management information systems to operate as we anticipate could damage our reputation with our customers, disrupt our business or result in, among other things, decreased revenues and increased overhead costs. Any such failure could harm our business and results of operations.

To comply with the Sarbanes-Oxley Act of 2002, we could incur significant costs without assurance that the internal control procedures we implement will be effective.

        We are required to comply with, among other things, the internal control over financial reporting procedures required by Section 404 of the Sarbanes-Oxley Act of 2002. These procedures require us to have and maintain effective internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements. On an annual basis, our management is required to assess the effectiveness of our internal controls over financial reporting, and our independent auditor is required to attest to, and report on, management's assessment. We may not be able to complete the work necessary for our management to evaluate our controls and prepare its assessment in a timely manner. The assessment could result in the discovery of one or more material weaknesses in internal controls over financial reporting and result in our management being unable to conclude that our internal controls over financial reporting are effective.

The interests of our principal equity holder may not be aligned with the interests of the holders of the exchange notes.

        BSMB beneficially owns securities representing approximately 96% of the voting equity interests of our parent, UHS Holdco, Inc., and therefore indirectly controls our affairs and policies. Circumstances may occur in which the interests of our principal equity holder could be in conflict with the interests of the holders of the exchange notes. In addition, our principal equity holder may have an interest in pursuing acquisitions, divestitures, capital expenditures or other transactions that, in its judgment, could enhance its equity investment, even though these transactions might involve risks to the holders of the exchange notes. See "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions."

Risks Related to Retention of the Old Notes

If you do not exchange your old notes, your old notes will continue to be subject to the existing transfer restrictions and you may be unable to sell your old notes.

        We will only issue exchange notes in exchange for old notes that are validly tendered in accordance with the procedures set forth in this prospectus. Therefore, you should carefully follow the instructions on how to tender your old notes. See "The Exchange Offer—Procedures for Tendering Old Notes." We did not register the old notes under the Securities Act, nor do we intend to do so following the exchange offer. If you do not exchange your old notes in the exchange offer, or if your old notes are not accepted for exchange, then, after we consummate the exchange offer, you may continue to hold old notes that are subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your old notes, you will lose your right to have your old notes registered under the federal securities laws, except in limited circumstances. As a result, you will not be able to offer or sell old notes except in reliance on an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

        Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the trading market for any old notes remaining after the completion of the exchange offer will be substantially reduced. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate number of old notes outstanding. Accordingly, the liquidity of the market for any old notes could be adversely affected and you may be unable to sell them.

Risks Related to the Exchange Offer

The consummation of the exchange offer may not occur.

        We are not obligated to complete the exchange offer under certain circumstances. See "The Exchange Offer—Conditions to the Exchange Offer." Even if the exchange offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their exchange notes.

You may be required to deliver prospectuses and comply with other requirements in connection with any resale of the exchange notes.

        If you tender your old notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. In addition, if you are a broker-dealer that receives exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those exchange notes.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        The exchange offer is designed to provide holders of old notes with an opportunity to acquire exchange notes which, unlike the old notes, will be freely transferable at all times, subject to any restrictions on transfer imposed by state "blue sky" laws and provided that the holder is not our affiliate within the meaning of the Securities Act and represents that the exchange notes are being acquired in the ordinary course of the holder's business and the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes.

        The old notes were originally issued and sold on May 31, 2007, the issue date, to the initial purchasers, pursuant to the purchase agreement dated May 22, 2007. The old notes were issued and sold in a transaction not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. The concurrent resale of the old notes by the initial purchasers to investors was done in reliance upon the exemptions provided by Rule 144A and Regulation S promulgated under the Securities Act. The old notes may not be reoffered, resold or transferred other than pursuant to a registration statement filed pursuant to the Securities Act or unless an exemption from the registration requirements of the Securities Act is available. Pursuant to Rule 144 promulgated under the Securities Act, the old notes may generally be resold (a) commencing one year after the issue date, in an amount up to, for any three-month period, the greater of 1% of the old notes then outstanding or the average weekly trading volume of the old notes during the four calendar weeks preceding the filing of the required notice of sale with the SEC and (b) commencing two years after the issue date, in any amount and otherwise without restriction by a holder who is not, and has not been for the preceding three months, our affiliate. Certain other exemptions may also be available under other provisions of the federal securities laws for the resale of the old notes.

        In connection with the original issuance and sale of the old notes, we entered into a registration rights agreement, pursuant to which we agreed to file with the SEC a registration statement covering the exchange by us of the exchange notes for the old notes, or the exchange offer. The registration rights agreement provides that we will file with the SEC an exchange offer registration statement on an appropriate form under the Securities Act and offer to holders of old notes who are able to make certain representations the opportunity to exchange their old notes for exchange notes.

        Under existing interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties in other transactions, the exchange notes would, in general, be freely transferable after the exchange offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the exchange offer, a prospectus meeting the requirements of the Securities Act must be delivered by such broker-dealers in connection with resales of the exchange notes. We have agreed to furnish a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any exchange notes acquired in the exchange offer. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the registration rights agreement (including certain indemnification rights and obligations).

        Each holder of old notes that exchanges such old notes for exchange notes in the exchange offer will be deemed to have made certain representations, including representations that (i) any exchange notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of exchange notes and (iii) it is not our affiliate as defined in Rule 405 under the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

        If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of exchange notes. If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. Subject to the minimum denomination requirements of the exchange notes, the exchange notes are being offered in exchange for a like principal amount of old notes. Old notes may be exchanged only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Holders may tender all, some or none of their old notes pursuant to the exchange offer.

        The form and terms of the exchange notes will be identical in all material respects to the form and terms of the old notes except that (i) the exchange notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (ii) holders of the exchange notes will not be entitled to certain rights of holders of old notes under and related to the registration rights agreement. The exchange notes will evidence the same debt as the old notes and will be entitled to the benefits of the indenture. The floating rate exchange notes and the PIK toggle exchange notes will each be treated as a single class under the indenture with any floating rate old notes and PIK toggle old notes, respectively, that remain outstanding. The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

Expiration Date; Extensions; Termination; Amendments

        The exchange offer will expire at 5:00 p.m., New York City time, on                        , 2007 (21 business days following the date notice of the exchange offer was mailed to the holders). We reserve the right to extend the exchange offer at our discretion, in which event the term expiration date shall mean the time and date on which the exchange offer as so extended shall expire. Any such extension will be communicated to the exchange agent either orally or in writing and will be followed promptly by a press release or other permitted means which will be made no later than 9:00 a.m., New York City time, on the business day immediately following the previously scheduled expiration date.

        We reserve the right to extend or terminate the exchange offer and not accept for exchange any old notes if any of the events set forth below under "—Conditions to the Exchange Offer" occur, and are not waived by us, by giving oral or written notice of such delay or termination to the exchange agent. See "—Conditions to the Exchange Offer."

        We also reserve the right to amend the terms of the exchange offer in any manner, provided, however, that if we amend the exchange offer in a manner that we determine constitutes a material or significant change, we will extend the exchange offer so that it remains open for a period of five to ten business days after such amendment is communicated to holders, depending upon the significance of the amendment.

        Without limiting the manner in which we may choose to make a public announcement of any extension, termination or amendment of the exchange offer, we will comply with applicable securities laws by disclosing any such amendment by means of a prospectus supplement that we distribute to holders of the old notes. We will have no other obligation to publish, advertise or otherwise communicate any such public announcement other than by making a timely release through any appropriate news agency.

Procedures for Tendering Old Notes

        Since the old notes are represented by global book-entry notes, DTC, as depositary, or its nominee is treated as the registered holder of the old notes and will be the only entity that can tender your old notes for exchange notes. Therefore, to tender old notes subject to this exchange offer and to obtain exchange notes, you must instruct the institution where you keep your old notes to tender your old notes on your behalf so that they are received prior to the expiration of this exchange offer.

        The blue-colored letter of transmittal that may accompany this prospectus may be used by you to give such instructions. YOU SHOULD CONSULT YOUR ACCOUNT REPRESENTATIVE AT THE BROKER OR BANK WHERE YOU KEEP YOUR OLD NOTES TO DETERMINE THE PREFERRED PROCEDURE.

        IF YOU WISH TO ACCEPT THIS EXCHANGE OFFER, PLEASE INSTRUCT YOUR BROKER OR ACCOUNT REPRESENTATIVE IN TIME FOR YOUR OLD NOTES TO BE TENDERED BEFORE THE 5:00 P.M. (NEW YORK CITY TIME) DEADLINE ON            , 2007.

        You may tender all, some or none of your old notes in this exchange offer. However, your old notes may be tendered only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

        When you tender your old notes and we accept them, the tender will be a binding agreement between you and us in accordance with the terms and conditions in this prospectus.

        We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered old notes, and our reasonable determination will be final and binding on you. We reserve the absolute right to:

          (1)   reject any and all tenders of any particular old note not properly tendered;

          (2)   refuse to accept any old note if, in our judgment or the judgment of our counsel, the acceptance would be unlawful; and

          (3)   waive any defects or irregularities or conditions to the exchange offer as to any particular old notes before the expiration of the exchange offer.

        Our reasonable interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of old notes as we will determine. Neither we, the exchange agent nor any other person will incur any liability for failure to notify you of any defect or irregularity with respect to your tender of old notes. If we waive any terms or conditions pursuant to (3) above with respect to a note holder, we will extend the same waiver to all note holders with respect to that term or condition being waived.

Deemed Representations

        To participate in the exchange offer, we require that you represent to us that:

          (i)    you or any other person acquiring exchange notes in exchange for your old notes in the exchange offer is acquiring them in the ordinary course of business;

          (ii)   neither you nor any other person acquiring exchange notes in exchange for your old notes in the exchange offer is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the federal securities laws;

          (iii)  neither you nor any other person acquiring exchange notes in exchange for your old notes has an arrangement or understanding with any person to participate in the distribution of exchange notes issued in the exchange offer;

          (iv)  neither you nor any other person acquiring exchange notes in exchange for your old notes is our "affiliate" as defined under Rule 405 of the Securities Act; and

          (v)   if you or another person acquiring exchange notes in exchange for your old notes is a broker-dealer and you acquired the old notes as a result of market-making activities or other trading activities, you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes.

        BY TENDERING YOUR OLD NOTES YOU ARE DEEMED TO HAVE MADE THESE REPRESENTATIONS.

        Broker-dealers who cannot make the representations in item (v) of the paragraph above cannot use this exchange offer prospectus in connection with resales of the exchange notes issued in the exchange offer.

        If you are our "affiliate," as defined under Rule 405 of the Securities Act, if you are a broker-dealer who acquired your old notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of exchange notes acquired in the exchange offer, you or that person:

          (i)    may not rely on the applicable interpretations of the Staff of the SEC and therefore may not participate in the exchange offer; and

          (ii)   must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the old notes.

Procedures for Brokers and Custodian Banks; DTC ATOP Account

        In order to accept this exchange offer on behalf of a holder of old notes you must submit or cause your DTC participant to submit an Agent's Message as described below.

        The exchange agent, on our behalf, will seek to establish an Automated Tender Offer Program, or ATOP, account with respect to the old notes at DTC promptly after the delivery of this prospectus. Any financial institution that is a DTC participant, including your broker or bank, may make book-entry tender of old notes by causing the book-entry transfer of such old notes into our ATOP account in accordance with DTC's procedures for such transfers. Concurrently with the delivery of old notes, an Agent's Message in connection with such book-entry transfer must be transmitted by DTC to, and received by, the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. The confirmation of a book-entry transfer into the ATOP account as described above is referred to herein as a "Book-Entry Confirmation."

        The term "Agent's Message" means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, forming a part of the Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent's Message stating that such participant and beneficial holder agree to be bound by the terms of this exchange offer.

        Each Agent's Message must include the following information:

          (i)    Name of the beneficial owner tendering such old notes;

          (ii)   Account number of the beneficial owner tendering such old notes;

          (iii)  Principal amount of old notes tendered by such beneficial owner; and

          (iv)  A confirmation that the beneficial holder of the old notes tendered has made the representations for the benefit of us set forth under "—Deemed Representations" above.

        BY SENDING AN AGENT'S MESSAGE THE DTC PARTICIPANT IS DEEMED TO HAVE CERTIFIED THAT THE BENEFICIAL HOLDER FOR WHOM OLD NOTES ARE BEING TENDERED HAS BEEN PROVIDED WITH A COPY OF THIS PROSPECTUS.

        The delivery of old notes through DTC, and any transmission of an Agent's Message through ATOP, is at the election and risk of the person tendering old notes. We will ask the exchange agent to instruct DTC to return those old notes, if any, that were tendered through ATOP but were not accepted by us, to the DTC participant that tendered such old notes on behalf of holders of the old notes.

Acceptance of Old Notes for Exchange; Delivery of Exchange Notes

        We will accept validly tendered old notes when the conditions to the exchange offer have been satisfied or we have waived them. We will have accepted your validly tendered old notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If we do not accept any old notes tendered for exchange by book-entry transfer because of an invalid tender or other valid reason, we will credit the old notes to an account maintained with DTC promptly after the exchange offer terminates or expires.

        THE AGENT'S MESSAGE MUST BE TRANSMITTED TO THE EXCHANGE AGENT BEFORE 5:00 PM, NEW YORK CITY TIME, ON THE EXPIRATION DATE.

Withdrawal Rights

        You may withdraw your tender of old notes at any time before 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective, you should contact your bank or broker where your old notes are held and have them send an ATOP notice of withdrawal so that it is received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. Such notice of withdrawal must:

          (1)   specify the name of the person that tendered the old notes to be withdrawn;

          (2)   identify the old notes to be withdrawn, including the CUSIP number and principal amount at maturity of the old notes; and

          (3)   specify the name and number of an account at DTC to which your withdrawn old notes can be credited.

        We will decide all questions as to the validity, form and eligibility (including time of receipt) of the notices and our reasonable determination will be final and binding on all parties. Any tendered old notes that you withdraw will not be considered to have been validly tendered. We will return any old notes that have been tendered but not exchanged, or credit them to the DTC account, promptly after withdrawal, rejection of tender, or termination of the exchange offer. You may re-tender properly withdrawn old notes by following one of the procedures described above prior to the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any old notes and may terminate the exchange offer (whether or not any old notes have been accepted for exchange) or amend the exchange offer, if any of the following conditions has occurred or exists or has not been satisfied, or has not been waived by us in our sole reasonable discretion, prior to the expiration date:

  •
  there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

            (1)   seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of this transaction; or

            (2)   resulting in a material delay in our ability to accept for exchange or exchange some or all of the old notes in the exchange offer; or

            (3)   any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign; or

  •
  any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that, in our sole reasonable judgment, would directly or indirectly result in any of the consequences referred to in clauses (1), (2) or (3) above or, in our sole reasonable judgment, would result in the holders of exchange notes having obligations with respect to resales and transfers of exchange notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the exchange offer; or

  •
  the following has occurred:

            (1)   any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

            (2)   any limitation by a governmental authority which adversely affects our ability to complete the transactions contemplated by the exchange offer; or

            (3)   a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

            (4)   a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

  •
  any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the old notes or the exchange notes, which in our sole reasonable judgment in any case makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange; or

  •
  there shall occur a change in the current interpretation by the Staff of the SEC which permits the exchange notes issued pursuant to the exchange offer in exchange for old notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is our affiliate within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such exchange notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such exchange notes; or

  •
  any law, statute, rule or regulation shall have been adopted or enacted which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; or

  •
  a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings shall have been initiated or, to our knowledge, threatened for that purpose, or any governmental approval has not been obtained, which approval we shall, in our sole reasonable discretion, deem necessary for the consummation of the exchange offer as contemplated hereby; or

  •
  we have received an opinion of counsel experienced in such matters to the effect that there exists any actual or threatened legal impediment (including a default or prospective default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound) to the consummation of the transactions contemplated by the exchange offer.

        If we determine in our sole reasonable discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, we may, subject to applicable law, terminate the exchange offer (whether or not any old notes have been accepted for exchange) or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the old notes and will extend the exchange offer to the extent required by Rule 14e-1 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

        These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them, in whole or in part, in our sole reasonable discretion, provided that we will not waive any condition with respect to an individual holder of old notes unless we waive that condition for all such holders. Any reasonable determination made by us concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

Exchange Agent

        We have appointed Wells Fargo Bank, National Association as the exchange agent for the exchange offer. You should direct questions, requests for assistance and requests for additional copies of this prospectus or of the blue-colored letter of transmittal to the exchange agent at Wells Fargo Bank, N.A., MAC N9303-121, Corporate Trust Operations, Sixth Street & Marquette Avenue, Minneapolis, Minnesota 55479, telephone: (800) 344-5128, facsimile: (612) 667-4927.

Fees and Expenses

        We have not retained any dealer-manager or similar agent in connection with the exchange offer. We will not make any payment to brokers, dealers or others for soliciting acceptances of the exchange offer. However, we will pay the reasonable and customary fees and reasonable out-of-pocket expenses to the exchange agent in connection therewith. We will also pay the cash expenses to be incurred in connection with the exchange offer, including accounting, legal, printing, and related fees and expenses.

Accounting Treatment

        The exchange notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes upon the closing of the exchange offer. The expenses of the exchange offer will be deferred and amortized into interest expense over the term of the notes.

Consequences of Failure to Exchange

        Upon consummation of the exchange offer, certain rights under and related to the registration rights agreement, including registration rights and the right to receive the contingent increases in the interest rate, will terminate. The old notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities within the meaning of Rule 144 promulgated under the Securities Act. Accordingly, such old notes may be resold only (i) to us or our subsidiaries, (ii) to a qualified institutional buyer in compliance with Rule 144A promulgated under the Securities Act, (iii) outside the United States to a non-U.S. person within the meaning of Regulation S under the Securities Act, (iv) pursuant to the exemption from registration provided by Rule 144 promulgated under the Securities Act (if available) or (v) pursuant to an effective registration statement under the Securities Act. The liquidity of the old notes could be adversely affected by the exchange offer.

THE TRANSACTIONS

        On May 31, 2007, Parent acquired all of the outstanding capital stock of the Company for approximately $712.0 million less debt, tender premium and accrued interest and capitalized leases. Parent is owned by BSMB and certain members of our management, whom we collectively refer to as the "equity investors." Parent and Merger Sub are corporations formed by BSMB solely for the purpose of completing the acquisition and, concurrently with the closing of the offering of the outstanding notes and the acquisition on May 31, 2007, Merger Sub merged with and into the Company, which was the surviving corporation and assumed the obligations of Merger Sub under the notes and related indenture by operation of law. The agreement and plan of merger and related documents resulted in the occurrence of the following events, which we collectively refer to as the "Transactions":

  •
  the purchase by the equity investors of all of the issued and outstanding shares of common stock and option interests of the Company for approximately $335.1 million (excluding non-cash consideration of $9.0 million), which is comprised of the purchase price of approximately $712.0 million less debt, tender premium and accrued interest and capitalized leases;

  •
  equity investments from Parent funded by BSMB in the amount of $238.9 million, management rollover of $9.0 million and management contributions of $0.9 million;

  •
  the entry into by Merger Sub of a new $135.0 million senior secured credit facility;

  •
  the issuance by Merger Sub of $230.0 million of senior secured floating rate notes and $230.0 million of senior secured PIK toggle notes; and

  •
  the retirement of $309.6 million of the existing indebtedness of the predecessor, which was approximately $334.6 million as of May 31, 2007 (excluding approximately $7.7 million of pre-existing capital leases which remained outstanding), including the repayment of $235.0 million of our $260.0 million existing 10.125% Senior Notes due 2011 for which we completed a tender offer and consent solicitation on May 31, 2007, and the repayment of the outstanding balance ($74.6 million) on our Amended Credit Agreement that we had entered into on May 26, 2005, with a bank group led by General Electric Capital Corporation.

  •
  the merger of Merger Sub with and into the Company, with the Company as the surviving corporation, and the payment of approximately $712.0 million as merger consideration; and

  •
  the expensing of approximately $26.9 million of fees and expenses related to the Transactions.

        Immediately following the merger we became a wholly owned subsidiary of Parent and an indirect subsidiary of BSMB, and the equity investors owned all of our outstanding equity interests.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing the exchange notes, we will receive in exchange old notes in like principal amount. The form and terms of the exchange notes are identical in all material respects to the form and terms of the old notes, except that the transfer restrictions, registration rights and rights to additional interest applicable to the old notes do not apply to the exchange notes. The old notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our outstanding debt.

        On May 31, 2007, we issued and sold the old notes. We used the net proceeds from the sale of the old notes, together with cash from equity investors, to fund the merger transaction, including the refinancing of previous debt and the payment of related fees and expenses.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2007 on an actual basis. You should read this table in conjunction with our financial statements and the related notes to the financial statements included elsewhere in this prospectus. This table should also be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Other Indebtedness" included elsewhere in this prospectus.

As of June 30, 2007
(in thousands)
Cash and cash equivalents	$3,483

Debt:
10.125% senior notes of predecessor(1)	$9,945
Capitalized leases	7,797
New senior secured credit facility(2)	12,000
New floating rate exchange notes offered hereby	230,000
New PIK toggle exchange notes offered hereby	230,000

Total Debt	489,742

Shareholders' equity(3)	243,787

Total capitalization	$733,529

(1)
Reflects the untendered portion of our 10.125% senior notes.

(2)
Issued and undrawn letters of credit in an aggregate amount of $2.3 million were outstanding under our new senior secured credit facility as of June 30, 2007. The new senior secured credit facility consists of a six-year $135.0 million senior secured revolving line of credit. See "Description of Other Indebtedness."

(3)
Consists of the total equity contribution to Parent by (i) BSMB in the amount of approximately $238.9 million and (ii) our management team in the amount of approximately $9.9 million on May 31, 2007 less net loss for the month of June 2007 of $2.5 million and accumulated other comprehensive loss of $2.5 million as of June 30, 2007.

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

        We derived the following unaudited pro forma condensed financial statements by applying pro forma adjustments to our historical financial statements appearing elsewhere in this prospectus. The unaudited pro forma condensed statement of operations data for the periods presented give effect to the Transactions as if they had been consummated on January 1, 2006. We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed financial statements.

        The unaudited pro forma condensed financial statements should not be considered indicative of actual results that would have been achieved had the Transactions been consummated on the date or for the periods indicated and do not purport to indicate balance sheet data or results of operations as of any future date of any future period.

        The unaudited pro forma condensed financial statements should be read in conjunction with the information contained in "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the unaudited and audited financial statements and the accompanying notes appearing elsewhere in this prospectus. Additionally, the historical condensed statement of operations data presented for the six months ended June 30, 2007 represent the sum of condensed statement of operations data for the five months ended May 31, 2007 of our predecessor and condensed statement of operations data for the month ended June 30, 2007 of our successor.

        We refer to the following events collectively as the "Transactions":

  •
  the purchase by the equity investors of all of the issued and outstanding shares of common stock and option interests of the Company for approximately $335.1 million (excluding non-cash consideration of $9.0 million), which is comprised of the purchase price of approximately $712.0 million less debt, tender premium and accrued interest and capitalized leases;

  •
  equity investments from Parent funded by BSMB in the amount of $238.9 million, management rollover of $9.0 million and management contributions of $0.9 million;

  •
  the entry into by Merger Sub of a new $135.0 million senior secured credit facility;

  •
  the issuance by Merger Sub of $230.0 million of senior secured floating rate notes and $230.0 million of senior secured PIK toggle notes; and

  •
  the retirement of $309.6 million of the existing indebtedness of the predecessor, which was approximately $334.6 million as of May 31, 2007 (excluding approximately $7.7 million of pre-existing capital leases which remained outstanding), including the repayment of $235.0 million of our $260.0 million existing 10.125% Senior Notes due 2011 for which we completed a tender offer and consent solicitation on May 31, 2007, and the repayment of the outstanding balance ($74.6 million) on our Amended Credit Agreement that we had entered into on May 26, 2005, with a bank group led by General Electric Capital Corporation.

  •
  the merger of Merger Sub with and into the Company, with the Company as the surviving corporation, and the payment of approximately $712.0 million as merger consideration; and

  •
  the expensing of approximately $26.9 million of fees and expenses related to the Transactions.

UNIVERSAL HOSPITAL SERVICES, INC.
UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

	Six Months Ended June 30, 2007
	Historical	Adjustments		Pro Forma
	(in thousands)
Revenue
Medical equipment outsourcing	$101,550	$—		$101,550
Technical and professional services	18,430	—		18,430
Medical equipment sales and remarketing	9,144	—		9,144

Total revenues	129,124	—		129,124

Cost of Revenue
Cost of medical equipment outsourcing	33,610	289	(a)	33,899
Cost of technical and professional services	12,650	—		12,650
Cost of medical equipment sales and remarketing	7,578	168	(b)	7,746
Movable medical equipment depreciation	23,144	6,678	(c)	29,822

Total costs of medical equipment outsourcing, technical and professional services and medical equipment sales and remarketing	76,982	7,135		84,117

Gross margin	52,142	(7,135)		45,007

Selling, general and administrative	35,296	5,848	(d)	41,144
Transaction and related costs	26,891	(25,993)	(e)	898

Operating income (loss)	(10,045)	13,010		2,965

Interest expense	17,629	5,047	(f)	22,676
Loss on extinguishment of debt	23,437	(22,396)	(g)	1,041

Income (loss) before income taxes	(51,111)	30,359		(20,752)

Provision (benefit) for income taxes	(1,089)	(6,616)	(h)	(7,705)

Net income (loss)	$(50,022)	$36,975		$(13,047)

	Year Ended December 31, 2006
	Historical	Adjustments		Pro Forma
	(in thousands)
Revenue
Medical equipment outsourcing	$176,932	$—		$176,932
Technical and professional services	30,445	—		30,445
Medical equipment sales and remarketing	17,698	—		17,698

Total revenues	225,075	—		225,075

Cost of Revenue
Cost of medical equipment outsourcing	58,987	863	(a)	59,850
Cost of technical and professional services	21,068	—		21,068
Cost of medical equipment sales and remarketing	13,387	863	(b)	14,250
Movable medical equipment depreciation	37,430	14,669	(c)	52,099

Total costs of medical equipment outsourcing, technical and professional services and medical equipment sales and remarketing	130,872	16,395		147,267

Gross margin	94,203	(16,395)		77,808

Selling, general and administrative	61,940	15,062	(d)	77,002

Operating income	32,263	(31,457)		806

Interest expense	31,599	13,995	(f)	45,594

Income (loss) before income taxes	664	(45,452)		(44,788)

Provision (benefit) for income taxes	612	(18,090)	(h)	(17,478)

Net income (loss)	$52	$(27,362)		$(27,310)

The accompanying notes are an integral part of the unaudited pro forma condensed financial statements.

UNIVERSAL HOSPITAL SERVICES, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS
(in thousands)

(a)
Represents the following adjustments to cost of medical equipment outsourcing:

	Six Months Ended June 30, 2007	Year Ended December 31, 2006
Depreciation expense(1)	$128	$490
Rent expense(2)	161	373

Total pro forma adjustment	$289	$863

(1)
Represents adjustment to reflect the differences in depreciation expense resulting from the estimated increase in the net book value of our property and office equipment of $1,825 as of January 1, 2006 based on estimated useful lives of between two and five years.

	Six Months Ended June 30, 2007	Year Ended December 31, 2006
Depreciation, historical	$2,116	$2,440
Depreciation, after adjustments	2,244	2,930

Additional expense	$128	$490

(2)
Represents the impact of purchase accounting on non-cash rent expense and leasehold interests. We calculate rent expense on a straight-line basis over the term of the lease. As a result of the Transactions and resulting purchase accounting treatment, we recalculated rent expense on a straight-line basis over the remaining lease terms.

	Six Months Ended June 30, 2007	Year Ended December 31, 2006
Rent, historical	$2,196	$4,369
Rent, after adjustments	2,357	4,742

Additional expense	$161	$373

(b)
Represents the following adjustments to cost of medical equipment sales and remarketing:

	Six Months Ended June 30, 2007	Year Ended December 31, 2006
Cost of sales, inventory(1)	$—	$200
Cost of sales, medical equipment(2)	168	663

Total pro forma adjustment	$168	$863

(1)
Represents the adjustments to reflect the differences in the cost of medical equipment sales and remarketing resulting from the 3.6% increase in the basis of inventory as of January 1, 2006.

(2)
Represents the adjustments to reflect the difference in the cost of medical equipment sales and remarketing resulting from the 39.2% increase in the net book value of medical equipment sold.

(c)
Represents depreciation adjustments resulting from the 39.2% increase in net book value of our medical equipment fleet acquired based on estimated useful lives of one to seven years.

(d)
Represents the following adjustments to selling, general and administrative expense:

	Six Months Ended June 30, 2007	Year Ended December 31, 2006
Depreciation expense(1)	$691	$628
Amortization expense(2)	5,101	14,366
Rent expense(3)	56	68

Additional expense	$5,848	$15,062

(1)
Represents adjustment to reflect the differences in depreciation expense resulting from the estimated increase in the net book value of our property and office equipment of $1,825 as of January 1, 2006 based on estimated useful lives of between two and five years.

	Six Months Ended June 30, 2007	Year Ended December 31, 2006
Depreciation, historical	$1,666	$3,802
Depreciation, after adjustments	2,357	4,430

Additional expense	$691	$628

(2)
Represents adjustments to reflect the differences in amortization expense resulting from the estimated increase in the fair value of intangible assets amortized over two to thirteen years using sum-of-the-years-digits or straight-line methods.

	Six Months Ended June 30, 2007	Year Ended December 31, 2006
Amortization, historical	$2,542	$1,782
Amortization, after adjustments	7,643	16,148

Additional expense	$5,101	$14,366

(3)
Represents the impact of purchase accounting on non-cash rent expense and leasehold interests. We calculate rent expense on a straight-line basis over the term of the lease. As a result of the Transactions and resulting purchase accounting treatment, we recalculated rent expense on a straight-line basis over the remaining lease terms.

	Six Months Ended June 30, 2007	Year Ended December 31, 2006
Rent, historical	$470	$942
Rent, after adjustments	526	1,010

Total pro forma adjustment	$56	$68

(e)
Represents adjustment to reflect costs of the predecessor related to the Transactions that include:

  •
  accounting, legal and investment banking advisory expenses totaling $12.8 million;

  •
  BSMB fee expense of $6.5 million; and

  •
  stock-based compensation expense related to the accelerated vesting of options under our 2003 Stock Option Plan of $6.7 million upon the occurrence of the Transactions.

(f)
To reflect the adjustments to interest expense as a result of (i) the increase in annual interest expense associated with the $230 million of PIK toggle exchange notes offered hereby and the $230 million of floating rate exchange notes offered hereby at an assumed annual interest rate of 8.76% and (ii) the decrease in annual interest expense associated with the repayment of our existing debt. For every 1/8% change in our weighted average interest rate, our interest expense will increase by $0.58 million on an annual basis.

	Six Months Ended June 30, 2007	Year Ended December 31, 2006
	(in thousands)
Interest expense on our 10.125% senior notes	$1,264	$2,527
Interest expense on our exchange notes offered hereby and our new senior secured credit facility	19,852	39,697
Undrawn facility fee on our new senior secured credit agreement	249	497
Amortization of deferred financing costs	1,202	2,404
Elimination of interest expense related to repaid debt	(17,520)	(31,130)

Net interest expense adjustments	$5,047	$13,995

(g)
Represents adjustment related to $22.4 million of expense of the predecessor associated with the purchase of $235.0 million of our 10.125% Senior Notes in May 2007. The expense consisted of call premium of $16.1 million and the write-off of $6.3 million of unamortized deferred financing costs related to our repurchased 10.125% Senior Notes and Amended Credit Agreement.

(h)
Income tax benefits reflect income taxes related to the pro forma results at our statutory rate.

SELECTED FINANCIAL DATA

              The following table sets forth our selected financial data as of the dates and for the periods indicated. We have derived the selected financial data as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004 from our audited financial statements appearing elsewhere in this prospectus, which have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. The selected financial data as of December 2004, 2003 and 2002 and for the years ended December 31, 2003 and 2002 have been derived from our audited financial statements for such years, which are not included in this prospectus. We have derived the selected financial data as of and for the six-month period ended June 30, 2006 as well as for the five-month period ended May 31, 2007 of the predecessor and the one-month period ended June 30, 2007 of the successor from our unaudited condensed financial statements appearing elsewhere in this prospectus. In the opinion of our management, our unaudited financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position, results of operations and cash flows. The results of operations for the six-month period ended June 30, 2006 as well as for the five-month period ended May 31, 2007 of the predecessor and the one-month period ended June 30, 2007 of the successor are not necessarily indicative of the operating results to be expected for the full fiscal years. The selected financial data set forth below are not necessarily indicative of the results of future operations and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical financial statements and the accompanying notes and our unaudited condensed financial statements and the accompanying notes appearing elsewhere in this prospectus.

	Successor	Predecessor
	Month Ended June 30,	Five Months Ended May 31,	Six Months Ended June 30,	Fiscal Year Ended December 31,
	2007	2007	2006	2006	2005	2004	2003	2002
	(dollars in thousands)
Statement of Operations Data:
Revenue	$21,602	$107,522	$113,110	$225,075	$215,904	$199,600	$171,005	$153,766
Cost of revenue	14,286	62,696	63,283	130,872	127,049	113,783	95,398	82,609

Gross margin	7,316	44,826	49,827	94,203	88,855	85,817	75,607	71,157
Selling, general and administrative	6,604	28,692	30,342	61,940	58,455	57,713	61,341	53,152
Transaction and related costs	—	26,891	—	—	—	—	—	—

Operating income (loss)	712	(10,757)	19,485	32,263	30,400	28,104	14,266	18,005
Interest expense	3,800	13,829	15,704	31,599	31,127	30,508	20,245	18,126
Loss on extinguishment of debt	1,041	22,396	—	—	—	—	13,272	—

Income (loss) before income taxes	(4,129)	(46,982)	3,781	664	(727)	(2,404)	(19,251)	(121)
Provision (benefit) for income taxes	(1,581)	492	408	612	842	1,188	275	97

Net income (loss)	$(2,548)	$(47,474)	$3,373	$52	$(1,569)	$(3,592)	$(19,526)	$(218)

Balance Sheet Data (at end of period):
Working capital(1)	$31,130		$25,643	$20,913	$19,379	$17,198	$8,575	$10,043
Total assets	891,309		245,205	265,006	249,185	246,407	220,219	202,136
Total debt	489,742		299,440	310,191	300,480	297,302	271,082	200,806
Shareholders' equity (deficiency)	243,787		(92,586)	(92,981)	(96,799)	(93,058)	(89,903)	(55,358)
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$(26,013)	$34,318	$24,823	$48,871	$43,963	$37,966	$15,957	$40,186
Investing activities	(337,689)	(48,060)	(20,999)	(51,711)	(40,631)	(65,150)	(36,770)	(38,956)
Financing activities	367,185	13,742	(3,824)	2,840	(3,332)	27,184	20,813	(1,230)

(1)
Represents total current assets less total current liabilities (excluding current portion of long-term debt).

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

              The following discussion and analysis should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. The following discussion and analysis contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the section entitled "Risk Factors."

Overview

              We are the leading nationwide provider of medical equipment outsourcing and lifecycle services to the health care industry. Our diverse customer base includes approximately 3,825 acute care hospitals, 3,450 alternate site providers (such as nursing homes and home care providers) and over 200 major medical equipment manufacturers. We also have extensive and long-standing relationships with most of the nation's hospital GPOs and many of the nation's IDNs. We service customers across the spectrum of the equipment lifecycle and offer comprehensive solutions for our customers that increase their equipment and staff productivity and support optimal patient care. Our service offerings fall into three general categories: Medical Equipment Outsourcing, Technical and Professional Services, and Medical Equipment Sales and Remarketing. All of our services utilize our nationwide network of 79 district offices and more than 65 years of experience managing and servicing substantially all aspects of medical equipment. The fees for our services are paid directly by our customers and not through reimbursement from third-party payors, such as private insurers or Medicare and Medicaid.

Critical Accounting Policies

              The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, or GAAP, requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases these estimates on historical experience and other assumptions believed to be reasonable under the circumstances. However, actual results could differ from these estimates. Management believes the critical accounting policies and areas that require more significant judgments and estimates used in the preparation of our consolidated financial statements to be:

  •
  allowance for doubtful accounts;

  •
  useful lives assigned to long-lived and intangible assets;

  •
  recoverability of long-lived and intangible assets, including goodwill;

  •
  measurement of our pension benefit obligation;

  •
  self-insurance reserves for worker's compensation, employee health care and auto insurance plans;

  •
  provisions for inventory and equipment obsolescence; and

  •
  various other commitments and contingencies.

              We estimate the allowance for doubtful accounts considering a number of factors, including:

  •
  historical experience;

  •
  aging of the accounts receivable; and

  •
  specific information obtained by us on the condition and the current creditworthiness of our customers.

              If the financial conditions of our customers were to deteriorate and affect the ability of our customers to make payments on their accounts, we may be required to increase our allowance by recording additional bad debt expense. Likewise, should the financial condition of our customers improve and result in payments or settlements of previously reserved amounts, we may be required to record a reduction in bad debt expense to reverse the recorded allowance.

              Depreciation and amortization are recognized using the straight-line method over the estimated useful life of the long-lived asset and intangible asset. We estimate useful lives based on historical data and industry trends. We periodically reassess the estimated useful lives of our long-lived and intangible assets. Changes to estimated useful lives would impact the amount of depreciation and amortization expense recorded in earnings and potentially require us to record an impairment charge.

              We review long-lived and intangible assets, including goodwill, for impairment annually, or at any time events or circumstances indicate that the carrying value of such assets may not be fully recoverable. For long-lived assets and amortizable intangible assets, an impairment is evaluated based on the sum of undiscounted estimated future cash flows expected to result from use of the assets compared to its carrying value. For goodwill, an impairment is evaluated based on the fair value of each reporting unit. If an impairment is recognized, the carrying value of the impaired asset is reduced to its fair value based on discounted estimated future cash flows. As of January 1, 2007, no goodwill impairment has been recognized in 2006, 2005 or 2004.

              The measurement of our pension benefit obligation is dependent on a variety of assumptions determined by management and used by our actuaries. These assumptions affect the amount and timing of future contributions and expenses.

              The assumptions used in developing the required estimates include discount rate, expected return or earnings on assets, retirement rates and mortality rates. We assume no changes in projected salary costs as the benefits under the plan were frozen in 2002. For year-end 2006, the discount rate assumption is determined by considering the average of bond yield curves constructed from a large population of high-quality, non-callable, corporate bond issues with maturity dates of six months to thirty years. Bond issues in the population are rated no less than Aa by Moody's Investor Services or AA by Standard & Poors. A single equivalent discount rate reflects the matching of the plan liability cash flows to the yield curve. Prior to 2005, the discount rate assumption was based on the investment yields available at year-end on corporate long-term bonds rated no less than Aa by Moody's Investor Services or AA by Standard & Poors.

              The expected return on plan assets reflects asset allocations, investment strategies and the views of investment managers over a long-term perspective. Retirement and mortality rates are based on anticipated future plan experience. The effects of actual results differing from our assumptions are accumulated and amortized over future periods and, therefore, generally affect our recognized expense in future periods. Our unrecognized actuarial loss on our pension is $3.2 million. This decrease over prior year is primarily attributable to the increase of the discount rate in the current year. Significant differences in actual experience or significant changes in assumptions may materially affect pension obligations.

              In determining our pension obligations for 2006, our discount rates increased from 5.5 percent at year-end 2005 to 5.9 percent. The increase in the discount rate and expected returns on plan assets of 8.0 percent remaining stable are expected to result in relatively flat pension expense in 2007; however, given current assumptions, pension expense should be lower in future periods due to freezing plan benefits in 2002.

              We estimate our liability for worker's compensation and auto self-insurance plans by applying insurance industry standard loss development factors to projected and our experienced claims information. Significant changes in claims activity would have a direct impact on the amount of expense we recognize in association with these self-insurance programs. Self-insurance costs related to our employee health care are accrued based upon the aggregate of the liability for reported claims and estimated liability for claims development and incurred but not reported.

              We maintain a provision for inventory obsolescence to reflect the potential for equipment and supply obsolescence due to equipment recalls, new product introductions, manufacturer defects and other events which may impact the value of inventory items. We determine this provision by analyzing inventory use regularly and assigning reserve percentages based upon inventory turnover and manufacturer activities related to new product introductions. Significant product recalls and/or next generation technology introductions may cause a portion of our inventory to become obsolete. Such activity would lead to increased expense related to inventory obsolescence.

              In the normal course of business, we make estimates of potential loss accruals related to legal, tax, missing equipment and service obligations. These accruals require the use of management's judgment on the outcome of various issues. Management's estimates for these items are based on the best available evidence, but due to changes in facts and circumstances, the ultimate outcomes of these accruals could be different than management's estimates.

Acquisitions

              As part of our growth strategy, we regularly review and evaluate potential acquisition opportunities.

              On March 24, 2004, we completed the acquisition of Affiliated Clinical Engineering Services, Inc. ("ACES"), located in Boston, Massachusetts. The purchase price was approximately $4.2 million.

              On April 15, 2004, we completed the acquisition of certain assets from Galaxy Medical Products, Inc., headquartered in Akron, Ohio. The purchase price was approximately $4.9 million.

              On May 4, 2004, we completed the acquisition of substantially all of the assets of Advanced Therapeutics of Wisconsin, Inc., headquartered in Milwaukee, Wisconsin. The purchase price was approximately $5.1 million.

              On August 31, 2004, we completed the acquisition of certain assets of Cardinal Health 200, Inc., headquartered in Naperville, Illinois. The purchase price was approximately $0.9 million.

              On December 22, 2005, we completed the acquisition of substantially all the assets of Innovative Healthcare Solutions, Inc., headquartered in Esko, Minnesota. The purchase price was approximately $1.1 million.

              On April 1, 2007, we completed the acquisition of the biomedical services division of Intellamed, Inc. ("Intellamed") and the assumption by us of certain liabilities in connection therewith on April 1, 2007 for a purchase price of $14.4 million in cash, subject to certain adjustments and a holdback. In addition, subject to certain conditions, we are to pay earnout consideration to Intellamed during the first and second 12 full consecutive month periods following the April 1, 2007 closing date.

              We financed the above acquisitions with borrowings under our available credit facilities.

Results of Operations

        The following Management's Discussion and Analysis of Financial Condition and Results of Operations gives effect to revisions made to eliminate the discussion of the combined results of the predecessor and successor company, to separately discuss the historical results of the predecessor and successor company and should be read in conjunction with the accompanying financial statements and related notes for the 2007 periods.

        We have prepared our discussion of the results of operations for the three and six months ended June 30, 2007 and 2006 by comparing the results of operations of the predecessor for the three months and six months ended June 30, 2006 to the results of operations of the successor for the month ended June 30, 2007 and the predecessor two-month and five-month periods ended May 31, 2007.

        We present the non-GAAP financial measure gross margin, before purchase accounting adjustments, because we use this measure to monitor and evaluate the performance of our business and believe the presentation of this measure will enhance users' ability to analyze trends in our business and evaluate our performance relative to other companies in our industry. A reconciliation of the non-GAAP financial measure to its equivalent GAAP measure is included in the respective tables.

        The following tables provide information on the percentages of certain items of selected financial data compared to total revenues.

Quarter-to-Date

	Percent of Total Revenues
	Month Ended June 30, 2007 (Successor)	Two Months Ended May 31, 2007 (Predecessor)	Three Months Ended June 30, 2006 (Predecessor)

Revenue
Medical equipment outsourcing	77.3%	77.0%	78.3%
Technical and professional services	16.8	15.4	14.0
Medical equipment sales and remarketing	5.9	7.6	7.7

Total revenues	100.0%	100.0%	100.0%
Cost of Revenue
Cost of medical equipment outsourcing	27.4	25.5	25.7
Cost of technical and professional services	11.7	10.9	9.5
Cost of medical equipment sales and remarketing	5.6	6.1	5.9
Movable medical equipment depreciation	21.4	18.8	16.6

Total costs of medical equipment outsourcing, technical and professional services and medical equipment sales and remarketing	66.1	61.3	57.7

Gross margin	33.9	38.7	42.3

Selling, general and administrative	30.6	29.3	27.9
Transaction and related costs	—	60.0	—

Operating income (loss)	3.3	(50.6)	14.4
Interest expense	17.6	13.1	14.3
Loss on extinguishment of debt	4.8	50.9	—

Income (loss) before income taxes	(19.1)	(114.6)	0.1
Provision (benefit) for income taxes	(7.3)	0.7	0.4

Net loss	(11.8)%	(115.3)%	(0.3)%

Year-to-Date

	Percent of Total Revenues
	Month Ended June 30, 2007 (Successor)	Five Months Ended May 31, 2007 (Predecessor)	Six Months Ended June 30, 2006 (Predecessor)

Revenue
Medical equipment outsourcing	77.3%	78.9%	78.4%
Technical and professional services	16.8	13.8	13.9
Medical equipment sales and remarketing	5.9	7.3	7.7

Total revenues	100.0%	100.0%	100.0%
Cost of Revenue
Cost of medical equipment outsourcing	27.4	25.8	24.7
Cost of technical and professional services	11.7	9.4	9.5
Cost of medical equipment sales and remarketing	5.6	5.9	5.7
Movable medical equipment depreciation	21.4	17.2	16.1

Total costs of medical equipment outsourcing, technical and professional services and medical equipment sales and remarketing	66.1	58.3	56.0

Gross margin	33.9	41.7	44.0

Selling, general and administrative	30.6	26.7	26.8
Transaction and related costs	—	25.0	—

Operating income (loss)	3.3	(10.0)	17.2
Interest expense	17.6	12.9	13.9
Loss on extinguishment of debt	4.8	20.8	—

Income (loss) before income taxes	(19.1)	(43.7)	3.3
Provision (benefit) for income taxes	(7.3)	0.5	0.4

Net income (loss)	(11.8)%	(44.2)%	2.9%

Years Ended December 31, 2006, 2005 and 2004

	Predecessor
				Percent Increase (Decrease) Year Ended 2006 Over Year Ended 2005	Percent Increase (Decrease) Year Ended 2005 Over Year Ended 2004
	Percent of Total Revenues Year Ended December 31,
	2006	2005	2004
Revenue
Medical equipment outsourcing	78.6%	77.7%	78.4%	5.5%	7.2%
Technical and professional services	13.5	13.7	12.8	2.7	16.3
Medical equipment sales and remarketing	7.9	8.6	8.8	(4.7)	5.4

Total revenues	100.0%	100.0%	100.0%	4.2	8.2
Cost of Revenue
Cost of medical equipment outsourcing	26.2	24.3	23.6	12.4	11.3
Cost of technical and professional services	9.4	10.1	8.7	(3.7)	26.5
Cost of medical equipment sales and remarketing	6.0	6.8	6.7	(9.0)	10.5
Movable medical equipment depreciation	16.6	17.6	18.0	(1.4)	5.5

Total costs of medical equipment outsourcing, technical and professional services and medical equipment sales and remarketing	58.2	58.8	57.0	3.0	11.7

Gross margin	41.8	41.2	43.0	6.0	3.5
Selling, general and administrative	27.5	27.1	28.9	6.0	1.3

Operating income	14.3	14.1	14.1	6.1	8.2
Interest expense	14.0	14.4	15.3	1.5	2.0

Income (loss) before income taxes	0.3	(0.3)	(1.2)	*	*
Provision for income taxes	0.3	0.3	0.6	*	*

Net income (loss)	—%	(0.6)%	(1.8)%	*	*

*
Not Meaningful

Results of Operations for the Month Ended June 30, 2007 (successor) and Two Months Ended May 31, 2007 (predecessor) compared to the Three Months Ended June 30, 2006 (predecessor)

Medical Equipment Outsourcing Segment
(dollars in thousands)

	Month Ended June 30, 2007 (Successor)	Two Months Ended May 31, 2007 (Predecessor)	Three Months Ended June 30, 2006 (Predecessor)
Total revenue	$16,695	$33,866	$43,157
Cost of revenue	5,916	11,193	14,163
Movable medical equipment depreciation	4,632	8,250	9,171

Gross margin	$6,147	$14,423	$19,823

Gross margin %	36.8%	42.6%	45.9%
Gross margin	$6,147	$14,423	$19,823
Purchase accounting adjustments, primarily non-cash charges related to step-up in carrying value of movable medical equipment	1,510	—	—

Gross margin, before purchase accounting adjustments	$7,657	$14,423	$19,823

Gross margin %, before purchase accounting adjustments	45.9%	42.6%	45.9%

        Total revenue in the Medical Equipment Outsourcing segment was $16.7, $33.9 and $43.2 million for the month ended June 30, 2007 of successor, two months ended May 31, 2007 of predecessor and three months ended June 30, 2006 of predecessor, respectively. During the 2007 periods, we were successful in adding additional outsourcing customers through organic and competitive takeaway in our acute care and AMPP customer base. During the 2007 periods, we also generated incremental business from new and existing technology in our fleet.

        Total cost of revenue in the segment was $5.9, $11.2 and $14.2 million for the month ended June 30, 2007 of successor, two months ended May 31, 2007 of predecessor and three months ended June 30, 2006 of predecessor, respectively. Cost of revenue in this segment relates primarily to employee related expenses, equipment repair and maintenance charges related to our movable medical equipment fleet, occupancy and freight charges. During the 2007 periods, we experienced robust rental demand from new and existing customers and incurred additional repair and maintenance and other expenses associated with increased rental activity.

        Movable medical equipment depreciation was $4.6, $8.3 and $9.2 million for the month ended June 30, 2007 of successor, two months ended May 31, 2007 of predecessor and three months ended June 30, 2006 of predecessor, respectively. During the 2007 periods, we experienced increased movable medical equipment purchases to meet customer demand. Movable medical depreciation for the month ended June 30, 2007 of successor includes $1.4 million of charges relating to purchase accounting adjustments. In May 2007, we determined that certain pieces of respiratory equipment in our movable medical equipment fleet were impaired as defined by SFAS 144, Accounting for the Disposal of Long-Lived Assets, and we wrote-off all $0.9 million of this equipment's remaining net book value.

        Gross margin percentage for the Medical Equipment Outsourcing segment was 36.8%, 42.6% and 45.9% for the month ended June 30, 2007 of successor, two months ended May 31, 2007 of predecessor and three months ended June 30, 2006 of predecessor, respectively. Gross margin percentage for the month ended June 30, 2007 of successor was negatively impacted by purchase accounting adjustments relating primarily to depreciation. During the 2007 periods, lower pricing related to new GPO contracts and higher labor costs had a negative impact on margins.

        Gross margin percentage, before purchase accounting adjustments, was 45.9%, 42.6% and 45.9% for the month ended June 30, 2007 of successor, two months ended May 31, 2007 of predecessor and three months ended June 30, 2006 of predecessor, respectively. During the 2007 periods, lower pricing related to new GPO contracts and higher labor costs had a negative impact on margins.

Technical and Professional Services Segment
(dollars in thousands)

	Month Ended June 30, 2007 (Successor)	Two Months Ended May 31, 2007 (Predecessor)	Three Months Ended June 30, 2006 (Predecessor)
Total revenue	$3,630	$6,748	$7,710
Cost of revenue	2,526	4,801	5,247

Gross margin	$1,104	$1,947	$2,463

Gross margin %	30.4%	28.9%	31.9%
Gross margin	$1,104	$1,947	$2,463
Purchase accounting adjustments, primarily non-cash charges related to favorable lease commitments	5	—	—

Gross margin, before purchase accounting adjustments	$1,109	$1,947	$2,463

Gross margin %, before purchase accounting adjustments	30.5%	28.9%	31.9%

        Total revenue in the Technical and Professional Services segment was $3.6, $6.7 and $7.7 million for the month ended June 30, 2007 of successor, two months ended May 31, 2007 of predecessor and three months ended June 30, 2006 of predecessor, respectively. Revenue during the 2007 periods benefited from our acquisition of the assets of the ICMS division of Intellamed on April 1, 2007 and was also negatively impacted due to continued sales force attention on converting new customers in our medical equipment outsourcing segment, as well as selected contract terminations.

        Total cost of revenue in the segment was $2.5, $4.8 and $5.2 million for the month ended June 30, 2007 of successor, two months ended May 31, 2007 of predecessor and three months ended June 30, 2006 of predecessor, respectively. Cost of revenue consists primarily of employee related expense, occupancy charges and vendor expenses. Cost of revenue was impacted in the 2007 periods from additional expenses incurred related to our acquisition of the ICMS division of Intellamed.

        Gross margin percentage for the Technical and Professional Services segment was 30.4%, 28.9% and 31.9% for the month ended June 30, 2007 of successor, two months ended May 31, 2007 of predecessor and three months ended June 30, 2006 of predecessor, respectively.

Medical Equipment Sales and Remarketing Segment
(dollars in thousands)

	Month Ended June 30, 2007 (Successor)	Two Months Ended May 31, 2007 (Predecessor)	Three Months Ended June 30, 2006 (Predecessor)
Total revenue	$1,277	$3,359	$4,261
Cost of revenue	1,212	2,677	3,259

Gross margin	$65	$682	$1,002

Gross margin %	5.1%	20.3%	23.5%
Gross margin	$65	$682	$1,002
Purchase accounting adjustments, primarily non-cash charges related to step-up in carrying value of inventories	143	—	—

Gross margin, before purchase accounting adjustments	$208	$682	$1,002

Gross margin %, before purchase accounting adjustments	16.3%	20.3%	23.5%

        Total revenue in the Medical Equipment Sales and Remarketing segment was $1.3, $3.4 and $4.3 million for the month ended June 30, 2007 of successor, two months ended May 31, 2007 of predecessor and three months ended June 30, 2006 of predecessor, respectively. Robust rental demand in the Medical Equipment Outsourcing segment limited access to equipment for sale during the 2007 periods.

        Total cost of revenue in the segment was $1.2, $2.7 and $3.3 million for the month ended June 30, 2007 of successor, two months ended May 31, 2007 of predecessor and three months ended June 30, 2006 of predecessor, respectively. Cost of revenue in this segment consists primarily of cost of inventory and equipment sold and occupancy charges. Purchase accounting adjustments during the month ended June 30, 2007 of successor, primarily related to the increase in the carrying amount in inventory, resulted in charges $0.1 million.

        Gross margin percentage for the Medical Equipment Sales and Remarketing segment was 5.1%, 20.3% and 23.5% for the month ended June 30, 2007 of successor, two months ended May 31, 2007 of predecessor and three months ended June 30, 2006 of predecessor, respectively. Purchase accounting adjustments impacted the gross margin percentage for the month ended June 30, 2007 of successor. Margins during the 2007 periods were negatively impacted by larger individual sales with lower margins.

        Gross margin percentage before purchase accounting adjustments for the Medical Equipment Sales and Remarketing segment was 16.3%, 20.3% and 23.5% for the month ended June 30, 2007 of successor, two months ended May 31, 2007 of predecessor and three months ended June 30, 2006 of predecessor, respectively. Margins and activity in this segment fluctuate based on the transactional nature of the business.

Selling, General and Administrative, Transaction and Related Costs, Interest Expense and Loss on Extinguishment of Debt
(dollars in thousands)

	Month Ended June 30, 2007 (Successor)	Two Months Ended May 31, 2007 (Predecessor)	Three Months Ended June 30, 2006 (Predecessor)
Selling, general and administrative	$6,604	$12,892	$15,378
Transaction and related costs	—	26,379	—
Interest expense	3,800	5,747	7,887
Loss on extinguishment of debt	1,041	22,396	—

Selling, General and Administrative

        Selling, general and administrative expense was $6.6, $12.9 and $15.4 million for the month ended June 30, 2007 of successor, two months ended May 31, 2007 of predecessor and three months ended June 30, 2006 of predecessor, respectively. Selling, general and administrative expenses consist primarily of employee related expenses, professional fees, occupancy charges and depreciation and amortization. Expenses during the month ended June 30, 2007 of successor includes $1.3 million of charges related to the amortization of our intangible assets which were recorded at fair value in connection with the Transactions. Selling, general and administrative expenses as a percentage of total revenue was 30.6%, 29.3% and 27.9% for the month ended June 30, 2007 of successor, two months ended May 31, 2007 of predecessor and three months ended June 30, 2006 of predecessor, respectively.

Transaction and Related Costs

        We incurred $26.4 million of expenses in connection with the Transactions during the two months ended May 31, 2007 of predecessor. These expenses consisted primarily of accounting, legal, investment banking advisory and restructuring expenses totaling $13.2 million, BSMB fees expensed of $6.5 million and stock-based compensation expense related to the accelerated vesting of options under our 2003 Stock Option Plan of $6.7 million.

Interest Expense

        Interest expense was $3.8, $5.7 and $7.9 million for the month ended June 30, 2007 of successor, two months ended May 31, 2007 of predecessor and three months ended June 30, 2006 of predecessor, respectively. Interest expense during the month ended June 30, 2007 of successor includes interest charges related to the increased debt issued in connection with the Transactions partially offset by lower average interest rates.

Loss on Extinguishment of Debt

        During the month ended June 30, 2007 of successor, we incurred $1.0 million of expense related to the purchase of $15.0 million of our 10.125% Senior Notes. The expense consisted of a call premium of $0.7 million and the write-off of $0.3 million of unamortized deferred financing costs.

        During the two months ended May 31, 2007 of predecessor, we incurred $22.4 million of expense related to the purchase of $235.0 million of our 10.125% Senior Notes and cancellation of our Amended Credit Agreement. The expense consisted of call premiums of $16.1 million related to our 10.125% Senior Notes and the write-off of $6.3 million of unamortized deferred financing costs related to our 10.125% Senior Notes and Amended Credit Agreement.

Income Taxes

        Income tax (benefit) expense was $(1.6), $0.3 and $0.2 million for the month ended June 30, 2007 of successor, two months ended May 31, 2007 of predecessor and three months ended June 30, 2006 of predecessor, respectively. The Company moved from a net deferred tax asset position prior to the Transactions, where tax expense related primarily to minimum state taxes due to valuation allowances established for net operating losses not recognized, to a net deferred tax liability position after the Transactions. Management believes the valuation allowance is no longer necessary as we determined that it was more likely than not that the benefits of these deferred tax assets will be realized.

Net Loss

        Net loss was $2.5, $50.7 and $0.2 million for the month ended June 30, 2007 of successor, two months ended May 31, 2007 of predecessor and three months ended June 30, 2006 of predecessor, respectively. Net loss for the month ended June 30, 2007 of successor was impacted by Transaction related purchase accounting entries and interest associated with our senior secured notes. Net loss for the two months ended May 31, 2007 of predecessor was impacted by $26.4 million of transaction and related costs and $22.4 million of loss on extinguishment of debt.

Results of Operations for the Month Ended June 30, 2007 (successor) and Five Months Ended May 31, 2007 (predecessor) compared to the Six Months Ended June 30, 2007 (predecessor)

Medical Equipment Outsourcing Segment
(dollars in thousands)

	Month Ended June 30, 2007 (Successor)	Five Months Ended May 31, 2007 (Predecessor)	Six Months Ended June 30, 2006 (Predecessor)
Total revenue	$16,695	$84,855	$88,718
Cost of revenue	5,916	27,694	27,940
Movable medical equipment depreciation	4,632	18,512	18,200

Gross margin	$6,147	$38,649	$42,578

Gross margin %	36.8%	45.5%	48.0%
Gross margin	$6,147	$38,649	$42,578
Purchase accounting adjustments, primarily non-cash charges related to step-up in carrying value of movable medical equipment	1,510	—	—

Gross margin, before purchase accounting adjustments	$7,657	$38,649	$42,578

Gross margin %, before purchase accounting adjustments	45.9%	45.5%	48.0%

        Total revenue in the Medical Equipment Outsourcing segment was $16.7, $84.9 and $88.7 million for the month ended June 30, 2007 of successor, five months ended May 31, 2007 of predecessor and six months ended June 30, 2006 of predecessor, respectively. During the 2007 periods, we were successful in adding additional outsourcing customers through organic and competitive takeaway in our acute care and AMPP customer base. During the 2007 periods, we also generated incremental business from new and existing technology in our fleet.

        Total cost of revenue in the segment was $5.9, $27.7 and $27.9 million for the month ended June 30, 2007 of successor, five months ended May 31, 2007 of predecessor and six months ended June 30, 2006 of predecessor, respectively. Cost of revenue in this segment relates primarily to employee related expenses, equipment repair and maintenance charges related to our movable medical equipment fleet, occupancy and freight charges. During the 2007 periods, we experienced robust rental demand from new and existing customers and incurred additional repair and maintenance and other expenses associated with increased rental activity.

        Movable medical equipment depreciation was $4.6, $18.5 and $18.2 million for the month ended June 30, 2007 of successor, five months ended May 31, 2007 of predecessor and six months ended June 30, 2006 of predecessor, respectively. During the 2007 periods we experienced increased movable medical equipment purchases to meet customer demand. Movable medical equipment depreciation for the month ended June 30, 2007 of successor includes $1.4 million of charges relating to purchase accounting adjustments. In May 2007, we determined that certain pieces of respiratory equipment in our movable medical equipment fleet were impaired as defined by SFAS 144, Accounting for the Disposal of Long-Lived Assets, and we wrote-off all $0.9 million of this equipment's remaining net book value.

        Gross margin percentage for the Medical Equipment Outsourcing segment was 36.8%, 45.5% and 48.0% for the month ended June 30, 2007 of successor, five months ended May 31, 2007 of predecessor and six months ended June 30, 2006 of predecessor, respectively. Gross margin percentage for the month ended June 30, 2007 of successor was negatively impacted by purchase accounting adjustments relating primarily to depreciation. During the 2007 periods, lower pricing related to new GPO contracts and higher labor costs had a negative impact on margins.

        Gross margin percentage, before purchase accounting adjustments, was 45.9%, 45.5% and 48.0% for the month ended June 30, 2007 of successor, five months ended May 31, 2007 of predecessor and six months ended June 30, 2006 of predecessor, respectively. During the 2007 periods, lower pricing related to new GPO contracts and higher labor costs had a negative impact on margins.

Technical and Professional Services Segment
(dollars in thousands)

	Month Ended June 30, 2007 (Successor)	Five Months Ended May 31, 2007 (Predecessor)	Six Months Ended June 30, 2006 (Predecessor)
Total revenue	$3,630	$14,800	$15,670
Cost of revenue	2,526	10,124	10,707

Gross margin	$1,104	$4,676	$4,963

Gross margin %	30.4%	31.6%	31.7%
Gross margin	$1,104	$4,676	$4,963
Purchase accounting adjustments, primarily non-cash charges related to favorable lease commitments	5	—	—

Gross margin, before purchase accounting adjustments	$1,109	$4,676	$4,963

Gross margin %, before purchase accounting adjustments	30.6%	31.6%	31.7%

        Total revenue in the Technical and Professional Services segment was $3.6, $14.8 and $15.7 million for the month ended June 30, 2007 of successor, five months ended May 31, 2007 of predecessor and six months ended June 30, 2006 of predecessor, respectively. Revenue during the 2007 periods benefited from our acquisition of the assets of the ICMS division of Intellamed on April 1, 2007 and was negatively impacted due to continued sales force attention on converting new customers in our medical equipment outsourcing segment, as well as selected contract terminations.

        Total cost of revenue in the segment was $2.5, $10.1 and $10.7 million for the month ended June 30, 2007 of successor, five months ended May 31, 2007 of predecessor and six months ended

June 30, 2006 of predecessor, respectively. Cost of revenue consists primarily of employee related expenses, vendor expenses and occupancy charges. Cost of revenue was impacted in the 2007 periods from additional expenses incurred related to our acquisition of the ICMS division of Intellamed.

        Gross margin percentage for the Technical and Professional Services segment was 30.4%, 31.6% and 31.7% for the month ended June 30, 2007 of successor, two months ended May 31, 2007 of predecessor and three months ended June 30, 2006 of predecessor, respectively.

Medical Equipment Sales and Remarketing Segment
(dollars in thousands)

	Month Ended June 30, 2007 (Successor)	Five Months Ended May 31, 2007 (Predecessor)	Six Months Ended June 30, 2006 (Predecessor)
Total revenue	$1,277	$7,867	$8,722
Cost of revenue	1,212	6,366	6,436

Gross margin	$65	$1,501	$2,286

Gross margin %	5.1%	19.1%	26.2%
Gross margin	$65	$1,501	$2,286
Purchase accounting adjustments, primarily non-cash charges related to step-up in carrying value of inventories	143	—	—

Gross margin, before purchase accounting adjustments	$208	$1,501	$2,286

Gross margin %, before purchase accounting adjustments	16.3%	19.1%	26.2%

        Total revenue in the Medical Equipment Sales and Remarketing segment was $1.3, $7.9 and $8.7 million for the month ended June 30, 2007 of successor, five months ended May 31, 2007 of predecessor and six months ended June 30, 2006 of predecessor, respectively. Robust rental demand in the Medical Equipment Outsourcing segment limited access to equipment for sale during the 2007 periods.

        Total cost of revenue in the segment was $1.2, $6.4 and $6.4 million for the month ended June 30, 2007 of successor, five months ended May 31, 2007 of predecessor and six months ended June 30, 2006 of predecessor, respectively. Cost of revenue in this segment consists primarily of cost of inventory and equipment sold and occupancy charges. Purchase accounting adjustments during the month ended June 30, 2007 of successor, primarily related to the increase in the carrying amount in inventory, resulted in charges $0.1 million.

        Gross margin percentage for the Medical Equipment Sales and Remarketing segment was 5.1%, 19.1% and 26.2% for the month ended June 30, 2007 of successor, five months ended May 31, 2007 of predecessor and six months ended June 30, 2006 of predecessor, respectively. The impact of purchase accounting adjustments impacted gross margin percentage for the month ended June 30, 2007 of successor. Margins during the 2007 periods were negatively impacted by larger individual sales with lower margins.

        Gross margin percentage before purchase accounting adjustments for the Medical Equipment Sales and Remarketing segment was 16.3%, 19.1% and 26.2% for the month ended June 30, 2007 of successor, five months ended May 31, 2007 of predecessor and six months ended June 30, 2006 of predecessor, respectively. Margins and activity in this segment will fluctuate based on the transactional nature of the business.

Selling, General and Administrative, Transaction and Related Costs, Interest Expense and Loss on Extinguishment of Debt
(dollars in thousands)

	Month Ended June 30, 2007 (Successor)	Five Months Ended May 31, 2007 (Predecessor)	Six Months Ended June 30, 2006 (Predecessor)

Selling, general and administrative	$6,604	$28,692	$30,342
Transaction and related costs	—	26,891	—
Interest expense	3,800	13,829	15,704
Loss on extinguishment of debt	1,041	22,396	—

Selling, General and Administrative

        Selling, general and administrative expense was $6.6, $28.7 and $30.3 million for the month ended June 30, 2007 of successor, five months ended May 31, 2007 of predecessor and six months ended June 30, 2006 of predecessor, respectively. Selling, general and administrative expenses consist primarily of employee related expenses, professional fees, occupancy charges and depreciation and amortization. Expenses during the month ended June 30, 2007 of successor includes $1.3 million of charges related to the amortization of our intangible assets which were recorded at fair value in connection with the Transactions. Selling, general and administrative expenses as a percentage of total revenue was 30.6%, 26.7% and 26.8% for the month ended June 30, 2007 of successor, five months ended May 31, 2007 of predecessor and six months ended June 30, 2006 of predecessor, respectively.

Transaction and Related Costs

        We incurred $26.9 million of expenses in connection with the Transactions during the five months ended May 31, 2007 of predecessor. These expenses consisted primarily of accounting, legal, investment banking advisory and restructuring expenses totaling $13.2 million, BSMB fees expensed of $6.5 million and stock-based compensation expense related to the accelerated vesting of options under our 2003 Stock Option Plan of $6.7 million.

Interest Expense

        Interest expense was $3.8, $13.8 and $15.7 million for the month ended June 30, 2007 of successor, five months ended May 31, 2007 of predecessor and six months ended June 30, 2006 of predecessor, respectively. Interest expense during the month ended June 30, 2007 of successor includes interest charges related to the increased debt issued in connection with the Transactions partially offset by lower average interest rates.

Loss on Extinguishment of Debt

        During the month ended June 30, 2007 of successor, we incurred $1.0 million of expense related to the purchase of $15.0 million of our 10.125% Senior Notes. The expense consisted of a call premium of $0.7 million and the write-off of $0.3 million of unamortized deferred financing costs.

        During the five months ended May 31, 2007 of predecessor we incurred $22.4 million of expense related to the purchase of $235.0 million of our 10.125% Senior Notes and cancellation of our Amended Credit Agreement. The expense consisted of call premiums of $16.1 million related to our 10.125% Senior Notes and the write-off of $6.3 million of unamortized deferred financing costs related to our 10.125% Senior Notes and Amended Credit Agreement.

Income Taxes

        Income tax (benefit) expense was $(1.6), $0.5 and $0.4 million for the month ended June 30, 2007 of successor, five months ended May 31, 2007 of predecessor and six months ended June 30, 2006 of predecessor, respectively. The Company moved from a net deferred tax asset position prior to the Transactions, where tax expense related primarily to minimum state taxes due to valuation allowances established for net operating losses not recognized, to a net deferred tax liability position after the Transactions. Management believes the valuation allowance is no longer necessary as we determined that it was more likely than not that the benefits of these deferred tax assets will be realized.

Net Income (Loss)

        Net income (loss) was $(2.5), $(47.5) and $3.4 million for the month ended June 30, 2007 of successor, five months ended May 31, 2007 of predecessor and six months ended June 30, 2006 of predecessor, respectively. Net loss for the month ended June 30, 2007 of successor was impacted by Transaction related purchase accounting entries and interest associated with our senior secured notes. Net loss for the five months ended May 31, 2007 of predecessor was impacted by $26.9 million of transaction and related costs and $22.4 million of loss on extinguishment of debt.

EBITDA

        Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") was $6.3, $(10.3) and $41.1 million for the month ended June 30, 2007 of successor, five months ended May 31, 2007 of predecessor and six months ended June 30, 2006 of predecessor, respectively. EBITDA for the month ended June 30, 2007 of successor was primarily impacted from purchase accounting entries related to the Transactions and loss on extinguishment of debt. EBITDA for the five months ended May 31, 2007 of predecessor was primarily impacted from transaction and related expenses and loss on extinguishment of debt. Both 2007 periods benefited from robust customer demand in our movable medical equipment outsourcing segment

        EBITDA is not intended to represent an alternative to operating income or cash flows from operating, financing or investing activities (as determined in accordance with generally accepted accounting principles ("GAAP")) as a measure of performance, and is not representative of funds available for discretionary use due to our financing obligations. EBITDA, as defined by us, may not be calculated consistently among other companies applying similar reporting measures. EBITDA is included because it is a widely accepted financial indicator used by certain investors and financial analysts to assess and compare companies, and a version of EBITDA is an integral part of our debt covenant calculations. Management believes that EBITDA provides an important perspective on our ability to service our long-term obligations, our ability to fund continuing growth, and our ability to continue as a going concern. A reconciliation of operating cash flows to EBITDA is included below:

	Month Ended June 30, 2007 (Successor)	Five Months Ended May 31, 2007 (Predecessor)	Six Months Ended June 30, 2006 (Predecessor)
(in thousands)
Net cash provided by operating activities	$(26,013)	$34,318	$24,823
Changes in operating assets and liabilities	30,249	(27,711)	2,332
Other and non-cash expenses	(137)	(31,258)	(2,141)
Income tax expense	(1,581)	492	408
Interest expense	3,800	13,829	15,704

EBITDA	$6,318	$(10,330)	$41,126

Supplemental Information
(dollars in thousands)

	Month Ended June 30, 2007 (Successor)	Five Months Ended May 31, 2007 (Predecessor)	Six Months Ended June 30, 2006 (Predecessor)
EBITDA	$6,318	$(10,330)	$41,126
Net cash provided by (used in) operating activities	$(26,013)	$34,318	$24,823
Net cash used in investing activities	(337,689)	(48,060)	(20,999)
Net cash provided by (used in) financing activities	367,185	13,742	(3,824)
Movable medical equipment depreciation	4,632	18,512	18,200
Non-movable medical equipment depreciation	$669	$3,113	$2,521
Other operating data:
Movable medical equipment owned (approximate units at end of period)	186,000	185,000	164,000
Offices (at end of period)	79	79	78
Number of outsourcing hospital customers (approximate number at end of period)	3,825	3,800	3,200
Number of total outsourcing customers (approximate number at end of period)	7,275	7,200	6,350

Results of Operations for the Year Ended December 31, 2006 compared to the Year Ended December 31, 2005

Medical Equipment Outsourcing Segment
(dollars in thousands)

	Year Ended December 31,
				% Change
	2006	2005	Change
Total revenue	$176,932	$167,687	$9,245	5.5%
Cost of revenue	58,987	52,499	6,488	12.4
Movable medical equipment depreciation	37,430	37,966	(536)	(1.4)

Gross margin	$80,515	$77,222	$3,293	4.3%

Gross margin %	45.5%	46.1%

        Total revenue in the Medical Equipment Outsourcing segment rose $9.2 million, or 5.5%, to $176.9 million in 2006. This increase was driven by growth in our acute care customer base, increased activity in our AMPP customers and incremental business from new and existing technology in our fleet, offsetting weak hospital census.

        Total cost of revenue in the segment rose $6.5 million, or 12.4%, to $59.0 million in 2006. This increase is primarily attributable to higher repair and maintenance costs associated with our fleet of $2.5 million and higher employee-related costs of $1.9 million due to an increased number of employees. Other increases in this area include increased gasoline expense of $0.6 million, travel expense of $0.6 million, occupancy expense of $0.5 million and other net expense increases of $0.4 million. Increased expenses were primarily driven by increased business activity.

        Movable medical equipment depreciation decreased $0.5 million, or 1.4%, to $37.4 million in 2006. This decrease is primarily due to the effects of disposals and equipment reaching the end of its depreciable life.

        Gross margin from the Medical Equipment Outsourcing segment for the year ended December 31, 2006, was $80.5 million, representing a $3.3 million, or 4.3% increase from 2005. Gross margin percentage for the Medical Equipment Outsourcing segment decreased from 46.1% in 2005 to 45.5% in 2006. This decrease is primarily attributable to higher repair and maintenance and employee-related costs along with generally weak hospital census.

Technical and Professional Services Segment
(dollars in thousands)

	Year Ended December 31,
				% Change
	2006	2005	Change
Total revenue	$30,445	$29,654	$791	2.7%
Cost of revenue	21,068	21,878	(810)	(3.7)

Gross margin	$9,377	$7,776	$1,601	20.6%

Gross margin %	30.8%	26.2%

        Total revenue in the Technical and Professional Services segment rose $0.8 million, or 2.7%, to $30.4 million in 2006. This revenue increase resulted primarily from growth in our resident biomedical programs of $0.8 million and our manufacturer services business of $0.3 million partially offset by a decrease in supplemental or response-based revenues of $0.3 million. These product lines are transactional in nature and such results reflect increased customer demand.

        Total cost of revenue in the segment decreased $0.8 million, or 3.7%, to $21.1 million in 2006. This decrease is primarily attributable to a decrease in repair and supply related expenses of $0.6 million and lower travel expense of $0.5 million, partially offset by other increased expenses of $0.3 million.

        Gross margin from the Technical and Professional Services segment for the year ended December 31, 2006, totaled $9.4 million, representing a $1.6 million, or 20.6%, increase from 2005. Gross margin percentage for the Technical and Professional Services segment increased from 26.2% in 2005 to 30.8% in 2006. This increase is primarily due to increased resident biomedical revenues and the effect of operating efficiency programs.

Medical Equipment Sales and Remarketing Segment
(dollars in thousands)

	Year Ended December 31,
				% Change
	2006	2005	Change
Total revenue	$17,698	$18,563	$(865)	(4.7)%
Cost of revenue	13,387	14,706	(1,319)	(9.0)

Gross margin	$4,311	$3,857	$454	11.8%

Gross margin %	24.4%	20.8%

        Total revenue in the Medical Equipment Sales and Remarketing segment decreased $0.9 million, or 4.7%, to $17.7 million in 2006. This decrease was caused by lower sales in disposable, new equipment, and other of $0.6, $0.6 and $0.2, respectively. These decreases were partially offset by increased used equipment sales of $0.5 million. These results are consistent with our strategy to reduce activity with disposable products.

        Total cost of revenue in the segment decreased $1.3 million, or 9.0%, to $13.4 million in 2006. This decrease is primarily attributable to lower cost of disposable sales, new equipment sales, used equipment and other sales of $0.6, $0.4, $0.2 and $0.1 million, respectively.

        Gross margin from the Medical Equipment Sales and Remarketing segment for the year ended December 31, 2006, was $4.3 million, representing a $0.5 million or 11.8% increase from 2005. Gross margin percentage for the Medical Equipment Sales and Remarketing segment increased from 20.8% in 2005 to 24.4% in 2006. Margins in this segment fluctuate based on equipment mix and used equipment availability.

  Selling, General and Administrative

        Selling, general and administrative expenses increased $3.5 million, or 6.0%, to $61.9 million in 2006. The increase was primarily attributable to $1.6 million of stock compensation expenses related to the adoption of Statement of Financial Accounting Standards No. 123(R) ("SFAS 123(R)"), increased personal property taxes of $0.9 million, the write-off of software development costs previously capitalized of $0.8 million, higher board of directors related expenses of $0.7 million, increased travel and entertainment expense of $0.4 million and other increases totaling $0.2 million. Increases were partially mitigated by a decrease in Sarbanes-Oxley Act ("SOX") related and data communication expenses of $0.6 and $0.5 million, respectively. Selling, general and administrative expenses as a percentage of total revenue increased to 27.5% in 2006 from 27.1% for 2005.

  Interest Expense

        Interest expense rose $0.5 million, or 1.5%, to $31.6 million in 2006. The increase in interest expense reflects higher interest rates and increased debt, primarily resulting from capital leases. Our average effective interest rate on variable rate debt increased from 6.6% to 7.5% during 2006.

  Income Taxes

        Tax expense for 2006 was $0.6 million versus $0.8 million for 2005. Income tax expense relates primarily to valuation allowances established for net operating losses not recognized as well as minimum state taxes.

  Net Income (Loss)

        Net income (loss) improved $1.6 million to $0.1 million in 2006. The improvement is primarily due to increased revenue generating higher gross margin of $5.3 million, partially offset by increased selling, general and administrative costs of $3.5 million and interest expense of $0.5 million.

  EBITDA

        EBITDA for the year ended December 31, 2006, was $77.7 million, representing a $2.7 million, or 3.6%, increase from $75.0 million for the same period of 2005. This increase resulted primarily from increased revenue generating higher gross margin of $5.3 million partially offset by increased selling, general and administrative expense.

        EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization. Management understands that some industry analysts and investors consider EBITDA as a supplementary non-GAAP financial measure useful in analyzing a company's ability to service debt. EBITDA, however, is not a measure of financial performance under GAAP and should not be considered as an alternative to, or more meaningful than, net income as a measure of operating performance or to cash flows from operating, investing or financing activities or as a measure of liquidity. Since EBITDA is not a measure determined in accordance with GAAP and is thus susceptible to varying interpretations and calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. EBITDA does not represent an amount of funds that is available for management's discretionary use.

        For a reconciliation of EBITDA to net cash provided by operating activities, see note 3 under the caption "Summary—Summary Financial Data."

Results of Operations for the Year Ended December 31, 2005 compared to the Year Ended December 31, 2004

Medical Equipment Outsourcing Segment
(dollars in thousands)

	Year Ended December 31,
				% Change
	2005	2004	Change
Total revenue	$167,687	$156,490	$11,197	7.2%
Cost of revenue	52,499	47,178	5,321	11.3
Movable medical equipment depreciation	37,966	36,003	1,963	5.5

Gross margin	$77,222	$73,309	$3,913	5.3%

Gross margin %	46.1%	46.8%

        Total revenue in the Medical Equipment Outsourcing segment rose $11.2 million, or 7.2%, to $167.7 million in 2005. This increase was driven by growth in our acute care customer base, increased activity in our AMPP customers, and incremental business from new and existing technology in our fleet, offsetting weak hospital census and the impacts of equipment recalls.

        Total cost of revenue in the segment rose $5.3 million, or 11.3%, to $52.5 million in 2005. This increase is primarily attributable to higher employee-related costs of $1.5 million due to increased headcount, worker's compensation costs and higher benefits costs. Facilities and occupancy expenses rose $1.2 million in association with office expansions and relocations as well as higher utility rates. Other increases in this area include repair expenses of $1.2 million, gasoline and other fleet expenses of $0.6 million, freight expenses of $0.6 million and other unfavorable cost variances of $0.2 million, all primarily driven by increased business activity.

        Movable medical equipment depreciation increased $2.0 million, or 5.5%, to $38.0 million in 2005. This increase primarily reflects an increase in the average total value of rental equipment during the year.

        Gross margin from the Medical Equipment Outsourcing segment for the year ended December 31, 2005, was $77.2 million, representing a $3.9 million, or 5.3% increase from medical equipment outsourcing gross margin of $73.3 million for 2004. Gross margin percentage for the Medical Equipment Outsourcing segment decreased from 46.8% in 2004 to 46.1% in 2005. This decrease is primarily attributable to higher employee-related, repair, occupancy and fleet costs and weak hospital census.

Technical and Professional Services Segment
(dollars in thousands)

	Year Ended December 31,
				% Change
	2005	2004	Change
Total revenue	$29,654	$25,491	$4,163	16.3%
Cost of revenue	21,878	17,295	4,583	26.5

Gross margin	$7,776	$8,196	$(420)	(5.1)%

Gross margin %	26.2%	32.2%

        Total revenue in the Technical and Professional Services segment rose $4.2 million, or 16.3%, to $29.7 million in 2005. This revenue increase resulted from growth in our supplemental, or response-based, business of $2.6 million and manufacturer services business of $0.4 million. These product lines are transactional in nature and such results reflect increased customer demand. We also experienced growth in our resident-based programs of $1.2 million, reflecting higher resident program count and increased activity at existing customers. Fiscal 2005 also benefited from a full year of contribution from the acquisition of ACES, which was not represented in the first quarter of 2004.

        Total cost of revenue in the segment rose $4.6 million, or 26.5%, to $21.9 million in 2005. This increase is primarily attributable to greater average technician headcount generating higher employee-related costs of $3.0 million and higher repair costs of $1.6 million.

        Gross margin from the Technical and Professional Services segment for the year ended December 31, 2005, totaled $7.8 million, representing a $0.4 million, or 5.1%, decrease from Technical and Professional Services segment gross margin of $8.2 million for 2004.

        Gross margin percentage for the Technical and Professional Services segment decreased from 32.2% in 2004 to 26.2% in 2005. This decrease is primarily due to increased competition, in addition to the loss of revenue from a financially distressed customer during 2005 and increased staffing costs related to the building of our equipment lifecycle services platform. We believe margin levels experienced in 2004 are not sustainable going forward due to increased competition.

Medical Equipment Sales and Remarketing Segment
(dollars in thousands)

	Year Ended December 31,
				% Change
	2005	2004	Change
Total revenue	$18,563	$17,619	$944	5.4%
Cost of revenue	14,706	13,307	1,399	10.5

Gross margin	$3,857	$4,312	$(455)	(10.6)%

Gross margin %	20.8%	24.5%

        Total revenue in the Medical Equipment Sales and Remarketing segment rose $0.9 million, or 5.4%, to $18.6 million in 2005. This increase was caused by higher new equipment sales of $1.1 million and higher fleet and used equipment sales of $1.6 million, partially offset by reduced sales of disposable items of $1.8 million. These results are consistent with our strategy to reduce activity with disposable products and continue to grow new and used equipment sales.

        Total cost of revenue in the segment rose $1.4 million, or 10.5%, to $14.7 million in 2005. This increase is primarily attributable to higher costs of new equipment sales of $1.7 million, used and brokerage equipment of $1.0 million and repair and logistic costs of $0.3 million partially offset by reduced costs of disposable goods sold of $1.6 million.

        Gross margin from the Medical Equipment Sales and Remarketing segment for the year ended December 31, 2005, was $3.9 million, representing a $0.4 million or 10.6% decrease from the Medical Equipment Sales and Remarketing segment gross margin of $4.3 million for the same period of 2004. Gross margin percentage for the Medical Equipment Sales and Remarketing segment decreased from 24.5% in 2004 to 20.8% in 2005. Margins in this segment will fluctuate based on equipment mix and used equipment availability, which was constrained in the first quarter of 2005 by robust demand in our outsourcing segment where for-sale inventory was converted to our rental fleet. Additionally, a recall of Baxter's Colleague infusion pump line resulted in higher rental utilization of older infusion pump models which typically would have been sold.

  Selling, General and Administrative

        Selling, general and administrative expenses increased $0.7 million, or 1.3%, to $58.5 million in 2005 primarily attributable to recruiting, relocation and severance costs related to the realignment of our sales and operations organizations of $0.7 million. Increases in other expenses in this area were mitigated by the effects of continuous improvement efforts and cost controls implemented during the second half of 2005 that resulted in reduced employee-related and travel expenses. Selling, general and administrative expenses as a percentage of total revenue decreased to 27.1% in 2005 from 28.9% for 2004.

  Interest Expense

        Interest expense rose $0.6 million, or 2.0%, to $31.1 million in 2005. The increase in interest expense reflects increased borrowing as well as higher interest rates. Average total borrowings in 2005 increased to $298.6 million from $288.2 million for 2004, primarily due to the timing of the acquisitions in the first half of 2004. Our average effective interest rate on variable rate debt increased from 5.5% to 6.6% during 2005.

  Income Taxes

        Tax expense for 2005 was $0.8 million versus $1.2 million for 2004. Income tax expense relates primarily to valuation allowances established for net operating losses not recognized as well as minimum state taxes.

  Net Income (Loss)

        Net loss improved $2.0 million, or 56.3%, to $1.6 million in 2005. The improvement is primarily due to increased revenue generating higher gross margin of $3.0 million partially offset by increased selling, general and administrative costs of $0.7 million and interest expense of $0.6 million. Net loss in 2005 was also impacted by increased worker's compensation and auto insurance costs of $0.7 million offset by lower income tax expense of $0.4 million.

  EBITDA

        EBITDA for the year ended December 31, 2005, was $75.0 million, representing a $6.5 million, or 9.5%, increase from $68.5 million for the same period of 2004. This increase resulted primarily from increased revenue generating higher gross margin of $3.0 million. EBITDA also benefited by $1.2 million related to recording of certain leased vehicles that qualified as capital leases.

        EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization. Management understands that some industry analysts and investors consider EBITDA as a supplementary non-GAAP financial measure useful in analyzing a company's ability to service debt. EBITDA, however, is not a measure of financial performance under GAAP and should not be considered as an alternative to, or more meaningful than, net income as a measure of operating performance or to cash flows from operating, investing or financing activities or as a measure of liquidity. Since EBITDA is not a measure determined in accordance with GAAP and is thus susceptible to varying interpretations and calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. EBITDA does not represent an amount of funds that is available for management's discretionary use.

        For a reconciliation of EBITDA to net cash provided by operating activities, see note 3 under the caption "Summary—Summary Financial Data."

Seasonality

        Quarterly operating results are typically affected by seasonal factors. Historically, our first and fourth quarters are the strongest, reflecting increased hospital utilization during the fall and winter months.

Liquidity and Capital Resources

        Our principal sources of liquidity are expected to be cash flows from operating activities and borrowings under our new senior secured credit facility. It is anticipated that our principal uses of liquidity will be to fund capital expenditures related to purchases of medical equipment, provide working capital, meet debt service requirements and finance our strategic plans, including acquisitions.

        We require substantial cash to grow our Medical Equipment Outsourcing programs and service our debt. Our outsourcing programs require us to invest a significant amount of cash in medical equipment purchases. To the extent that such expenditures cannot be funded from our operating cash flow, borrowings under our new senior secured credit facility or other financing sources, we may not be able to conduct our business or grow as currently planned.

        If we are unable to generate sufficient cash flow from operations in order to service our debt, we will be forced to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing our debt or seeking additional equity capital. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. If we are unable to repay our debt at maturity, we may have to obtain alternative financing, which may not be available to us.

        Net cash provided by (used in) operating activities was $(26.0), $34.3 and $24.8 million for the month ended June 30, 2007 of successor, five months ended May 31, 2007 of predecessor and six months ended June 30, 2006 of predecessor, respectively. Net cash used in operating activities was impacted primarily by the payment of accrued expenses related to the Transactions during the month ended June 30, 2007 of successor. Net cash used in investing activities was $337.7, $48.1 and $21.0 million for the month ended June 30, 2007 of successor, five months ended May 31, 2007 of predecessor and six months ended June 30, 2006 of predecessor, respectively. Net cash used in investing activities was impacted by the acquisition of Universal Hospital Services, Inc. by Parent during the month ended June 30, 2007 of successor. During the five months ended May 31, 2007 of predecessor, net cash used in investing activities was impacted by the acquisition of the ICMS division of Intellamed, Inc. and capital expenditures for movable medical equipment related to robust demand in our medical equipment outsourcing segment. Net cash provided by (used in) financing activities was $367.2, $13.7 and $(3.8) million for the month ended June 30, 2007 of successor, five months ended May 31, 2007 of predecessor and six months ended June 30, 2006 of predecessor, respectively. Net cash provided by financing activities benefited from the issuance of our senior secured notes and cash equity contributions, partially offset by cash outlays related to the purchase of predecessor debt during the month ended June 30, 2007 of successor.

        Net cash provided by operating activities during the year ended December 31, 2006, was $48.9 million compared to $44.0 million in the same period in 2005. This increase was primarily attributable to increased net earnings of $1.6 million, favorable changes in operating assets and liabilities of $1.7 million and favorable other non-cash expenses of $1.6 million. Net cash used in investing activities during the year ended December 31, 2006, was $51.7 million, compared to $40.6 million in the same period in 2005. This increase was primarily due to increased medical purchases of $12.7 million. Net cash provided by financing activities during the year ended December 31, 2006, was $2.8 million, compared to net cash used in financing activities of $3.3 million in the same period in 2005. This change was primarily attributable to increased net borrowings under our existing senior credit facility of $4.1 million resulting from increased medical equipment purchases during 2006 and a $1.5 million reduction in our book overdrafts. Changes in book overdraft relate to changes in checks outstanding.

        Net cash provided by operating activities during the year ended December 31, 2005, was $44.0 million compared to $38.0 million in the same period in 2004. This increase was primarily attributable to decreased net loss due to increased revenue generating $3.0 million higher gross margin. Net cash used in investing activities during the year ended December 31, 2005, was $40.6 million, compared to $65.2 million in the same period in 2004. This decrease was primarily due to the $14.0 million reduction in acquisitions and reduced cash payments on net equipment purchases of $9.7 million. Net cash used in financing activities during the year ended December 31, 2005, was $3.3 million, compared to net cash provided by financing activities of $27.2 million in the same period in 2004. This change was primarily attributable to decreased net borrowings under our existing senior credit facility of $25.4 million due to the acquisitions and capital expenditures made during 2004, and a $2.2 million reduction in our book overdraft. Changes in book overdraft relate to changes in checks outstanding.

  Off-Balance Sheet Arrangements

        As part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities ("SPE"), which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of June 30, 2007, we did not have any SPE transactions.

  Contractual Obligations

        The following is a summary as of June 30, 2007 of our future contractual obligations (in thousands):

	Payments due by period
Contractual Obligations	Total	July 1, 2007 to December 31, 2007	2008	2009-2010	2011-2012	2013 and beyond
	(in thousands)
Long-term debt obligations	$489,742	$1,756	$2,915	$2,884	$10,187	$472,000
Interest on Senior Notes	4,363	503	1,007	2,014	839	—
Interest on Notes(1)	269,093	19,849	40,400	80,799	80,799	47,246
Operating lease obligations	27,186	3,201	4,771	7,660	5,463	6,091
Purchase obligations	5,786	5,786	—	—	—	—
Pension obligations(2)	—	—	—	—	—	—

Total contractual obligations	$796,170	$31,095	$49,093	$93,357	$97,288	$525,337

Other commercial commitments:
Stand by letter of credit	$2,342	$—	$—	$—	$—	$—

(1)
In June 2007 we entered into an interest rate swap agreement that will be accounted for as a cash flow hedge. The agreement is effective for periods beginning in December 2007 to May 2012.

  Interest rates through the interest rate swap agreement period were prepared using our expected effective interest rate. Interest rates subsequent to the termination date of the swap agreement have not been included as we cannot reasonably estimate future interest payments (See "Interest Rate Swap" below.)

(2)
We do not have any significant statutory or contractual obligation funding requirements for our qualified non-contributory defined pension plan. We cannot reasonably determine the exact timing or amount of payments to meet any future funding requirements under the plan.

        Based on the level of operating performance expected in 2007, we believe our cash from operations, together with additional borrowings under our new senior secured credit facility, will meet our liquidity needs for the foreseeable future, exclusive of any borrowings that we may make to finance potential acquisitions. However, if during that period or thereafter we are not successful in generating sufficient cash flows from operations or in raising additional capital when required in sufficient amounts and on terms acceptable to us, our business could be adversely affected. Availability under our new senior secured credit facility as of June 30, 2007 was approximately $120.7 million, representing our borrowing base of $135.0 million, net of outstanding letters of credit of $2.3 million and borrowings of $12.0 million.

        Our levels of borrowing are further restricted by the financial covenants set forth in our senior secured credit facility and the indenture governing our senior secured floating rate notes and senior secured PIK toggle notes ("Second Lien Senior Indenture"), which covenants are summarized below. As of June 30, 2007, the Company was in compliance with all covenants under the senior secured credit facility.

Financing Structure

        Our major sources of funds are comprised of $230.0 million PIK Toggle Notes, $230.0 million Floating Rate Notes, $135.0 million senior secured credit facility and $9.9 million 10.125% Senior Notes. In connection with the Transactions, we purchased a portion of our 10.125% Senior Notes and terminated our Amended Credit Agreement.

        PIK Toggle Notes.    On May 31, 2007, Merger Sub issued $230.0 million aggregate principal amount of 8.50%/9.25% Second Lien Senior Secured PIK Toggle Notes due 2015 (the "PIK Toggle Notes") under the Second Lien Senior Indenture with Wells Fargo Bank, National Association, as trustee. See "Second Lien Senior Indenture" below. At the closing of the Transactions, as the surviving corporation in the acquisition, we assumed all the obligations of Merger Sub under the Second Lien Senior Indenture.

        For any interest payment period through June 1, 2011, the Company may, at its option, elect to pay cash interest, PIK interest or 50% cash interest and 50% PIK interest. Cash interest on the PIK Toggle Notes accrues at the rate of 8.50% per annum. PIK interest on the PIK Toggle Notes accrues at the rate of 9.25% per annum. After June 1, 2011, the Company is required to make all interest payments on the PIK Toggle Notes entirely as cash interest. All PIK Toggle Notes mature on June 1, 2015. Interest on the PIK Toggle Notes is payable semi-annually in arrears on each June 1 and December 1, commencing on December 1, 2007.

        We may redeem some or all of the PIK Toggle Notes at any time prior to June 1, 2011, at a price equal to 100% of the principal amount thereof, plus the applicable premium (as defined by the Second Lien Senior Indenture), plus accrued and unpaid interest, if any, to the date of redemption. In addition, on or before June 1, 2010, we may redeem up to 40% of the aggregate principal amount of the PIK Toggle Notes with the net proceeds of certain equity offerings.

        Except as noted above, we cannot redeem the PIK Toggle Notes until June 1, 2011. Thereafter we may redeem some or all of the PIK Toggle Notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the PIK Toggle Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below, subject to the rights of noteholders:

Year	Percentage
2011	104.250%
2012	102.125%
2013 and thereafter	100.000%

        Upon the occurrence of a change of control, each holder of the PIK Toggle Notes has the right to require the Company to repurchase some or all of such holder's PIK Toggle Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, and PIK Interest, if any, to the date of purchase.

        Floating Rate Notes.    On May 31, 2007, Merger Sub issued $230.0 million aggregate principal amount of Second Lien Senior Secured Floating Rate Notes due 2015 (the "Floating Rate Notes") under the Second Lien Senior Indenture with Wells Fargo Bank, National Association, as trustee. See "Second Lien Senior Indenture" below. Interest on the Floating Rate Notes is reset for each semi-annual interest period and is calculated at the current LIBOR rate plus 3.375%. At June 30, 2007, our LIBOR-based rate was 8.760%, which includes the credit spread noted above. Interest on the Floating Rate Notes is payable semi-annually, in arrears, on each June 1 and December 1, commencing on December 1, 2007. At the closing of the Transactions, as the surviving corporation in the acquisition, we assumed all the obligations of Merger Sub under the Second Lien Senior Indenture. The Floating Rate Notes mature on June 1, 2015.

        We may redeem some or all of the Floating Rate Notes at any time prior to June 1, 2009, at a price equal to 100% of the principal amount thereof, plus the applicable premium (as defined by the Second Lien Senior Indenture), plus accrued and unpaid interest, if any, to the date of redemption. In addition, on or before June 1, 2009, we may redeem up to 40% of the aggregate principal amount of the Floating Rate Notes with the net proceeds of certain equity offerings.

        Except as noted above, we cannot redeem the Floating Rate Notes until June 1, 2009. Thereafter we may redeem some or all of the Floating Rate Notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the Floating Rate Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below, subject to the rights of noteholders:

Year	Percentage
2009	102.000%
2010	101.000%
2011 and thereafter	100.000%

        Upon the occurrence of a change of control each holder of the Floating Rate Notes has the right to require the Company to repurchase some or all of such holder's Floating Rate Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

        Interest Rate Swap.    In June 2007 we entered into an interest rate swap agreement for $230.0 million, which has the effect of converting our $230.0 of Floating Rate Notes to fixed interest rates. The effective date for the swap agreement is December 2007, the beginning of the next semi-annual interest rate period; the expiration date is May 2012.

        The interest rate swap agreement qualifies for cash flow hedge accounting under SFAS 133, Accounting for Derivative Instruments and Hedging Activities. Both at inception and on an on-going basis we must perform an effectiveness test. In accordance with SFAS 133, the fair value of the swap agreement at June 30, 2007 is included as a cash flow hedge on our balance sheet. The change in fair value was recorded as a component of accumulated other comprehensive loss on our balance sheet since the instrument was determined to be an effective hedge at June 30, 2007. We do not expect any amounts to be reclassified into current earnings in the future due to ineffectiveness.

        As a result of our swap agreement, we expect the effective interest rate on our $230.0 million Floating Rate Notes to be 9.065% from December 2007 through May 2012.

        Second Lien Senior Indenture.    The PIK Toggle Notes and the Floating Rate Notes (collectively, the "Notes") are guaranteed, jointly and severally, on a second priority senior secured basis, by certain of our future domestic subsidiaries. We do not currently have any subsidiaries. The Notes are our second priority senior secured obligations and rank (i) equal in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, and effectively senior to any such unsecured indebtedness to the extent of the value of collateral; (ii) senior in right of payment to all of our and our guarantor's existing and future subordinated indebtedness; (iii) effectively junior to our senior secured credit facility and other obligations that are secured by first priority liens on the collateral securing the Notes or that are secured by a lien on assets that are not part of the collateral securing the Notes, in each case, to the extent of the value of such collateral or assets; and (iv) structurally subordinated to any indebtedness and other liabilities (including trade payables) of any of our future subsidiaries that are not guarantors.

        The Second Lien Senior Indenture governing the Notes contains covenants that limit our and our guarantors' ability, subject to certain definitions and exceptions, and certain of our future subsidiaries' ability to:

  •
  incur additional indebtedness;

  •
  pay cash dividends or distributions on our capital stock or repurchase our capital stock or subordinated debt;

  •
  issue redeemable stock or preferred stock;

  •
  issue stock of subsidiaries;

  •
  make certain investments;

  •
  transfer or sell assets;

  •
  create liens on our assets to secure debt;

  •
  enter into transactions with affiliates; and

  •
  merge or consolidate with another company.

        Senior Secured Credit Facility.    In connection with the Transactions, the Company and Parent entered into a new first lien senior secured asset-based revolving credit facility providing for loans in an amount of up to $135.0 million pursuant to a credit agreement, dated as of May 31, 2007 with a group of financial institutions. The senior secured credit facility is available for working capital and general corporate purposes, including permitted investments, capital expenditures and debt repayments, on a fully revolving basis, subject to the terms and conditions set forth in the credit documents in the form of revolving loans, swing line loans and letters of credit.

        The senior secured credit facility provides financing of up to $135.0 million, subject to a borrowing base calculated on the basis of certain of our eligible accounts receivable, inventory and equipment. As of June 30, 2007, we had $120.7 million of unused borrowing availability under our senior secured credit facility based on a borrowing base of $135.0 million, net of borrowings of $12.0 million and after giving effect to $2.3 million used for letters of credit.

        The senior secured credit facility matures on May 31, 2013. Our obligations under the senior secured credit facility are secured by a first priority security interest in substantially all of our assets, excluding a pledge of our (and our Parent's) stock, any joint ventures and certain other exceptions. Our obligations under the senior secured credit facility are unconditionally guaranteed by our Parent.

        The senior secured credit facility provides that we have the right at any time to request up to $50.0 million of additional commitments, but the lenders are under no obligation to provide any such additional commitments, and any increase in commitments will be subject to customary conditions precedent, such as an absence of any default or events of default. If we were to request any such additional commitments and the existing lenders or new lenders were to agree to provide such commitments, the senior secured credit facility size could be increased to up to $185.0 million, but our ability to borrow would still be limited by the amount of the borrowing base.

        Borrowings under the senior secured credit facility accrue interest at our option:

  •
  At a per annum rate equal to 0.75% above the rate announced from time to time by the agent as the "prime rate" payable quarterly in arrears; or

  •
  At a per annum rate equal to 1.75% above the adjusted LIBOR rate used by the agent.

        At June 30, 2007 we have elected the LIBOR rate option, and our interest rate was 7.07%, which includes the credit spread noted above.

        Overdue principal, interest and other amounts will bear interest at a rate per annum equal to 2% in excess of the applicable interest rate. The applicable margins of the senior secured credit facility will be subject to adjustment based upon leverage ratios. The senior secured credit facility also provides for customary letter of credit fees, closing fees, unused line fees and other fees.

        The senior secured credit facility requires our compliance with various affirmative and negative covenants. Pursuant to the affirmative covenants, we and Parent will, among other things, deliver financial and other information to the agent, provide notice of certain events (including events of default), pay our obligations, maintain our properties, maintain the security interest in the collateral for the benefit of the agent and the lenders and maintain insurance.

        Among other restrictions, and subject to certain definitions and exceptions, the senior secured credit facility restricts our ability to:

  •
  incur indebtedness;

  •
  create or permit liens;

  •
  declare or pay dividends and certain other restricted payments;

  •
  consolidate, merge or recapitalize;

  •
  acquire or sell assets;

  •
  make certain investments, loans or other advances;

  •
  enter into transactions with affiliates;

  •
  change our line of business; and

  •
  enter into hedging transactions.

        The senior secured credit facility also contains a financial covenant that is calculated if our available borrowing capacity is less than $15.0 million for a certain period. Such covenant consists of a minimum ratio of trailing four-quarter EBITDA to cash interest expense, as defined.

        The senior secured credit facility specifies certain events of default, including among others, failure to pay principal, interest or fees, violation of covenants, inaccuracy of representations or warranties, bankruptcy events, certain ERISA-related events, cross-defaults to other material agreements, change of control events, and invalidity of guarantees or security documents. Some events of default will be triggered only after certain cure periods have expired, or will provide for materiality thresholds. If such a default occurs, the lenders under the senior secured credit facility would be entitled to take various actions, including all actions permitted to be taken by a secured creditor and the acceleration of amounts due under the senior secured credit facility.

        10.125% Senior Notes.    The Senior Notes mature on November 1, 2011. Interest on the Senior Notes accrues at the rate of 10.125% per annum and is payable semi-annually on each May 1 and November 1. The Senior Notes are redeemable, at the Company's option, in whole or in part of, on or after November 1, 2007, at specified redemption prices plus accrued interest to the date of redemption.

        On May 17, 2007, we entered into a supplemental indenture to our Indenture governing our Senior Notes, dated as of October 17, 2003, between the Company and Wells Fargo Bank, National Association, as trustee. The Indenture governs the terms of the Senior Notes. The supplemental indenture amended the Indenture.

        In May 2007, in connection with the Transactions, we tendered for all of our outstanding Senior Notes, pursuant to their terms. On May 31, 2007, $235.0 million of our Senior Notes were purchased. We paid $253.1 million including a call premium of $16.1 million and accrued interest of $2.0 million to complete the purchase. We used proceeds from the issuance of our Notes to redeem a portion of our Senior Notes.

        The amendments set forth in the supplemental indenture (the "Amendments") became operative after the Company purchased all of its Senior Notes validly tendered and not withdrawn pursuant to its tender offer and consent solicitation. The Amendments eliminated from the Indenture: (i) requirements to file reports with the Securities and Exchange Commission, (ii) requirements to pay taxes, (iii) limitations on the Company to use defenses against usury; (iv) limitation on restricted payments, (v) limitations on payment of dividends and other payment restrictions affecting subsidiaries, (vi) limitations on incurrence of indebtedness and issuance of preferred stock, (vii) limitations on asset sales and requirements to repurchase the Senior Notes with excess proceeds thereof; (viii) limitations on affiliate transactions, (ix) limitations on liens, (x) limitations on the businesses in which the Company and its subsidiaries may engage, (xi) requirements to preserve corporate existence, (xii) requirements to purchase the Senior Notes upon a change of control, (xiii) limitations on issuance of guarantees of indebtedness, (xiv) limitations on payments for consent from holders of Senior Notes, (xv) limitations on mergers, consolidation and sale of assets with respect to the Company, (xvi) limitations on mergers or consolidation of, or transfer of assets of, guarantors, and (xvii) certain events of default.

        On June 13, 2007 we purchased an additional $15.1 million of our remaining Senior Notes pursuant to their terms. We paid $15.9 million of cash including a call premium of $0.7 million and accrued interest of $0.1 million to complete the purchase.

        The Company has the right to redeem some or all of the remaining $9.9 million of Senior Notes at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest, if any, if redeemed during the twelve-month period beginning on November 1 of the years indicated below, subject to the rights of the noteholders:

Year	Percentage
2007	105.063%
2008	102.531%
2009 and thereafter	100.000%

        Termination of Our Amended Credit Agreement.    In connection with the Transactions, we repaid all outstanding balances and terminated our Amended Credit Agreement.

Recent Accounting Pronouncements

        In February 2007, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 159, The Fair Value Option for Financial Assets and

Financial Liabilities ("SFAS 159"), which permits entities to elect to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. This election is irrevocable. The provisions of SFAS No. 159 are effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact of this statement, but believe the adoption of SFAS 159 will not have a material impact on our financial position or results of operations.

        In September 2006, the FASB issued SFAS No. 158, Employers Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106 and 123(R). SFAS No. 158 requires employers to recognize the under funded or over funded status of a defined benefit post retirement plan as an asset or liability in its statements of financial position and to recognize changes in the funded status in the year in which the changes occur through accumulated other comprehensive income. Additionally, SFAS No. 158 requires employers to measure the funded status of a plan as of the date of its year-end statement of financial position. The provisions of SFAS No. 158 are effective as of the end of the fiscal year ending after June 15, 2007. We are currently evaluating the impact of this statement, but believe the adoption of SFAS No. 158 will not have a material impact on our financial position or results of operations.

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing an asset or liability. Additionally, it establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007. We believe the adoption of SFAS No. 157 will not have a material impact on our financial position or results of operations.

Quantitative and Qualitative Disclosures about Market Risk

        Our primary exposure to market risk is interest rate risk associated with our debt. We use both fixed and variable rate debt as sources of financing. At June 30, 2007, we had approximately $489.7 million of total debt outstanding. After taking into account the effect of our swap agreement, $12.0 million was bearing interest at variable rates averaging approximately 7.1%; a one percentage point change in interest rates on our variable rate debt would have resulted in annual interest expense fluctuating approximately $0.1 million.

        In June 2007 we entered into an interest rate swap agreement for $230.0 million, which has the effect of converting our $230.0 of Floating Rate Notes to fixed interest rates. The effective date for the swap agreement is December 2007, the beginning of the next semi-annual interest rate period; the expiration date is May 2012.

        The interest rate swap agreement qualifies for cash flow hedge accounting under SFAS 133, Accounting for Derivative Instruments and Hedging Activities. Both at inception and on an on-going basis we must perform an effectiveness test. In accordance with SFAS 133 the fair value of the swap agreement at June 30, 2007 is included as a cash flow hedge on our balance sheet. The change in fair value was recorded as a component of accumulated other comprehensive loss on our balance sheet since the instrument was determined to be an effective hedge at June 30, 2007. We do not expect any amounts to be reclassified into current earnings in the future due to ineffectiveness.

        As a result of our swap agreement, we expect the effective interest rate on our $230.0 million Floating Rate Notes to be 9.065% from December 2007 through May 2012.

        As of June 30, 2007 we have no other material exposure to market risk.

BUSINESS

Overview

        UHS is the leading nationwide provider of medical equipment outsourcing and lifecycle services to the health care industry. Our customers include national, regional and local acute care hospitals, alternate site providers (such as nursing homes and home care providers) and medical equipment manufacturers. Our diverse medical equipment outsourcing customer base includes more than 3,825 acute care hospitals and approximately 3,450 alternate site providers. We also have relationships with more than 200 medical equipment manufacturers and many of the nation's largest GPOs and IDNs. All of our services leverage our nationwide network of offices and our more than 65 years of experience managing and servicing all aspects of movable medical equipment. Our fees are paid directly by our customers rather than from direct reimbursement from third-party payors, such as private insurers or Medicare and Medicaid. We commenced operations in 1939, originally incorporated in Minnesota in 1954 and reincorporated in Delaware in 2001.

        Our operating segments consist of Medical Equipment Outsourcing, Technical and Professional Services and Medical Equipment Sales and Remarketing. We evaluate the performance of our operating segments based on gross margin and gross margin before purchase accounting adjustments. The accounting policies of the individual operating segments are the same as those of the entire Company.

Technical and Professional Services Segment Medical Equipment Sales and Remarketing Segment	Medical Equipment Outsourcing Segment Technical and Professional Service Segment

  Medical Equipment Outsourcing Segment—Manage & Utilize

        Our flagship business is our Medical Equipment Outsourcing segment, which represented 78.6% and 77.7% of total revenue for the years ended December 31, 2006, and 2005, respectively. In our outsourcing programs we provide our customers with the use of medical equipment for patient care use. We are responsible for all repairs, testing and cleaning of the equipment. As of June 30, 2007, we owned approximately 186,000 pieces of medical equipment, primarily in the categories of critical care, respiratory therapy, newborn care, patient monitors, bariatrics, beds and pressure area management. We have invested over $200 million in our equipment fleet over the past five years resulting in a high-quality, modern fleet.

        We currently provide outsourcing services to approximately 3,825 acute care hospitals in the United States and have sole and dual-source contracts in place with all the leading national hospital GPOs. We also have agreements directly with national acute care and alternate site providers as well as regional and local providers. We expect much of our future growth in this segment to be driven by our customers outsourcing more of their medical equipment needs and taking full advantage of our expanded offering of equipment lifecycle services.

        In our outsourcing programs we provide our customers with the use of medical equipment for patient care use. We perform regular and preventative maintenance on the equipment and retain detailed records for compliance purposes. Our service includes prompt replacement of any non-working equipment and the flexibility to upgrade technology as a hospital's product of choice changes. We have three primary outsourcing programs:

  •
  Supplemental and Peak Needs Usage.    We rent patient-ready medical equipment to our customers on a supplemental or peak needs basis. Many of our customers have traditionally owned only the amounts and types of such equipment necessary to service their average patient census for their typical range of treatment offerings. Our customers rely on us to fulfill many of their equipment needs when they experience a spike or peak in patient census, do not have the resources to maintain their owned equipment in patient-ready condition or require equipment for less common treatments. The equipment can be obtained on a daily, monthly or pay-per-use basis. Supplemental and peak needs activity is impacted by changes in hospital patient census, which typically fluctuates on a seasonal basis, and patient acuity;

  •
  Long-Term Outsourcing Agreements.    We offer our customers the opportunity to obtain medical equipment through long-term outsourcing agreements. By executing a long-term outsourcing agreement, our customers are able to secure the availability of an identified pool of patient-ready equipment and to pay for it on a monthly, yearly or pay-per-use basis; and

  •
  Asset Management Partnership Program.    Our AMPP allows our customers to fully outsource the responsibilities and costs of effectively managing medical equipment at their facility. With UHS asset management, equipment types and quantities are adjusted to meet changes in patient census and acuity. Our employees work at the customers' facilities to integrate our equipment management process and proprietary management software technology tools into the customers' day-to-day operations. We assume full responsibility for delivering equipment where and when it is needed, removing equipment that is no longer in use and sanitizing, testing and repairing equipment between each patient use. We also facilitate required training and "in service" sessions to keep our customers' staffs fully trained and knowledgeable about the use and operation of key equipment. As of June 30, 2007, we had 47 Asset Management Partnership Programs.

        Our medical equipment programs enable health care providers to eliminate the up-front capital costs associated with equipment acquisitions and replace the ongoing fixed costs associated with owning and/or leasing medical equipment with variable costs that are more closely related to their revenues and current equipment needs. The increased flexibility and services provided to our customers allows them to:

  •
  access our extensive data and expertise on the cost, performance, features and functions of all major items of medical equipment;

  •
  increase productivity of available equipment;

  •
  reduce maintenance and management costs through the use of our technology and knowledgeable outsourcing staff;

  •
  increase the productivity and satisfaction of their nursing staff by allowing them to focus on primary patient care responsibilities, leading to lower attrition rates;

  •
  reduce the risk of hospital acquired infections; and

  •
  facilitate compliance with regulatory and record keeping requirements and manufacturers' specifications on tracking and maintenance of medical equipment.

        In March 2007, we entered into a partnership with Stryker Medical, a division of Stryker Corporation, a major manufacturer of beds, stretchers and support surfaces, to provide their equipment to our customers for rent. Under this exclusive arrangement, Stryker retains ownership of the equipment and we share with Stryker the rental revenues we generate from our customers. Given our scale and rental infrastructure, we believe that other equipment manufacturers may seek to enter into similar arrangements with us in the future enabling additional opportunities for growth with existing as well as new customers.

        We have contracts in place with many of the leading national GPOs for both the acute care and alternate site markets. We also have agreements directly with national acute care and alternate site providers. We expect much of our future growth in this segment to be driven by our customers outsourcing more of their movable medical equipment needs and taking full advantage of our expanded offering of Long-Term Outsourcing agreements and AMPPs.

  Technical and Professional Services Segment—Plan & Acquire; Maintain & Repair

        Our Technical and Professional Services segment represented 13.5% and 13.7% of total revenue for the years ended December 31, 2006 and 2005, respectively. We offer a broad range of inspection, preventative maintenance, repair and consulting services. Our team is comprised of approximately 300 technicians and professionals located throughout the United States in our nationwide network of offices, which includes over 40 new technicians and other professionals who joined our team as a result of our acquisition of the biomedical services division of Intellamed, Inc. in April 2007.

        Our Technical and Professional Services segment offerings are less capital intensive than those of our Medical Equipment Outsourcing segment and provide a complementary alternative for customers that wish to own their medical equipment but lack the expertise, funding or scale to perform maintenance, repair and analytical functions. We also offer these services to equipment manufacturers that either lack their own national service infrastructure or seek to supplement their own service infrastructure during equipment recalls or upgrades.

        Our technicians are trained and certified on an ongoing basis directly by equipment manufacturers to enable them to be skilled in servicing a wide spectrum of medical equipment. They are required to maintain current certifications, to be trained across equipment lines and to refresh their training on a regular basis. We also operate a quality assurance department to develop and document our own quality standards for our equipment. We utilize proprietary record keeping software to record these services, and the records we maintain meet the applicable standards of The Joint Commission (formerly the Joint Commission on Accreditation of Healthcare Organizations), the National Fire Protection Association ("NFPA") and the FDA. These maintenance records are available to our customers and to regulatory agencies to verify the maintenance of the equipment. We have three primary service programs:

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  Supplemental Maintenance and Repair Services.    We provide maintenance and repair services on a scheduled and unscheduled basis to supplement the customer's current maintenance management practices. As part of the supplemental and repair services, we provide service documentation that supports the customer's regulatory reporting requirements. Our maintenance and repair service offerings include fee-for-service arrangements, scheduled maintenance and inspection services, full service maintenance, inspection and repair services and vendor management services in which we manage the manufacturer and/or third-party vendors for service delivery, typically on laboratory and radiology equipment.

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  Resident Biomedical Programs.    We also provide full and part-time resident-based equipment maintenance programs that deliver all the benefits of our supplemental maintenance and repair programs, but with the addition of our employees on-site, coordinated management of subcontractors and a broad range of equipment management consulting services.

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  Consulting Services.    We provide equipment consulting services as part of our other equipment management programs or as stand-alone services. Some examples of our consulting services include technology baseline assessments, product comparison research and equipment utilization studies.

  Medical Equipment Sales and Remarketing Segment—Redeploy & Remarket

        Our Medical Equipment Sales and Remarketing segment collectively represented 7.9% and 8.6% of total revenue for the years ended December 31, 2006 and 2005, respectively. This segment includes three distinct business activities:

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  Medical Equipment Remarketing and Disposal.    We are one of the largest buyers and sellers of pre-owned medical equipment, and we believe we are the largest buyer in the categories of critical care, respiratory therapy, newborn care, patient monitors, and beds and pressure area management. We also source, buy, remarket and dispose of pre-owned medical equipment for our customers through our Asset Recovery Program. This program provides our customers the ability to sell their unneeded assets for immediate cash or credit. We provide fair market value assessments and buy-out proposals on equipment the customer intends to trade-in for equipment upgrades so that the customer can evaluate the manufacturer's offer. Customers can also take advantage of our disposal services, pursuant to which we dispose of equipment that has no remaining economic value in a safe and environmentally appropriate manner. We educate hospitals in evaluating and optimizing upgrades based on the changes in technology and market conditions for their current equipment.

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  Specialty Medical Equipment Sales and Distribution.    We use our national infrastructure to provide sales and distribution for manufacturers of specialty medical equipment on a limited and exclusive basis. Our distribution services include providing demo services and product maintenance services. We act as a distributor for only a limited number of products that are particularly suited to our national distribution network or that fit with our ability to provide technical support. We currently sell equipment in selected product lines including, but not limited to, percussion vests, continuous passive motion machines, patient monitors, patient transfer systems and infant security systems.

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  Sales of Disposables.    We offer our customers single use disposable items. Most of these items are used in connection with our outsourced equipment. We do not view this as a core growth business. We offer these products as a convenience to customers and to complement our full medical equipment lifecycle offerings.

Competition

        An analysis of our competition as it relates to our three business segments follows:

  Medical Equipment Outsourcing Segment

        We believe that the strongest competition to our outsourcing programs is the traditional purchase and lease alternatives for obtaining medical equipment. Currently, many acute care hospitals and alternate site providers view outsourcing primarily as a means of meeting short-term or peak supplemental needs, rather than as a long-term alternative to purchasing or leasing equipment and managing that equipment through its full lifecycle. Although we believe that we can demonstrate the cost-effectiveness of outsourcing patient-ready medical equipment and its management in the health care setting, we believe that many health care providers will continue to purchase or lease and manage internally a substantial portion of their medical equipment until they are educated in the advantages and efficiencies of outsourcing.

        Our largest national competitor in medical equipment outsourcing is Hill-Rom, a subsidiary of Hillenbrand Industries. Our other competition consists of regional or local companies and some medical equipment manufacturers and dealers that provide equipment outsourcing to augment their medical equipment sales. Local and regional companies often have difficulty maintaining equipment fleets with the latest technology available due to capital constraints and are frequently challenged with the lack of a full product offering or national infrastructure to provide the same level of customer service that we can offer.

  Technical and Professional Services Segment

        We face significant and direct competition in the technical and professional services area from many national, regional and local service providers, as well as from medical equipment manufacturers. In addition, many of our customers choose to perform these functions using their own personnel. We believe that through our nationwide network of highly trained technicians, strong manufacturer relationships and extensive equipment database, we offer customers an attractive alternative for performing biomedical repair services on their equipment.

  Medical Equipment Sales and Remarketing Segment

        In medical equipment sales, we face significant direct competition from a variety of manufacturers and distributors on a nationwide basis. As a result, we are selective in our pursuit of these opportunities. The equipment remarketing market is highly fragmented with low barriers to entry. In addition to manufacturers seeking to control the remarketing and disposal of their own products, we compete with a number of localized or specialized providers of remarketing and disposal services.

Business Operations

  District Offices

        We currently operate 79 district offices, which allows us to service customers across all 50 states. Each district office maintains an inventory of equipment and other items tailored to accommodate the needs of individual customers within its geographical area. Should additional or unusual equipment be required by one of our customers, a district office can draw upon the resources of all of our other districts due to our extensive vehicle fleet and integrated IT platform. With access to approximately 186,000 owned pieces of equipment, we can often obtain the necessary equipment within 24 hours.

        Depending on the district office size and demands, our district offices are staffed by multi-disciplined teams of sales professionals, service representatives, customer account representatives and biomedical equipment technicians trained to provide the spectrum of services we offer our customers.

  Centers of Excellence

        Our district office network is supported by six strategically located Centers of Excellence that focus on providing more specialized depot technical services on a regional and national basis. The Centers of Excellence also provide overflow support and specialized depot service functions for our district offices and customized depot service operations for our manufacturer customers. Our Centers of Excellence are ISO Certified, which is a minimum requirement of many of our equipment manufacturer customers.

  Centralized Functions

        Our corporate office is located in Edina, Minnesota. We have centralized many of the key elements of our equipment and service offerings in order to maximize our operating efficiencies and uniformity of service. Some of the critical aspects of our business that we have centralized include contract administration, purchasing, pricing, logistics and information technology.

Suppliers

        We acquire medical equipment to meet our customers' needs in five primary product areas: critical care, respiratory therapy, newborn care, patient monitors, and beds and pressure area management. We believe that we maintain one of the most technologically advanced equipment fleets in the industry, routinely acquiring new and pre-owned equipment to enhance our fleet. Our specialized equipment portfolio managers evaluate new products regularly to keep abreast of current market technology and to determine whether to add new products to our equipment fleet. In making equipment purchases, we focus on return on invested capital, anticipated user demand, expected useful life, manufacturer credibility, repair and maintenance costs, and equipment mobility. As of June 30, 2007, we owned approximately 186,000 pieces of equipment available for use by our customers.

        Our ten largest manufacturers of medical equipment supplied approximately 62% (measured in dollars spent) of our direct medical equipment purchases. In 2006, our largest medical equipment supplier was Cardinal Health Inc., which accounted for approximately 12% of our medical equipment purchases.

        We seek to ensure availability of equipment at favorable prices. We generally do not enter into long-term fixed price contracts with suppliers of our equipment. We may receive price discounts related to the volume of our purchases. The purchase price we pay for equipment generally averages in the range of $1,000 to $35,000 per item.

Sales and Marketing

        We market our programs primarily through our direct sales force, which consisted of approximately 131 sales professionals as of June 30, 2007. Our direct sales force is organized into two regions and twelve sales divisions. We support our direct sales force with specialists, who supplement our direct sales force with expertise in a single service or product offering (e.g., AMPP). Our national accounts team also supports our direct sales force through focusing on securing GPO, IDN and alternate care national and regional contracts. We also market through our website participation in numerous national and regional conventions, interaction with industry groups and opinion leaders and placement of articles and advertisements in industry-leading publications.

        In our marketing efforts we primarily target key decision makers, such as administrators, chief executive officers and chief financial officers as well as materials managers, department heads and directors of purchasing, nursing and central supply. We also promote our programs and services to hospital, manufacturer and alternate care provider groups and associations.

Customers and Relationships

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  Large Hospitals.    We provide our services to large hospitals that include teaching and research institutions. Large hospital customers place the greatest demand on our full equipment lifecycle services because of the significant volume of patients, and also because of the variety of conditions they are treating in one facility or campus, and the high patient acuity level they generally experience. Our resident-based programs (AMPP, resident biomedical services) generally demonstrate the greatest value for large hospital customers. These customers often have experience with fully outsourced services such at food services, laundry or facilities.

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  Small Hospitals and Critical Access Hospitals.    We offer full lifecycle asset management services, including professional and technical services, to small hospitals (those with fewer than 150 beds) and Critical Access Hospitals. Critical Access Hospitals are rural community hospitals that receive cost-based Medicare reimbursement. These customers typically lack the resources to evaluate, acquire, manage, maintain, repair and dispose of medical equipment or technology and draw upon our vast experience in these areas to assist them. Our premier service to these customers is our resident biomedical program.

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  Alternate Site Providers.    We offer our full range of services to alternate site providers, such as nursing homes, long-term acute care hospitals and home care providers. These customers typically have less sophisticated medical equipment needs, but have more significant geographic and logistics challenges due to their greater dispersion across the country. While their equipment needs may be more modest than in the acute care environment, equipment demands tend to be of longer durations.

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  Manufacturers.    We provide our services to medical equipment manufacturers that may not have the nationwide support or infrastructure to service their products. Our offerings include depot or on-site warranty repair, non-warranty repair, product recall, field upgrades, routine maintenance or repairs, and on-site installation and in-service education. Even manufacturers who have their own service organizations will call on us to supplement their staff during product recalls or upgrades, or times of natural disasters.

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  Group Purchasing Organizations (GPOs) and Independent Delivery Networks (IDNs).    The majority of our hospital and alternative site providers belong to a GPO. While GPOs vary in their mission and operations, they generally focus on negotiating price and terms for products and services used by their constituent organizations. To exact the best price and terms, GPOs will conduct bidding processes and auctions, and will often award the contract on a sole or dual-source basis or to a few vendors. We have been successful in gaining access to all of the major hospital GPOs and the significant alternative site GPOs. However, access to a GPO contract does not guarantee that all the constituent members will use our services, and in fact some do not. Participation in a GPO contract is more of a "license" to do business with the GPO constituents, and we must still gain acceptance and actual business from these members. IDNs differ from GPOs in that the members of IDNs are under common ownership. While most IDNs are members of GPOs, they also will negotiate and enter into service agreements with vendors on their own account. While our contracts with GPOs historically were solely to provide medical equipment outsourcing services, we have expanded some of our agreements with these organizations to include technical and professional services.

Intellectual Property

        We use UHS® and the UHS logo in connection with our services and have registered these marks with the United States Patent and Trademark Office. We use Equipment Lifecycle ServicesSM and the Equipment Lifecycle Services logo as service marks in connection with our services. We have applied for federal trademark registration of the Equipment Lifecycle Services logo with the United States Patent and Trademark Office. We also own the CHAMP® service mark. United States service mark registrations are generally for a term of ten years, renewable every ten years as the mark is used in the regular course of business.

        We have a domain name registration for UHS.com, which serves as our main website, and my.UHS.com and myservice.UHS.com, which are web-based tools that provide 24 hour on-demand access to equipment reports for all equipment outsourced or maintained by us.

        We have developed a number of proprietary software programs to directly service or support our customers including the Asset Information Management System for Central Services ("AIMS/CS"), Resource for Equipment Documentation System ("REDS") and Operator Error Identification System ("OEIS"). AIMS/CS is a medical equipment inventory management system that allows customers to track the location and usage of their leased and owned medical equipment using barcodes and hand held laser scanners. Our proprietary REDS and OEIS programs are specifically designed to help customers meet medical equipment documentation and reporting needs under applicable regulations and standards, such as those promulgated by the FDA and The Joint Commission. We have also developed proprietary software tools that allow our employees to manage and maintain our extensive equipment fleet and serve our customers more effectively and efficiently.

Employees

        We had 1,342 employees as of June 30, 2007, including 1,174 full-time and 168 part-time employees. Of such employees, 131 were sales professionals, 816 were operations personnel, 125 were employed in corporate support functions and 270 were hospital service personnel.

        None of our employees are covered by a collective bargaining agreement, and we have experienced no work stoppages to date. We believe that our relations with our employees are good.

Legal Proceedings

        From time to time, we may become involved in litigation arising out of operations in the normal course of business. As of June 30, 2007, we were not a party to any pending legal proceedings the adverse outcome of which could reasonably be expected to have a material adverse effect on our operating results, financial position or cash flows.

Regulatory Matters

  Regulation of Medical Equipment

        Our customers are subject to documentation and safety reporting regulations and standards with respect to the medical equipment they use, including those established by the FDA, The Joint Commission and the NFPA. Some states and municipalities also have similar regulations.

        Our REDS and OEIS programs are specifically designed to help customers meet documentation and reporting needs under such regulations and standards. We also monitor changes in regulations and standards and work to accommodate the needs of customers by providing specific product and manufacturer information upon request. Manufacturers of medical equipment are subject to regulation by agencies and organizations such as the FDA, Underwriters Laboratories and the NFPA. We believe that all medical equipment we outsource conforms to these regulations.

        The Safe Medical Devices Act of 1990 ("SMDA"), which amended the FDCA, requires manufacturers, user facilities and importers of medical devices to report deaths and serious injuries which a device has or may have caused or to which a device has or may have contributed. In addition, the SMDA requires the establishment and maintenance of adverse event files and various other FDA reports. Manufacturers and importers are also required to report certain device malfunctions. We work with our customers to assist them in meeting their reporting obligations under the FDCA, including those requirements added by the SMDA.

        As a distributor of medical devices, we are required by the FDCA to maintain device complaint records containing any incident information regarding the identity, quality, durability, reliability, safety, effectiveness or performance of a device. We are required to retain copies of these records for a period of two years from the date of inclusion of the record in the file or for a period of time equivalent to the expected life of the device, whichever is greater, even if we cease to distribute the device. Finally, we are required to provide authorized FDA employees access to copy and verify these records upon their request. We have current compliance records regarding maintenance, repairs, modification and user-error with respect to all of our equipment.

        Besides the FDA, a number of states regulate medical device distributors and wholesalers either through pharmacy or device distributor licensure. Currently, we hold 33 licenses, permits and registrations in 15 states. Some licensure regulations and statutes in additional states may apply to our activities. Although our failure to possess such licenses, permits or registrations in these states for our existing operations may subject us to certain monetary fines, we do not believe the extent of such fines, in the aggregate, would be material to our liquidity, financial condition or results of operations.

        In addition, we are required to provide information to the manufacturer regarding the permanent disposal or any change in ownership of certain categories of medical outsourcing equipment. We believe our medical equipment tracking systems are in material compliance with these regulations.

        The Health Insurance Portability and Accountability Act of 1996 ("HIPAA") applies to certain covered entities, including health plans, health care clearinghouses and health care providers. HIPAA regulations protect individually identifiable health information, including information in an electronic format, by, among other things, setting forth specific standards under which such information may be used and disclosed, providing patients rights to obtain and amend their health information and establishing certain administrative requirements for covered entities.

        Because of our self-insured health plans, we are a covered entity under the HIPAA regulations. Also, we may be obligated contractually to comply with certain HIPAA requirements as a business associate of various health care providers. In addition, various state legislatures have enacted and may continue to enact additional privacy legislation that is not preempted by the federal law, which may impose additional burdens on us. Moreover, other federal privacy legislation may be enacted. Accordingly, we have made and, as new standards go into effect, we expect to continue to make administrative, operational and information infrastructure changes in order to comply with these rules.

  Third-Party Reimbursement

        Our fees are paid directly by our customers rather than through direct reimbursement from third-party payors, such as private insurers or Medicare and Medicaid. We do not bill the patient, the insurer or other third-party payors directly for services provided for hospital inpatients or outpatients. Sometimes, our customers are eligible to receive third-party reimbursement for our services. Consequently, the reimbursement policies of such third-party payors have a direct effect on the ability of health care providers to pay for our services and an indirect effect on our level of charges. Also, in certain circumstances, third-party payors may take regulatory or other action against service providers even though the service provider does not receive direct reimbursement from third-party payors.

        Hospitals and alternate site providers are facing continued cost containment pressures from public and private insurers and other managed care providers, such as health maintenance organizations, preferred provider organizations and managed fee-for-service plans, as these organizations continue to place controls on the reimbursement and utilization of health care services. We believe that these payors have followed or will follow the federal government in limiting reimbursement through preferred provider contracts, discounted fee arrangements and capitated (fixed patient care reimbursement) managed care arrangements. In addition to promoting managed care plans, employers are increasingly self funding their benefit programs and shifting costs to employees through increased deductibles, co-payments and employee contributions. Hospitals and health care facilities are also experiencing an increase in unreimbursable care or "charity care" which causes increased economic pressures on these organizations. We believe that these cost reduction efforts will place additional pressures on health care providers' operating margins and will encourage efficient equipment management practices, such as use of our outsourcing and AMPP services.

  Liability and Insurance

        Although we do not manufacture any medical equipment, our business entails the risk of claims related to the outsourcing, sale and service of medical equipment. In addition, our instruction of hospital employees with respect to the equipment's use and our professional consulting services are sources of potential claims. We have not suffered a material loss due to a claim; however, any such claim, if made, could have a material adverse effect on our business. While we do not currently provide any services that entail contact or services directly with patients, expansion of services in the future could entail such activities and open the Company to claims from patients.

        We maintain a number of insurance policies including commercial general liability coverage (product and premises liability insurance), automobile liability insurance, worker's compensation insurance and professional liability insurance. We also maintain excess liability coverage. Our policies are subject to annual renewal. We believe that our current insurance coverage is adequate. Claims exceeding such coverage may be made and we may not be able to continue to obtain liability insurance at acceptable levels of cost and coverage.

Facilities

        As of June 30, 2007, we operated 79 full service district offices and six technical service Centers of Excellence. In May 2007, we sold our Minneapolis, Minnesota district office facility and subsequently moved into a new facility, consisting of approximately 22,000 square feet of leased space. We lease our other district offices, averaging approximately 6,100 square feet, and our Centers of Excellence. None of our offices are dedicated to a single business segment. Our corporate office is located at a 41,000 square foot leased facility in Edina, Minnesota.

Seasonality/Business Interruption

        Quarterly operating results are typically affected by seasonal factors. Historically, our first and fourth quarters are the strongest, reflecting increased hospital census during the fall and winter months. Our business can also be impacted by natural disasters, such as hurricanes and earthquakes, which affect our ability to transfer equipment to and from our customers, and equipment recalls, which can cause equipment to be removed from market use.

MANAGEMENT

        The following table sets forth information regarding our executive officers and directors. The respective age of each individual in the table below is as of June 30, 2007.

Name	Age	Position
Gary D. Blackford	50	Chairman of the Board and Chief Executive Officer
David E. Dovenberg	63	Chairman Emeritus of the Board
Rex T. Clevenger	49	Executive Vice President and Chief Financial Officer
Timothy W. Kuck	49	Executive Vice President and Chief Operating Officer
Jeffrey L. Singer	45	Executive Vice President, Sales and Marketing
Diana J. Vance-Bryan	50	Senior Vice President and General Counsel
Walter T. Chesley	53	Senior Vice President, Human Resources and Development
Joseph P. Schiesl	55	Senior Vice President, Sales
Scott M. Madson	46	Controller and Chief Accounting Officer
John D. Howard	54	Director
Robert Juneja	36	Director
Bret D. Bowerman	30	Director

        Gary D. Blackford became Chairman of the Board of Directors and Chief Executive Officer upon the consummation of the Transactions. Mr. Blackford had been President, Chief Executive Officer and a member of the Board of Directors since 2002. Prior to joining us, Mr. Blackford was Chief Executive Officer for Curative Health Services from September 2001 to March 2002 and, prior to that, for Shop for School.com, Inc. from June 1999 to June 2001. He also served as Chief Operating Officer of Value Rx from 1994 to 1996 and as Chief Operating Officer and Chief Financial Officer of MedIntel from 1993 to 1994. Mr. Blackford holds a Bachelor of Business Administration degree from The University of Iowa, a Juris Doctor degree from Creighton University and Certified Public Accountant certificate. He is a member of the board of the Twin Cities Ronald McDonald Charities, a non-profit corporation dedicated to helping families live with a child's serious illness. Mr. Blackford was a member of the board of Compex Technologies, Inc. (NASDAQ: CMPX), a global provider of electro therapy products, until its merger with Encore Medical (NASDAQ: ENMC) in February of 2006.

        David E. Dovenberg became Chairman Emeritus of the Board of Directors upon the consummation of the Transactions. Mr. Dovenberg had been Non-Executive Chairman of the Board since 2004 and was Chairman of the Board between 2001 and 2004. Mr. Dovenberg was our President and Chief Executive Officer from 1998 to 2002. He joined us in 1988 as Vice President, Finance and Chief Financial Officer and served in this role until 1998. Prior to joining us, he had been with The Prudential Insurance Company of America since 1969. From 1979 to 1988, he was a regional Vice President in the area of corporate investments in private placements for Prudential Capital Corporation. He is also a member of the board of directors of Lund International Holdings, Inc., a manufacturer of appearance accessories for light trucks, sport utility vehicles and vans. He holds a Bachelor of Arts degree from Gustavus Adolphus College and a Master's degree in Economics from the University of Minnesota.

        Rex T. Clevenger joined us in 2004 as Senior Vice President and Chief Financial Officer and became Executive Vice President and Chief Financial Officer upon the consummation of the Transactions. He has over 25 years of financial operations and capital markets experience including extensive capital attraction, corporate finance and planning roles as Senior Vice President, Finance for Reliant Resources, Inc. (NYSE: RRI) in Houston from 2000 to 2004, and with privately held Koch Industries in Wichita and Singapore from 1994 to 2000. He also worked in commercial and investment banking roles in Houston and New York, and as a Certified Public Accountant for Arthur Andersen. He is a graduate of the University of Missouri and holds a Bachelor of Science degree in Business Administration.

        Timothy W. Kuck joined us in 2004 as the Vice President of the Central Region, and was named Executive Vice President and Chief Operating Officer upon the consummation of the Transactions. Since October 2005, Mr. Kuck had served as Senior Vice President of Operations. He has over 20 years of progressive managerial growth in sales, operation, finance and corporate administration. Prior to joining us, Mr. Kuck held the positions of Regional Vice President (1999-2003) and Chief Financial Officer and Secretary (1997-1999) at G&K Services, Inc. Between the years of 1995-1997 at First Data Corporation, which acquired Employee Benefit Plans, Inc., he held the titles of President of EBPLife Insurance Company and Senior Vice President of First Health. During Mr. Kuck's tenure at Employee Benefit Plans, he held the positions of Chief Financial Officer and Secretary (1993-1995), President of EBPLife Insurance Company (1991-1997) and General Counsel and Secretary (1991-1993). Mr. Kuck also was an attorney at Popham, Haik, Schnobrich & Kaufman, Ltd., in Minneapolis, Minnesota from 1984 to 1991. Mr. Kuck holds a Juris Doctor degree from the University of Minnesota Law School and a Bachelor of Arts degree from Augustana College in South Dakota. Mr. Kuck also has a Certified Public Accountant certification.

        Jeffrey L. Singer was named Executive Vice President, Sales & Marketing upon the consummation of the Transactions. Since 2003, Mr. Singer had served as Senior Vice President, Asset Optimization. From 1999 to 2003, he was Vice President, Purchasing and Logistics and from 1998 to 1999 he was Vice President of Alternate Care—West. He was Chief Executive Officer of Home Care Instruments, Inc. from 1991 to 1998, and held various other positions at HCI from 1986 to 1991. He holds a Bachelor of Science degree in Marketing and Logistics.

        Diana Vance-Bryan joined us in 2006 as Senior Vice President and General Counsel. She has over 20 years of legal experience, primarily in the health care sector. From February 2004 through October 2006, Ms. Vance-Bryan served as Vice President and General Counsel of Novartis Nutrition Corporation, a leading manufacturer of medical nutrition products. Prior to joining Novartis Nutrition Corporation and re-joining Novartis, Ms. Vance-Bryan was a shareholder in the Twin Cities law firm of Briggs and Morgan, P.A. from 2003 through 2004. Ms. Vance-Bryan was Senior Vice President and General Counsel, PreferredOne Administrative Services, Inc. from 2000 through 2003 and earlier in her career she served as Assistant General Counsel, United Healthcare Corporation, now UnitedHealth Group. Ms. Vance-Bryan is a graduate of Mercy Hospital School of Nursing, received a Bachelor of Science degree in nursing from The University of Iowa College of Nursing and a Juris Doctor degree from The University of Iowa College of Law.

        Walter T. Chesley joined us in 2003 as Senior Vice President, Human Resources and Development. He has over 25 years of human resources experience, most recently with Children's Hospitals and Clinics, the largest pediatric health care provider in the upper Midwest, where he was Vice President, Human Resources and Chief Administrative Officer from 2000 to 2003. From 1997 to 2000, Mr. Chesley was Vice President, Human Resources for Ceridian Corporation, a leading provider of human resources management, payroll outsourcing, tax filing and benefits administration services. Prior to that, he was Assistant Vice President of the Dun & Bradstreet Corporation and Reuben H. Donnelley directory publishing division. Mr. Chesley has a Bachelor of Science degree in

Communications and Public Relations from Boston University and a Juris Doctor degree from the American University Washington College of Law.

        Joseph P. Schiesl has been Senior Vice President, Sales since 2003. Mr. Schiesl has over 25 years of experience in health care services businesses. Prior to joining us, Mr. Schiesl was Chief Executive Officer of Thinking Networks, Inc., an internet protocol software services start-up from February 2001 to December 2001. Prior to that, Mr. Schiesl was President of ViTec, Inc., an e-health software services company, from April 1999 to August 2000. From December 1995 to April 1998, Mr. Schiesl was President, Pharmacy Benefit Management Services of ValueRx. Prior to his tenure at ValueRx, Mr. Schiesl was Executive Vice President at MedIntel Systems. Earlier in his career, Mr. Schiesl spent two years with Diversified Pharmaceutical Services and 20 years at CyCare Systems. He holds a Bachelor of Arts degree in Economics from Loras College. Following the consummation of the Transactions, Mr. Schiesl announced his resignation from the Company effective September 28, 2007.

        Scott M. Madson joined us in October 2006 as Controller and Chief Accounting Officer. He has over 20 years of accounting and financial management experience, most recently with Nextel Partners, Inc., a wireless telecommunications provider, where he was the Controller from 2004 to 2006. From 1998 to 2004, Mr. Madson was Director of Financial Accounting with RBC Dain Rauscher, a Minneapolis, Minnesota based securities brokerage and investment banking firm. Prior to that, he held financial reporting and internal audit managerial positions at RBC Dain Rauscher as well as audit positions with Deloitte and Touche. Mr. Madson holds a Certified Public Accountant certificate and a Bachelor of Science degree in accounting from the University of Minnesota.

        John D. Howard became a director upon the consummation of the Transactions. Mr. Howard is Chief Executive Officer of Bear Stearns Merchant Banking and a Senior Managing Director of Bear, Stearns & Co. Inc. Prior to founding BSMB in 1997, Mr. Howard was the co-CEO of Vestar Capital Partners, a private investment firm specializing in management buyouts. Previously, Mr. Howard was a Senior Vice President and Partner of Wesray Capital Corporation. He currently serves on the board of directors of Balducci's, New York & Company (NYSE: NWY), Seven for All Mankind, Stuart Weitzman Holdings, Aéropostale (NYSE: ARO) and Integrated Device Technology, Inc. (NASDAQ: IDTI). Additionally, Mr. Howard is a member of the board of directors of the Yale School of Management as well as a trustee of Mt. Sinai Hospital. Mr. Howard holds a Master of Business Administration degree from Yale School of Management and a Bachelor of Arts degree from Trinity College.

        Robert Juneja became a director upon the consummation of the Transactions. Mr. Juneja is a Partner of Bear Stearns Merchant Banking and a Managing Director of Bear, Stearns & Co. Inc. Mr. Juneja joined BSMB in 2000 and focuses on investments in financial services and health care services. Prior to joining BSMB, Mr. Juneja was Vice President of Corporate Development at Destia Communications. Mr. Juneja serves on the board of directors of ACA Capital Holdings (NYSE: ACA), Alter Moneta Holdings, Caribbean Financial Group, Cavalry Investments Holdings and Churchill Financial Holdings. Mr. Juneja holds a Master of Business Administration degree from the Wharton School of the University of Pennsylvania and a Bachelor of Arts degree in Mathematics from the University of Michigan.

        Bret D. Bowerman became a director upon the consummation of the Transactions. Mr. Bowerman is a Senior Associate of Bear Stearns Merchant Banking. Prior to joining BSMB, Mr. Bowerman worked as a Research Analyst at GoldenTree Asset Management and an Associate at DB Capital Partners. Mr. Bowerman holds a Master of Business Administration degree from the Wharton School of the University of Pennsylvania and a Bachelor of Arts degree in Economics from Washington & Lee University.

Committees of the Board of Directors

        Following the completion of the Transactions, our Board of Directors reconstituted its audit committee and compensation committee, which will carry out the functions described below.

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  Audit Committee.    The audit committee will, among other things, review the adequacy of our system of internal accounting controls; review the results of the independent registered public accounting firm's annual audit and its required communication on any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management; review and discuss with management our audited financial statements; review the performance of our independent registered public accounting firm; annually recommend independent registered public accounting firms; adopt and annually assess our charter; and prepare such reports or statements as may be required by securities laws.

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  Compensation Committee.    The compensation committee will, among other things, administer our stock option plan, produce an annual compensation committee report, determine the annual compensation to be paid to the named executive officers and make regular reports to the Board of Directors concerning executive compensation.

        Mr. Bowerman currently serves on our audit committee, and Mr. Dovenberg serves as an advisory member. Mr. Juneja currently serves on our compensation committee. We intend to appoint an additional non-employee director to each of our committees.

New Stock Option Plan

        On May 31, 2007, and in connection with the Transactions, our Parent's board of directors adopted a new stock option plan ("2007 Stock Option Plan"). The 2007 Stock Option Plan provides for the issuance of 43.9 million nonqualified stock options of our Parent to any of our and Parent's executives, other key employees and to consultants and certain directors of Parent, in each case, who have substantial responsibility for our or our Parent's management and growth. On June 18, 2007, Parent issued 35.9 million options. All issued options were outstanding as of June 30, 2007. The options allow for the purchase of shares of common stock of our Parent at prices equal to the stock's fair market value at the date of grant. Our Parent's compensation committee determined the exercise price by reference to the recent per share valuation of the Parent resulting from the Transactions. The exercise price was approved by Parent's board of directors.

        Options granted have a ten-year contractual term and vest over approximately 5.5 years. The options are comprised of 50% in each of the following categories: (1) options with fixed vesting schedules and (2) options that vest upon the achievement of established performance targets. Upon a sale of Parent or the Company, all of the unvested options with fixed vesting schedules will vest and become exercisable, and the unvested options that vest upon the achievement of established performance targets will vest and become exercisable upon BSMB's achievement of a certain internal rate of return on its investment in the Company, subject to certain conditions. The issued shares purchased by a grantee upon the exercise of such grantee's options will be subject to certain restrictions on transferability as provided in the 2007 Stock Option Plan. Grantees are subject to non-competition, non-solicitation and confidentiality requirements as set forth in their stock option grant agreements.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

        The following discussion and analysis provides information about our compensation policies and programs for 2006 as applied to our executive officers and former executive officers. On May 31, 2007, as a result of the Transactions, BSMB and certain members of our management became owners of the Company's parent, UHS Holdco, Inc., or Parent. Following the Transactions, our Board consists of three non-employee directors who are employed by BSMB and Gary D. Blackford, our Chairman of the Board and Chief Executive Officer. The compensation committee of our Board currently consists of Robert Juneja, and we intend to appoint at least one additional non-employee director to the committee. Until such time as our compensation committee is fully constituted, the establishment and administration of the Company's executive compensation program will be the responsibility of the full Board of Directors. While several components of our former executive compensation program will remain largely unchanged in fiscal 2007, as more fully described below, our new Board will work closely with management to evaluate our long-term compensation program and philosophy. It is, therefore, too soon to comment extensively on the Company's forward-looking compensation philosophy.

        In connection with BSMB's acquisition of the Company, BSMB negotiated new compensation arrangements with Mr. Blackford and Rex T. Clevenger, our Executive Vice President and Chief Financial Officer. The compensation to be paid to Mr. Blackford and Mr. Clevenger reflects the negotiations between those executives and BSMB. The non-equity compensation of each of our other executive officers was not changed in connection with the Transactions. In the future, we anticipate that decisions with respect to Mr. Blackford's compensation will be made by our non-employee directors, and that our non-employee directors, in consultation with our Chief Executive Officer, will determine the compensation of the remaining executive officers.

        Following the Transactions, a new stock option plan was adopted by Parent, and all outstanding awards under the Company's former equity-based compensation plan (whether or not then vested or exercisable) were cancelled. Holders of vested options received in consideration for the cancellation of their vested options an amount equal to the product of (i) the number of shares of common stock issuable upon the exercise of such vested options and (ii) the per share merger consideration minus the exercise price for such vested options, less withholding taxes. For a detailed discussion of the new stock option plan, see "New Compensation upon Consummation of the Transactions."

        Throughout this discussion and analysis, the individuals who served as our chief executive officer and chief financial officer during fiscal 2006, as well as other individuals included in the Summary Compensation Table below, are referred to as the "named executive officers."

  Overview of 2006 Compensation Program

        In 2006, the compensation committee had responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. The compensation committee ensured that total compensation paid to the named executive officers was fair, reasonable and competitive.

  Compensation Philosophy and Objectives

        The compensation committee believed that the most effective executive compensation program is one that is designed to reward the achievement of specific annual and long-term strategic goals of the Company. The committee evaluated both performance and compensation to ensure the Company maintained its ability to attract and retain superior employees in key positions and compensation provided to key employees remained competitive relative to the compensation paid to similarly situated executives of other health care services companies. To that end, the compensation committee believed executive compensation packages provided by us to the named executive officers should include base salary, annual performance-based incentive compensation and long-term equity (stock option) compensation that rewards performance as measured against established goals.

  Role of Executive Officers in Compensation Decisions

        The compensation committee approved all compensation decisions for the named executive officers, which included the review and approval of the chief executive officer's compensation as well as the review and approval of the chief executive officer's recommendations regarding annual performance-based incentive compensation and long-term equity (stock option) compensation to the other named executive officers of the Company.

  Setting Executive Compensation

        Based on the compensation committee's compensation philosophy and objectives, the committee structured the Company's annual performance-based incentive and long-term equity (stock option) compensation to motivate the named executive officers to achieve the business goals set by us, and to reward the named executive officers for achieving these goals. In furtherance of this, the committee conducted an annual review of its total compensation program for the chief executive officer and the other named executive officers.

  2006 Executive Compensation Components

        For our year ended December 31, 2006, the principal components of compensation for named executive officers were:

  •
  base salary;

  •
  performance-based incentive compensation;

  •
  long-term equity incentive (stock option) compensation;

  •
  severance and/or change of control benefits;

  •
  retirement plans; and

  •
  long-term savings plan and other benefits.

  Base Salary

        The Company provided named executive officers with a base salary to compensate them for services rendered during the fiscal year. Base salary ranges were determined for each named executive based on his or her position and responsibility using data from health care services companies and the compensation committee's knowledge of and expertise regarding the market. Base salary ranges were designed so that salary opportunities for a given position would be targeted at the midpoint of the base salary established for each range.

        During its review of base salaries for the named executives, the compensation committee considered, but was not limited to, any of the following three items:

  •
  market data provided by our human resources department or outside consultants;

  •
  internal review of the named executive officer's compensation, both individually and relative to other named executive officers; and

  •
  individual performance of the executive.

        Salary levels were typically considered annually as part of our performance review process and upon a promotion or other change in job responsibility. Merit based increases to salaries of the named executive officers were based on the compensation committee's assessment of the individual's performance.

  Performance-Based Incentive Compensation

        The performance-based incentive compensation was offered through the Executive Incentive Program (the "EIP"), an annual cash incentive program. The EIP included various incentive levels based on the participant's accountability and impact on our operations, with award opportunities that were established as a percentage of base salary. The range varied from 70% to 85% of base salary for the Company's named executive officers.

        The potential EIP award for each named executive officer was based on the achievement of the corporate financial objective set forth by the compensation committee relating to earnings before interest, income tax, depreciation and amortization as adjusted for stock-based compensation and board of directors expenses ("Adjusted EBITDA"). The potential EIP award was calculated by comparing actual and target Adjusted EBITDA. Each 1% directional variance to target had a 10 times multiplier affect on the potential EIP award with bookends at 110% and 93% of target, correlating to a multiplier effect to incentive levels of 200% to 30%, respectively. Adjusted EBITDA performance at a level below 93% of target resulted in a zero potential EIP award.

        Management understood that some industry analysts and investors consider earnings before interest, income tax, depreciation and amortization ("EBITDA") as a supplementary non-GAAP financial measure useful in analyzing a company's ability to service debt. EBITDA, however, is not a measure of financial performance under GAAP and should not be considered as an alternative to, or more meaningful than net income as a measure of operating performance or to cash flows from operating, investing or financing activities or as a measure of liquidity. Since EBITDA is not a measure determined in accordance with GAAP and is thus susceptible to varying interpretations and calculations, EBITDA may not be comparable to other similarly titled measures of other companies. EBITDA does not represent an amount of funds that is available for management's discretionary use. Adjusted EBITDA (EBITDA before stock-based compensation and board of directors expense) was included because certain compensation plans were based upon this measure.

        The named executive officers earned 50% of the actual EIP based on actual Adjusted EBITDA results versus target. The remaining 50% of the actual Adjusted EBITDA results versus target was earned based on attainment of each named executive officer's specific and quarterly objectives.

        During the past five years, the Company achieved performance in excess of the target once, but did not achieve the maximum performance level. The payout percentage in the past five years ranged between approximately 60% and 118% of the participant's target award opportunity. Generally, the committee set the minimum, target and maximum levels so the relative difficulty of achieving the target was consistent from year to year.

        Awards granted to named executive officers under the EIP on March 9, 2007 for performance in 2006 are reflected in column (g) of the Summary Compensation Table set forth below. The Company paid the EIP in April 2007.

  Long-Term Equity Incentive (Stock Option) Compensation

        The 2003 Stock Option Plan provided for the award of stock options and was designed to:

  •
  enhance the link between the creation of stockholder value and long-term executive incentive compensation;

  •
  provide an opportunity for increased equity ownership by executives; and

  •
  maintain competitive levels of total compensation.

        Stock option award levels varied among participants based on their positions within the Company and were typically granted in the fourth calendar quarter. Options were granted with option strike prices based on the estimated fair market values of the Company's common stock on the date of the grant, as determined by the Company's board of directors. Our board of directors considered multiple valuation metrics and methods and determined that the most appropriate method for the Company, given its unique attributes, was an Enterprise Value to EBITDA approach. In order to determine this fair market value, during 2004, we applied the Enterprise Value to EBITDA multiple per our sale of equity to new common shareholders as part of our late 2003 recapitalization.

        Beginning in 2005, we began using an average market multiple approach using the average Enterprise Value to forecasted EBITDA multiple from a comparable group of publicly traded health care companies. Given the lack of a truly comparable peer company, our comparable group was determined by using public market players in a generally capital-intensive settings, with attributes of our customer base, suppliers and competitors. We then applied a discount to such multiple in arriving at the fair market value of our common shares, in order to account for the lack of liquidity in our shares as well as minority ownership.

        The Company determined the appropriate aggregate discounts of 25% during 2005 and through the first quarter of 2006. Thereafter, the aggregate discount was reduced to 7.5% in order to account for the increased likelihood of a capital event.

        Following the Transactions, a new stock option plan was adopted by Parent, and all options to purchase our common stock under the 2003 Stock Option Plan that were outstanding immediately prior to the consummation of the Transactions (whether or not then vested or exercisable) were cancelled at the consummation of the Transactions. Holders of vested options received in consideration for the cancellation of their vested options an amount equal to the product of (i) the number of shares of common stock issuable upon the exercise of such vested options and (ii) the per share merger consideration minus the exercise price for such vested options, less withholding taxes. For a detailed discussion of the new stock option plan, see "New Compensation upon Consummation of the Transactions" below.

  Severance and/or Change of Control Benefits

        In 2006, the Company adopted an executive severance pay plan. This plan provided for severance and/or change of control benefits for two named executive officers, and employment agreements provided for severance and/or change of control benefits for the other three named executive officers. On June 1, 2007, the Company adopted a new executive severance pay plan which superseded the 2006 plan.

  Retirement Plans

        Effective December 31, 2002, benefit accruals under our Employees' Pension Plan (the "Pension Plan") were frozen for all participants and no new participants have been or will be permitted to enter the Pension Plan after that date. Mr. Singer was the only named executive officer who participates in the Pension Plan.

        Under the Pension Plan, all employees who attained age 21 and who completed one year of service prior to December 31, 2002, were eligible to participate in the Pension Plan. Additional service or compensation changes of participants after that date are not considered for purposes of computing participant accrued benefit. However, accumulated service after December 31, 2002, continues to be taken into account for purposes of determining a participant's vested interest and entitlement to an early retirement subsidy and certain death benefits.

        Participants earn the right to receive certain benefits upon termination of employment including retirement at the normal retirement age of 65 or upon early retirement on or after age 55. Normal retirement benefits are calculated as more particularly illustrated below. Benefits vest according to the following schedule and are 100% vested at normal retirement.

Years of Service	Vesting Percentage
Less than 3	—
3	20%
4	40%
5	60%
6	80%
7	100%

        The formulas below provide an illustration as to how the retirement benefits are calculated.

Normal Retirement

First Formula

1.6%	x	Average Monthly Pay(1)	x	Years of Credited Service (up to 25)	–	Social Security Benefit	=	Monthly Benefit

Second Formula

Years of Credited Service	x	$6.00	=	Monthly Benefit

(1)
Average monthly pay primarily includes base salary and EIP awards.

        Early retirement benefits are determined, generally, in the same manner as described above for normal retirement benefit, but are adjusted to reflect the actuarially determined adjusted payout period.

  Long-Term Savings Plan and Other Benefits

        The long-term savings plan is a tax-qualified retirement savings plan pursuant to which all employees, including the named executive officers, were able to contribute the lesser of up to 60% of their annual salary or the limit prescribed by the Internal Revenue Service to the Long-Term Savings Plan on a pre-tax basis. The Company matched 50% of up to 6% of base pay that was contributed to the Long-Term Savings Plan. Matching contributions and any earnings on the matching contributions vested in accordance with the following schedule:

Years of Service	Vesting Percentage
Less than 1	—
1	33%
2	66%
3	100%

Tax and Accounting Implications

  Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code provides that the Company may not deduct compensation of more than $1 million that is paid to certain individuals. In addition, Section 280G of the Internal Revenue Code provides that the Company may not deduct compensation paid in connection with a change of control that is treated as an excess parachute payment. The compensation committee reviewed and considered the Company's deductibility of executive compensation. We believe that compensation paid under our EIP is generally 100% deductible for federal income tax purposes, except that potential excess parachute payments exist with respect to our named executive officers. In certain circumstances, however, the compensation committee may elect to approve compensation that is not fully deductible to ensure competitive levels of compensation for our executive officers. For 2006, we believe that all executive officer compensation paid was fully deductible.

  Accounting for Stock-Based Compensation

        Beginning January 1, 2006, we began accounting for our stock-based compensation, namely, stock options issued under the 2003 Stock Option Plan, as required by SFAS 123(R).

New Compensation upon Consummation of the Transactions

        In connection with the Transactions, representatives of BSMB negotiated new compensation arrangements with Mr. Blackford, our Chairman of the Board and Chief Executive Officer, and Mr. Clevenger, our Executive Vice President and Chief Financial Officer. The compensation to be paid to these executive officers effective May 31, 2007 reflects the negotiations between these executive officers and BSMB. For a detailed description of the new employment agreements, see "Termination and Change in Control Arrangements—Employment Agreements" below.

        On May 31, 2007, and in connection with the Transactions, a new stock option plan was adopted by UHS Holdco, Inc., or Parent, and all options to purchase our common stock under the 2003 Stock Option Plan that were outstanding immediately prior to the consummation of the Transactions (whether or not then vested or exercisable) were cancelled at the consummation of the Transactions. Holders of vested options received in consideration for the cancellation of their vested options an amount equal to the product of (i) the number of shares of common stock issuable upon the exercise of such vested options and (ii) the per share merger consideration minus the exercise price for such vested options, less withholding taxes.

        The new stock option plan provides for the grant of nonqualified stock options to any of our and Parent's executives, other key employees and consultants and certain directors of Parent, in each case, who have substantial responsibility for our and Parent's management and growth. The exercise price for the nonqualified stock options will equal the estimated fair market value of Parent's common stock on the date such options were granted, as determined by Parent's board of directors. The stock options granted under the stock option plan will expire ten years after grant and will be comprised of two general types: (1) options with fixed vesting schedules and (2) options that vest upon the achievement of established performance targets. Upon a sale of Parent or us, all of the unvested options with fixed vesting schedules will vest and become exercisable, and the unvested options that vest upon the achievement of established performance targets will vest and become exercisable upon BSMB's achievement of a certain internal rate of return on its investment in the Company. The issued shares purchased by a grantee upon the exercise of such grantee's options will be subject to certain restrictions on transferability as provided in the plan. Grantees are subject to non-competition, non-solicitation and confidentiality requirements as set forth in their option grant agreements.

        On June 1, 2007, we adopted a new executive severance pay plan, which provides severance pay for eligible executives who are not covered under an employment agreement or other plan of the Company. The plan provides for severance payments upon termination of employment by the Company without "cause" (other than death or disability) or by the executive for "good reason" (as such terms are defined in the plan), conditioned upon the executive's delivering within 45 days of such termination a general release in favor of the Company and specified confidentiality, non-competition and non-solicitation agreements.

        Pursuant to the plan, eligible executives are entitled to receive severance of twelve months salary and twelve months medical and dental benefits. Additionally, if termination is pursuant to resignation for good reason, the executive will receive a prorated portion of the bonus earned for the then current fiscal year. If prior to the date which is twelve months after the date of termination the executive finds other employment, the amount of severance payments to which he or she is entitled will be reduced by the value of the compensation the executive receives in his or her new employment, and the medical and dental benefits will be discontinued if the executive secures similar benefits through a new employer.

        The plan further provides that the controller is entitled to severance pay only upon termination by the Company without cause (other than death or disability) or resignation by the controller for good reason, in each case during the period starting 30 days before a "change of control" (as such term is defined in the plan) and continuing through six months after such change of control. Executives covered under the executive severance pay plan may not participate concurrently in any other Company severance pay plan or agreement.

Compensation Committee Report

        Following the Transactions, we do not yet have a fully constituted compensation committee. The full Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, recommended that the Compensation Discussion and Analysis be included in this registration statement.

THE BOARD OF DIRECTORS Gary D. Blackford John D. Howard Robert Juneja Bret D. Bowerman

Executive Compensation

        The following tables and accompanying narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis.

Summary Compensation Table

        The table below sets forth the total compensation earned by and awarded to the named executive officers for our 2006 fiscal year.

        The named executive officers were not entitled to receive payments which would be characterized as "Bonus" payments for the year ended December 31, 2006. Amounts listed under column (g), "Non-Equity Incentive Plan Compensation," were determined in accordance with the "2006 Executive Incentive Plan Targets," filed as Exhibit 10.11 to our Annual Report on Form 10-K for the 2005 fiscal year as approved by the compensation committee of our board of directors. The non-equity incentive plan compensation was paid in April 2007.

							(h)
							Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(3)
						(g)
						Non-Equity Incentive Plan Compensation ($)(2)
(a)		(c)	(d)	(e)	(f)			(i)	(j)
Name and Principal Position	(b)	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)			All Other Compensation ($)(4)	Total ($)
	Year
Gary D. Blackford President, Chief Executive Officer and Director	2006	$391,923	$—	$—	$507,272	$393,100	N/A	$5,878	$1,298,173
Rex T. Clevenger Senior Vice President and Chief Financial Officer	2006	$297,105	$—	$—	$89,607	$270,000	N/A	$6,600	$663,312
Joseph P. Schiesl Senior Vice President, Sales	2006	$253,846	$—	$—	$113,172	$170,000	N/A	$6,060	$543,077
Timothy W. Kuck Senior Vice President, Operations	2006	$213,069	$—	$—	$87,508	$188,000	N/A	$4,185	$492,762
Jeffrey L. Singer Senior Vice President, Asset Optimization	2006	$194,082	$—	$—	$68,495	$175,000	$—	$5,823	$443,400

(1)
The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with SFAS 123(R) of awards pursuant to the 2003 Stock Option Plan and may include amounts from awards granted in and before 2006. Assumptions used in the calculation of these amounts are included in footnote 12 to our audited financial statements for the fiscal year ended December 31, 2006 set forth in Part IV, Item 15 of our Annual Report on Form 10-K for the 2006 fiscal year. All such awards were cancelled at the consummation of the Transactions as described herein.

(2)
The amounts in column (g) reflect the cash awards to the named executive officers under the EIP, which is discussed in detail above under the caption "Performance-Based Incentive Compensation."

(3)
The amount in column (h) for Mr. Singer, the only named executive officer covered by the Pension Plan, reflects the change in the present value of the named executive officer's benefits under the Pension Plan using interest rate and mortality rate assumptions consistent with those used in our financial statements and includes amounts which Mr. Singer may not be entitled to receive because such amounts are not vested. The amount shown for Mr. Singer does not include a $1,865 decline in the present value of the benefit provided under the Pension Plan. The Pension Plan is discussed in detail above under the caption "Retirement Plans."

(4)
The amounts in column (i) reflect our contributions for the named executive officers to our Long-Term Savings Plan, discussed in detail above under the caption "Long-Term Savings Plan and Other Benefits."

Grants Of Plan Based Awards

        The table below sets forth information regarding awards granted under the Company's equity and non-equity incentive plans during fiscal 2006:

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
								All Other Stock Awards: Number of Shares of Stock or
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)				All Other Option Awards: Number of Securities Underlying		Grant Date Fair Value of Option
										Exercise or Base Price of Option

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Options (#)	Awards ($/sh)(3)	Awards ($)
Gary D. Blackford	N/A	$—	$333,135	$666,269	—	—	—	—	—	—	—
Rex T. Clevenger	N/A	$—	$222,829	$445,658	—	—	—	—	—	—	—
Joseph P. Schiesl	N/A	$—	$177,692	$355,384	—	—	—	—	—	—	—
Timothy W. Kuck	N/A	$—	$149,148	$298,297
	11/15/2006	—	—	—	150,000	150,000	150,000	—	—	$2.06	$171,549
Jeffrey L. Singer	N/A	$—	$135,858	$271,715
	11/15/2006	—	—	—	50,000	50,000	50,000	—	—	$2.06	$57,183

(1)
The amounts shown in columns (c), (d) and (e) reflect the minimum, target and maximum payment levels, respectively, under the Company's EIP. These amounts are based on the named executive officer's salary and position as of December 31, 2006.

(2)
The amounts shown in columns (f), (g) and (h) reflect the number of options granted under our 2003 Stock Option Plan. All such awards were cancelled at the consummation of the Transactions as described herein.

(3)
The exercise price of the stock option award is equal to the fair market value of our common stock on the grant date as determined by applying a peer group EBITDA multiple approach, with a discount applied to such multiple to account for our lack of liquidity. The peer group includes a cross section of publicly traded hospitals, capital-intensive health care service companies, and broad health care companies, including by way of example, Apria Healthcare, Lincare Holdings, Inc., Alliance Imaging, Inc., Triad Hospitals, Inc., LifePoint, Inc., Cardinal Health, Inc. and Hillenbrand Industries, Inc.

Outstanding Equity Awards at Fiscal Year-End(1)

        The table below sets forth information regarding outstanding equity awards held by our named executive officers at the end of fiscal 2006:

(a)	(b)	(c)	(d)	(e)	(f)	(g)
	Option Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price($)	Option Expiration Date
Gary D. Blackford	5/1/2004	1,400,668	4,202,229	4,202,229	$1.00	5/1/2014
Rex T. Clevenger	6/15/2004	166,666	833,334	833,334	$1.00	6/15/2014
Joseph P. Schiesl	5/1/2004	312,488	937,513	937,513	$1.00	5/1/2014
Timothy W. Kuck	5/1/2004	62,498	187,502	187,502	$1.00	5/1/2014
	10/1/2004	16,667	83,333	83,333	$1.20	10/1/2014
	11/1/2005	41,667	458,333	458,333	$1.33	11/1/2015
	11/15/2006	—	150,000	150,000	$2.06	11/15/2016
Jeffrey L. Singer	5/1/2004	187,493	562,508	562,508	$1.00	5/1/2014
	11/15/2006	—	50,000	50,000	$2.06	11/15/2016

(1)
All outstanding equity awards are option awards granted under our 2003 Stock Option Plan, discussed in detail above under the caption "Long-Term Equity Incentive (Stock Option) Compensation." All such awards were cancelled at the consummation of the Transactions as described herein.

(2)
Thirty-three percent of options granted under our 2003 Stock Option Plan for our named executive officers vest at a rate of 25% per year over four years of service; the remaining portion vest over an eight-year service period with earlier vesting subject to achievement of certain financial performance targets.

Pension Benefits

        The table below shows the actuarial present value of accumulated benefits payable to a named executive officer, including the number of years of service credited to that named executive officer, under our Pension Plan determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. Information regarding our Pension Plan is discussed above under the caption "Retirement Plans."

(a)	(b)	(c)	(d)	(e)
Name(1)	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Jeffrey L. Singer	UHS Employees' Pension Plan	4.4	$34,612	$—

(1)
Gary D. Blackford, Rex T. Clevenger, Joseph P. Schiesl and Timothy W. Kuck are not eligible to participate in our Pension Plan.

(2)
Includes amounts which the named executive officer may not currently be entitled to receive because the amount is not vested.

Termination and Change in Control Arrangements

  Employment Agreements

        Gary D. Blackford.    On May 31, 2007, and in connection with the Transactions, we entered into a new employment agreement with Gary D. Blackford to replace the employment agreement that we previously had with him. Pursuant to his new employment agreement, Mr. Blackford will serve as Chairman and Chief Executive Officer of the Company and as a member of the respective board of directors of both Parent and the Company. The agreement also provides that Mr. Blackford shall be appointed Chairman and Chief Executive Officer of any parent, holding or operating company other than any non-public company that solely holds equity or debt of the Company. The agreement sets forth a three-year term and automatic renewal for successive one-year periods unless either Mr. Blackford or the Company provides notice of non-renewal. The agreement provides for an annual base salary of $432,000 which may be increased by the Company's Board of Directors as it may deem appropriate after an annual review. The agreement also provides for Mr. Blackford to receive an annual bonus based on achievement of the Company's EBITDA targets, with a target bonus equal to 85% of base salary, and to be granted options to purchase Parent common stock under Parent's stock option plan, pursuant to mutually agreeable terms, as soon as practicable following the completion of the Transactions.

        Mr. Blackford's agreement provides that upon his disability or death, he or his representatives, as applicable, shall receive (i) 100% of his annual base salary as in effect at that time, (ii) $11,350 and (iii) any earned but unpaid bonus for a fiscal year ending prior to that date. Additionally, he or his representatives, as applicable, shall receive a pro rata amount of bonus for the fiscal year in which employment is terminated, and accrued vested benefits through the Company's benefit plans.

        Mr. Blackford's agreement provides for severance payments upon termination of his employment without "cause" or his resignation of his employment for "good reason" (as such terms are defined in the agreement), conditioned upon Mr. Blackford delivering within 45 days of such termination a general release in favor of the Company. The severance provisions provide that Mr. Blackford shall receive an amount equal to (i) 185% of his annual base salary as in effect at that time, (ii) $11,350 and (iii) any earned but unpaid bonus for a fiscal year ending prior to that date. Additionally, Mr. Blackford shall receive a pro rata amount of bonus for the fiscal year in which employment is terminated, and accrued vested benefits through the Company's benefit plans.

        If Mr. Blackford is terminated without cause or resigns for good reason at any time within six months prior to, or 24 months following, a "change in control" (as such term is defined in the agreement), or if Mr. Blackford resigns his employment for any reason during the 30-day period following the six-month anniversary of the change in control, the severance provisions provide that he shall receive an amount equal to (i) 285% of his annual base salary as in effect at that time, (ii) $11,350 and (iii) any earned but unpaid bonus for a fiscal year ending prior to that date. Additionally, under the aforementioned circumstances, Mr. Blackford shall also receive a pro rata amount of bonus for the fiscal year in which employment is terminated, and the other benefits provided to him under his employment agreement accrued through the date of termination. Additionally, Mr. Blackford is entitled to a gross up of excise taxes payable with respect to "parachute payments" in connection with a change in control of the Company.

        Rex T. Clevenger.    On May 31, 2007, and in connection with the Transactions, we entered into a new employment agreement with Rex T. Clevenger to replace the employment agreement that we previously had with him. Pursuant to his new employment agreement, Mr. Clevenger will serve in his current position as Executive Vice President and Chief Financial Officer of the Company for a three-year term and automatic renewal for successive one-year periods unless either Mr. Clevenger or the Company provides notice of non-renewal. The agreement provides for an annual base salary of $313,800 which may be increased by the Company's Board of Directors as it may deem appropriate after an annual review. The agreement also provides for Mr. Clevenger to receive an annual bonus based on achievement of the Company's annual EBITDA targets, with a target bonus equal to 75% of base salary, and to be granted options to purchase Parent common stock under Parent's stock option plan, pursuant to mutually agreeable terms, as soon as practicable following the completion of the Transactions.

        Mr. Clevenger's agreement provides that upon his disability or death, he or his representatives, as applicable, shall receive (i) 100% of his annual base salary as in effect at that time, (ii) $11,350 and (iii) any earned but unpaid bonus for a fiscal year ending prior to that date. Additionally, he or his representatives, as applicable, shall receive accrued vested benefits through the Company's benefit plans.

        Mr. Clevenger's agreement provides for severance payments upon termination of his employment without "cause" or his resignation of his employment for "good reason" (as such terms are defined in the agreement) conditioned upon Mr. Clevenger delivering within 45 days of such termination a general release in favor of the Company. The severance provisions provide that Mr. Clevenger shall receive an amount equal to (i) 175% of his annual base salary as in effect at that time, (ii) $11,350 and (iii) any earned but unpaid bonus for a fiscal year ending prior to that date. Additionally, Mr. Clevenger shall receive a pro rata amount of bonus for the fiscal year in which employment is terminated, and accrued vested benefits through the Company's benefit plans.

        If Mr. Clevenger is terminated without cause or resigns for good reason at any time within six months prior to, or 24 months following, a "change in control" (as such term is defined in the agreement), the severance provisions provide that he shall receive an amount equal to (i) 262.5% of his annual base salary as in effect at that time, (ii) $11,350 and (iii) any earned but unpaid bonus for a fiscal year ending prior to that date. Additionally, under the aforementioned circumstances, Mr. Clevenger shall receive a pro rata amount of bonus for the fiscal year in which employment is terminated, and the other benefits provided to him under his employment agreement accrued through the date of termination.

        The employment agreements with Mr. Blackford and Mr. Clevenger in existence prior to the consummation of the Transactions provided for payments in connection with certain employment termination events, including with respect to changes in control. No payments were paid for any employment termination events in 2006 and their former employment agreements were terminated in connection with the Transactions. Pursuant to the new employment agreements entered into in connection with the Transactions, Mr. Blackford and Mr. Clevenger are entitled to receive severance payments upon termination of their employment without "cause" by the Company or with "good reason" by the executive officer, including in the event of a change in control of the Company. See the detailed descriptions of the new employment agreements set forth above.

        Joseph P. Schiesl. Mr. Schiesl's employment agreement provides that in the event of his death or disability, he or his representatives, as applicable, shall receive his base salary and other benefits for a twelve month period. Upon termination without cause or resignation for good reason, Mr. Schiesl is entitled to severance of twelve months salary and twelve months benefits. Additionally, within ten days following his termination or resignation, Mr. Schiesl will be entitled to receive a lump sum payment ("lump sum payment") in the amount of his annual cash incentive under the executive incentive program that would have been payable to him for the fiscal year in which the termination occurs had the Company achieved 100% of the then applicable adjusted EBITDA target for that fiscal year.

        If Mr. Schiesl is terminated without cause or resigns for good reason at any time within six months prior to, or 24 months following, a "change in control" (as such term is defined in the agreement), or if Mr. Schiesl resigns his employment for any reason during the 30-day period following the six-month anniversary of the change in control, then he shall continue to receive his base salary and benefits for twelve months. Additionally, Mr. Schiesl will be entitled to receive a lump sum payment.

        Following the consummation of the Transactions, Mr. Schiesl announced his resignation from the Company effective September 28, 2007. The Transactions qualify as a change of control event triggering the aforementioned termination payments. Assuming an September 28, 2007 termination date, the estimated value of payments and benefits payable to Mr. Schiesl upon his separation pursuant to his employment agreement is as follows:

Executive Benefits and Payments Upon Separation	Change of Control Related Termination on 9/28/07
Compensation:
Non-Equity Incentive Plan	$182,678
Benefits and Perquisites:
Health and Welfare Benefits(1)	10,961
Severance Payments(2)	251,995

  (1)
  Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of Mr. Schiesl under our health and welfare plans.

  (2)
  Reflects the estimated lump-sum present value of all future payments to which Mr. Schiesl would be entitled under his employment agreement.

  Executive Severance Pay Plan

        The executive severance pay plan in existence prior to the consummation of the Transactions provided for payments to certain of the named executive officers in connection with certain employment termination events, including with respect to changes in control. No payments were paid for any employment termination events in 2006 and a new executive severance pay plan was adopted on June 1, 2007. Pursuant to the new executive severance pay plan, eligible executives are entitled to receive severance payments upon termination of their employment without "cause" by the Company or with "good reason" by the executive. See the detailed description of the new plan under "New Compensation upon Consummation of the Transactions" above.

New Stock Option Plan

        On May 31, 2007, and in connection with the Transactions, our Parent's board of directors adopted a new stock option plan. The 2007 Stock Option Plan provides for the issuance of 43.9 million nonqualified stock options of our Parent to any of our and Parent's executives, other key employees and to consultants and certain directors of Parent, in each case, who have substantial responsibility for our or our Parent's management and growth. On June 18, 2007, Parent issued 35.9 million options. All issued options were outstanding as of June 30, 2007. The options allow for the purchase of shares of common stock of our Parent at prices equal to the stock's fair market value at the date of grant. Our Parent's compensation committee determined the exercise price by reference to the recent per share valuation of the Parent resulting from the Transactions. The exercise price was approved by Parent's board of directors.

        Options granted have a ten-year contractual term and vest over approximately 5.5 years. The options are comprised of 50% in each of the following categories: (1) options with fixed vesting schedules and (2) options that vest upon the achievement of established performance targets. Upon a sale of Parent or the Company, all of the unvested options with fixed vesting schedules will vest and become exercisable, and the unvested options that vest upon the achievement of established performance targets will vest and become exercisable upon BSMB's achievement of a certain internal rate of return on its investment in the Company, subject to certain conditions. The issued shares purchased by a grantee upon the exercise of such grantee's options will be subject to certain restrictions on transferability as provided in the 2007 Stock Option Plan. Grantees are subject to non-competition, non-solicitation and confidentiality requirements as set forth in their stock option grant agreements.

2006 Director Compensation

Director Summary Compensation Table

        The table below summarizes the compensation paid by the Company to former directors for the fiscal year ended December 31, 2006.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
David E. Dovenberg	$150,000	$—	$25,086	$—	$4,275	$4,500	$183,861
Samuel B. Humphries	37,000	—	12,663	—	—	8,606	58,269

(1)
Former directors Michael N. Cannizzaro, David W. Dupree, Steven G. Segal, Mark J. Tricolli, Brent D. Williams or Edward D. Yun did not receive compensation for their service. Gary D. Blackford is included in the Summary Compensation Table.

(2)
The amount in column (b) for Mr. Dovenberg represents his salary for fiscal year 2006 under his employment agreement which is discussed in detail below under "Certain Relationships and Related Transactions—Employment Agreements." The amounts in column (b) for Mr. Humphries represent quarterly retainer, committee fees and meeting fees which are discussed in detail above under the caption "Cash Compensation."

(3)
The amounts in column (d) reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with SFAS 123(R) of awards pursuant to the 2003 Stock Option Plan and include amounts from awards granted before 2006. As of December 31, 2006 the following directors had the following number of options outstanding: David E. Dovenberg: 240,000 and Samuel B. Humphries: 72,000. Assumptions used in the calculation of these amounts are included in footnote 12 to the Company's audited financial statements for the fiscal year ended December 31, 2006, set forth in Part IV, Item 15 of our Annual Report on Form 10-K for the 2006 fiscal year. All such awards were cancelled at the consummation of the Transactions as described herein.

(4)
The amount in column (f) for Mr. Dovenberg reflects the change in the actuarial present value of the benefit under the Pension Plan using interest rate and mortality rate assumptions consistent with those used in our financial statements and may include amounts which Mr. Dovenberg may not be entitled to receive because such amounts are not vested. Our pension plan is discussed in detail above under the caption "Retirement Plans."

(5)
The amount in column (g) for Mr. Dovenberg reflects our matching contribution to our Long-Term Savings Plan which is discussed in detail above. The amount in column (g) for Mr. Humphries reflects reimbursement for travel expenses Mr. Humphries incurred on our behalf.

Director Compensation Following the Transactions

        None of our directors will receive fees for services as directors following the Transactions. In the future, we may compensate directors who are neither our employees nor affiliates of BSMB. All of our directors will be reimbursed for all reasonable out-of-pocket expenses incurred in connection with attending all board and committee meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        All of our capital stock is owned by UHS Holdco, Inc., or Parent. BSMB and certain members of our management team own Parent. The following table sets forth certain information regarding the beneficial ownership of common stock of Parent as of September 1, 2007 by:

  •
  each person who is the beneficial owner of more than 5% of its outstanding voting stock;

  •
  each member of the board of directors of Parent and our named executive officers; and

  •
  all of our directors and executive officers as a group.

        To our knowledge, each such stockholder has sole voting and investment power as to the common stock shown unless otherwise noted. Beneficial ownership of the common stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (%)(2)
Principal Stockholders:
BSMB/UHS, L.P.(3)(6)(7)	175,000,000	70.3
BSMB/UHS Co-Investment Partners, L.P.(3)(6)(7)	63,913,306	25.7
Directors and Named Executive Officers:
Gary D. Blackford(4)	3,924,387	1.6
Rex T. Clevenger	100,000	*
Joseph P. Schiesl(5)	—	—
Timothy W. Kuck	499,854	*
Jeffrey L. Singer	1,991,609	*
John D. Howard(6)	238,913,306	96.0
Robert Juneja(7)	238,913,306	96.0
Bret D. Bowerman(8)	—	—
All directors and executive officers as a group (11 persons)	245,868,818	98.8

*
Denotes less than one percent.

(1)
Unless otherwise specified, the address of each of the named individuals is c/o Universal Hospital Services, Inc., 7700 France Avenue South, Suite 275, Edina, Minnesota 55435.

(2)
Percentage of beneficial ownership is based on 248,793,717 shares of our common stock outstanding as of September 1, 2007. The percentage of beneficial ownership for all holders has been rounded to the nearest 1/10th of a percentage.

(3)
MBP III GP, LLC may be deemed a beneficial owner of shares of UHS Holdco, Inc. due to its status as a general partner of BSMB/UHS, L.P. and BSMB/UHS Co-Investment Partners, L.P. MBP III GP, LLC disclaims beneficial ownership of any such shares of which it is not the holder of record. The address for each of the entities identified in this footnote is 383 Madison Avenue, New York, New York 10179.

(4)
Includes 1,702,499 shares of common stock held by Mr. Blackford's wife, which may be deemed to be beneficially owned by Mr. Blackford.

(5)
Mr. Schiesl has announced his resignation from the Company effective September 28, 2007.

(6)
Mr. Howard is a Senior Managing Director of Bear, Stearns & Co. Inc., a subsidiary of The Bear Stearns Companies Inc. BSMB/UHS, L.P. and BSMB/UHS Co-Investment Partners, L.P. are affiliates of, and are controlled by, Bear Stearns Merchant Banking and affiliates of The Bear

  Stearns Companies Inc. The Bear Stearns Companies Inc. and Mr. Howard, by virtue of his status as the sole member of JDH Management, LLC, may be deemed to share beneficial ownership of shares owned of record by Bear Stearns Merchant Banking and BSMB/UHS, L.P. and BSMB/UHS Co-Investment Partners, L.P. Mr. Howard and The Bear Stearns Companies Inc. share investment and voting power with respect to shares owned by Bear Stearns Merchant Banking and BSMB/UHS, L.P. and BSMB/UHS Co-Investment Partners, L.P., but disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. Mr. Howard is employed by Bear, Stearns & Co. Inc., a broker/dealer. The Bear Stearns Companies Inc. is the managing member of Bear Stearns Merchant GP II, LLC, which is the general partner of Bear Stearns Merchant Capital II, L.P., the general partner of Bear Stearns Merchant Banking. Bear Stearns Merchant Banking has the right to designate three persons to the Company's board of directors pursuant to a securityholders agreement. The address for Mr. Howard and each of the entities identified in this footnote is 383 Madison Avenue, New York, NY 10179.

(7)
Mr. Juneja is a Managing Director of Bear, Stearns & Co. Inc. and Bear Stearns Merchant Banking, LLC, an affiliate of BSMB/UHS, L.P. and BSMB/UHS Co-Investment Partners, L.P. Mr. Juneja disclaims beneficial ownership of any of the shares of common stock owned by BSMB/UHS, L.P. and BSMB/UHS Co-Investment Partners, L.P., except to the extent of his pecuniary interest therein, if any. Mr. Juneja is employed by Bear, Stearns & Co. Inc., a broker/dealer. His address is 383 Madison Avenue, New York, NY 10179.

(8)
Mr. Bowerman is employed by Bear, Stearns & Co. Inc., a broker/dealer. His address is 383 Madison Avenue, New York, NY 10179.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

        The Board of Directors has adopted a written policy and written procedures regarding transactions with related persons. On an annual basis each director and executive officer is obligated to complete a Director and Officer Questionnaire, which requires disclosure of any transactions in which we are a participant and the director, executive officer or any member of his immediate family (each a "related person") have a direct or indirect material interest. The policy and procedures charge the audit committee with the review, approval and/or ratification of any conflict of interest with a related person.

Professional Services Agreement

        In connection with the Transactions, we and BSMB entered into a professional services agreement pursuant to which general advisory and management services are to be provided to us with respect to financial and operating matters. The agreement requires us to pay: (i) an annual fee for ongoing advisory and management services equal to the greater of $500,000 and 0.75% of our Adjusted EBITDA (as defined in the agreement) for the immediately preceding fiscal year, payable in quarterly installments, provided that the annual advisory fee for the fiscal year ending December 31, 2007 shall be $500,000; and (ii) a transaction fee in the amount of $10.0 million for services rendered in connection with the Transactions, $3.5 million of which was included in deferred financing costs on the balance sheet and the remaining portion of which was expensed. The $10.0 million fee was paid at the consummation of the Transactions on May 31, 2007. The professional services agreement provides that BSMB will be reimbursed for its reasonable out-of-pocket expenses in connection with certain activities undertaken pursuant to the agreement and will be indemnified for liabilities incurred in connection with its role under the agreement, other than for liabilities resulting from its gross negligence or willful misconduct. The term of the professional services agreement commenced on May 31, 2007 and will remain in effect unless and until (i) either party notifies the other of its desire to terminate, (ii) we are sold to a third-party purchaser or (iii) we consummate a qualified initial public offering.

Securityholders Agreement

        In connection with the Transactions, BSMB and certain members of our management that acquired securities of Parent in connection with the merger entered into a securityholders agreement that governs certain relationships among, and contain certain rights and obligations of, such stockholders. The securityholders agreement, among other things:

  •
  limits the ability of the stockholders to transfer their securities in Parent, except in certain permitted transfers as defined therein;

  •
  provides for certain co-sale rights; and

  •
  provides for certain rights of first refusal with respect to transfers by stockholders other than to certain permitted transferees.

        The securityholders agreement also provides that the parties thereto must vote their securities to elect a board of directors of Parent which must be comprised of:

  •
  three persons designated by the stockholders who are affiliates of BSMB (the "BSMB Directors"); and

  •
  the then-elected Chief Executive Officer of the Company, who shall initially be Gary D. Blackford.

        In addition, the securityholders agreement provides that BSMB Directors shall comprise a majority of the directors on the board of directors of any of the subsidiaries of Parent and of any committee of the board of directors of Parent or any of its subsidiaries.

Employment Agreements

        On May 31, 2007, and in connection with the Transactions, we entered into new employment agreements with the following individuals:

        Gary D. Blackford.    Pursuant to his employment agreement, Mr. Blackford will serve as Chairman and Chief Executive Officer of the Company and as a member of the respective board of directors of both Parent and the Company. The agreement also provides that Mr. Blackford shall be appointed Chairman and Chief Executive Officer of any parent, holding or operating company other than any non-public company that solely holds equity or debt of the Company. The agreement sets forth a three-year term and automatic renewal for successive one-year periods unless either Mr. Blackford or the Company provides notice of non-renewal. The agreement provides for an annual base salary of $432,000 which may be increased by the Company's Board of Directors as it may deem appropriate after an annual review. The agreement also provides for Mr. Blackford to receive an annual bonus based on achievement of the Company's EBITDA targets, with a target bonus equal to 85% of base salary, and to be granted options to purchase Parent common stock under Parent's stock option plan, pursuant to mutually agreeable terms, as soon as practicable following the completion of the Transactions.

        Mr. Blackford's agreement provides that upon his disability or death, he or his representatives, as applicable, shall receive (i) 100% of his annual base salary as in effect at that time, (ii) $11,350 and (iii) any earned but unpaid bonus for a fiscal year ending prior to that date. Additionally, he or his representatives, as applicable, shall receive a pro rata amount of bonus for the fiscal year in which employment is terminated, and accrued vested benefits through the Company's benefit plans.

        Mr. Blackford's agreement provides for severance payments upon termination of his employment without "cause" or his resignation of his employment for "good reason" (as such terms are defined in the agreement), conditioned upon Mr. Blackford delivering within 45 days of such termination a general release in favor of the Company. The severance provisions provide that Mr. Blackford shall receive an amount equal to (i) 185% of his annual base salary as in effect at that time, (ii) $11,350 and (iii) any earned but unpaid bonus for a fiscal year ending prior to that date. Additionally, Mr. Blackford shall receive a pro rata amount of bonus for the fiscal year in which employment is terminated, and accrued vested benefits through the Company's benefit plans.

        If Mr. Blackford is terminated without cause or resigns for good reason at any time within six months prior to, or 24 months following, a "change in control" (as such term is defined in the agreement), or if Mr. Blackford resigns his employment for any reason during the 30-day period following the six-month anniversary of the change in control, the severance provisions provide that he shall receive an amount equal to (i) 285% of his annual base salary as in effect at that time, (ii) $11,350 and (iii) any earned but unpaid bonus for a fiscal year ending prior to that date. Additionally, under the aforementioned circumstances, Mr. Blackford shall also receive a pro rata amount of bonus for the fiscal year in which employment is terminated, and the other benefits provided to him under his employment agreement accrued through the date of termination. Additionally, Mr. Blackford is entitled to a gross up of excise taxes payable with respect to "parachute payments" in connection with a change in control of the Company.

        Rex T. Clevenger.    Pursuant to his employment agreement, Mr. Clevenger will serve in his current position as Executive Vice President and Chief Financial Officer of the Company for a three-year term and automatic renewal for successive one-year periods unless either Mr. Clevenger or the Company provides notice of non-renewal. The agreement provides for an annual base salary of $313,800 which may be increased by the Company's Board of Directors as it may deem appropriate after an annual review. The agreement also provides for Mr. Clevenger to receive an annual bonus based on achievement of the Company's annual EBITDA targets, with a target bonus equal to 75% of base salary, and to be granted options to purchase Parent common stock under Parent's stock option plan, pursuant to mutually agreeable terms, as soon as practicable following the completion of the Transactions.

        Mr. Clevenger's agreement provides that upon his disability or death, he or his representatives, as applicable, shall receive (i) 100% of his annual base salary as in effect at that time, (ii) $11,350 and (iii) any earned but unpaid bonus for a fiscal year ending prior to that date. Additionally, he or his representatives, as applicable, shall receive accrued vested benefits through the Company's benefit plans.

        Mr. Clevenger's agreement provides for severance payments upon termination of his employment without "cause" or his resignation of his employment for "good reason" (as such terms are defined in the agreement) conditioned upon Mr. Clevenger delivering within 45 days of such termination a general release in favor of the Company. The severance provisions provide that Mr. Clevenger shall receive an amount equal to (i) 175% of his annual base salary as in effect at that time, (ii) $11,350 and (iii) any earned but unpaid bonus for a fiscal year ending prior to that date. Additionally, Mr. Clevenger shall receive a pro rata amount of bonus for the fiscal year in which employment is terminated, and accrued vested benefits through the Company's benefit plans.

        If Mr. Clevenger is terminated without cause or resigns for good reason at any time within six months prior to, or 24 months following, a "change in control" (as such term is defined in the agreement), the severance provisions provide that he shall receive an amount equal to (i) 262.5% of his annual base salary as in effect at that time, (ii) $11,350 and (iii) any earned but unpaid bonus for a fiscal year ending prior to that date. Additionally, under the aforementioned circumstances, Mr. Clevenger shall receive a pro rata amount of bonus for the fiscal year in which employment is terminated, and the other benefits provided to him under his employment agreement accrued through the date of termination.

        The Company currently has employment agreements with the following individuals:

        Joseph P. Schiesl.    Mr. Schiesl's employment agreement provides that in the event of his death or disability, he or his representatives, as applicable, shall receive his base salary and other benefits for a twelve month period. Upon termination without cause or resignation for good reason, Mr. Schiesl is entitled to severance of twelve months salary and twelve months benefits. Additionally, within ten days following his termination or resignation, Mr. Schiesl will be entitled to receive a lump sum payment ("lump sum payment") in the amount of his annual cash incentive under the executive incentive program that would have been payable to him for the fiscal year in which the termination occurs had the Company achieved 100% of the then applicable adjusted EBITDA target for that fiscal year.

        If Mr. Schiesl is terminated without cause or resigns for good reason at any time within six months prior to, or 24 months following, a "change in control" (as such term is defined in the agreement), or if Mr. Schiesl resigns his employment for any reason during the 30-day period following the six-month anniversary of the change in control, then he shall continue to receive his base salary and benefits for twelve months. Additionally, Mr. Schiesl will be entitled to receive a lump sum payment.

        Following the consummation of the Transactions, Mr. Schiesl announced his resignation from the Company effective September 28, 2007.

        Walter T. Chesley.    On July 17, 2007, the Company entered into a new employment agreement with Mr. Chesley. Pursuant to the terms of his employment agreement, Mr. Chesley serves as Senior Vice President, Human Resources and Development, of the Company for an indefinite term. The agreement provides for an annual base salary of $197,600 which may be adjusted by the Company's Board of

Directors as it may deem appropriate after an annual review. The agreement also provides for Mr. Chesley to receive an annual bonus based on achievement of the Company's annual EBITDA targets, with a target bonus equal to 65% of base salary.

        Mr. Chesley's employment agreement provides that in the event of his death or disability, he or his representatives, as applicable, shall receive his annual base salary as then in effect and an amount equal to $11,350, payable in each case in equal monthly installments for twelve months following the date of termination. Upon termination without cause or resignation for good reason (as such terms are defined in the agreement), Mr. Chesley is entitled to severance payments conditioned upon his delivering within 45 days of termination a general release in favor of the Company. The severance provisions provide that Mr. Chesley shall receive his annual base salary as then in effect and an amount equal to $11,350, payable in each case in equal monthly installments for twelve months following the date of termination. Additionally, within ten days following his termination without cause or resignation for good reason, Mr. Chesley will be entitled to receive a lump sum payment ("lump sum payment") in the amount of his annual cash incentive under the executive incentive program that would have been payable to him for the fiscal year in which the termination occurs had the Company achieved 100% of the then applicable EBITDA target for that fiscal year.

        If Mr. Chesley is terminated without cause or resigns for good reason at any time within six months prior to, or 24 months following, a "change in control" (as such term is defined in the agreement), or if Mr. Chesley resigns his employment for any reason during the 30-day period following the six-month anniversary of the change in control, then he shall receive his annual base salary as then in effect and an amount equal to $11,350, payable in each case in equal monthly installments for twelve months following the date of termination. Additionally, Mr. Chesley will be entitled to receive a lump sum payment within ten days following his termination. Mr. Chesley also will be entitled to a gross up of any excise taxes payable with respect to "parachute payments" in connection with a change in control.

        David E. Dovenberg.    Under the terms of Mr. Dovenberg's employment agreement, he is entitled to receive an annual base salary of $100,000 in each of our 2006 through 2008 fiscal years and a pro-rated portion during the first half of our 2009 fiscal year. In February 2006 and March 2007, the Company's Board of Directors approved a base salary for fiscal years 2006 and 2007, respectively, of $150,000 for Mr. Dovenberg. Mr. Dovenberg is also entitled to receive benefits generally made available to all employees.

        In the event of Mr. Dovenberg's disability, he will receive his then base salary annually and continue to receive benefits from the date of termination until June 30, 2009. Following the Transactions, in the event of Mr. Dovenberg's termination without cause or his resignation for "good reason" (as such term is defined in the agreement), he will not be entitled to receive any salary or severance amount or benefits. Mr. Dovenberg's rights to any payments, other than payment for services already rendered and any other benefits otherwise due, will cease immediately in the event of his death, termination for cause or his resignation without good reason.

DESCRIPTION OF OTHER INDEBTEDNESS

New Senior Secured Credit Facility

        We summarize below the principal terms of our new senior secured credit facility. This summary is not a complete description of all of the terms of the new senior secured credit facility and is subject to, and qualified in its entirety by reference to, the complete text of the related credit agreement.

        In connection with the Transactions, we, along with UHS Holdco, Inc., our parent company, entered into a new first lien senior secured asset-based revolving credit facility providing for loans in an amount up to $135.0 million with Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc. ("ML Capital"), as administrative agent, Bank of America, N.A., as documentation agent, and ML Capital, Bear, Stearns & Co. Inc. and Wachovia Capital Markets, LLC as joint lead arrangers and joint book-runners and the lenders party thereto.

        The senior secured credit facility is available for working capital and general corporate purposes, including permitted investments, capital expenditures and debt repayments, on a fully revolving basis, subject to the terms and conditions set forth in the credit documents in the form of revolving loans, swing line loans and letters of credit.

        The senior secured credit facility provides financing of up to $135.0 million, subject to a borrowing base calculated on the basis of certain of our eligible accounts receivable, inventory and equipment. As of June 30, 2007, we had $120.7 million of unused borrowing availability under our senior secured credit facility based on a borrowing base of $135.0 million, net of borrowings of $12.0 million and after giving effect to $2.3 million used for letters of credit.

        The senior secured credit facility matures on May 31, 2013. Our obligations under the senior secured credit facility are secured by a first priority security interest in substantially all of our assets, excluding a pledge of our (and our Parent's) stock, any joint ventures and certain other exceptions. Our obligations under the senior secured credit facility are unconditionally guaranteed by our Parent.

        The senior secured credit facility provides that we have the right at any time to request up to $50.0 million of additional commitments, but the lenders are under no obligation to provide any such additional commitments, and any increase in commitments will be subject to customary conditions precedent, such as an absence of any default or events of default. If we were to request any such additional commitments and the existing lenders or new lenders were to agree to provide such commitments, the senior secured credit facility size could be increased to up to $185.0 million, but our ability to borrow would still be limited by the amount of the borrowing base.

        Borrowings under the senior secured credit facility accrue interest at our option:

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  At a per annum rate equal to 0.75% above the rate announced from time to time by the agent as the "prime rate" payable quarterly in arrears; or

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  At a per annum rate equal to 1.75% above the adjusted LIBOR rate used by the agent.

        At June 30, 2007 we have elected the LIBOR rate option, and our interest rate was 7.07%, which includes the credit spread noted above.

        Overdue principal, interest and other amounts will bear interest at a rate per annum equal to 2% in excess of the applicable interest rate. The applicable margins of the senior secured credit facility will be subject to adjustment based upon leverage ratios. The senior secured credit facility also provides for customary letter of credit fees, closing fees, unused line fees and other fees.

        The senior secured credit facility requires our compliance with various affirmative and negative covenants. Pursuant to the affirmative covenants, we and Parent will, among other things, deliver financial and other information to the agent, provide notice of certain events (including events of default), pay our obligations, maintain our properties, maintain the security interest in the collateral for the benefit of the agent and the lenders and maintain insurance.

        Among other restrictions, and subject to certain definitions and exceptions, the senior secured credit facility restricts our ability to:

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  incur indebtedness;

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  create or permit liens;

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  declare or pay dividends and certain other restricted payments;

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  consolidate, merge or recapitalize;

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  acquire or sell assets;

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  make certain investments, loans or other advances;

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  enter into transactions with affiliates;

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  change our line of business; and

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  enter into hedging transactions.

        The senior secured credit facility also contains a financial covenant that is calculated if our available borrowing capacity is less than $15.0 million for a certain period. Such covenant consists of a minimum ratio of trailing four-quarter EBITDA to cash interest expense, as defined.

        Events of Default.    The senior secured credit facility specifies certain events of default, including among others, failure to pay principal, interest or fees, violation of covenants, inaccuracy of representations or warranties, bankruptcy events, certain ERISA-related events, cross defaults to other material agreements, change of control events, and invalidity of guarantees or security documents. Some events of default will be triggered only after certain cure periods have expired, or will provide for materiality thresholds. If such a default occurs, the lenders under the senior secured credit facility would be entitled to take various actions, including all actions permitted to be taken by a secured creditor and the acceleration of amounts due under the senior secured credit facility.

DESCRIPTION OF THE EXCHANGE NOTES

General

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, (i) the term "Issuer" refers only to Universal Hospital Services, Inc. and not to any of its subsidiaries and (ii) unless the context otherwise requires, references to (x) the "Floating Rate Notes" are to the floating rate exchange notes, (y) the "PIK Toggle Notes" are to the PIK toggle exchange notes and (z) the "Notes" are to the exchange notes.

        We issued the old notes and will issue the exchange notes pursuant to an Indenture (the "Indenture"), dated as of May 31, 2007, between Universal Hospital Services, Inc. and Wells Fargo Bank, National Association, as trustee (the "Trustee"). The form and terms of the old notes and the exchange notes are identical in all material respects except that the exchange notes will have been registered under the Securities Act. See "The Exchange Offer—Purpose of the Exchange Offer" and "The Exchange Offer—Terms of the Exchange Offer." The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes. Copies of the Indenture are available as set forth below under "—Additional Information." Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the Indenture.

        The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Notes

        The Notes will:

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  be general senior secured obligations of the Issuer;

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  rank equally in right of payment with all existing and any future unsubordinated Indebtedness of the Issuer;

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  be secured by a security interest in the Collateral, which security interest will, pursuant to the terms of the Intercreditor Agreement, be second in priority to the security interest of the administrative agent and the other secured parties under the Credit Agreement and junior in priority to certain Permitted Liens;

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  be effectively junior to the Obligations of the Issuer under the Credit Agreement to the extent of the value of the assets constituting the Collateral and to all obligations of the Issuer secured by certain Permitted Liens to the extent of the value of the assets that are encumbered by such Permitted Liens;

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  be effectively subordinated to any future Indebtedness and other liabilities of the Issuer's Subsidiaries that are not Guarantors; and

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  be senior in right of payment to any existing and future subordinated Indebtedness of the Issuer.

        As of June 30, 2007, we had approximately $489.7 million of unsubordinated indebtedness outstanding, all of which was secured (including approximately $7.8 million of indebtedness secured by prior liens on the collateral securing the notes and by liens on assets that are not part of the collateral securing the notes) and we had up to approximately $120.7 million of additional borrowing capacity under our new senior secured credit facility. Subject to complying with the covenants in our new senior secured credit facility and the indenture governing the notes, we will be able to incur additional debt, including debt secured by liens prior to the liens securing the notes. As of the Issue Date, there were no Subsidiaries of the Issuer.

Principal, Maturity and Interest

  Floating Rate Notes

        An aggregate principal amount of Floating Rate Notes up to $230.0 million is being offered in this exchange offer. The Issuer will issue Floating Rate Notes in a minimum denomination of $2,000 and integral multiples of $1,000 in excess of $2,000. The Floating Rate Notes will mature on June 1, 2015.

        Interest on the Floating Rate Notes will be payable semi-annually in arrears on June 1 and December 1, commencing on December 1, 2007. The interest rate for each semi-annual interest period will be determined on the second Business Day prior to the first day of the interest period (the "Interest Determination Date"). The interest rate for such semi-annual period will be equal to the applicable British Bankers' Association LIBOR rate for deposits in U.S. dollars for a period of six months as reported by any generally recognized financial information service, including the Moneyline Telerate Service page 3750, as determined at approximately 11:00 am, London time, on the Interest Determination Date, provided that, if no such LIBOR rate is available to the Issuer, the applicable LIBOR rate for the relevant quarterly interest period shall instead be the rate at which Merrill Lynch, Pierce, Fenner & Smith Incorporated or one of its affiliate banks offers to place deposits in U.S. dollars with first class banks on the London interbank market for a period of six months at approximately 11:00 am, London time, on the Interest Determination Date (notice of such rate to be sent to the Floating Rate Trustee by the Issuer on the date of determination). The Issuer will make each interest payment to the holders of record on the immediately preceding May 15 and November 15.

        Interest on the Floating Rate Notes will accrue from the date of original issuance or, if interest is already paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  PIK Toggle Notes

        An aggregate principal amount of PIK Toggle Notes up to $230.0 million is being offered in this exchange offer. In connection with the payment of Payment-in-Kind Interest in respect of the PIK Toggle Notes, the Issuer is entitled to, without the consent of the holders, increase the outstanding principal amount of the PIK Toggle Notes or issue additional PIK Toggle Notes (the "Payment-in-Kind Notes") under the Indenture on the same terms and conditions as the PIK Toggle Notes offered hereby (in each case, a "Payment in Kind"). The Payment-in-Kind Notes offered by the Issuer and any additional PIK Toggle Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to "PIK Toggle Notes" for all purposes of the Indenture and this "Description of the Exchange Notes" include any Additional PIK Toggle Notes and Payment-in-Kind Notes that are actually issued and references to "principal amount" of the PIK Toggle Notes include any increase in the principal amount of the outstanding PIK Toggle Notes as a result of a Payment-in-Kind.

        Any such additional PIK Toggle Notes or Payment-in-Kind Notes will be secured equally and ratably with the existing PIK Toggle Notes by Second Priority Liens on the Collateral described below under the caption "—Collateral." The Issuer will issue PIK Toggle Notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000, or if Payment-in-Kind Notes are issued or Payment-in-Kind Interest is paid, a minimum of $1.00 and an integral multiple of $1.00 (in each case in aggregate principal amount). The PIK Toggle Notes will mature on June 1, 2015.

        Interest will accrue on the PIK Toggle Notes from the date of original issuance, or, if interest has already been paid, from the date it was most recently paid. Interest will be payable semi-annually using a 360-day year comprised of twelve 30-day months on June 1 and December 1 of each year, commencing December 1, 2007. The Issuer will make each interest payment to the holders of record on the immediately preceding May 15 and November 15.

        For any interest payment period after the initial interest payment period and prior to June 1, 2011, the Issuer may, at its option, elect to pay interest on the PIK Toggle Notes:

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  entirely in cash ("Cash Interest");

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  entirely by increasing the principal amount of the outstanding PIK Toggle Notes or by issuing Payment-in-Kind Notes ("Payment-in-Kind Interest")

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  on 50% of the outstanding principal amount of the PIK Toggle Notes in cash and on 50% of the principal amount by increasing the principal amount of the outstanding PIK Toggle Notes or by issuing Payment-in-Kind Notes ("Partial Payment-in-Kind Interest")

        The Issuer must elect the form of interest payment with respect to each interest period by delivering a notice to the Trustee at least five business days prior to the beginning of each interest period. The Trustee shall promptly deliver a corresponding notice to the holders of the Notes. In the absence of such an election for any interest period, interest on the PIK Toggle Notes shall be payable entirely in cash. Interest for the first interest period commencing on the date of the Indenture is payable entirely in cash. After June 1, 2011, the Issuer will make all interest payments on the PIK Toggle Notes entirely in cash. Notwithstanding anything to the contrary, the payment of accrued interest in connection with any redemption of the PIK Toggle Notes as described under "—Optional Redemption" or "—Repurchase at the Option of Holders" shall be made solely in cash.

        Cash Interest on the PIK Toggle Notes will accrue at a rate of 8.50% per annum and be payable in cash. Payment-in-Kind Interest on the PIK Toggle Notes will accrue at a rate of 9.25% per annum and be payable (x) with respect to PIK Toggle Notes represented by one or more global notes registered in the name of, or held by, The Depository Trust Company ("DTC") or its nominee on the relevant record date, by increasing the principal amount of the outstanding PIK Toggle Note by an amount equal to the amount of Payment-in-Kind Interest for the applicable interest period (rounded up to the nearest whole dollar) (or, if necessary, pursuant to the requirements of the depositary or otherwise, to authenticate new global notes executed by the Issuer with such increased principal amounts) and (y) with respect to PIK Toggle Notes represented by certificated notes, by issuing Payment-in-Kind Notes in certificated form in an aggregate principal amount equal to the amount of Payment-in-Kind Interest for the applicable period (rounded up to the nearest whole dollar), and the Trustee will, at the request of the Issuer, authenticate and deliver such Payment-in-Kind Notes in certificated form for original issuance to the holders of the Notes on the relevant record date, as shown by the records of the register of holders of the Notes. In the event that the Issuer elects to pay Partial Payment-in-Kind Interest for any interest period, each holder will be entitled to receive Cash Interest in respect of 50% of the principal amount of the PIK Toggle Notes held by such holder on the relevant record date. Following an increase in the principal amount of the outstanding global PIK Toggle Notes as result of a Payment in Kind, the PIK Toggle Notes will bear interest on such increased principal amount from and after the date of such Payment-in-Kind. Any Payment-in-Kind Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All PIK Toggle Notes issued pursuant to a Payment-in-Kind will mature on June 1, 2015 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the PIK Toggle Notes issued on the date of the Indenture. Any certificated PIK Toggle Notes will be issued with the description "Payment in Kind" on the face of such Payment-in-Kind Note.

Paying Agent and Registrar for the Notes

        The Trustee will initially act as paying agent and registrar in respect of the Notes. The Issuer may change the paying agent or registrar without prior notice to the holders of the Notes, and the Issuer or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A holder may transfer or exchange Notes in accordance with the provisions of the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any Note selected for redemption. Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Guarantees

        On the Issue Date, the Issuer will not have any Subsidiaries and there will be no Guarantors. As described below under "—Limitations on Issuances of Guarantees of Indebtedness," in certain circumstances future Restricted Subsidiaries of the Issuer will be required to guarantee the obligations of the Issuer under the Notes and the Indenture. These Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law.

        Certain future Restricted Subsidiaries of the Issuer will not be required to guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us.

        Furthermore, under the circumstances described below under the caption "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our future subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries will not guarantee the Notes.

Collateral

        The Notes will be secured by the Second Priority Liens, granted by the Issuer and any future Guarantor on the following assets of the Issuer and any Guarantor (whether now owned or hereafter arising or acquired) to the extent such assets secure Indebtedness Incurred under the Credit Facilities (collectively, the "Collateral"):

          (1)   all intercompany notes of the Issuer and of each of the Domestic Subsidiaries of the Issuer existing on the Issue Date or thereafter created or acquired, and

          (2)   all of the tangible and intangible properties and assets (including all contract rights, material owned real property interests, trademarks, trade names, equipment and proceeds of the foregoing) of the Issuer and any Guarantors.

        In addition, any additional property and assets pledged in favor of the lenders under the Credit Agreement shall also constitute part of the Collateral. The Collateral will not include the capital stock of any of the Issuer's Subsidiaries and joint ventures. The Collateral also excludes any rights or property acquired under a lease, contract, property rights agreement or license, the grant of a security interest in which shall constitute or result in (A) the abandonment, invalidation or unenforceability of any right, title or interest of the Issuer or any Guarantor therein or (B) a breach or termination pursuant to the terms of, or a default under, any lease, contract, property rights agreement or license (other than to the extent that any restriction on such assignment would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity), provided that the proceeds therefrom shall not be excluded from the definition of Collateral to the extent that the assignment of such proceeds is not prohibited.

        Notwithstanding anything to the contrary, the Collateral shall also exclude the following: (i) all leasehold interests, (ii) motor vehicles and other assets subject to certificates of title and letter of credit rights, and (iii) assets requiring perfection through control agreements (other than deposit accounts (excluding any payroll, trust, petty cash, zero balance and tax withholding accounts), unless expressly waived by the First Priority Lien Representative).

        In addition, security interest in certain property or assets which constitute Collateral will not be perfected to the extent that the First Priority Lien Representative determines in its reasonable discretion, and in consultation with the Issuer, that the costs of perfecting such security interest are excessive in relation to the value of the security to be afforded thereby.

        In the event that Rule 3-16 or Rule 3-10 of Regulation S-X under the Securities Act requires (or is replaced with another rule or regulation or any other law, rule or regulation adopted, which would require) the filing with the Commission (or any other governmental agency) of separate financial statements of any Subsidiary of the Issuer due to the fact that such Subsidiary's intercompany notes secure the Notes or the Subsidiary Guarantees, then the intercompany notes of such Subsidiary will automatically be deemed not to be part of the Collateral but only to the extent necessary to not be subject to such requirement. In such event, the Security Documents may be amended or modified, without the consent of any holder of the Notes, to the extent necessary to release the Second Priority Liens on the intercompany notes that are so deemed to no longer constitute part of the Collateral. However, the First Priority Liens on such intercompany notes will not be released and will remain in force with respect to such property.

        The Collateral will be pledged to (1) the First Priority Lien Representative, on a first priority basis, for the benefit of the holders of the First Priority Lien Obligations and (2) Wells Fargo Bank, National Association as collateral agent (together with any successor collateral agent, the "Collateral Agent"), on a second priority basis, for the benefit of the Trustee and the holders of the Second Priority Lien Obligations. The Second Priority Liens will be subject and subordinate to the First Priority Liens, and no payment or other distributions from (or with respect to) any realization upon the Collateral may be made on account of the Second Priority Liens until all obligations in respect of the First Priority Liens have been paid in full in cash in accordance with the terms thereof. The Second Priority Liens will also be subject and subordinate to certain Permitted Liens. The persons holding such Liens may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Collateral Agent to realize or foreclose on the Collateral.

        The Collateral may also be pledged to a collateral agent, on a third priority basis, for the benefit of holders of any Indebtedness. The Third Priority Liens will be subject and subordinate to the First Priority Liens and the Second Priority Liens, and no payment or other distributions from (or with respect to) any realization upon the Collateral may be made on account of the Third Priority Liens until all obligations in respect of the First Priority Liens and the Second Priority Liens have been paid in full in cash in accordance with the terms thereof.

        The Security Documents will provide that, while any First Priority Lien Obligations are outstanding, the holders of the First Priority Liens will control at all times all remedies and other actions related to the Collateral and the Second Priority Liens will not entitle the Collateral Agent, the Trustee or the holders of any Notes to take any action whatsoever with respect to the Collateral. As a result, while any First Priority Lien Obligations are outstanding, neither the Collateral Agent nor the Trustee nor the holders of the Notes will be able to force a sale of the Collateral or otherwise exercise remedies normally available to secured creditors without the concurrence of the holders of the First Priority Liens.

        In addition, to the extent that the holders of the First Priority Liens elect not to perfect their security interest in certain assets, the Second Priority Lien will not be perfected as to these rights. See "Risk Factors—Risks Related to our Indebtedness and the Exchange Notes—Holders of the notes will not control decisions regarding collateral, and your rights in the collateral may be adversely affected by the failure to perfect security interests in collateral that is controlled by holders of first priority lien obligations." Collateral comprising, among other things, cash and cash accounts, securities accounts, commodities accounts and letter of credit rights will not be perfected with respect to the Notes or the Subsidiary Guarantees unless the First Priority Liens on such Collateral are released and the Second Priority Liens are not.

        At such time as (1) the First Priority Lien Obligations have been satisfied in full in cash in accordance with the terms thereof and all commitments and letters of credit thereunder have been terminated or (2) the holders of the First Priority Liens have released their First Priority Liens on all or any portion of the Collateral, the Second Priority Liens will also be automatically released to the same extent; provided, however, that (a) in the case of clause (1) of this sentence, in the event that an Event of Default under the Indenture exists as of the date on which the First Priority Lien Obligations are repaid in full and terminated as described in clause (1), the Second Priority Liens on the Collateral will not be released, except to the extent the Collateral or any portion thereof was disposed of in order to repay the First Priority Lien Obligations secured by the Collateral and, thereafter, the Trustee (acting at the direction of the holders of a majority of outstanding principal amount of Notes) will have the right to direct the Collateral Agent to foreclose upon the Collateral (but, in such event, the Second Priority Liens will be released when such Event of Default and all other Events of Default under the Indenture cease to exist), (b) in the case of clause (2) of this sentence, if the First Priority Lien Obligations (or any portion thereof) are thereafter secured by assets that would constitute Collateral, the Notes will then be secured by the Second Priority Liens on such Collateral, to the same extent provided pursuant to the Security Documents, and (c) in the case of clauses (1) and (2) of this sentence, if there are any Third Priority Obligations outstanding, the Second Priority Liens on the Collateral will only be released if the Third Party Liens on the Collateral are released simultaneously. If the Issuer subsequently Incurs obligations under the Credit Agreement or other First Priority Lien Obligations which are secured by assets of the Issuer and the Guarantors of the type constituting Collateral, then the Notes will be secured at such time by a Second Priority Lien on the collateral securing such First Priority Lien Obligations to the same extent provided by the Security Documents.

        In addition, the Security Documents provide that the Second Priority Liens will be released automatically and without the need for any further action by any Person (so long as such release is in compliance with the Trust Indenture Act):

          (1)   as to all of the Collateral, upon payment in full of the principal of, and accrued and unpaid interest and premium, if any, on the Notes;

          (2)   as to all of the Collateral, upon defeasance or discharge of the Notes in accordance with the provisions described under "—Legal Defeasance and Covenant Defeasance" or "—Satisfaction and Discharge";

          (3)   as to any property constituting Collateral that is sold, transferred or otherwise disposed of by the Issuer or any of its subsidiaries in a transaction not prohibited by the Indenture, at the time of such sale, transfer or disposition; or

          (4)   as to any property constituting Collateral that is owned by a Guarantor that has been released from its Subsidiary Guarantee, concurrently with the release of such Subsidiary Guarantee.

        To the extent applicable, the Issuer will cause §313(b) of the Trust Indenture Act, relating to reports, and §314(d) of the Trust Indenture Act, relating to the release of property or securities from the Liens securing the Notes or relating to the substitution for such Liens of any property or securities to be subjected to the Lien of the Security Documents, to be complied with and will furnish to the Trustee, prior to each proposed release of Collateral pursuant to the Indenture and the Security Documents, all documents required by §314(d) of the Trust Indenture Act and an opinion of counsel to the effect that the accompanying documents constitute all documents required by §314(d) of the Trust Indenture Act. Notwithstanding anything to the contrary in this paragraph, the Issuer will not be required to comply with all or any portion of §314(d) of the Trust Indenture Act if it determines, in good faith based on advice of counsel, that, under the terms of §314(d) of the Trust Indenture Act and/or any interpretation or guidance as to the meaning thereof of the Commission or its staff, including "no action" letters or exemptive orders, all or any portion of §314(d) of the Trust Indenture Act is inapplicable to one or a series of released Collateral. Without limiting the generality of the foregoing, certain no-action letters issued by the Commission have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of the issuer's business without requiring the issuer to provide certificates and other documents under §314(d) of the Trust Indenture Act.

        Notwithstanding the foregoing, but subject to the terms of the Indenture and the Security Documents and the agreements and instruments governing the First Priority Lien Obligations, the Issuer and the Guarantors may, among other things, without any release or consent by the Trustee or the Collateral Agent, conduct ordinary course activities with respect to Collateral, including, without limitation, (i) selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Second Priority Liens which has become worn out, defective or obsolete or not used or useful in the business, (ii) abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Second Priority Liens, (iii) surrendering or modifying any franchise, license or permit subject to the Second Priority Liens which it may own or under which it may be operating, (iv) altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances, (v) granting a license of any intellectual property, (vi) selling, transferring or otherwise disposing of inventory or equipment in the ordinary course of business, (vii) selling, collecting, liquidating, factoring or otherwise disposing of accounts receivable in the ordinary course of business, (viii) making cash payments (including for the repayment of Indebtedness) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by the Indenture; and (ix) abandoning any property which is no longer used or useful in the Issuer's business.

        In addition, the Security Documents provide that, so long as the First Priority Lien Obligations are outstanding, the holders of the First Priority Liens may change, waive, modify or vary the Security Documents; provided that any such change, waiver, modification or variance materially adversely affecting the rights of the holders of the Notes (and not the holders of the First Priority Liens or any other secured creditors in a like or similar manner) will require the consent of the Trustee (acting at the direction of holders of a majority of the aggregate principal amount of Notes outstanding); provided further, however, that notwithstanding the foregoing, the holders of the First Priority Liens may (1) direct the First Priority Lien Representative to take actions with respect to the Collateral (including the release of the Collateral and the manner of realization) without the consent of the holders of the Notes and (2) agree to modify the Security Documents, without the consent of the holders of the Notes, to secure additional extensions of credit and add additional secured creditors so long as such modifications do not expressly violate the provisions of the Credit Agreement or the Indenture. See "Risk Factors—Risks Related to Our Indebtedness and the Exchange Notes—Holders of the exchange notes will not control decisions regarding collateral, and your rights in the collateral may be adversely affected by the failure to perfect security interests in collateral that is controlled by holders of first priority lien obligations."

        The holders of the First Priority Liens will receive all proceeds from any realization on the Collateral until the First Priority Lien Obligations are paid in full in cash in accordance with the terms thereof. Proceeds realized by the First Priority Lien Representative from the Collateral will be applied:

  •
  first, to amounts owing to the First Priority Lien Representative in its capacity as such;

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  second, to amounts owing to the holders of the First Priority Liens in accordance with the terms of the First Priority Lien Obligations;

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  third, to amounts owing to the Trustee and the Collateral Agent in their respective capacities as Trustee and Collateral Agent in accordance with the terms of the Indenture;

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  fourth, to amounts owing to the holders of the Notes and holders of other Second Priority Lien Obligations in accordance with the terms of the Indenture and such other Second Priority Lien Obligations, respectively;

  •
  fifth, to amounts owing to any collateral agent with respect to, and holders of, Third Priority Lien Obligations in accordance with the terms of such Third Priority Lien Obligations; and

  •
  sixth, to the Issuer and/or other persons entitled thereto.

        Subject to the terms of the Security Documents, the Issuer and the Guarantors will have the right to remain in possession and retain exclusive control of the Collateral securing the Notes (other than any cash, securities, obligations and cash equivalents constituting part of the Collateral, to the extent deposited with the Collateral Agent in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

        The value of the Collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the Collateral. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay any of the Issuer's Obligations under the Notes, in full or at all, after first applying any proceeds from the Collateral to satisfy the First Priority Lien Obligations. In addition, the book value of the Collateral should not be relied on as a measure of realizable value for such assets. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time in an orderly manner. A significant portion of the Collateral includes assets that may only be usable, and thus retain value, as part of the existing operating business of the Issuer. Accordingly, any such sale of the Collateral separate from the sale of certain of the operating businesses of the Issuer may not be feasible or of significant value. See "Risk Factors—Risks Related to Our Indebtedness and the Exchange Notes—It may be difficult to realize the value of the collateral securing the exchange notes."

  Certain Bankruptcy and Other Limitations with respect to the Collateral

        The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against the Issuer, or any of the Issuer's subsidiaries that provide security for the Notes, prior to or possibly even after the Collateral Agent has repossessed and disposed of the Collateral. Upon commencement of a case for relief under the U.S. Bankruptcy Code, a secured creditor, such as the Collateral Agent, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents, or profits of the Collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the Collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case.

        In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent would repossess or dispose of the Collateral, or whether or to what extent holders of Notes would be compensated for any delay in payment of loss of value of the Collateral through the requirements of "adequate protection." Furthermore, in the event the bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes, as well as all obligations secured by First Priority Liens on the Collateral, the holders of the Notes would have "undersecured claims" as to the difference. Federal bankruptcy laws do not provide "adequate protection" for undersecured claims or permit the payment or accrual of interest, costs, and attorneys' fees for "undersecured claims" during the debtor's bankruptcy case. See "Risk Factors—Risks Related to Our Indebtedness and the Exchange Notes—Bankruptcy laws may limit your ability to realize value from the collateral," "Risk Factors—Risks Related to Our Indebtedness and the Exchange Notes—Any future pledge of collateral might be avoidable in bankruptcy" and "Risk Factors—Risks Related to Our Indebtedness and the Exchange Notes—It may be difficult to realize the value of the collateral securing the exchange notes." Finally, the Collateral Agent's ability to foreclose on the Collateral may be subject to lack of perfection, the consent of third parties, prior liens and practical problems associated with the realization of the Collateral Agent's security interest in the Collateral.

  Bankruptcy and Related Waivers

        In addition, the Intercreditor Agreement will provide that prior to the payment in full of the First Priority Lien Obligations:

  •
  if bankruptcy proceedings are commenced by or against the Issuer or any of its Subsidiaries, and the administrative agent under the Credit Agreement (in such capacity, the "Senior Agent") desires to permit the use of cash collateral or to permit the Issuer to obtain financing under Section 363 or Section 364 of the U.S. Bankruptcy Code or any similar provision under the law applicable to any bankruptcy proceeding (such use of cash collateral and such financing being collectively referred to as "DIP Financing"), then the Collateral Agent, on behalf of itself, the Trustee and the holders of Notes, will agree that it will raise no objection to such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection with its or their interest in any such Collateral, except to the extent specified below;

  •
  to the extent the Liens securing the First Priority Lien Obligations are subordinated or pari passu with such DIP Financing, the Collateral Agent, on behalf of itself, the Trustee and the holders of Notes, will agree to subordinate its Liens in the Collateral to the First Priority Lien Obligations and such DIP Financing, upon the terms and conditions specified in the Intercreditor Agreement;

  •
  the Collateral Agent, on behalf of itself, the Trustee and the holders of Notes, will agree that none of them will seek relief from the automatic stay or any other stay in any bankruptcy proceeding in respect of the Collateral and none of them will provide or offer to provide any DIP Financing secured by a Lien senior to or pari passu with the Liens securing the First Priority Lien Obligations, in each case, unless the First Priority Lien Representative otherwise has provided its express written consent;

  •
  the Collateral Agent, on behalf of itself, the Trustee and the holders of Notes, will agree that none of them will contest (or support any other person contesting) (i) any request by the First Priority Lien Representative for adequate protection or (ii) any objection by the First Priority Lien Representative to any motion, relief, action, or proceeding based on the First Priority Lien Representative claiming that interests of the holders of First Priority Lien Obligations in the Collateral are not adequately protected or any other similar request under any law applicable to a bankruptcy proceeding;

  •
  if the First Priority Lien Representative is seeking or requesting (or is granted) adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of the U.S. Bankruptcy Code or any similar law applicable to any bankruptcy proceeding, then the Collateral Agent, on behalf of itself, the Trustee and the holders of Notes, may seek or request (and may be granted) adequate protection in the form of a Lien on such additional Collateral, which Lien will be subordinated to the Liens securing the First Priority Lien Obligations and such DIP Financing, on the same basis as the Liens securing the Second Priority Lien Obligations are subordinated to the First Priority Lien Obligations under the Intercreditor Agreement; and

  •
  the Collateral Agent, on behalf of itself, the Trustee and the holders of Notes, will agree that it will not oppose (except on a basis available to an unsecured creditor) any sale consented to by the First Priority Lien Representative of Collateral pursuant to Section 363 or 365 of the U.S. Bankruptcy Code (or any similar provision in any other applicable bankruptcy law) so long as the proceeds of such sale remain subject to the perfected Liens of the Senior Agent and the Collateral Agent and/or are applied in accordance with the Intercreditor Agreement.

Optional Redemption

  Floating Rate Notes

        At any time prior to June 1, 2009, Floating Rate Notes may be redeemed, in whole or in part, at the option of the Issuer upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount of such Floating Rate Notes redeemed plus the relevant Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date, subject to the right holders of record on the relevant record date to receive interest due on the relevant interest payment date. The Issuer may provide in such notice that payment of the redemption price and the performance of the Issuer's obligations with respect to such redemption may be performed by another Person.

        At any time prior to June 1, 2009, the Issuer may on any one or more occasions redeem up to 40% of the aggregate principal amount of Floating Rate Notes issued under the Indenture at a redemption price of 100% of the principal amount, plus the applicable interest rate per annum on the

Floating Rate Notes in effect on the date on which notice of redemption is given, plus accrued and unpaid interest to the redemption date, subject to the right holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that:

          (1)   at least 60% of the aggregate principal amount of Floating Rate Notes originally issued under the Indenture (excluding Floating Rate Notes held by the Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

          (2)   the redemption occurs within 90 days of the date of the closing of such Equity Offering.

        The Issuer may provide in such notice that payment of the redemption price and the performance of the Issuer's obligations with respect to such redemption may be performed by another Person. Any such redemption with the net cash proceeds of an Equity Offering and related notice may, in the Issuer's discretion, be subject to the satisfaction of one or more conditions precedent.

        On or after June 1, 2009, the Issuer may redeem all or a part of the Floating Rate Notes upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Floating Rate Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below, subject to the rights of noteholders on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2009	102.000%
2010	101.000%
2011 and thereafter	100.000%

        The Issuer may provide in such notice that payment of the redemption price and the performance of the Issuer's obligations with respect to such redemption may be performed by another Person.

        Unless the Issue defaults in the payment of the redemption price, interest will cease to accrue on the Floating Rate Notes or portions thereof called for redemption on the applicable redemption date.

  PIK Toggle Notes

        At any time prior to June 1, 2011, PIK Toggle Notes may be redeemed, in whole or in part, at the option of the Issuer upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount of such PIK Toggle Notes redeemed plus the relevant Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date, subject to the right holders of record on the relevant record date to receive interest due on the relevant interest payment date. The Issuer may provide in such notice that payment of the redemption price and the performance of the Issuer's obligations with respect to such redemption may be performed by another Person.

        At any time prior to June 1, 2010, the Issuer may on any one or more occasions redeem up to 40% of the aggregate principal amount of PIK Toggle Notes issued under the Indenture at a redemption price of 108.50% of the principal amount, plus accrued and unpaid interest to the redemption date, subject to the right holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that:

          (1)   at least 60% of the aggregate principal amount of PIK Toggle Notes originally issued under the Indenture (excluding PIK Toggle Notes held by the Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

          (2)   the redemption occurs within 90 days of the date of the closing of such Equity Offering.

        The Issuer may provide in such notice that payment of the redemption price and the performance of the Issuer's obligations with respect to such redemption may be performed by another Person. Any such redemption with the net cash proceeds of an Equity Offering and related notice may, in the Issuer's discretion, be subject to the satisfaction of one or more conditions precedent.

        On or after June 1, 2011, the Issuer may redeem all or a part of the PIK Toggle Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the PIK Toggle Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below, subject to the rights of noteholders on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2011	104.250%
2012	102.125%
2013 and thereafter	100.000%

        The Issuer may provide in such notice that payment of the redemption price and the performance of the Issuer's obligations with respect to such redemption may be performed by another Person.

        Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the PIK Toggle Notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

        The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

  Change of Control

        If a Change of Control occurs, each holder of Notes will have the right to require the Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000, or if Payment-in-Kind Notes are issued or Payment-in-Kind Interest is paid, a minimum of $1.00 and an integral multiple of $1.00 (in each case in aggregate principal amount)) of that holder's Notes pursuant to the offer described below (the "Change of Control Offer") on the terms set forth in the Indenture. In the Change of Control Offer, the Issuer will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest on the Notes repurchased, to the date of purchase, subject to the rights of noteholders on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

        On the Change of Control Payment Date, the Issuer will, to the extent lawful:

          (1)   accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

          (2)   deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

          (3)   deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officer's certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

        The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000; provided, however, that if Payment-in-Kind Notes are issued or Payment-in-Kind Interest is paid, the principal amount of such unpurchased portion may equal a minimum of $1.00 or an integral multiple of $1.00.

        The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

        The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (2) with respect to the Floating Rate Notes or the PIK Toggle Notes notice of redemption of all of the Floating Rate Notes or PIK Toggle Notes, as applicable, has been given pursuant to the Indenture as described above under the caption "—Optional Redemption," unless and until there is a default in payment of the applicable redemption price.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuer to repurchase its relevant Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

        For a discussion of certain limitations on the repurchase of notes following a Change of Control, see the final paragraph under "—Asset Sales."

  Asset Sales

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)   the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

          (2)   at least 75% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

            (a)   any liabilities, as shown on the Issuer's most recent consolidated balance sheet, of the Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Issuer or such Restricted Subsidiary from further liability;

            (b)   any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are, within 180 days of the Asset Sale, converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion;

            (c)   any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant; and

            (d)   any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause that is at that time outstanding, not to exceed 3% of Consolidated Total Assets of the Issuer as of the end of the Issuer's most recently ended fiscal quarter prior to the date on which such Designated Non-cash Consideration is received (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this paragraph and for no other purpose.

        Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer (or the applicable Restricted Subsidiary, as the case may be) may apply those Net Proceeds at its option:

          (1)   to retire (a) Indebtedness constituting First Priority Obligations (whether or not the assets that were subject to such Asset Sale constitute Collateral) and, if the Indebtedness retired is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto,

          (2)   to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Issuer,

          (3)   to make a capital expenditure, or

          (4)   to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

        Pending the final application of any Net Proceeds, the Issuer may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute "Excess Proceeds," provided that, if during such 365-day period the Issuer or a Restricted Subsidiary of the Issuer enters into a definitive written agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (2), (3) or (4) of such paragraph, such 365-day period shall be extended with respect to the amount of Net Proceeds so committed until 180 days after the date of such commitment (or, if earlier, until termination of such agreement).

        When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuer will make an offer to purchase (an "Asset Sale Offer") to all holders of the Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Floating Rate Notes, PIK Toggle Notes and the Issuer shall select such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

        The Issuer's Credit Facility contains prohibitions on the ability of the Issuer to voluntarily repurchase, redeem or prepay certain of its indebtedness, including the Notes, and limitations on the Issuers' ability to engage in Asset Sales, and provides that any Change of Control under the Indenture governing the Notes constitutes an event of default under the Credit Facility. Additionally, future agreements may contain prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the Notes. The exercise by the holders of Notes of their right to require the Issuer to repurchase the Notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Issuer. In the event a Change of Control or Asset Sale occurs at a time when the Issuer is prohibited from purchasing Notes, the Issuer could seek the consent of its other lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain a consent or repay those borrowings, the Issuer will remain prohibited from purchasing Notes. In that case, the Issuer's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which, in turn, may constitute a default under the other indebtedness. Finally, the Issuer's ability to pay cash to the holders of Notes upon a repurchase may be limited by the Issuer's then existing financial resources. See "Risk Factors—Risks Related to Our Indebtedness and the Exchange Notes—We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture."

Selection and Notice

        If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

          (1)   if the relevant Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the relevant Notes are listed; or

          (2)   if the relevant Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate.

        No Notes of $1,000 or less can be redeemed in part, or, if Payment-in-Kind Notes are issued or Payment-in-Kind Interest is paid, a minimum of $1.00 and an integral multiple of $1.00 (in each case in aggregate principal amount). Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the relevant Indenture. Notices of redemption may not be conditional.

        If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

  Restricted Payments

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend or make any other payment or distribution on account of the Issuer's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than (A) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer and (B) dividends or distributions payable to the Issuer or a Restricted Subsidiary of the Issuer;

          (2)   purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer) any Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by a Person other than the Issuer or any of its Restricted Subsidiaries;

          (3)   make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Issuer or any Subsidiary Guarantor that is contractually subordinated to the Notes or any Subsidiary Guarantee (excluding any intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries), except a payment of interest when due, other than payments, purchases, redemptions, defeasances or other acquisitions or retirements for value in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation or mandatory redemption, in each case, due within one year of the date of the Stated Maturity thereof; or

          (4)   make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

  unless, at the time of and after giving effect to such Restricted Payment:

          (1)   no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

          (2)   the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "— Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (3)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (10), (12), (13), (14) and (15) of the next succeeding paragraph), is less than the sum, without duplication, of:

            (a)   50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Issuer's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

            (b)   100% of the aggregate net cash proceeds and the Fair Market Value of property and marketable securities received by the Issuer since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Issuer (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Issuer that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Issuer); but excluding cash proceeds received from the sale of Equity Interests of the Issuer (and, to the extent actually contributed to the Issuer, Equity Interests of the Issuer's direct or indirect parent corporations) to members of management, directors or consultants of the Issuer, any direct or indirect parent of the Issuer and the Subsidiaries of the Issuer after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (5) of the next succeeding paragraph; plus

            (c)   to the extent that any Restricted Investment that was made after the Issue Date is sold, the return of capital with respect to such Restricted Investment (less the cost of disposition, if any); plus

            (d)   to the extent that any Unrestricted Subsidiary of the Issuer designated as such after the Issue Date is redesignated as a Restricted Subsidiary after the Issue Date, the lesser of (i) the Fair Market Value of the Issuer's Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Issue Date; plus

            (e)   100% of any dividends received by the Issuer or a Restricted Subsidiary of the Issuer that is a Guarantor after the Issue Date from an Unrestricted Subsidiary of the Issuer, to the extent that such dividends were not otherwise included in Consolidated Net Income of the Issuer for such period.

        The preceding provisions will not prohibit the following, so long as, in the case of clauses (9), (13) and (14), no Default has occurred and is continuing or would be caused thereby:

          (1)   the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the Indenture;

          (2)   the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

          (3)   the defeasance, redemption, repurchase or other acquisition of Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the Notes or to any Subsidiary Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

          (4)   the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Issuer to the holders of its Equity Interests on a pro rata basis taking into account the relative preferences, if any, of the various classes of equity interests in such Restricted Subsidiary;

          (5)   a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Issuer or any of its direct or indirect parent corporations held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parent corporations (or their permitted transferees, assigns, estates or heirs) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan, agreement or arrangement, provided, however, that the aggregate amount of Restricted Payments made under this clause (5) does not exceed in any calendar year $2.5 million (with unused amounts in any calendar year being carried over to the two immediately succeeding calendar years); and provided further that such amount in any calendar year may be increased by an amount not to exceed (a) the aggregate net cash proceeds received by the Issuer during the calendar year for any issuance of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer's common equity capital, Equity Interests of any of its direct or indirect parent corporations, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any of its direct or indirect parent corporations that occurs after the Issue Date plus (b) the cash proceeds of "key man" life insurance policies received by the Issuer or its Restricted Subsidiary after the Issue Date (provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year) less (c) the amount of any Restricted Payments previously made pursuant to clauses (a) and (b) of this clause (5);

          (6)   the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

          (7)   the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer or to holders of any class of Preferred Stock of any Restricted Subsidiary, in each case, issued on or after the Issue Date in accordance with the Fixed Charge Coverage test described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;"

          (8)   payments made to purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Issuer or any Restricted Subsidiary or any Indebtedness of the Issuer or any

  Subsidiary Guarantor that is contractually subordinated to the Notes or to any Subsidiary Guarantee, in each case, pursuant to provisions requiring the Issuer or such Restricted Subsidiary to offer to purchase, redeem, defease or otherwise acquire or retire for value such Capital Stock or subordinated Indebtedness upon the occurrence of a "change of control" or with the proceeds of "asset sales" as defined in the charter provisions, agreements or instruments governing such Capital Stock or subordinated Indebtedness; provided, however, that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and the Issuer has purchased all Notes validly tendered in connection with that Change of Control Offer or Asset Sale Offer;

          (9)   the payment of dividends on the Issuer's common stock following the first public offering of the Issuer's common stock or the common stock of any of its direct or indirect parent corporations after the Issue Date, of up to 6.0% per annum of the net cash proceeds received by or contributed to the common equity capital of the Issuer after the Issue Date in any such public offering, other than public offerings with respect to the Issuer's common stock registered on Form S-4 or Form S-8;

          (10) cash dividends or other distributions on the Issuer's or any of its Restricted Subsidiary's Capital Stock used to, or the making of loans the proceeds of which will be used to, fund the payment of fees and expenses incurred in connection with the Transactions or the offering of the Notes, in each case to the extent permitted (to the extent applicable) by the covenant described under "—Transactions with Affiliates;"

          (11) the declaration and payment of dividends to, or the making of loans to, a direct or indirect parent corporation of the Issuer in amounts required for such Person to pay, without duplication:

            (a)   franchise taxes and other fees, taxes and expenses required to maintain its corporate existence;

            (b)   income taxes to the extent such income taxes are attributable to the income of the Issuer and its Restricted Subsidiaries and, to the extent of the amount actually received from the Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of the Unrestricted Subsidiaries; provided, however, that in each case the amount of such payments in any fiscal year does not exceed the amount of income taxes that the Issuer and the Restricted Subsidiaries would be required to pay for such fiscal year were the Issuer and the Restricted Subsidiaries to pay such taxes as a stand-alone taxpayer;

            (c)   customary salary, bonus, severance, indemnification obligations and other benefits payable to officers and employees of such direct or indirect parent corporation of the Issuer to the extent such salaries, bonuses, severance, indemnification obligations and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries; and

            (d)   fees and expenses related to unsuccessful equity offerings by the Issuer's direct parent company;

          (12) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Issuer; provided, however, that any such cash payment shall be bona fide and in good faith and shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the board of Directors of the Issuer);

          (13) the dividend or distribution of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, any Unrestricted Subsidiary of the Issuer;

          (14) other Restricted Payments in an aggregate amount not to exceed $30.0 million since the Issue Date; and

          (15) Restricted Payments related to and made in connection with the Transactions.

        The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of the Issuer, whose resolution with respect thereto will be delivered to the Trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $30.0 million.

  Incurrence of Indebtedness and Issuance of Preferred Stock

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the Issuer will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Subsidiary Guarantors may incur Indebtedness (including Acquired Debt) or issue Preferred Stock, if the Fixed Charge Coverage Ratio for the Issuer's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of indebtedness (collectively, "Permitted Debt"):

          (1)   the incurrence by the Issuer and any Restricted Subsidiary of the Issuer of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder) not to exceed the greater of ( a) $185.0 million or (b) the amount of the Borrowing Base on the date of such incurrence;

          (2)   the incurrence by the Issuer and its Restricted Subsidiaries of the Existing Indebtedness;

          (3)   the incurrence by the Issuer of Indebtedness represented by the Notes and the Subsidiary Guarantees to be issued on the Issue Date, any Payment-in-Kind Notes and the exchange Notes and the Subsidiary Guarantees to be issued pursuant to the registration rights agreement;

          (4)   the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Issuer or any of its Restricted Subsidiaries, in an aggregate principal amount, together with any Permitted Refinancing Indebtedness in respect thereof, not to exceed $20.0 million at any time outstanding;

          (5)   the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (12), (13) or (14) of this paragraph;

          (6)   the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries; provided, however, that:

            (a)   if the Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Issuer, or the Subsidiary Guarantee, in the case of a Guarantor; and

            (b)   (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

          (7)   the issuance by any of the Issuer's Restricted Subsidiaries to the Issuer or to any of its Restricted Subsidiaries of shares of Preferred Stock; provided, however, that:

            (a)   any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer; and

            (b)   any sale or other transfer of any such Preferred Stock to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer,

    will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (7);

          (8)   the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

          (9)   the guarantee by the Issuer or any of the Subsidiary Guarantors of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to the Notes, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

          (10) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of workers' compensation claims, self-insurance obligations, bankers' acceptances, performance, completion and surety bonds or guarantees, and similar types of obligations in the ordinary course of business;

          (11) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

          (12) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness consisting of guarantees, earn-outs, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock;

          (13) Indebtedness or Preferred Stock of a Person incurred and outstanding on or prior to the date on which such Person was acquired by the Issuer or any Restricted Subsidiary of the Issuer or merged into the Issuer or a Restricted Subsidiary of the Issuer in accordance with the terms of the Indenture; provided that such Indebtedness or Preferred Stock is not incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, such acquisition or merger; and provided further, that after giving effect to such incurrence of Indebtedness either (A) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant or (B) such Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition; and

          (14) the incurrence by the Issuer or any Restricted Subsidiary of the Issuer of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (14), not to exceed $25.0 million.

        The Issuer will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other indebtedness of the Issuer or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Subsidiary Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer or any Guarantor, as applicable, solely by virtue of being unsecured or by virtue of being secured on a first, second or third priority Lien basis or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the Issue Date will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

        The accrual of interest, the accrual of dividends, the accretion or amortization of original issue discount or other value, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Issuer as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

        The amount of any Indebtedness outstanding as of any date will be:

          (1)    the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

          (2)    the principal amount of the Indebtedness (including any Payment-in-Kind Notes), in the case of any other Indebtedness; and

          (3)    in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

            (A)    the Fair Market Value of such assets at the date of determination; and

            (B)    the amount of the Indebtedness of the other Person that is secured by such assets.

  Liens

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1)    pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

          (2)    make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

          (3)    transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1)    agreements as in effect or entered into on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

          (2)    the Indenture, the Notes and the Subsidiary Guarantees;

          (3)    applicable law, rule, regulation or order;

          (4)    any instrument or agreement of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

          (5)    customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

          (6)    purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

          (7)    any agreement for the sale or other disposition of a Restricted Subsidiary or an asset that restricts distributions by that Restricted Subsidiary or transfers of such asset pending the sale or other disposition;

          (8)    any replacement of an agreement or instrument; provided that the restrictions contained therein are not materially more restrictive, taken as a whole, than those contained in the existing agreements;

          (9)    Liens permitted to be incurred under the provisions of the covenant described above under the caption "—Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

          (10)    provisions limiting the disposition or distribution of assets or property in joint venture agreements, partnership agreements, limited liability company operating agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Issuer's Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

          (11)    restrictions on cash or other deposits or net worth imposed under contracts entered into in the ordinary course of business.

  Merger, Consolidation or Sale of Assets

        The Issuer may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Issuer is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

          (1)    either: (a) the Issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia (the Issuer or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the "Successor Company"), provided that at any time the Successor Company is a limited liability company or partnership, there shall be a co-issuer of the Notes that is a corporation that satisfies the requirements of this covenant;

          (2)    the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Issuer under the Notes, the Indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the Trustee;

          (3)    immediately after such transaction, no Default or Event of Default exists;

          (4)    after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) the Successor Company will, on the date of such transaction be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock" or (b) the Fixed Charge Coverage Ratio for the Successor Company would be greater than such ratio for the Issuer immediately prior to such transaction; and

          (5)    each Guarantor, unless such Guarantor is the Person with which the Issuer has entered into a transaction under this covenant, will have by amendment to its Subsidiary Guarantee confirmed that its Subsidiary Guarantee will apply to the obligations of the Issuer or the surviving Person in accordance with the Notes and the Indenture.

        In addition, the Issuer may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

        This "Merger, Consolidation or Sale of Assets" covenant will not apply to:

          (1)    a merger of the Issuer with an Affiliate solely for the purpose of reincorporating the Issuer in another jurisdiction; or

          (2)    any merger, consolidation, sale, transfer, assignment, conveyance, lease or other disposition of assets between or among the Issuer and its Restricted Subsidiaries.

Clause (4) of this "Merger, Consolidation or Sale of Assets" covenant shall not apply to the Merger.

  Transactions with Affiliates

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each, an "Affiliate Transaction"), unless:

          (1)    the Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

          (2)    the Issuer delivers to the Trustee:

            (a)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of the Issuer set forth in an officer's certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

            (b)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30.0 million, an opinion as to the fairness to the Issuer or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided, however, that the aforementioned opinion will not be required in the case of any issuance of Disqualified Stock that is subject to this covenant.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1)    compensation arrangements, any employment agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

          (2)    transactions between or among the Issuer and/or its Restricted Subsidiaries;

          (3)    transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

          (4)    payment of reasonable directors' fees to Persons who are not otherwise Affiliates of the Issuer;

          (5)    any issuance of Equity Interests (other than Disqualified Stock);

          (6)    Restricted Payments that do not violate the provisions of the Indenture described above under the caption "—Restricted Payments;"

          (7)    loans or advances to employees in the ordinary course of business not to exceed $1.5 million in the aggregate at any one time outstanding;

          (8)    the agreements described herein under the caption "Certain Relationships and Related Transactions" as in effect on the Issue Date (other than the payment of management fees as described under clause (11) of this paragraph), or any amendment thereto (so long as the amended agreement is not more disadvantageous to the holders of the Notes in any material respect than such agreement immediately prior to such amendment) or any transaction contemplated thereby;

          (9)    the Transactions and the payment of all transaction, underwriting, commitment and other fees and expenses incurred in connection with the Transactions;

          (10)    investments by the Equity Sponsors in securities of the Issuer or any of its Restricted Subsidiaries so long as the investment is being offered generally to other investors on the same or more favorable terms and any other transactions involving the Issuer or any Restricted Subsidiary, on the one hand, and Bear, Stearns & Co. Inc. or any of its Affiliates, on the other hand, which transactions, in the reasonable determination of the Board of Directors, are on commercially reasonable terms; and

          (11)    the payment of management fees to the Equity Sponsors pursuant to the Management Agreement as in effect on the Issue Date as described herein under the caption "Certain Relationships and Related Transactions—Management Agreements."

  Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption "—Restricted Payments" or under one or more clauses of the definition of Permitted Investments, as determined by the Issuer. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Issuer may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

  Guarantees

        If (a) the Issuer or any of its Restricted Subsidiaries acquires or creates a Domestic Subsidiary that is a Wholly Owned Restricted Subsidiary (or a non-Wholly Owned Restricted Subsidiary if it Guarantees capital markets Indebtedness of the Issuer or another Restricted Subsidiary of the Issuer), other than an Immaterial Subsidiary, on or after the Issue Date or (b) any such Immaterial Subsidiary ceases to meet the definition of Immaterial Subsidiary, then that newly acquired or created Domestic Subsidiary or non-Immaterial Subsidiary, as applicable, must become a Guarantor and execute a supplemental indenture, grant a Second Priority Lien to the Trustee on behalf of the holders of the

Notes on all of its property and assets constituting Collateral, become a party to the Security Documents and deliver an Opinion of Counsel to the Trustee.

        A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person unless:

          (1)    immediately after giving effect to that transaction, no Default or Event of Default exists; and

          (2)    either:

            (a)    the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) is organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under the Indenture, the Subsidiary Guarantees, the registration rights agreement and the Security Documents pursuant to a supplemental indenture reasonably satisfactory to the Trustee; or

            (b)    such sale or other disposition or consolidation or merger complies with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales."

        Neither the merger or consolidation of a Guarantor with and into the Issuer (with the Issuer being the surviving entity) or another Guarantor nor the sale of all or substantially all of a Guarantor's assets to the Issuer or another Guarantor need comply with the prior paragraph.

        The Subsidiary Guarantee of a Guarantor will automatically and unconditionally be released:

          (1)    in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale or other disposition does not violate the "Asset Sale" provisions of the Indenture;

          (2)    in connection with any sale or other disposition of all or a majority of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale or other disposition does not violate the "Asset Sale" provisions of the Indenture;

          (3)    if the Issuer designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

          (4)    with respect to the Subsidiary Guarantee of the Fixed Rate Notes or PIK Toggle Notes, upon legal defeasance or satisfaction and discharge of the Fixed Rate Notes or the PIK Toggle Notes, as applicable, as provided below under the captions "—Defeasance" and "—Satisfaction and Discharge;" or

          (5)    all the obligations of such Guarantor under all Credit Facilities terminate and such Guarantor does not guarantee any other Indebtedness of the Issuer or another Guarantor.

See "—Repurchase at the Option of Holders—Asset Sales."

        The form of the Subsidiary Guarantee is attached as an exhibit to the Indenture.

  Payments for Consent

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of a series of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the

Indenture or such series of Notes unless such consideration is offered to be paid and is paid to all holders of such series of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

        Whether or not required by the Commission's rules and regulations, so long as any Notes are outstanding, the Issuer will furnish to the holders of Notes or cause the Trustee to furnish to the holders of Notes, within the time periods specified in the Commission's rules and regulations:

          (1)    all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such reports; and

          (2)    all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports.

        All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Issuer's consolidated financial statements by the Issuer's certified independent accountants. In addition, the Issuer will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the Commission will not accept such a filing) and will post the reports on its website within those time periods.

        In addition, if at any time any direct or indirect parent of the Issuer becomes a Guarantor (there being no obligation of any such parent to do so), such entity holds no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer or any other direct or indirect parent of the Issuer (and performs the related incidental activities associated with such ownership) and would comply with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission, the reports, information and other documents required to be furnished to holders of the Notes pursuant to this covenant may, at the option of the Issuer, be furnished by and be those of the parent rather than the Issuer.

        If, at any time, the Issuer is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Issuer will nevertheless continue filing the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. The Issuer agrees that it will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept the Issuer's filings for any reason, the Issuer will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if the Issuer were required to file those reports with the Commission.

        In addition, the Issuer agrees that, for so long as any Notes remain outstanding, if at any time the Issuer is not required to file the reports required by the preceding paragraphs with the Commission, it will furnish to the holders and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

        Each of the following is an Event of Default:

          (1)    default for 30 days in the payment when due of interest on the Notes;

          (2)    default in payment when due of the principal of, or premium, if any, on the Notes;

          (3)    failure by the Issuer or any Guarantor to comply with the provisions described under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets;"

          (4)    failure by the Issuer or any of its Restricted Subsidiaries for 60 days after written notice has been given to the Issuer by the Trustee or to the Issuer and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in the Indenture;

          (5)    default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

            (a)    is caused by a failure to pay any such Indebtedness at its stated final maturity (a "Payment Default"); or

            (b)    results in the acceleration of such Indebtedness prior to its stated final maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

          (6)    failure by the Issuer or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $20.0 million in excess of amounts that are covered by insurance, which judgments are not paid, discharged or stayed for a period of 60 days;

          (7)    except as permitted by the Indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor shall deny or disaffirm its obligations under its Subsidiary Guarantee;

          (8)    certain events of bankruptcy or insolvency described in the Indenture with respect to the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; and

          (9)    unless all of the Collateral has been released from the Second Priority Liens in accordance with the provisions of the Security Documents, default by the Issuer or any Guarantor in the performance of the Security Documents which adversely affects the enforceability, validity, perfection or priority of the Second Priority Liens on a material portion of the Collateral granted to the Collateral Agent for the benefit of the Trustee and the holders of the Notes, the repudiation or disaffirmation by the Issuer or any Guarantor of its material obligations under the Security Documents or the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against the Issuer or any Guarantor party thereto for any reason with respect to a material portion of the Collateral (which default, repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 30 days after the Issuer receives written notice thereof specifying such occurrence from the Trustee or the holders of at least 25% of the outstanding principal amount of the relevant Notes and demanding that such default be remedied).

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuer, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

        Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding Notes is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

          (1)    such holder has previously given the Trustee written notice that an Event of Default is continuing;

          (2)    holders of at least 25% in aggregate principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

          (3)    such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

          (4)    the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

          (5)    holders of a majority in aggregate principal amount of the outstanding Notes have not given the Trustee a written direction inconsistent with such request within such 60-day period.

        The holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may, on behalf of the holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the Notes.

        The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuer is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture, the Subsidiary Guarantees, the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Senior Secured Floating Rate Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

          (1)    the rights of holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium on, such Notes when such payments are due from the trust referred to below;

          (2)    the Issuer's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3)    the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer's and the Guarantor's obligations in connection therewith; and

          (4)    the Legal Defeasance provisions of the Indenture.

        In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)    the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium on, the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date;

          (2)    in the case of Legal Defeasance, the Issuer must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)    in the case of Covenant Defeasance, the Issuer must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)    no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

          (5)    such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

          (6)    the Issuer must deliver to the Trustee an officer's certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and

          (7)    the Issuer must deliver to the Trustee an officer's certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the Indenture, the Notes or the Subsidiary Guarantees may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Subsidiary Guarantees may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes); provided, that (i) if any amendment, waiver or other modification would by its terms disproportionately and adversely affect the Floating Rate Notes or the PIK Toggle Notes, such amendment, waiver or other modification shall also require the consent of the holders of at least a majority in principal amount of the then outstanding Floating Rate Notes or PIK Toggle Notes, as the case may be, and (ii) if any amendment, waiver or other modification would only affect the Floating Rate Notes or Senior Toggle Notes, only the consent of the holders of at least a majority in principal amount of the then outstanding Floating Rate Notes or PIK Toggle Notes (and not the consent of at least a majority of all Notes), as the case may be, shall be required.

        Without the consent of each noteholder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder):

          (1)    reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

          (2)    reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

          (3)    reduce the rate of or change the time for payment of interest on any Note;

          (4)    waive a Default or Event of Default in the payment of principal of, or interest or premium, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

          (5)    make any Note payable in money other than that stated in the Notes;

          (6)    make any change in the provisions of the respective Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium on, the Notes;

          (7)    waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders");

          (8)    release any Guarantor that is a Significant Subsidiary from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture;

          (9)    release the Collateral from the Second Priority Liens, except in accordance with the provisions of the Indenture and the Security Documents; or

          (10)    make any change in the preceding amendment and waiver provisions.

        Notwithstanding the preceding, without the consent of any holder of Notes, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes or the Subsidiary Guarantees:

          (1)    to cure any ambiguity, defect or inconsistency;

          (2)    to provide for uncertificated Notes in addition to or in place of certificated Notes;

          (3)    to provide for the assumption of the Issuer's or a Guarantor's obligations to holders of Notes and Subsidiary Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuer's or such Guarantor's assets, as applicable;

          (4)    to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder;

          (5)    to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

          (6)    to conform the text of the Indenture, the Subsidiary Guarantees or the Notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the Indenture, the Subsidiary Guarantees or the Notes;

          (7)    to allow any Guarantor to execute a supplemental indenture and a Guarantee with respect to the Notes; or

          (8)    to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

          (1)    either:

            (a)    all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer or discharged from the trust, have been delivered to the Trustee for cancellation; or

            (b)    all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

          (2)    no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

          (3)    the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

          (4)    the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

        In addition, the Issuer must deliver an officer's certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the Trustee becomes a creditor of the Issuer or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue (if the Indenture has been qualified under the Trust Indenture Act) or resign.

        The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

        Copies of the Indenture and the Security Documents may be obtained without charge by writing to Universal Hospital Services, Inc., 7700 France Avenue South, Suite 275, Edina, Minnesota 55435, Attention: General Counsel.

Book-Entry, Delivery and Form

  Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuer takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

        DTC has advised the Issuer that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised the Issuer that, pursuant to procedures that DTC has established:

          (1)   upon deposit of the Global notes, DTC will credit the accounts of the respective Participants with portions of the principal amount of the Global notes; and

          (2)   ownership of these interests in the Global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global notes).

        Investors in the Notes who are Participants may hold their interests therein directly through DTC. Investors in the Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interests in the Global notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee will treat the Persons in whose names the Notes, including the Global notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the Trustee nor any agent of the Issuer or the Trustee has or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global notes; or

          (2)   any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised the Issuer that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Issuer. Neither the Issuer nor the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the Notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between the Participants will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; provided, however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised the Issuer that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, at any time that an Event of Default is continuing under the Notes, DTC reserves the right to exchange the Global notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Issuer, the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for definitive Notes in registered certificated form ("Certificated Notes") if:

          (1)   DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuer fails to appoint a successor depositary;

          (2)   the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

          (3)   there has occurred and is continuing a Default or Event of Default with respect to the Notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

        If Certificated Notes are issued, and a holder of Notes has given wire transfer instructions to the Issuer, the Issuer will pay all principal, interest and premium on that holder's Floating Rate Notes (or Cash Interest) in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar unless the Issuer elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

  Same Day Settlement and Payment

        The Issuer will make payments in respect of the Notes represented by the Global notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Issuer will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The Notes represented by the Global notes are expected to be eligible to trade in The PORTALSM Market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuer that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

        (1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

        (2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Applicable Premium" means (1) with respect to any Floating Rate Note on any applicable redemption date, the greater of (a) 1.0% of the then outstanding principal amount of such Floating Rate Note and (b) the excess of (x) the present value at such redemption date of the sum of the redemption price of such Floating Rate Note at June 1, 2009 (such redemption price being set forth in the table appearing above under the caption "—Optional Redemption—Floating Rate Notes") plus all required interest payments due on such Floating Rate Note through June 1, 2009 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points over (y) the then outstanding principal amount of such Floating Rate Note assuming that the rate of interest on the Floating Rate Notes through June 1, 2009 will be equal to the rate of interest on the Floating Rate Notes in effect on the date on which the notice of redemption is given, and (2) with respect to any PIK Toggle Note on any applicable redemption date, the greater of (a) 1.0% of the then outstanding principal amount of such PIK Toggle Note and (b) the excess of (x) the present value at such redemption date of the sum of the redemption price of such PIK Toggle Note at June 1, 2011 (such redemption price being set forth in the table appearing above under the caption "—Optional Redemption—PIK Toggle Notes") plus all required interest payments due on such PIK Toggle Note through June 1, 2011 (calculated based on the Cash Interest rate and excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points over (y) the then outstanding principal amount of such PIK Toggle Note.

        "Asset Sale" means:

        (1)   the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

        Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

        (1)   any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.5 million;

        (2)   a transfer of assets between or among the Issuer and its Restricted Subsidiaries;

        (3)   an issuance of Equity Interests by a Restricted Subsidiary of the Issuer to the Issuer or to another Restricted Subsidiary of the Issuer or the issuance of Equity Interests by a Restricted Subsidiary of the Issuer in which the Issuer's percentage interest (direct and indirect) in the Equity Interests of such Restricted Subsidiary, after giving effect to such issuance, is at least equal to its percentage interest prior thereto;

        (4)   the sale, lease, conveyance or other disposition of assets in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

        (5)   the sale or other disposition of cash or Cash Equivalents;

        (6)   disposition of an account receivable in connection with the settlement, collection or compromise thereof in the ordinary course of business or in bankruptcy or similar proceedings;

        (7)   a Restricted Payment that does not violate the covenant described above under the caption "—Certain Covenants—Restricted Payments" or a Permitted Investment;

        (8)   the creation of a Lien not prohibited by the Indenture;

        (9)   the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registration thereof any other similar intellectual property;

        (10) any release of intangible claims or rights in connection with the loss or settlement of a bona fidelawsuit, dispute or other controversy; and

        (11) leases or subleases in the ordinary course of business to third persons not interfering in any material respect with the business of the Issuer or any of its Restricted Subsidiaries.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Board of Directors" means:

        (1)   with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; and

        (2)   with respect to any other Person, the board or committee of such Person serving a similar function.

        "Borrowing Base" means, as of any date, an amount equal to:

        (1)   85% of the face amount of all accounts receivable owned by the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 90 days past due; plus

        (2)   60% of the book value of all rental equipment owned by the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date; plus

        (3)   50% of the book value of all wholesale disposables owned by the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date; plus

        (4)   20% of the book value of all equipment disposables owned by the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital tease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

        (1)   in the case of a corporation, corporate stock;

        (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

        (3)   in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

        (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

        "Cash Equivalents" means:

        (1)   United States dollars (including such dollars as are held as overnight bank deposits and demand deposits with banks);

        (2)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 360 days from the date of acquisition;

        (3)   time deposit accounts, term deposit accounts, money market deposit accounts, time deposits, bankers' acceptances, certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

        (4)   repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

        (5)   commercial paper having one of the two highest ratings obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and, in each case, maturing within six months after the date of acquisition; and

        (6)   money market funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

        "Change of Control" means the occurrence of any of the following:

        (1)   the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d) of the Exchange Act) other than a Principal or a Related Party of a Principal;

        (2)   the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any "person" (as defined in clause (1) above) other than a Principal or a Related Party of a Principal becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Issuer, measured by voting power rather than number of shares; or

        (3)   the Issuer consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer or such other Person is converted into or exchanged for cash, securities or other property, other than (a) any such transaction where the Voting Stock of the Issuer outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) or (b) any such transaction in which the surviving Person or transferee is a Person controlled by the Principals or their Related Parties.

        "Commission" means the U.S. Securities and Exchange Commission or successor thereto.

        "Consolidated Cash Flow" means, for any period, the sum of, without duplication, Consolidated Net Income for such period, plus (or, in the case of clause (6) below, plus or minus) the following items to the extent included in computing Consolidated Net Income for such period:

        (1)   Fixed Charges for such period; plus

        (2)   the provision for federal, state, local and foreign income taxes of the Issuer and its Restricted Subsidiaries for such period; plus

        (3)   depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

        (4)   any reasonable expenses or charges incurred in connection with any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under the Indenture (in each case whether or not consummated) or the Transactions and, in each case, deducted in such period in computing Consolidated Net Income, plus

        (5)   the amount of management, monitoring, consulting, advisory fees, termination payments and related expenses paid to the Equity Sponsors (or any accruals relating to such fees and related expenses) during such period, plus

        (6)   any other non-cash charges for such period, and minus non-cash items increasing Consolidated Net Income for such period, other than non-cash charges or items increasing Consolidated Net Income resulting from changes in prepaid assets or accrued liabilities in the ordinary course of business; plus

        (7)   Minority Interest; plus

        (8)   Fees and expenses payable to David E. Dovenberg according to the terms of his management agreement, not to exceed $200,000 for any applicable four-quarter period provided that Fixed Charges, income tax expense, depreciation and amortization expense and noncash charges of a Restricted Subsidiary will be included in Consolidated Cash Flow only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income for such period.

        "Consolidated Net Income" means, for any period, the net income (or net loss) of the Issuer and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income or loss by excluding:

        (1)   any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto);

        (2)   any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales, dispositions of securities or discontinued operations;

        (3)   the portion of net income (or loss) of any Person (other than the Issuer or a Restricted Subsidiary) in which the Issuer or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Issuer or any Restricted Subsidiary in cash during such period;

        (4)   the net income (but not the net loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is at the date of determination restricted, directly or indirectly, except to the extent that such net income is actually paid to the Issuer or a Restricted Subsidiary thereof by loans, advances, intercompany transfers, principal repayments or otherwise;

        (5)   non-cash compensation charges, including any such charges arising from stock option, restricted stock grants or other equity-incentive programs;

        (6)   any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment or conversion of Indebtedness or Hedging Obligations;

        (7)   unrealized gains and losses from Hedging Obligations or "embedded derivatives" that require the same accounting treatment as Hedging Obligations;

        (8)   the effect of any non-cash items resulting from any amortization, write-up, write-down, write-off or impairment of any assets (including intangible assets, goodwill and deferred financing costs) or liabilities in connection with the Transactions or any future acquisition, merger, consolidation or similar transaction or any other non-cash impairment charges incurred subsequent to the Issue Date resulting from the application of SFAS Nos. 142 and 144 (excluding any such non-cash item to the extent it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded; and

        (9)   the cumulative effect of a change in accounting principles.

        "Consolidated Total Assets" means the consolidated total assets of the Issuer and its Restricted Subsidiaries determined in accordance with GAAP, provided however, that the Consolidated Total Assets measured as of any date prior to the Issue Date shall be determined giving pro forma effect to the Transactions.

        "Credit Agreement" means that certain credit agreement, dated as of the Issue Date by and among the Issuer, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Administrative Agent and the lenders from time to time party thereto, providing for up to $135.0 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

        "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Non-cash Consideration" means the Fair Market Value of noncash consideration received by the Issuer or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officer's certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute

Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments." The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that the Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

        "Domestic Subsidiary" means any Restricted Subsidiary of the Issuer that is organized under the laws of the United States, any state of the United States or the District of Columbia.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means any issuance or sale of Equity Interests (other than Disqualified Stock) of the Issuer or any of its direct or indirect parent companies to the extent the proceeds thereof are contributed to the common equity capital of the Issuer.

        "Equity Sponsors" means Bear Stearns Merchant Bank, and their respective Affiliates.

        "Existing Indebtedness" means Indebtedness of the Issuer and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date, until such amounts are repaid.

        "Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Issuer (unless otherwise provided in the Indenture).

        "First Priority Lien Obligations" means:

        (1)   Indebtedness (and related Obligations) secured by a Lien on the Collateral incurred pursuant to and permitted by clause (1) of the definition of Permitted Debt at that time outstanding;

        (2)   Indebtedness (and related Obligations) Incurred under clause (8) of the definition of "Permitted Debt;" and

        (3)   Indebtedness (and related Obligations) incurred in accordance with the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" in an aggregate principal amount outstanding at any time not to exceed $25.0 million.

        "First Priority Lien Representative" means the administrative agent under the Credit Agreement and any replacements or successors thereof.

        "First Priority Liens" means all Liens that secure the First Priority Lien Obligations.

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

        (1)   acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period;

        (2)   the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

        (3)   the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

        (4)   any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

        (5)   any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

        (6)   if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

        For purposes of this definition, whenever pro forma effect is to be given (including, without limitation, the Transactions), the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Issuer and shall comply with the requirements of Regulation S-X promulgated by the Commission, except that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that (A) have been realized or (B) for which the steps necessary for realization have been taken (or are taken concurrently with such transaction) or (C) for which the steps necessary for realization are reasonably expected to be taken with the twelve month period following such transaction and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties, (d) reductions from the consolidation of operations and streamlining of corporate overhead, (e) adjustments to give pro forma effect of the Intellamed acquisition (as described elsewhere in this prospectus) and (f) adjustments to give pro forma effect of the Stryker partnership (as described elsewhere in this prospectus), provided that, in each case, such adjustments are set forth in an officer's certificate signed by the Issuer's chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) in the case of items (B) or (C) above, that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such officer's certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the relevant Indenture.

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

        (1)   the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

        (2)   the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

        (3)   any interest accruing on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

        (4)   the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Issuer (other than Disqualified Stock) or to the Issuer or a Restricted Subsidiary of the Issuer, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

        "GAAP" means generally accepted accounting principles in the United States of America, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

        "Guarantors" means each Subsidiary of the Issuer that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture and their respective successors and assigns.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

        (1)   interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

        (2)   other agreements or arrangements designed to manage interest rates or interest rate risk; and

        (3)   other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

        "Immaterial Subsidiary" means any Restricted Subsidiary of the Issuer that is designated as an "Immaterial Subsidiary" pursuant to an officer's certificate delivered to the Trustee and that, at the time of such designation, has total assets with a Fair Market Value of less than $1 million; provided that the Fair Market Value of the total assets of all Restricted Subsidiaries that are Immaterial Subsidiaries, does not in the aggregate at any time exceed $2.5 million.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

        (1)   in respect of borrowed money;

        (2)   evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

        (3)   in respect of bankers' acceptances;

        (4)   representing Capital Lease Obligations;

        (5)   representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any such balance that represents an accrued expense or trade payable; or

        (6)   representing any Hedging Obligations,

        if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), but only to the extent that the aggregate amount of such Indebtedness does not exceed the Fair Market Value of the asset, and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. In no event will obligations or liabilities in respect of any Capital Stock constitute indebtedness hereunder.

        "Intercreditor Agreement" means that certain Intercreditor Agreement, to be dated as of the Issue Date, between the Collateral Agent and the First Priority Lien Representative, and acknowledged and consented to by the Issuer, as amended, modified, restated, supplemented or replaced from time to time in accordance with its terms.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Issuer or any Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Issuer's Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

        "Issue Date" means the first date Notes are issued under an Indenture.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided, that in no event shall an operating lease that is not a Capital Lease Obligation be deemed to constitute a Lien.

        "Management Agreement" means the Management Agreement, dated as of the Issue Date, among the Issuer, UHS Holdco, Inc. and Bear Stearns Merchant Bank.

        "Merger Agreement" means the Agreement and Plan of Merger by and among UHS Holdco, Inc., UHS Merger Sub, Inc., the Issuer and J.W. Childs Equity Partners III, L.P. as the representative (as defined therein) pursuant to which the Merger will be effected.

        "Minority Interest" means, with respect to any Person, interests in income of any of such Person's Subsidiaries held by one or more Persons other than such Person or another Subsidiary of such Person, as reflected on such Person's consolidated financial statements.

        "Net Proceeds" means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, (a) fees and expenses related to such Asset Sale (including legal, accounting and investment banking fees, and sales and brokerage commissions, and any relocation expenses incurred as a result of the Asset Sale), (b) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (c) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness constituting First Lien Obligations, secured by a Lien on the asset or assets that were the subject of such Asset Sale, provided that such asset or assets did not constitute Collateral, (d) any reserve in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale and (e) cash escrows (until released from escrow to the seller).

        "Non-Recourse Debt" means Indebtedness:

        (1)   as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

        (2)   no default with respect to which would permit upon notice, lapse of time or both any holder of any Indebtedness of the Issuer or any of its Restricted Subsidiaries to declare a default on such Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

        (3)   as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Issuer or any of its Restricted Subsidiaries (other than a pledge of the Equity Interests of an Unrestricted Subsidiary).

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Permitted Business" means any business conducted by the Issuer on the Issue Date and any businesses that, in the good faith judgment of the Board of Directors of the Issuer, are reasonably related, ancillary or complimentary thereto, or reasonable extensions thereof, including, without limitation, the rental, leasing, sale or servicing of medical equipment.

        "Permitted Investments" means:

        (1)   any Investment in the Issuer or in a Restricted Subsidiary of the Issuer;

        (2)   any Investment in cash or Cash Equivalents;

        (3)   any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment:

          (a)   such Person becomes a Restricted Subsidiary of the Issuer; or

          (b)   such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

        (4)   any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales;"

        (5)   any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer;

        (6)   any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

        (7)   Investments represented by Hedging Obligations;

        (8)   loans or advances to employees made in the ordinary course of business of the Issuer or the Restricted Subsidiary of the Issuer in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;

        (9)   repurchases of the Notes;

        (10) Investments in existence on the Issue Date;

        (11) Investments in prepaid expenses, negotiable instruments held for collection and lease, endorsements for deposit or collection in the ordinary course of business, utility or workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

        (12) Investments of a Person existing at the time such Person becomes a Restricted Subsidiary of the Issuer or at the time such Person merges or consolidates with the Issuer or any of its Restricted Subsidiaries, in either case, in compliance with the Indenture; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Issuer or such merger or consolidation; and

        (13) other Investments in any Person having an aggregate Fair Market Value when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding (without giving effect to any dividend or distribution pursuant to clause (13) of the second paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments") not to exceed $25.0 million.

        "Permitted Liens" means:

        (1)   First Priority Liens;

        (2)   Liens in favor of the Issuer or the Guarantors;

        (3)   Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Issuer or any Subsidiary of the Issuer; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Issuer or the Subsidiary;

        (4)   Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Issuer or any Subsidiary of the Issuer; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

        (5)   Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

        (6)   Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with or financed by such Indebtedness;

        (7)   Liens existing on the Issue Date;

        (8)   Liens for taxes, assessments or governmental charges or claims that are not yet delinquent more than 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

        (9)   Liens imposed by law, such as carriers', warehousemen's, landlord's, suppliers' and mechanics' Liens, in each case, incurred in the ordinary course of business;

        (10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the operation of the business of the Issuer and its Restricted Subsidiaries, taken as a whole;

        (11) Liens created for the benefit of (or to secure) the Notes (or the Subsidiary Guarantees) or payment obligations to the Trustee;

        (12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture; provided, however, that the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof);

        (13) judgment liens not giving rise to an Event of Default;

        (14) Liens and rights of setoff in favor of a bank imposed by law and incurred in the ordinary course of business on deposit accounts maintained with such bank and cash and Cash Equivalents in such accounts;

        (15) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

        (16) Second Priority Liens; and

        (17) Third Priority Liens.

        "Permitted Refinancing Indebtedness" means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

        (1)   the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

        (2)   such Permitted Refinancing Indebtedness has a final maturity date not earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

        (3)   if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

        (4)   such Indebtedness is incurred either by the Issuer or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Preferred Stock" means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.

        "Principals" means the Equity Sponsors, general partners, managing members or persons or entities performing similar function or any of their respective Affiliates.

        "Related Party" means:

        (1)   any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

        (2)   any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "Second Priority Lien Obligations" means the Indebtedness incurred under the Notes (including any additional Floating Rate Notes, additional PIK Toggle Notes and Payment-In-Kind Notes) and any other Indebtedness incurred by the Issuer or a Guarantor which is designated by the Issuer as "Second Priority Lien Obligations" for purposes of the Security Documents; provided that such Indebtedness is permitted to be incurred pursuant to the terms of the Indenture.

        "Second Priority Liens" means all Liens that secure the Second Priority Lien Obligations.

        "Security Agreement" means (a) that certain Security Agreement, to be dated as of the Issue Date, among the Issuer, the Trustee and the Collateral Agent and (b) all other security agreements, mortgages, pledges, collateral assignments or other instruments evidencing or creating any security interests in favor of the Collateral Agent, for the benefit of the Trustee and the holders of the Notes and holders of other Second Priority Lien Obligations, in all or any portion of the Collateral, in each case, as amended, modified, restated, supplemented or replaced from time to time in accordance with their respective terms.

        "Security Documents" means, collectively, (a) the Security Agreement and (b) the Intercreditor Agreement, in each case, as amended, amended and restated, supplemented, replaced or otherwise modified from time to time, in accordance with terms thereof.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary Guarantee" means the Guarantee by each Guarantor of the Issuer's Obligations under the Indenture and on the Notes, executed pursuant to the provisions of the Indenture.

        "Subsidiary" means, with respect to any Person:

        (1)   any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

        (2)   any partnership, joint venture, limited liability company or similar entity of which

          (a)   more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise; and

          (b)   such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

        "Subsidiary Guarantors" means each Subsidiary of the Issuer that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture and their respective successors and assigns.

        "Third Priority Liens" means all Liens on the Collateral that secure Indebtedness on a third priority basis, provided that the Notes will be secured by Second Priority Liens to the extent any Indebtedness is secured by Third Priority Liens.

        "Transactions" means the Merger and the transactions related thereto, including the issuance of the Notes and the execution and borrowings under the Credit Agreement and the other transactions described under "Summary—The Transactions."

        "Treasury Rate" means, as of the applicable redemption date, the yield to maturity as of such redemption date of the United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market date)) most nearly equal to the period from such redemption date to June 1, 2009 (in the case of the Floating Rate Notes) or June 1, 2011 (in the case of the PIK Toggle Notes); provided, however, that if the period from such redemption date to June 1, 2009 or June 1, 2011, as the case may be, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Unrestricted Subsidiary" means any Subsidiary of the Issuer that is designated by the Board of Directors of the Issuer as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

        (1)   has no Indebtedness other than Non-Recourse Debt;

        (2)   except as permitted by the covenant described above under the caption "—Certain Covenants—Affiliate Transactions," is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary of the Issuer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer;

        (3)   is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

        (4)   has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries.

        Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an officer's certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," the Issuer will be in Default of such covenant. The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

        (1)   the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

        (2)   the then outstanding principal amount of such Indebtedness.

        "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material United States federal income tax consequences relating to the exchange of old notes for exchange notes in the exchange offer. It does not contain a complete analysis of all of the potential tax consequences relating to the exchange. This summary is limited to holders of old notes who hold the old notes as "capital assets" (in general, assets held for investment). Special situations, such as the following, are not addressed:

  •
  tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions, insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

  •
  tax consequences to holders whose "functional currency" is not the U.S. dollar;

  •
  tax consequences to persons who hold notes through a partnership or similar pass-through entity;

  •
  U.S. federal gift tax, estate tax (except as to non-United States holders) or alternative minimum tax consequences, if any; or

  •
  any state, local or foreign tax consequences.

        The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

Consequences of Tendering Old Notes

        The exchange of old notes for exchange notes pursuant to the exchange offer should not constitute an "exchange" for federal income tax purposes because the exchange notes should not be considered to differ materially in kind or extent from the old notes. Rather, the exchange notes received by a holder should be treated as a continuation of the old notes in the hands of such holder. Accordingly, there should be no federal income tax consequences to holders exchanging old notes for exchange notes pursuant to the exchange offer. For example, there should be no change in exchanging holders' tax basis, and their holding period should carry over to the exchange notes. In addition, the federal income tax consequences of holding and disposing of the exchange notes should be the same as those applicable to the old notes.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resales. In addition, until             , 2007 (90 days after the date of this prospectus), all broker-dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal delivered with this prospectus states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 90 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. We have agreed to pay all expenses incident to the performance of our obligations in connection with the exchange offer. We will indemnify the holders of the exchange notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the exchange notes will be passed upon for us by Kirkland & Ellis LLP, New York, New York.

EXPERTS

        The financial statements as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP ("PwC"), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        On June 5, 2007, the Audit Committee of our Board of Directors dismissed PwC as the Company's independent registered public accounting firm due to PwC's existing relationship with an affiliate of BSMB. On June 20, 2007, the Audit Committee of our Board of Directors engaged Deloitte & Touche LLP as the Company's new independent registered public accounting firm.

INDEX TO FINANCIAL STATEMENTS

Universal Hospital Services, Inc.
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2006 and 2005	F-3
Statements of Operations for the years ended December 31, 2006, 2005 and 2004	F-4
Statements of Shareholders' Equity (Deficiency) and Other Comprehensive Income (Loss) for the years ended December 31, 2006, 2005 and 2004	F-5
Statements of Cash Flows for the years ended December 31, 2006, 2005 and 2004	F-6
Notes to Financial Statements	F-7
Schedule II—Valuation and Qualifying Accounts	F-27
Balance Sheets as of June 30, 2007 (successor) and December 31, 2006 (predecessor) (unaudited)	F-29
Statements of Operations for the two months ended May 31, 2007 (predecessor), the one month ended June 30, 2007 (successor) and the three months ended June 30, 2006 (predecessor) (unaudited)	F-30
Statements of Operations for the five months ended May 31, 2007 (predecessor), the one month ended June 30, 2007 (successor) and the six months ended June 30, 2006 (predecessor) (unaudited)	F-31
Statements of Cash Flows for the five months ended May 31, 2007 (predecessor), the one month ended June 30, 2007 (successor) and the six months ended June 30, 2006 (predecessor) (unaudited)	F-32
Notes to Unaudited Quarterly Financial Statements	F-33

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
Universal Hospital Services, Inc.

In our opinion, the financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Universal Hospital Services, Inc. (the "Company") at December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the financial statements, the Company changed its method of accounting for stock based compensation effective January 1, 2006.

PricewaterhouseCoopers LLP
Minneapolis Minnesota
March 2, 2007

Universal Hospital Services, Inc.

Balance Sheets

December 31, 2006 and 2005

(in thousands, except share and per share information)

	2006	2005
Assets
Current assets:
Accounts receivable, net	$42,976	$41,865
Inventories	4,872	5,117
Deferred income taxes	4,772	4,111
Other current assets	3,121	2,375

Total current assets	55,741	53,468
Property and equipment, net:
Movable medical equipment, net	140,548	126,775
Property and office equipment, net	16,079	12,695

Total property and equipment, net	156,627	139,470
Intangible assets:
Goodwill	37,062	37,062
Other, primarily deferred financing costs, net	7,607	9,434
Other intangibles, net	7,969	9,751

Total assets	$265,006	$249,185

Liabilities and Shareholders' Equity (Deficiency)
Current liabilities:
Current portion of long-term debt	$3,056	$1,084
Book overdrafts	1,788	2,480
Accounts payable	13,678	14,393
Accrued compensation	10,241	8,895
Accrued interest	4,810	4,481
Other accrued expenses	4,311	3,840

Total current liabilities	37,884	35,173
Long-term debt, less current portion	307,135	299,396
Pension and other long-term liabilities	5,769	5,249
Deferred income taxes	7,199	6,166
Commitments and contingencies
Shareholders' equity (deficiency):
Common stock, $0.01 par value; 500,000,000 shares authorized, 123,463,600.21 and 123,438,105.21 shares issued and outstanding at December 31, 2006 and 2005, respectively	1,235	1,234
Additional paid-in capital	2,488	820
Accumulated deficit	(93,527)	(93,579)
Deferred compensation	—	(94)
Accumulated other comprehensive income (loss)	(3,177)	(5,180)

Total shareholders' equity (deficiency)	(92,981)	(96,799)

Total liabilities and shareholders' equity (deficiency)	$265,006	$249,185

The accompanying notes are an integral part of these financial statements.

Universal Hospital Services, Inc.

Statements of Operations

Years Ended December 31, 2006, 2005 and 2004

(in thousands)

	2006	2005	2004
Revenue
Medical equipment outsourcing	$176,932	$167,687	$156,490
Technical and professional services	30,445	29,654	25,491
Medical equipment sales and remarketing	17,698	18,563	17,619

Total revenues	225,075	215,904	199,600

Cost of Revenue
Cost of medical equipment outsourcing	58,987	52,499	47,178
Cost of technical and professional services	21,068	21,878	17,295
Cost of medical equipment sales and remarketing	13,387	14,706	13,307
Movable medical equipment depreciation	37,430	37,966	36,003

Total costs of medical equipment outsourcing, technical and professional services and medical equipment sales and remarketing	130,872	127,049	113,783

Gross margin	94,203	88,855	85,817

Selling, general and administrative	61,940	58,455	57,713

Operating income	32,263	30,400	28,104

Interest expense	31,599	31,127	30,508

Income (loss) before income taxes	664	(727)	(2,404)

Provision for income taxes	612	842	1,188

Net income (loss)	$52	$(1,569)	$(3,592)

The accompanying notes are an integral part of the unaudited financial statements.

Universal Hospital Services, Inc.

Statements of Shareholders Equity (Deficiency) and Other Comprehensive Income (Loss)

Years Ended December 31, 2006, 2005 and 2004

(in thousands, except share and per share information)

	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Deferred Compensation	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity (Deficiency)
Balances at December 31, 2003	$1,228	$—	$(88,375)	$—	$(2,756)	$(89,903)
Repurchase of 43,344 shares of common stock	(1)	—	(43)	—	—	(44)
Issuance of 704,995 shares of common stock	7	698	—	—	—	705
Deferred compensation	—	62	—	(62)	—	—
Net loss	—	—	(3,592)	—	—
Unrealized loss on minimum pension liability adjustment	—	—	—	—	(224)
Comprehensive loss						(3,816)

Balances at December 31, 2004	1,234	760	(92,010)	(62)	(2,980)	(93,058)
Issuance of 7,492 shares of common stock	—	8	—	—	—	8
Deferred compensation	—	52	—	(32)	—	20
Net loss	—	—	(1,569)	—	—
Unrealized loss on minimum pension liability adjustment	—	—	—	—	(2,200)
Comprehensive loss						(3,769)

Balances at December 31, 2005	1,234	820	(93,579)	(94)	(5,180)	(96,799)
Issuance of 25,495 shares of common stock	1	28	—	—	—	29
Stock-based compensation	—	1,640	—	94	—	1,734
Net income	—	—	52	—	—
Unrealized gain on minimum pension liability adjustment	—	—	—	—	2,003
Comprehensive income						2,055

Balances at December 31, 2006	$1,235	$2,488	$(93,527)	$—	$(3,177)	$(92,981)

The accompanying notes are an integral part of these financial statements.

Universal Hospital Services, Inc.

Statements of Cash Flows

Years Ended December 31, 2006, 2005 and 2004

(in thousands)

	2006	2005	2004
Cash flows from operating activities:
Net income (loss)	$52	$(1,569)	$(3,592)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	43,672	42,804	39,217
Amortization of intangibles and deferred financing costs	3,498	3,523	2,880
Provision for doubtful accounts	1,126	927	984
Provision for inventory obsolescence	375	677	509
Non-cash stock-based compensation expense	1,734	20	—
Gain on sales and disposals of equipment	(1,280)	(659)	(892)
Deferred income taxes	372	567	1,103
Changes in operating assets and liabilities
Accounts receivable	(2,126)	(1,999)	(5,416)
Inventories	(130)	(565)	(1,591)
Other operating assets	(746)	1,085	(1,271)
Accounts payable	(2,344)	(983)	5,920
Accrued expenses and other long-term liabilities	4,668	135	115

Net cash provided by operating activities	48,871	43,963	37,966

Cash flows from investing activities:
Movable medical equipment purchases	(50,783)	(38,096)	(47,118)
Property and office equipment purchases	(4,034)	(4,022)	(6,102)
Proceeds from disposition of movable medical equipment	3,106	2,602	3,174
Acquisitions	—	(1,115)	(15,104)

Net cash used in investing activities	(51,711)	(40,631)	(65,150)

Cash flows from financing activities:
Proceeds under revolving credit facility agreements	100,500	98,557	113,041
Payments under revolving credit facility agreements	(95,606)	(97,741)	(86,866)
Payments of principal under capital lease obligations	(1,391)	(1,089)	—
Change in book overdrafts	(692)	(2,211)	801
Proceeds from issuance of common stock	29	8	705
Repurchase of common stock and options	—	—	(44)
Payment of deferred financing cost	—	(856)	(453)

Net cash provided by (used in) financing activities	2,840	(3,332)	27,184

Net change in cash and cash equivalents	$—	$—	$—

Cash and cash equivalents at beginning of period	$—	$—	$—

Cash and cash equivalents at end of period	$—	$—	$—

Supplemental cash flow information:
Interest paid	$29,532	$29,355	$29,812

Movable medical equipment purchases included in accounts payable	$7,407	$5,778	$3,808

Income taxes paid (received)	$302	$85	$(98)

Captial lease purchases	$6,208	$3,450	$—

The accompanying notes are an integral part of the unaudited financial statements.

Universal Hospital Services, Inc.

Notes to Financial Statements

December 31, 2006 and 2005

(dollars in thousands)

1.    Description of Business

        Universal Hospital Services, Inc. ("we", "our", the "Company" or "UHS") is a nationwide provider of services to the health care industry. The Company's services fall into three operating segments: medical equipment outsourcing, technical and professional services, and medical equipment sales and remarketing.

2.    Significant Accounting Policies

Cash and Cash Equivalents

        The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

        Trade accounts receivable are recorded at the invoiced amount. Concentrations of credit risk with respect to trade accounts receivable are limited due to the number of customers and their geographical distribution. The Company performs initial and ongoing credit evaluations of its customers and maintains allowances for potential credit losses. The allowance for doubtful accounts is based on historical loss experience and estimated exposure on specific trade receivables.

Inventories

        Inventories consist of supplies and equipment held for resale and are valued at the lower of cost or market. Cost is determined by the average cost method, which approximates the first-in, first-out ("FIFO") method.

Movable Medical Equipment

        Depreciation of movable medical equipment is provided on the straight-line method over the equipment's estimated useful life, generally four to seven years. The cost and accumulated depreciation of movable medical equipment retired or sold is eliminated from their respective accounts and the resulting gain or loss is recorded as gain or loss on sales and disposals of equipment.

Property and Office Equipment

        Property and office equipment includes land, buildings, leasehold improvements and office equipment.

        Depreciation and amortization of property and office equipment is provided on the straight-line method over estimated useful lives of 30 years for buildings, the lesser of the remaining useful life or lease term for leasehold improvements, and 3 to 10 years for shop and office equipment. The cost and accumulated depreciation or amortization of property and equipment retired or sold is eliminated from their respective accounts and the resulting gain or loss is recorded in other selling, general and administrative.

Goodwill

        Goodwill is the excess cost of an acquired entity over the amounts assigned to assets acquired and liabilities assumed in a business combination. Goodwill is tested for impairment on an annual basis or at the time of a triggering event. Fair values are estimated based on the Company's best estimate of the expected present value of future cash flows compared with the corresponding carrying value of the reporting unit, including goodwill. The Company's reporting units are its three operating segments. The Company performs its annual goodwill impairment testing during its first quarter, the most recent of which indicated no impairment of goodwill.

Other Intangible Assets

        Other intangible assets primarily include customer relationships and noncompete agreements, typically associated with acquisitions. Other intangible assets are amortized on a straight-line basis over their estimated economic lives of three to fifteen years that results in a weighted-average useful life of eight years at December 31, 2006 and 2005. The straight-line method of amortization reflects an appropriate allocation of the cost of the intangible assets to earnings in proportion to the amount of economic benefits obtained by the Company in each reporting period.

Long-Lived Assets

        The Company periodically reviews its long-lived assets for impairment and assesses whether significant events or changes in business circumstances indicate that the carrying value of the assets may not be recoverable. An impairment loss is recognized when the carrying amount of an asset exceeds the anticipated future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. The amount of the impairment loss to be recorded, if any, is calculated by the excess of the asset's carrying value over its fair value.

Deferred Financing Costs

        Deferred financing costs associated with issuing debt are deferred and amortized over the related terms using the straight-line method, which approximates the effective interest rate method. Accumulated amortization was $5,573 and $3,857 at December 31, 2006 and 2005, respectively.

Revenue Recognition

        Movable medical equipment is outsourced on both short-term and long-term arrangements and outsourced revenue is recorded in income as equipment is utilized based on an agreed rate per use or time period. Any changes to the rate are billed on a prospective basis. Technical and professional services revenue is recognized as services are provided. Medical equipment sales and remarketing revenues consist of (1) sales of movable medical equipment and related parts and single-use disposable items to customers and (2) sales of medical equipment that include installation services. The Company follows the provisions of SAB 104 in recognizing these revenues as they are realized and earned once an arrangement exists, delivery has occurred and services rendered, the price is fixed and collectibility is reasonably assured. Sales of movable medical equipment as well as related parts and single-use disposable items are recognized at the point of delivery, if performed by us, or at the point of shipment, when risk of loss has passed to the customer. Because of the short-term nature of equipment installation projects, sales that include installation services are recognized when the earnings cycle has been completed—installation has been completed, the equipment becomes operational and the customer has accepted it.

Income Taxes

        Deferred income taxes are computed using the asset and liability method, such that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between financial reporting amounts and the tax bases of existing assets and liabilities based on currently enacted tax laws and tax rates in effect for the periods in which the differences are expected to reverse. Income tax expense is the tax payable for the period plus the change during the period in deferred income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Fair Value of Financial Instruments

        The Company considers that the carrying amount of financial instruments, including accounts receivable, accounts payable, accrued liabilities and notes payable, approximates fair value due to their short maturities. Interest on notes payable is payable at rates which approximate fair value. The fair value of the senior notes, based on the quoted market price for the same or similar issues of debt, is approximately $277,550 and $268,125 at December 31, 2006 and 2005, respectively.

Segment Information

        The Company's business is managed and internally reported as three segments.

Stock-Based Compensation

        Effective January 1, 2006, we began recording compensation expense associated with stock options in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123(R), Share-Based Payment, as interpreted by SEC Staff Accounting Bulletin No. 107 ("SAB No. 107"). Prior to January 1, 2006, we accounted for our stock-based compensation arrangements according to the provisions of Accounting Principles Board Opinion No. 25 ("APB No. 25"), Accounting for Stock Issued to Employees and related interpretations.

        Prior to January 1, 2006, we measured compensation expense for our stock-based compensation plan using the intrinsic value method in accordance with APB No. 25 as allowed under SFAS No. 123. Under the intrinsic value method, no stock-based compensation expense had been recognized in our consolidated financial statements. Accordingly, compensation cost for stock options granted to employees was measured as the excess, if any, of the value of our stock at the date of the grant over the amount an employee must pay to acquire the stock. Had compensation cost for our stock option plans been determined based on the fair value at the grant date for awards, our net income would have changed to the pro forma amounts indicated below for 2005 and 2004:

	2005	2004
Net loss, as reported	$(1,569)	$(3,592)
Add: Stock-based employee compensation included in reported net income	20	—
Less: Total stock-based employee compensation expense under fair value-based method	(1,583)	(516)

Pro forma net loss	$(3,132)	$(4,108)

        Note 12 contains the significant assumptions used in determining the underlying fair value of options and disclosures as required under SFAS No. 123(R).

Comprehensive Income (Loss)

        Components of comprehensive income (loss) for the Company include net income (loss) and minimum pension liability adjustments. These amounts are presented in the Statements of Shareholders' Equity (Deficiency) and Other Comprehensive Income (Loss).

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

        In September 2006, the Financial Standards Board ("FASB") issued SFAS No. 158, Employers Accounting for Defined Benefit Pension and Other Postretirement Plans an Amendment of FASB Statements No. 87, 88, 106 and 123(R). SFAS No. 158 requires employers to recognize the under funded or over funded status of a defined benefit post retirement plan as an asset or liability in its statements of financial position and to recognize changes in the funded status in the year in which the changes occur through accumulated other comprehensive income. Additionally, SFAS No. 158 requires employers to measure the funded status of a plan as of the date of its year-end statement of financial position. The provisions of SFAS No. 158 are effective for fiscal years ending after June 15, 2007. We are currently evaluating the impact of this statement, but believe the adoption of SFAS No. 158 will not have a material impact on our financial position or results of operations.

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing an asset or liability. Additionally, it establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007. We believe the adoption of SFAS No. 157 will not have a material impact on our financial position or results of operations.

        In September 2006, the U.S. Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements ("SAB 108"). This SAB addresses diversity in practice of quantifying financial statement misstatements. It establishes an approach that requires quantification of financial statement misstatements based on the effects of the misstatements on each of the company's financial statements and the related financial statement disclosures. The SAB is effective for financial statements issued for fiscal years ending after November 15, 2006. The adoption of SAB 108 does not have an impact on our financial position or results of operations.

        In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109 ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The new FASB standard also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. We are currently evaluating the impact of this statement, but believe the adoption of FIN 48 will not have a material impact on our financial position or results of operations.

3.    Acquisitions

        On December 22, 2005, the Company completed an acquisition of substantially all the assets of Innovative Healthcare Solutions, Inc., headquartered in Esko, Minnesota. The purchase price was approximately $1,115. This acquisition was accounted for using the purchase method. Accordingly, the purchase price was allocated to assets acquired based on their estimated fair values and consisted of equipment of $650 and intangible assets of $465. The operations of the acquired entity have been included in the Company's outsourcing segment results of operations since the date of acquisition. Historical results of operations of the acquired entity are not material.

        The following 2004 acquisitions related to the medical equipment outsourcing segment:

  •
  On April 15, 2004, the Company completed an acquisition of certain assets from Galaxy Medical Products, Inc., headquartered in Akron, Ohio. The purchase price was approximately $4,900.

  •
  On May 4, 2004, the Company completed an acquisition of substantially all of the assets of Advanced Therapeutics of Wisconsin, Inc., headquartered in Milwaukee, Wisconsin. The purchase price was approximately $5,100.

        The following 2004 acquisitions related to the technical and professional services segment:

  •
  On March 24, 2004, the Company completed an acquisition of certain assets from Affiliated Clinical Engineering Services, located in Boston, Massachusetts. The purchase price was approximately $4,200.

  •
  On August 31, 2004, the Company completed an acquisition of certain assets of Cardinal Health 200, Inc., headquartered in Naperville, Illinois. The purchase price was approximately $900.

        The Company acquired the assets of these businesses in order to expand its customer base and service offerings. The purchase prices of these acquisitions were determined based on evaluations of the assets, and liabilities assumed, cash flow potential and comparable prices for similar businesses. The acquisitions were financed by borrowings under the Company's revolving credit facility.

        The 2004 acquisitions were accounted for using the purchase method. Accordingly, the respective purchase prices were allocated to assets and liabilities based on their estimated fair values. The estimated fair values of assets and liabilities acquired are as follow:

Accounts receivable	$2,608
Prepaids	218
Inventories	706
Movable medical equipment	1,284
Goodwill	714
Other intangibles	11,009
Other assets	13
Accounts payable and other liabilities	(561)
Deferred revenues	(887)

$15,104

        The operations of the above acquired businesses have been included in the Company's results of operations since the date of the respective acquisitions.

        The following summarizes pro forma results of operations, assuming the acquisitions were in effect for the full year of 2004.

2004
Total revenues	$203,792
Net loss	$(3,117)

4.    Book Overdrafts

        The Company typically does not maintain cash balances at its principal bank under a policy whereby the net amount of collected balances and cleared checks is, at the Company's option, applied to or drawn from our credit facility on a daily basis.

5.    Selected Financial Statement Information

  Accounts Receivable

        Accounts receivable at December 31, consists of the following:

	2006	2005
Accounts receivable	$44,326	$43,215
Less: Allowance for doubtful accounts	(1,350)	(1,350)

Accounts receivable, net	$42,976	$41,865

  Property and Equipment

        Property and equipment at December 31, consists of the following:

	2006	2005
Movable medical equipment	$365,598	$330,364
Less: Accumulated depreciation	(225,050)	(203,589)

Movable medical equipment, net	140,548	126,775

Land	120	120
Buildings and leasehold improvements	6,246	5,404
Office equipment and vehicles	28,282	23,365

	34,648	28,889
Less: Accumulated depreciation and amortization	(18,569)	(16,194)

Property and office equipment, net	16,079	12,695

Total property and equipment, net	$156,627	$139,470

Property and equipment financed under capital leases, gross	$11,399	$5,542
Less: Accumulated depreciation	(4,062)	(3,039)

Property and equipment financed under capital leases, net	$7,337	$2,503

  Goodwill

        The carrying amount of goodwill remained unchanged during 2006 and 2005 and is presented by reporting segment below:

	Medical Equipment Outsourcing	Technical and Professional Services	Medical Equipment Sales and Remarketing	Total Company
Balance at December 31, 2006, 2005 and 2004	$33,160	$135	$3,767	$37,062

  Other Intangible Assets

        Other intangible assets at December 31, consist of the following:

	2006			2005
	Carrying Amount	Accumulated Amortization	Net	Carrying Amount	Accumulated Amortization	Net
Customer realtionships	$11,700	$4,091	$7,609	$11,700	$2,599	$9,101
Non-compete agreements	1,320	960	360	1,320	670	650

Other intangible assets, net	$13,020	$5,051	$7,969	$13,020	$3,269	$9,751

        Total amortization expense related to intangible assets for the years ended December 31, 2006, 2005 and 2004 was $1,782, $1,779 and $1,136, respectively.

        At December 31, 2006, future estimated amortization expense related to intangible assets is:

2007	$1,662
2008	1,602
2009	1,040
2010	786
2011	786
Thereafter	2,093

$7,969

        Future amortization expense is an estimate. Actual amounts may change due to additional intangible asset acquisitions, impairment, accelerated amortization or other events.

6.    Long-Term Debt

        Long-term debt at December 31 consists of the following:

	2006	2005
10.125% Senior Notes	$260,000	$260,000
Amended Credit Agreement	43,000	38,106
Capital lease obligations	7,191	2,374

	310,191	300,480
Less: Current portion of long-term debt	(3,056)	(1,084)

Total long-term debt	$307,135	$299,396

        The 10.125% Senior Notes ("Senior Notes") mature on November 1, 2011. Interest on the Senior Notes accrues at the rate of 10.125% per annum and is payable semiannually on each May 1 and November 1. The Senior Notes are redeemable, at the Company's option, in whole or in part, on or after November 1, 2007, at specified redemption prices plus accrued interest to the date of redemption.

In addition, the Senior Notes have a change of control provision which gives each holder the right to require the Company to purchase all or a portion of such holders' Senior Notes upon a change in control, as defined in the agreement, at a purchase price equal to 101% of the principal amount plus accrued interest to the date of purchase. The Senior Notes, subject to certain definitions and exceptions, have covenants that restrict the incurrence of additional debt, the payment of dividends and the issuance of preferred stock. The Senior Notes are uncollateralized.

        On May 26, 2005, the Company entered into an Amended and Restated Credit Agreement ("Amended Credit Agreement") with a consortium of banks. The Amended Credit Agreement increased the aggregate amount the Company may obtain under revolving loans, reduced the applicable borrowing spreads, extended the maturity date, and modified the financial covenants to provide more operating flexibility.

        Under the terms of the Amended Credit Agreement, the aggregate amount the Company may obtain under the revolving loans increased from $100,000 to $125,000 and terminates on May 26, 2010. The Amended Credit Agreement allows for up to $5,000 of the facility to be available for letters of credit. Availability under the Amended Credit Agreement as of December 31, 2006, was $77,105, representing our borrowing base of $122,447 less borrowings of $43,000 and outstanding letters of credit of $2,342. Amounts borrowed under the Amended Credit Agreement are due at the end of the five-year term. Borrowings under the agreement are collateralized by substantially all the assets of the Company.

        Amounts borrowed under the Amended Credit Agreement generally bear interest on a LIBOR-based and index-rate formula. The interest rates at December 31, 2006 were 2.00% over LIBOR and 0.75% over the Index Rate with the interest rate margins subject to change based upon quarterly leverage ratios. At December 31, 2006 our LIBOR-based rate was 7.35% and our Index-based Rate was 9.00%, both of which include the credit spreads noted above. Interest on borrowings is paid monthly or as defined by the agreement. In addition, the Amended Credit Agreement also provides that a commitment fee of .375% per annum is payable on the unutilized amount of the facility.

        The Amended Credit Agreement, subject to certain definitions and exceptions, contains certain covenants, including restrictions and limitations on dividends, liens, leases, incurrence or guarantees of debt, transactions with affiliates, investments or loans, mergers, acquisitions, consolidations and asset sales. Furthermore, the Company is required to maintain compliance with certain financial covenants, including a maximum senior debt leverage ratio and a minimum interest coverage ratio. The Amended Credit Agreement also contains cross-default provisions and subjective acceleration clauses under which the bank may declare an event of default. The Amended Credit Agreement also prohibits the Company from prepaying the Senior Notes.

        Throughout 2006 the Company capitalized new vehicle leases and vehicle leases which had previously been recorded as operating leases due to a change in the contract with our leasing company. The recording of these vehicles as capital leases resulted in an increase in the Company's property of $5,723 and long-term debt of $5,725.

        Future minimum lease payments under capital lease agreements are as follows:

2007	$3,386
2008	2,593
2009	1,316
2010	447
2011	1

Total minimum lease payments	7,743
Less: Amount representing interest	(552)

Capital lease obligations	7,191
Less: Current portion	(3,056)

Capital lease obligation, less current portion	$4,135

7.    Commitments and Contingencies

        The Company leases nearly all of its district, corporate and other operating locations under operating leases and recognizes rent expense on a straight-line basis over the lease terms. Rent holidays and rent escalation clauses, which provide for scheduled rent increases during the lease term, are taken into account in computing straight-line rent expense included in our Statements of Operations. The difference between the rent due under the stated periods of the leases compared to that of the straight-line basis is recorded as deferred rent within other accrued expenses and other long-term liabilities in the Balance Sheets. Landlord funded lease incentives, including tenant improvement allowances provided for our benefit, are recorded as leasehold improvement assets and as deferred rent in the Balance Sheets and are amortized to depreciation expense and as rent expense credits, respectively.

        Rental expenses were approximately $8,395, $8,066 and $7,963 for the years ended December 31, 2006, 2005 and 2004, respectively. At December 31, 2006, the Company is committed under various noncancellable operating leases for regional sales and service offices, corporate facilities and equipment with minimum annual rental commitments of the following:

2007	$6,603
2008	6,814
2009	6,289
2010	5,669
2011	5,110
Thereafter	21,439

$51,924

        The Company, in the ordinary course of business, could be subject to liability claims related to employees and the equipment that it rents and services. Asserted claims are subject to many uncertainties and the outcome of individual matters is not predictable with assurance. While the ultimate resolution of these actions may have an impact on the Company's financial results for a particular reporting period, management believes that any such resolution would not have a material adverse effect on the financial position, results of operations, or cash flows of the Company.

  Management Agreement

        The Company is a party to management agreements with J. W. Childs Associates, L.P. (an affiliate of Childs) ("Childs Associates") and Halifax Capital Partners, L.P. ("Halifax") (together "Equity Sponsors") pursuant to which the Company pays the Equity Sponsors an annual management fee totaling $480 in consideration of the Equity Sponsors' ongoing provision of certain consulting and management advisory services. Payments under these management agreements may be made only to the extent permitted by the Amended Credit Agreement and the Senior Notes. The management agreements are for five-year terms and are automatically renewable for successive extension terms of one year, unless the Equity Sponsors give notice of termination. The Equity Sponsors have agreed to terminate the agreement upon the completion of an initial public offering.

8.    Employee Benefit Plans

        The Company has a noncontributory defined benefit pension plan. Plan benefits are to be paid to eligible employees at retirement based primarily on years of credited service and on participants' compensation. The Company uses a December 31 measurement date. Effective December 31, 2002, the Company froze the benefits under the plan.

Change in Benefit Obligation

	2006	2005	2004
Benefit obligations at beginning of year	$18,234	$15,900	$15,035
Interest cost	974	950	877
Actuarial loss (gain)	(1,281)	1,995	526
Benefits paid	(708)	(611)	(538)

Benefit obligation at end of year	$17,219	$18,234	$15,900

Change in Plan Assets

	2006	2005	2004
Fair value of plan assets at beginning of year	$12,985	$12,244	$11,177
Actuarial gain on plan assets	1,463	547	1,188
Benefits paid	(708)	(611)	(538)
Employer contribution	—	805	417

Fair value of plan assets at end of year	$13,740	$12,985	$12,244

	2006	2005	2004
Funded status	$(3,478)	$(5,249)	$(3,656)
Unrecognized net actuarial loss	3,177	5,180	2,980

Accrued benefit liability	$(301)	$(69)	$(676)

Amounts recognized in the statements of operations
Accrued benefit cost	$(3,478)	$(5,249)	$(3,656)
Accumulated other comprehensive loss	3,177	5,180	2,980

Net amount recognized	$(301)	$(69)	$(676)

        The accumulated benefit obligations in excess of plan assets at December 31 are as follows:

	2006	2005	2004
Projected benefit obligation	$17,219	$18,234	$15,900
Accumulated benefit obligation	$17,219	$18,234	$15,900
Fair value of plan assets	$13,740	$12,985	$12,244

        At December 31, 2006, 2005 and 2004, the accumulated benefit obligations exceed the fair value of plan assets. Therefore, the Company recognized a change in minimum pension obligation in other comprehensive income (loss) of $2,003, ($2,200) and ($224) for 2006, 2005 and 2004, respectively.

Plan Assets

        Plan asset allocations at December 31 are as follows:

Asset Category	Target Allocation	2006	2005	2004
Equity securities	70%	75%	69%	73%
Debt securities and cash	30	25	31	27

	100%	100%	100%	100%

        The pension plan assets are invested with the objective of maximizing long-term returns while minimizing material losses in order to meet future benefit obligations when they come due.

        The Company utilizes an investment approach with a mix of equity and debt securities used to maximize the long-term return on plan assets. Risk tolerance is established through consideration of plan liabilities, funded status and corporate financial condition. The investment portfolio consists of a diversified blend of mutual funds and fixed-income investments. Investment risk is measured and monitored on an ongoing basis through quarterly investment portfolio reviews and annual asset and liability reviews.

Contributions

        During 2006, 2005 and 2004, the Company contributed $0, $805 and $417, respectively, in contributions to the defined benefit pension plan. The Company expects to make contributions of approximately $1,100 in 2007.

Estimated Future Benefit Payments

        The following benefit payments are expected to be paid:

2007	$600
2008	$600
2009	$700
2010	$700
2011	$700
2012 to 2016	$4,100

Net Periodic Benefit Cost

        Components of net periodic benefit cost are as follows:

	2006	2005	2004
Interest cost	$974	$950	$877
Expected return on plan assets	(1,010)	(986)	(943)
Recognized net actuarial loss	268	234	57

Net periodic benefit cost	$232	$198	$(9)

Plan Assumptions

        The following weighted-average assumptions were used as follows:

	2006	2005	2004
Weighted-average actuarial assumptions used to determine benefit obligations as of December 31:
Discount rate	5.90%	5.50%	5.75%
Expected return on assets	8.00%	8.00%	8.50%
Weighted-average assumptions used to determine net periodic benefit cost:
Discount rate	5.50%	5.75%	6.25%
Expected return on assets	8.00%	8.50%	8.50%
Rate of compensation increase	None	None	None

        These assumptions are reviewed on an annual basis. In determining the expected return on plan asset assumption, the Company evaluates the long-term returns earned by the plan, the mix of investments that comprise plan assets and forecasts of future long-term investment returns.

        The Company also sponsors a defined contribution plan, which qualifies under Section 401(k) of the Internal Revenue Code and covers substantially all of the Company's employees. Employees may contribute annually up to 60% of their base compensation either before tax (subject to Internal Revenue Service limitation) or after tax. In 2006 the Company contribution was 50% of the first 6% of base compensation; prior to 2006 the Company contributed 75% of the first 6% of base compensation that an employee contributes. For the years ended December 31, 2006, 2005 and 2004, approximately $937, $1,677 and $1,568, respectively, was expensed as contributions to the Plan.

        The Company is self-insured for employee health care up to $130,000 per member per plan year and aggregate claims up to 125% of expected claims per plan year. Also, the Company purchases workers' compensation and automobile liability coverage with related deductibles. The Company is liable for workers' compensation and automobile liability claims up to $250,000 and $100,000 per individual claim, respectively. Self-insurance and deductible costs are included in other accrued expenses in the Balance Sheets and are accrued based upon the aggregate of the liability for reported claims and an actuarially determined estimated liability for claims development and incurred but not reported.

9.    Income Taxes

        The provision for income taxes consists of the following:

	2006	2005	2004
State, payable	$240	$275	$85
Deferred	372	567	1,103

	$612	$842	$1,188

        Reconciliations between the Company's effective income tax rate and the U.S. statutory rate follow:

	2006	2005	2004
Statutory U.S. Federal income tax rate	34.0%	(34.0)%	(34.0)%
State income taxes, net of U.S. Federal income tax	5.5	(5.5)	(4.7)
Valuation allowance	16.7	117.5	84.6
Minimum state taxes	36.0	37.8	3.5

Effective income tax rate	92.2%	115.8%	49.4%

        The components of the Company's overall deferred tax assets and liabilities at December 31, 2006 and 2005, are as follows:

	2006	2005
Deferred tax assets
Accounts receivable	$533	$533
Accrued and deferred compensation and pension	3,807	2,754
Inventories	314	305
Other assets	804	512
Net operating loss carryforwards	29,293	28,971

Deferred tax assets	34,751	33,075
Valuation allowance	(9,945)	(9,734)

Net deferred tax assets	24,806	23,341
Deferred tax liabilities
Accelerated depreciation and amortization	27,233	25,396

Total deferred tax liabilities	27,233	25,396

Net deferred tax liability	$(2,427)	$(2,055)

        At December 31, 2006, the Company had available unused net operating loss carryforwards of approximately $74,000. The net operating loss carryforwards will expire at various dates through 2025.

        Under Internal Revenue Code of 1986, certain corporate stock transactions into which the Company has entered or may enter in the future could limit the amount of net operating loss carryforwards which may be utilized on an annual basis to offset taxable income in future periods.

10.    Preferred Stock

        Under its Articles of Incorporation, the Company is authorized to issue up to 7,000,000 shares of preferred stock, $0.01 par value per share, from time to time in one or more classes or series. No preferred shares were issued as of December 31, 2006 and 2005.

11.    Shareholders' Agreement

        The Company's amended and restated Shareholders' Agreement, among other things: (i) restricts the ability of certain shareholders of the Company to transfer their shares of the Company's common stock; (ii) gives shareholders of the Company certain rights of first refusal with respect to shares of common stock; and (iii) provides the shareholders with certain "tag-along, "drag-along," and "piggyback" registration rights, as defined.

12.    Stock-Based Compensation

        Under the 2003 Stock Option Plan ("2003 Plan"), the Company may grant incentive stock options and stock options and performance awards to the Company's employees and consultants or independent contractors. A total of 17,120,691 shares are reserved for issuance under the 2003 Plan. Options granted under the plan will vest in whole or in part within four years from the date of grant for certain grants upon the achievement of certain financial targets, or in any case, after eight years. Options are generally granted with option prices based on the estimated fair market values of the Company's common stock at the date of grant, as determined by the Company's board of directors.

        Stock option activity for the years ended December 31 is as follows (shares in thousands, per share amounts in dollars):

Option Activity	2006	2005	2004
Options outstanding at beginning of year	15,066	14,522	—
Options granted	1,745	1,332	15,453
Options exercised	(25)	(7)	(5)
Options forfeited or expired	(477)	(781)	(926)

Options outstanding at end of year	16,309	15,066	14,522

Options exercisable at end of year	3,384	2,206	1,096

Options remaining to be issued	812	2,055	2,599

Weighted-Average Exercise Price Per Share	2006	2005	2004
Options granted	$1.98	$1.33	$1.01
Options exercised	$1.11	$1.01	$1.00
Options forfeited or expired	$1.14	$1.07	$1.00
At December 31,
Outstanding	$1.14	$1.04	$1.01
Exercisable	$1.01	$1.01	$1.00

        Options outstanding and exercisable at December 31, 2006 were as follows (share amounts in thousands):

	Options Outstanding			Options Exercisable
Exercise Price	Shares	Remaining Weighted Average Contractual Life (Years)	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$1.00	12,827	7.36	$1.00	3,197	$1.00
$1.20	497	7.75	$1.20	83	$1.20
$1.33	1,244	8.83	$1.33	104	$1.33
$1.41	205	9.25	$1.41	—	$1.41
$2.06	1,536	9.88	$2.06	—	$2.06

        Effective January 1, 2006, we adopted SFAS No. 123(R) using the modified prospective application method. Under this method, as of January 1, 2006, we have applied the provisions of this statement to new and modified awards, as well as to the nonvested portion of awards granted before the required effective date and outstanding at such time.

        The adoption of this pronouncement had no effect on compensation cost recorded in 2005 or 2004 related to stock options and are disclosed on a pro forma basis only in Note 2. As a result of adopting SFAS No. 123(R) on January 1, 2006, our net income for the year ended December 31, 2006 was $1.7 million lower than if we had continued to account for stock-based compensation under APB Opinion No. 25.

        An additional requirement of SFAS No. 123(R) is that estimated forfeitures be considered in determining compensation expense. As previously permitted, we recorded forfeitures when they occurred. We have estimated our forfeiture rate at 2.5% per annum. As of December 31, 2006, the total compensation cost for nonvested awards not yet recognized in our statements of income was $6.2 million, net of the effect of estimated forfeitures. This amount is expected to be recognized over a weighted-average period of 5.8 years.

        All options allow for the purchase of shares of common stock at prices equal to the stock's market value at the date of grant. A portion of our options vest over four years. The remaining portion vests at the end of eight years, with potential for earlier vesting subject to certain performance or other thresholds. An employee's unvested options are forfeited when employment is terminated; vested options must be exercised at termination to avoid forfeiture. We determine the fair value of options using the Black-Scholes option pricing model. The estimated fair value of options, including the effect of estimated forfeitures, is recognized as expense on a straight-line basis over the options' vesting periods. The following assumptions were used in determining the fair value of stock options granted during the years ended December 31, under the Black-Scholes model:

	2006	2005	2004
Risk-free interest rate	4.64% to 4.69%	4.57%	4.53% to 5.10%
Expected volatility	43.1% to 43.7%	44.3%	45.0%
Dividend Yield	None	None	None
Expected option life (years)	8	8	10

        The risk-free interest rate for periods within the ten year contractual life of the option is based on the U.S. Treasury yield curve in effect at the grant date and the expected option life of eight years. Expected volatility is based on the historical volatility of the stock of companies within our peer group. The eight year expected life of stock options granted to employees represents the weighted average of the result of the "simplified" method applied to "plain vanilla" options granted during the period, as provided within SAB No. 107.

        The weighted-average grant-date fair values of options granted during the years ended December 31, 2006, 2005 and 2004 were $1.10, $0.75 and $0.64, respectively. The intrinsic value of a stock award is the amount by which the market value of the underlying stock exceeds the exercise price of the award. The aggregate intrinsic value for outstanding and exercisable options at December 31, 2006 was $15,067 and $3,544, respectively. The total intrinsic value of options exercised during the year ended December 31, 2006 was negligible. The exercise price reflects management's estimate of fair market value of the underlying stock at the time of option issuance. Shares supporting option exercises are sourced from new share issuances.

        For each of the periods presented, options were granted with option strike prices based on the estimated fair market values of the Company's common stock on the date of the grant, as determined by the Company's board of directors. Our board of directors considered multiple valuation metrics and methods and determined that the most appropriate method for the Company, given its unique attributes, was an Enterprise Value to EBITDA approach. In order to determine this fair market value, during 2004, we applied the Enterprise Value to EBITDA multiple per our sale of equity to new common shareholders as part of our late 2003 recapitalization.

        Beginning in 2005, we began using an average market multiple approach using the average Enterprise Value to forecasted EBITDA multiple from a comparable group of publicly traded health care companies. Given the lack of a truly comparable peer company, our comparable group was determined by using public market players in a generally capital-intensive settings, with attributes of our customer base, suppliers and competitors. We then applied a discount to such multiple in arriving at the fair market value of our common shares, in order to account for the lack of liquidity in our shares as well as minority ownership.

        The Company determined the appropriate aggregate discounts of 25% during 2005 and through the first quarter of 2006. Thereafter, the aggregate discount was reduced to 7.5% in order to account for the increased likelihood of a capital event.

13.    Business Segments

        The Company operates in three reportable segments:

  •
  Medical equipment outsourcing provides customers with the use of movable medical equipment and the Company maintains the equipment for customers by performing preventative maintenance, repairs, cleaning and testing, and maintaining certain reporting records.

  •
  Technical and professional services offers a broad range of inspection, preventative maintenance, repair, logistic and consulting services through the Company's team of over 250 technicians and professionals located in its nationwide network of offices.

  •
  Medical equipment sales and remarketing buys, sources, remarkets and disposes of pre-owned medical equipment for its customers through the Company's Asset Recovery Program; provides sales and distribution of specialty medical equipment; and offers its customers disposable items that are used on a single use basis.

        The Company identifies its segments based on its organizational structure and its internal reporting.

	Net Sales	Gross Margin	Assets	Amortization and Depreciation	Capital Expenditures
Medical equipment outsourcing
2006	$176,932	$80,515	$39,395	$1,072	$—
2005	$167,687	$77,222	$40,467	$1,069	$—
2004	$156,490	$73,309	$41,070	$619	$—
Technical and professional services
2006	$30,445	$9,377	$1,793	$703	$—
2005	$29,654	$7,776	$2,496	$703	$—
2004	$25,491	$8,196	$3,199	$509	$—
Medical equipment sales and remarketing
2006	$17,698	$4,311	$3,843	$7	$—
2005	$18,563	$3,857	$3,850	$8	$—
2004	$17,619	$4,312	$3,858	$8	$—
Corporate and unallocated
2006	$—	$—	$219,975	$45,388	$54,817
2005	$—	$—	$202,372	$44,547	$40,631
2004	$—	$—	$198,280	$40,961	$53,219
Total Company
2006	$225,075	$94,203	$265,006	$47,170	$54,817
2005	$215,904	$88,855	$249,185	$46,327	$40,631
2004	$199,600	$85,817	$246,407	$42,097	$53,219

        Gross margin represents net revenues less total direct costs.

        Segment assets for the three business segments (excluding Corporate and Unallocated) primarily include goodwill and intangible assets. Consistent with the Company's reporting to its Chief Operating Decision Maker, other assets are not allocated to the three business segments. Thus, assets included in Corporate and Unallocated contain all other Company assets.

Reconciliation of Total Company Gross Margin to Income (loss) before taxes

	Year ended December 31,
	2006	2005	2004
	(in thousands)
Gross Margin	$94,203	$88,855	$85,817
Selling, general and administrative expense	(61,940)	(58,455)	(57,713)
Interest expense	(31,599)	(31,127)	(30,508)

Income (loss) before income tax	$664	$(727)	$(2,404)

14.    Subsequent Event

        On February 23, 2007, the Company entered into a definitive agreement to purchase the assets and assume certain liabilities of the biomedical services division of Intellamed, Inc. ("Intellamed"), which is based in Bryan, Texas. The purchase price of the transaction is $16,500 in cash, subject to certain adjustments. The agreement, which is expected to close in the second quarter of 2007, also provides for the Company to pay earnout consideration to Intellamed during the first and second 12 full consecutive month periods following the closing date, subject to certain conditions. In addition, the agreement provides for the Company to make advances of the purchase price to Intellamed before closing.

        In connection with this acquisition, we entered into Amendment No. 1 (the "Amendment") to the Amended Credit Agreement dated as of February 13, 2007. The Amendment permits us to consummate this acquisition subject to certain conditions as defined in the Amendment.

Universal Hospital Services, Inc.
Schedule II—Valuation and Qualifying Accounts
(in thousands)

		Additions
Description	Balance- Beginning of Period	Charged to Costs and Expense	Charged to Other Accounts	Deductions from Reserves	Balance-End of Period
Allowance for Doubtful Accounts
Year ended December 31, 2006	$1,350	$1,126	$1	$1,127	$1,350
Year ended December 31, 2005	1,500	927	156	1,233	1,350
Year ended December 31, 2004	1,750	984	26	1,260	1,500
Allowance for Inventory Obsolescence
Year ended December 31, 2006	562	375	—	462	475
Year ended December 31, 2005	520	677	—	635	562
Year ended December 31, 2004	269	509	—	258	520
Income Tax Valuation Allowance
Year ended December 31, 2006	9,734	211	—	—	9,945
Year ended December 31, 2005	8,675	1,059	—	—	9,734
Year ended December 31, 2004	6,898	1,777	—	—	8,675

Universal Hospital Services, Inc.

Unaudited Interim Financial Statements

Universal Hospital Services, Inc.

Balance Sheets
(in thousands, except share and per share information)
(unaudited)

	June 30, 2007 (Successor)	December 31, 2006 (Predecessor)
Assets
Current assets:
Cash and cash equivalents	$3,483	$—
Accounts receivable, less allowance for doubtful accounts of $1,250 at June 30, 2007 (Successor) and $1,350 at December 31, 2006 (Predecessor)	45,693	42,976
Inventories	4,659	4,872
Deferred income taxes	5,715	4,772
Other current assets	2,863	3,121

Total current assets	62,413	55,741
Property and equipment, net:
Movable medical equipment, net	210,450	140,548
Property and office equipment, net	18,057	16,079

Total property and equipment, net	228,507	156,627
Other long-term assets:
Goodwill	291,970	37,062
Other intangibles, net	290,455	7,969
Other, primarily deferred financing costs, net	17,964	7,607

Total assets	$891,309	$265,006

Liabilities and Shareholders' Equity (Deficiency)
Current liabilities:
Current portion of long-term debt	$3,334	$3,056
Book overdrafts	—	1,788
Accounts payable	12,181	13,678
Accrued compensation	10,713	10,241
Accrued interest	3,729	4,810
Other accrued expenses	4,660	4,311

Total current liabilities	34,617	37,884
Long-term debt, less current portion	486,408	307,135
Pension and other long-term liabilities	5,495	5,769
Payable to Parent	350	—
Deferred income taxes	120,652	7,199
Commitments and contingencies (Note 10)
Shareholders' equity (deficiency):
Predecessor:
Common stock, $0.01 par value; 500,000,000 shares authorized, 123,463,600.21 shares issued and outstanding at December 31, 2006	—	1,235
Successor:
Common stock, $0.01 par value; 1,000 shares authorized, issued and outstanding at June 30, 2007	—	—
Additional paid-in capital	248,794	2,488
Accumulated deficit	(2,548)	(93,527)
Accumulated other comprehensive loss	(2,459)	(3,177)

Total shareholders' equity (deficiency)	243,787	(92,981)

Total liabilities and shareholders' equity (deficiency)	$891,309	$265,006

The accompanying notes are an integral part of the unaudited financial statements.

Universal Hospital Services, Inc.

Statements of Operations
(in thousands)
(unaudited)

	Month Ended June 30, 2007 (Successor)	Two Months Ended May 31, 2007 (Predecessor)	Three Months Ended June 30, 2006 (Predecessor)
Revenue
Medical equipment outsourcing	$16,695	$33,866	$43,157
Technical and professional services	3,630	6,748	7,710
Medical equipment sales and remarketing	1,277	3,359	4,261

Total revenues	21,602	43,973	55,128
Cost of Sales
Cost of medical equipment outsourcing	5,916	11,193	14,163
Cost of technical and professional services	2,526	4,801	5,247
Cost of medical equipment sales and remarketing	1,212	2,677	3,259
Movable medical equipment depreciation	4,632	8,250	9,171

Total costs of medical equipment outsourcing, technical and professional services and medical equipment sales and remarketing	14,286	26,921	31,840

Gross margin	7,316	17,052	23,288
Selling, general and administrative	6,604	12,892	15,378
Transaction and related costs	—	26,379	—

Operating income (loss)	712	(22,219)	7,910
Interest expense	3,800	5,747	7,887
Loss on extinguishment of debt	1,041	22,396	—

Income (loss) before income taxes	(4,129)	(50,362)	23
Provision (benefit) for income taxes	(1,581)	304	204

Net loss	$(2,548)	$(50,666)	$(181)

The accompanying notes are an integral part of the unaudited financial statements.

Universal Hospital Services, Inc.

Statements of Operations

(in thousands)

(unaudited)

	Month Ended June 30, 2007 (Successor)	Five Months Ended May 31, 2007 (Predecessor)	Six Months Ended June 30, 2006 (Predecessor)
Revenue
Medical equipment outsourcing	$16,695	$84,855	$88,718
Technical and professional services	3,630	14,800	15,670
Medical equipment sales and remarketing	1,277	7,867	8,722

Total revenues	21,602	107,522	113,110
Cost of Sales
Cost of medical equipment outsourcing	5,916	27,694	27,940
Cost of technical and professional services	2,526	10,124	10,707
Cost of medical equipment sales and remarketing	1,212	6,366	6,436
Movable medical equipment depreciation	4,632	18,512	18,200

Total costs of medical equipment outsourcing, technical and professional services and medical equipment sales and remarketing	14,286	62,696	63,283

Gross margin	7,316	44,826	49,827
Selling, general and administrative	6,604	28,692	30,342
Transaction and related costs	—	26,891	—

Operating income (loss)	712	(10,757)	19,485
Interest expense	3,800	13,829	15,704
Loss on extinguishment of debt	1,041	22,396	—

Income (loss) before income taxes	(4,129)	(46,982)	3,781
Provision (benefit) for income taxes	(1,581)	492	408

Net income (loss)	$(2,548)	$(47,474)	$3,373

The accompanying notes are an integral part of the unaudited financial statements.

Universal Hospital Services, Inc.

Statements of Cash Flows

(in thousands)

(unaudited)

	Month Ended June 30, 2007 (Successor)	Five Months Ended May 31, 2007 (Predecessor)	Six Months Ended June 30, 2006 (Predecessor)
Cash flows from operating activities:
Net income (loss)	$(2,548)	$(47,474)	$3,373
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,301	21,625	20,721
Amortization of intangibles and deferred financing costs	1,542	1,913	1,779
Non-cash write-off of deferred financing cost	290	6,305	—
Tender premium for purchase of 10.125% senior notes	751	16,090	—
Provision for doubtful accounts	18	194	655
Provision for inventory obsolescence	11	256	275
Non-cash charges related to step-up in carrying value of inventory	100	—	—
Non-cash stock-based compensation expense	350	7,957	812
Loss (gain) on sales and disposals of equipment	34	(745)	(743)
Deferred income taxes	(1,613)	486	283
Changes in operating assets and liabilities:
Accounts receivable	592	(3,481)	1,740
Inventories	394	(252)	(463)
Other operating assets	(587)	643	(599)
Accounts payable	380	590	(1,491)
Other accrued expenses	(31,028)	30,211	(1,519)

Net cash provided by (used in) operating activities	(26,013)	34,318	24,823

Cash flows from investing activities:
Movable medical equipment purchases	(2,593)	(34,040)	(20,273)
Property and office equipment purchases	(153)	(1,720)	(2,154)
Proceeds from disposition of movable medical equipment	126	2,290	1,428
Acquisition of the ICMS division of Intellamed, Inc.	—	(14,590)
Acquisition of Universal Hospital Services, Inc. by Parent	(335,069)	—	—

Net cash used in investing activities	(337,689)	(48,060)	(20,999)

Cash flows from financing activities:
Proceeds under amended credit agreement	—	73,625	48,412
Payments under amended credit agreement	(74,550)	(42,075)	(50,843)
Proceeds under senior secured credit facility	12,550	—	—
Payments under senior secured credit facility	(550)	—	—
Payments of principal under capital lease obligations	(274)	(1,618)	(523)
Proceeds from issuance of bonds	460,000	—	—
Payment of deferred financing costs	(17,270)	—	—
Repayment of 10.125% senior notes	(250,055)	—	—
Tender premium for purchase of 10.125% senior notes	(751)	(16,090)	—
Cash equity contributions	239,754	—	—
Change in book overdrafts	(1,669)	(119)	(898)
Proceeds from issuance of common stock	—	19	28

Net cash provided by (used in) financing activities	367,185	13,742	(3,824)

Net change in cash and cash equivalents	3,483	—	—

Cash and cash equivalents at the beginning of period	—	—	—

Cash and cash equivalents at the end of period	$3,483	$—	$—

Supplemental cash flow information:
Interest paid	$200	$17,599	$14,871

Movable medical equipment purchases included in accounts payable	$4,062	$5,103	$2,137

Deferred financing costs included in accounts payable	$300	$—	$—

Income taxes paid	$34	$61	$227

Non-cash activities:
Equity contribution from management shareholders	$9,039	$—	$—

Capital lease additions	$345	$2,142	$1,914

The accompanying notes are an integral part of the unaudited financial statements.

Universal Hospital Services, Inc.

Notes to Unaudited Quarterly Financial Statements

1.     Basis of Presentation

        On May 31, 2007, UHS Holdco, Inc. ("Parent") acquired all of the outstanding capital stock of Universal Hospital Services, Inc. ("we", "our", "the Company", or "UHS") for approximately $712.0 million in cash less debt, tender premium and accrued interest and capitalized leases. Parent is owned by affiliates of Bear Stearns Merchant Manager III (Cayman), L.P. (together with its investing affiliates, "BSMB") and certain members of our management, whom we collectively refer to as the "equity investors." Parent and UHS Merger Sub, Inc., a wholly owned subsidiary of Parent ("Merger Sub"), were corporations formed by BSMB solely for the purpose of completing the above-mentioned acquisition.

        Before the closing of the acquisition, the Company initiated a cash tender offer to purchase its $260.0 million outstanding aggregate principal amount of its 10.125% Senior Notes due 2011, which the Company completed for $235.0 million of such notes on May 31, 2007, and Merger Sub issued $230.0 million in aggregate principal amount of its Second Lien Senior Secured Floating Rate Notes due 2015 (the "Floating Rate Notes") and $230.0 million in aggregate principal amount of its 8.50% / 9.25% Second Lien Senior Secured PIK Toggle Notes due 2015 (the "PIK Toggle Notes" and together with the Floating Rate Notes, the "Notes"). The Notes were issued pursuant to a second lien senior indenture. Concurrently with the closing of the acquisition, Merger Sub merged with and into the Company, which was the surviving corporation and the Company assumed Merger Sub's obligations with respect to the Notes.

        The Agreement and Plan of Merger, dated as of April 15, 2007, by and among the Company, Parent and Merger Sub and related documents resulted in the occurrence of the events outlined in Note 5, which we collectively refer to as the "Transaction" or the "Acquisition."

        Although the Company continued as the same legal entity after the Acquisition, the accompanying statements of operations and cash flows present our results of operations and cash flows for the periods preceding the Acquisition ("predecessor") and the periods succeeding the Acquisition ("successor"), respectively.

        The Acquisition and the allocation of the purchase price to the opening balance sheet accounts of the successor have been recorded as of the beginning of the first day of our new accounting period (June 1, 2007).

        The interim financial statements presented herein have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted, pursuant to such rules and regulations. These condensed financial statements should be read in conjunction with the financial statements and related notes included in the Company's 2006 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

        The interim financial statements presented herein as of June 30, 2007, reflect, in the opinion of management, all adjustments necessary for a fair presentation of the financial position and the results of operations and cash flows for the periods presented. These adjustments are all of a normal, recurring nature. The results of operations for any interim period are not necessarily indicative of results for the full year.

        The December 31, 2006 balance sheet amounts were derived from audited financial statements, but do not include all disclosures required by accounting principles generally accepted in the United States of America.

        We are required to make estimates and assumptions about future events in preparing financial statements in conformity with generally accepted accounting principles ("GAAP"). These estimates and assumptions affect the amounts of assets, liabilities, revenues and expenses at the date of the unaudited condensed consolidated financial statements. While we believe that our past estimates and assumptions have been materially accurate, our current estimates are subject to change if different assumptions as to the outcome of future events are made. We evaluate our estimates and judgments on an ongoing basis and predicate those estimates and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances. We make adjustments to our assumptions and judgments when facts and circumstances dictate. Since future events and their effects cannot be determined with absolute certainty, actual results may differ from the estimates used in preparing the accompanying unaudited condensed financial statements.

        A description of our critical accounting policies is included in our annual financial statements for the year ended December 31, 2006 contained elsewhere herein.

        Certain prior period amounts have been reclassified to conform to current period presentation. We previously included transaction and related costs as a component of selling, general and administrative expense. The reclassifications had no impact on gross margin, operating income (loss), income (loss) before income taxes or net income (loss) as previously reported.

2.     Comprehensive Income (Loss)

        Comprehensive income is comprised of net income (loss) and other comprehensive loss. Other comprehensive loss includes unrealized gains and losses from derivatives designated as cash flow hedges. Other comprehensive loss is displayed separately on the balance sheets. A reconciliation of net income (loss) to comprehensive income (loss) is provided below:

	Month Ended June 30, 2007 (Successor)	Two Months Ended May 31, 2007 (Predecessor)	Three Months Ended June 30, 2006 (Predecessor)
(in thousands)
Net loss	$(2,548)	$(50,666)	$(181)
Unrealized loss on cash flow hedge	(2,459)	—	—

Comprehensive loss	$(5,007)	$(50,666)	$(181)

	Month Ended June 30, 2007 (Successor)	Five Months Ended May 31, 2007 (Predecessor)	Six Months Ended June 30, 2006 (Predecessor)
(in thousands)
Net income (loss)	$(2,548)	$(47,474)	$3,373
Unrealized loss on cash flow hedge	(2,459)	—	—

Comprehensive income (loss)	$(5,007)	$(47,474)	$3,373

3.     Common Stock

        On May 31, 2007, in conjunction with the Transaction, predecessor retired all 123,480,264.21 of common shares and the successor authorized and issued 1,000 new shares of common stock with a par value of $0.01 per share.

4.     Recent Accounting Pronouncements

        In February 2007, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 159, The Fair Value Option for Financial Assets and Financial Liabilities ("SFAS 159"), which permits entities to elect to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. This election is irrevocable. The provisions of SFAS No. 159 are effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact of this statement, but believe the adoption of SFAS 159 will not have a material impact on our financial position or results of operations.

        In September 2006, the FASB issued SFAS No. 158, Employers Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106 and 123(R). SFAS No. 158 requires employers to recognize the under funded or over funded status of a defined benefit post retirement plan as an asset or liability in its statements of financial position and to recognize changes in the funded status in the year in which the changes occur through accumulated other comprehensive income. Additionally, SFAS No. 158 requires employers to measure the funded status of a plan as of the date of its year-end statement of financial position. The provisions of SFAS No. 158 are effective as of the end of the fiscal year ending after June 15, 2007. We are currently evaluating the impact of this statement, but believe the adoption of SFAS No. 158 will not have a material impact on our financial position or results of operations.

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing an asset or liability. Additionally, it establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007. We believe the adoption of SFAS No. 157 will not have a material impact on our financial position or results of operations.

5.     The Transaction

        The Acquisition was completed on May 31, 2007 and was comprised of:

  •
  the purchase by the equity investors of all of the issued and outstanding shares of common stock and option interests of the Company for approximately $335.1 million (excluding non-cash consideration of $9.0 million), which is comprised of the purchase price of approximately $712.0 million less debt, tender premium and accrued interest and capitalized leases;

  •
  equity investments from Parent funded by BSMB in the amount of $238.9 million, management rollover of $9.0 million and management contributions of $0.9 million;

  •
  the entry into by Merger Sub of a new $135.0 million senior secured credit facility;

  •
  the issuance by Merger Sub of $230.0 million of Floating Rate Notes and $230.0 million of PIK Toggle Notes; and

  •
  the retirement of $309.6 million of the existing indebtedness of the predecessor, which was approximately $334.6 million as of May 31, 2007 (excluding approximately $7.7 million of pre-existing capital leases which remained outstanding), including the repayment of $235.0 million of our $260.0 million existing 10.125% Senior Notes due 2011 for which we completed a tender offer and consent solicitation on May 31, 2007, and the repayment of the outstanding balance ($74.6 million) on our previous $125 million amended and restated credit agreement ("Amended Credit Agreement") that we had entered into on May 26, 2005, with a bank group led by General Electric Capital Corporation.

        The Acquisition occurred simultaneously with:

  •
  the closing of the financing and equity investments described above; and

  •
  the merger of Merger Sub with and into the Company, with the Company as the surviving corporation, and the payment of approximately $712.0 million as merger consideration.

        Transaction and Related Costs.    During the five months ended May 31, 2007, we incurred $26.9 million of expenses in connection with the Transaction. These expenses consisted primarily of:

  •
  accounting, legal, investment banking advisory and restructuring expenses totaling $13.7 million;

  •
  BSMB fee expense of $6.5 million (see Note 8); and

  •
  stock-based compensation expense related to the accelerated vesting of options under our 2003 Stock Option Plan of $6.7 million upon the occurrence of the Transaction.

        Loss on Extinguishment of Debt.    In connection with the Transaction, as detailed above, predeccessor incurred $22.4 million of expense associated with the purchase of $235.0 million of our 10.125% Senior Notes in May 2007. The expense consisted of a call premium of $16.1 million and the write-off of $6.3 million of unamortized deferred financing costs related to our repurchased 10.125% Senior Notes and Amended Credit Agreement.

Purchase Accounting

        We have accounted for the Acquisition in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, whereby the purchase price paid to effect the Acquisition is allocated to state the acquired assets and liabilities at fair value. The Acquisition and the allocation of the purchase price to the opening balance sheet accounts of the successor has been recorded as of the beginning of the first day of our new accounting period (June 1, 2007). The purchase price was $712.0 million and the total consideration was approximately $344.1 million (including non-cash management rollover and direct costs). The sources and uses of funds in connection with the Transaction and the partial redemption of our 10.125% Senior Notes are summarized below:

(in millions)
Sources:
Existing 10.125% Senior Notes	$25.0
Floating Rate Notes	230.0
PIK Toggle Notes	230.0
Capitalized leases	7.7
Equity contribution (cash)	239.8
Equity contribution (non-cash)	9.0
Cash on hand	1.4

Total Sources	$742.9

Uses:
Consideration paid (including non-cash consideration of $9.0)	$342.9
Payment of existing debt	309.6
Tender premium and accured interest	18.6
Capitalized leases	7.7
Existing 10.125% Senior Notes	25.0
Buyer fees (including direct costs of $1.2)	30.9
Seller fees	8.2

Total Uses	$742.9

        The following tables reconcile the total sources and uses of funds to the purchase price and the purchase price to the total consideration:

Reconciliation of Sources and Uses to Purchase Price

(in millions)
Total of Sources and Uses	$742.9
Less: Buyer fees (including direct costs of $1.2)	(30.9)

Purchase price(1)	$712.0

Reconciliation of Purchase Price to Total Consideration

(in millions)
Purchase price(1)	$712.0
Direct costs	1.2
Indebtedness(2)	(360.9)
Seller fees	(8.2)

Total Consideration	$344.1

(1)
Per Agreement and Plan and Merger dated April 15, 2007.

(2)
As defined in the Agreement and Plan of Merger dated April 15, 2007, "funded indebtedness" includes long-term debt ($334.6 million for both debt retired and remaining), tender premium and accrued interest ($18.6 million) and capitalized leases ($7.7 million) as of May 31, 2007.

        In connection with the preliminary purchase price allocation, we estimated the fair values of our long-lived and intangible assets, inventories and liabilities based upon assumptions related to the future cash flows, discount rates and asset lives utilizing currently available information. We have recorded preliminary purchase accounting adjustments to increase the carrying value of our property and equipment and inventory, to establish intangible assets for our customer relationships, supply agreement, trade names and trademarks, technology database, non-compete agreements, favorable lease commitments and to revalue our long-term benefit plan obligations, among other things. This allocation of the purchase price is preliminary and subject to our review and finalization.

        Further revisions to the purchase price allocation, including the tax impact of our valuation adjustments and final assessments of the transaction costs, will be made as additional information becomes available and such revisions could be material.

        The purchase price has been preliminarily allocated as follows:

	(in millions)
Cash Consideration:
Paid to shareholders and option holders		$333.9
Direct costs		1.2

		335.1

Non-Cash Consideration		9.0

Total Consideration		$344.1

Net assets acquired at historical cost		$(132.5)
Adjustments to state acquired assets at fair value:
Increase carrying value of inventories	$0.2
Increase carrying value of movable medical equipment	60.4
Increase in carrying value of property and office equipment	2.3
Write-off of historical goodwill and other intangibles	(59.8)
Record intangible assets acquired:
Customer relationships	87.0
Supply agreement	26.0
Trade names and trademarks	170.0
Technology database	7.0
Non-compete agreements	1.8
Write-off of historical deferred rent credits	2.4
Record favorable lease commitments	0.1
Decrease in long-term pension liability	0.8
Tax impact of valuation adjustments	(113.6)

		184.6

Net assets acquired at fair value		52.1

Excess purchase price recorded as goodwill		$292.0

        Our trade names and trademarks have indefinite lives and are not subject to amortization. Our trade names and trademarks and goodwill will be reviewed at least annually for impairment. Our goodwill is generally not deductible for income tax purposes.

        A condensed balance sheet of the preliminary fair value of the acquired assets and liabilities as of May 31, 2007 follows:

(in millions)
Current assets	$90.7
Property and equipment	231.9
Goodwill	292.0
Other intangible assets	291.8
Other long-term assets	18.4
Current liabilities	(61.4)
Long-term debt	(489.4)
Other long-term liabilities	(125.2)

$248.8

        Total estimated amortization of all Acquisition-related intangible assets during the period from July 1, 2007 through December 31, 2007 and for each of our fiscal years ending December 31, 2008 to 2012 is currently estimated as follows:

(in thousands)
July 1, 2007 to December 31, 2007	$8,068
2008	15,635
2009	14,253
2010	13,021
2011	12,164
2012	10,490
Thereafter	46,824

$120,455

        Pro Forma Financial Information.    The following unaudited pro forma results of operations assume that the Transaction closed on January 1, 2006. This unaudited pro forma information should not be relied upon as necessarily being indicative of the historical results that would have been obtained if the Transaction had actually closed on that date, nor the results that may be obtained in the future.

	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006
	(in thousands)
Revenue	$65,575	$55,128	$129,124	$113,110
Net loss	$(10,865)	$(6,944)	$(14,141)	$(10,286)

        Included in the determination of pro forma net loss for three and six months ended June 30, 2006 and the three and six months ended June 30, 2007 are pro forma charges for various purchase accounting adjustments. These pro forma adjustments resulted in pro forma decreases to gross margin and higher interest and selling, general and administrative expenses in the three and six months ended June 30, 2006 and the three and six months ended June 30, 2007 primarily from the increase in carrying value of movable medical equipment, property and office equipment and the amortization of intangible assets acquired. Income taxes are provided at the estimated statutory rate.

6.     Acquisition by the Predecessor

        As part of our strategy of growing our Technical and Professional Services segment, we completed the acquisition of customer contracts and other assets of the ICMS division of Intellamed, Inc. ("Intellamed"), located in Bryan, Texas, on April 1, 2007. The purchase price was $14.6 million including direct costs and the assumption of certain liabilities, having taken into account certain adjustments and a holdback. The purchase agreement provided for additional consideration to be paid if certain revenue targets are obtained during the two years following the acquisition. We have not recorded any such additional consideration and will not unless we consider it probable of being paid. We financed this purchase from borrowings under our predecessor Amended Credit Agreement. A condensed balance sheet of the acquired assets and liabilities as of April 1, 2007 is presented below.

(in millions)
Current assets	$0.1
Property and equipment	0.1
Goodwill	2.7
Other intangible assets	13.3
Current liabilities	(1.6)

$14.6

        The above condensed balance sheet amounts were revalued at May 31, 2007 in conjunction with the Transaction (see Note 5).

        Operating results for the acquisition of the ICMS division of Intellamed are included in the Company's Statements of Operations from the date of acquisition. Pro forma results are not presented as this acquisition is not considered material to the Company's financial statements.

7.     Stock-Based Compensation

        Predecessor Stock-Based Compensation.    We recorded non-cash charges for stock-based compensation expense of approximately $8.0 million during the first five months of 2007 in relation to our 2003 Stock Option Plan, $6.7 of which resulted from the accelerated vesting of all outstanding predecessor stock options in connection with the Transaction. During the first six months of 2006 we expensed $0.8 million related to the 2003 Stock Option Plan. In June 2007 we paid $23.9 million to our option holders for their remaining interests related to the 2003 Stock Option Plan.

        Successor Stock-Based Compensation.    On May 31, 2007, and in connection with the Transaction, our Parent's board of directors adopted a new stock option plan ("2007 Stock Option Plan"). The 2007 Stock Option Plan provides for the issuance of 43.9 million nonqualified stock options of our Parent to any of our and Parent's executives, other key employees and to consultants and certain directors of Parent, in each case, who have substantial responsibility for our or our Parent's management and growth. On June 18, 2007 Parent issued 35.9 million options. All issued options were outstanding as of June 30, 2007. The options allow for the purchase of shares of common stock of our Parent at prices equal to the stock's fair market value at the date of grant. Our Parent's compensation committee determined the exercise price by reference to the recent per share valuation of the Parent resulting from the Transaction. The exercise price was approved by Parent's board of directors.

        Options granted have a ten-year contractual term and vest over approximately 5.5 years. The options are comprised of 50% in each of the following categories: (1) options with fixed vesting schedules and (2) options that vest upon the achievement of established performance targets. Upon a sale of Parent or the Company, all of the unvested options with fixed vesting schedules will vest and become exercisable, and the unvested options that vest upon the achievement of established performance targets will vest and become exercisable upon BSMB's achievement of a certain internal rate of return on its investment in the Company, subject to certain conditions. The issued shares purchased by a grantee upon the exercise of such grantee's options will be subject to certain restrictions on transferability as provided in the 2007 Stock Option Plan. Grantees are subject to non-competition, non-solicitation and confidentiality requirements as set forth in their stock option grant agreements.

        Using the Black-Scholes option-pricing model, the per-share fair value of these options was approximately $0.42. In estimating the fair value of the options, the following assumptions were made: Expected option life of 6.5 years; expected volatility of 30.50%; risk-free interest rate of 4.97%; and no dividend yield. Expected volatility is based on an independent valuation of the stock of companies within our peer group. Given the lack of a true comparable company, the peer group consists of selected public health care companies representing our suppliers, customers and competitors within certain product lines. The risk free-interest rate is based on the U.S. Treasury yield curve in effect at the grant date based on the expected option life.

        Although Parent grants stock options, the Company recognizes compensation expense related to these options since the services are performed for its benefit. For the month ended June 30, 2007, we recognized non-cash stock compensation expense of $0.4 million, which is primarily included in selling, general and administrative expenses. At June 30, 2007, unearned non-cash stock-based compensation that we expect to recognize as expense over the next 5.5 years totals approximately $13.3 million, net of our estimated forfeitures of 3.00%.

8.     Related Party Transaction

        In connection with the Transaction, we and BSMB entered into a professional services agreement pursuant to which general advisory and management services are to be provided to us with respect to financial and operating matters. The agreement requires us to pay: (i) an annual fee for ongoing advisory and management services equal to the greater of $500,000 or 0.75% of our Adjusted EBITDA (as defined in the agreement) for the immediately preceding fiscal year, payable in quarterly installments, provided that the annual advisory fee for the fiscal year ending December 31, 2007 shall be $500,000, as adjusted for the partial year; and (ii) a transaction fee in the amount of $10.0 million for services rendered in connection with the Transaction, $3.5 million of which is included in deferred financing costs on the balance sheet and the remaining portion was expensed. The $10.0 million fee was paid at the consummation thereof on May 31, 2007. The professional services agreement provides that BSMB will be reimbursed for its reasonable out-of-pocket expenses in connection with certain activities undertaken pursuant to the agreement and will be indemnified for liabilities incurred in connection with its role under the agreement, other than for liabilities resulting from its gross negligence or willful misconduct. The term of the professional services agreement commenced on May 31, 2007 and will remain in effect unless and until (i) either party notifies the other of its desire to terminate, (ii) we are sold to a third-party purchaser or (iii) we consummate a qualified initial public offering.

        The Parent established the 2007 Stock Option Plan. Compensation expense related to service provided by the Company's employees is recognized in the accompanying Statements of Operations with an offsetting Payable to Parent liability, which is not expected to be settled within the next twelve months.

9.     Long-Term Debt

        Long-term debt consists of the following:

	June 30, 2007 (Successor)	December 31, 2006 (Predecessor)
(in thousands)
PIK Toggle Notes	$230,000	$—
Floating Rate Notes	230,000	—
Senior secured credit facility	12,000	—
10.125% Senior Notes	9,945	260,000
Amended Credit Agreement	—	43,000
Capital lease obligations	7,797	7,191

	489,742	310,191
Less: Current portion of long-term debt	(3,334)	(3,056)

Total long-term debt	$486,408	$307,135

        PIK Toggle Notes.    On May 31, 2007, Merger Sub issued $230.0 million aggregate original principal amount of 8.50% / 9.25% PIK Toggle Notes under the Second Lien Senior Indenture with Wells Fargo Bank, National Association, as trustee (the "Second Lien Senior Indenture"). See "Second Lien Senior Indenture" below. At the closing of the Transaction, as the surviving corporation in the Acquisition, we assumed all the obligations of Merger Sub under the Second Lien Senior Indenture.

        For any interest payment period through June 1, 2011, the Company may, at its option, elect to pay interest on the PIK Toggle Notes entirely in cash ("Cash Interest"), entirely by increasing the principal amount of the outstanding PIK Toggle Notes, by issuing additional PIK Toggle Notes ("PIK Interest") or 50% Cash Interest and 50% PIK Interest. Cash Interest on the PIK Toggle Notes accrues at the rate of 8.50% per annum. PIK Interest on the PIK Toggle Notes accrues at the rate of 9.25% per annum. After June 1, 2011, the Company is required to make all interest payments on the PIK Toggle Notes entirely as Cash Interest. All PIK Toggle Notes mature on June 1, 2015. Interest on the PIK Toggle Notes is payable semiannually in arrears on each June 1 and December 1, commencing on December 1, 2007.

        We may redeem some or all of the PIK Toggle Notes at any time prior to June 1, 2011, at a price equal to 100% of the principal amount thereof, plus the applicable premium (as defined by the Second Lien Senior Indenture), plus accrued and unpaid interest, if any, to the date of redemption. In addition, on or before June 1, 2010, we may redeem up to 40% of the aggregate principal amount of the PIK Toggle Notes with the net proceeds of certain equity offerings.

        Except as noted above, we cannot redeem the PIK Toggle Notes until June 1, 2011. Thereafter we may redeem some or all of the PIK Toggle Notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the PIK Toggle Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below, subject to the rights of noteholders:

Year	Percentage
2011	104.250%
2012	102.125%
2013 and thereafter	100.000%

        Upon the occurrence of a change of control, each holder of the PIK Toggle Notes has the right to require the Company to repurchase some or all of such holder's PIK Toggle Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, and PIK Interest, if any, to the date of purchase.

        Floating Rate Notes.    On May 31, 2007, Merger Sub issued $230.0 million aggregate original principal amount of Floating Rate Notes under the Second Lien Senior Indenture with Wells Fargo Bank, National Association, as trustee. See "Second Lien Senior Indenture" below. Interest on the Floating Rate Notes is reset for each semi-annual interest period and is calculated at the current LIBOR rate plus 3.375%. At June 30, 2007, our LIBOR-based rate was 8.760%, which includes the credit spread noted above. Interest on the Floating Rate Notes is payable semiannually, in arrears, on each June 1 and December 1, commencing on December 1, 2007. At the closing of the Transaction, as the surviving corporation in the Acquisition, we assumed all the obligations of Merger Sub under the Second Lien Senior Indenture. The Floating Rate Notes mature on June 1, 2015.

        We may redeem some or all of the Floating Rate Notes at any time prior to June 1, 2009, at a price equal to 100% of the principal amount thereof, plus the applicable premium (as defined by the Second Lien Senior Indenture), plus accrued and unpaid interest, if any, to the date of redemption. In addition, on or before June 1, 2009, we may redeem up to 40% of the aggregate principal amount of the Floating Rate Notes with the net proceeds of certain equity offerings.

        Except as noted above, we cannot redeem the Floating Rate Notes until June 1, 2009. Thereafter we may redeem some or all of the Floating Rate Notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the Floating Rate Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below, subject to the rights of noteholders:

Year	Percentage
2009	102.000%
2010	101.000%
2011 and thereafter	100.000%

        Upon the occurrence of a change of control, each holder of the Floating Rate Notes has the right to require the Company to repurchase some or all of such holder's Floating Rate Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

        Interest Rate Swap.    In June 2007 we entered into an interest rate swap agreement for $230.0 million, which has the effect of converting our $230.0 of Floating Rate Notes to fixed interest rates. The effective date for the swap agreement is December 2007, the beginning of the next semi-annual interest rate period; the expiration date is May 2012.

        The interest rate swap agreement qualifies for cash flow hedge accounting under SFAS 133, Accounting for Derivative Instruments and Hedging Activities. Both at inception and on an on-going basis we must perform an effectiveness test. In accordance with SFAS 133 the fair value of the swap agreement at June 30, 2007 is included as a cash flow hedge on our balance sheet. The change in fair value was recorded as a component of accumulated other comprehensive loss on our balance sheet since the instrument was determined to be an effective hedge at June 30, 2007. We do not expect any amounts to be reclassified into current earnings in the future due to ineffectiveness.

        As a result of our swap agreement, we expect the effective interest rate on our $230.0 million Floating Rate Notes to be 9.065% from December 2007 through May 2012.

        Second Lien Senior Indenture.    Our PIK Toggle Notes and Floating Rate Notes (collectively, the "Notes") are guaranteed, jointly and severally, on a second priority senior secured basis, by certain of our future domestic subsidiaries. We do not currently have any subsidiaries. The Notes are our second priority senior secured obligations and rank (i) equal in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, and effectively senior to any such unsecured indebtedness to the extent of the value of collateral; (ii) senior in right of payment to all of our and our guarantor's existing and future subordinated indebtedness; (iii) effectively junior to our senior secured credit facility and other obligations that are secured by first priority liens on the collateral securing the Notes or that are secured by a lien on assets that are not part of the collateral securing the Notes, in each case, to the extent of the value of such collateral or assets; and (iv) structurally subordinated to any indebtedness and other liabilities (including trade payables) of any of our future subsidiaries that are not guarantors.

        The Second Lien Senior Indenture governing the Notes contains covenants that limit our and our guarantors' ability, subject to certain definitions and exceptions, and certain of our future subsidiaries' ability to:

  •
  incur additional indebtedness;

  •
  pay cash dividends or distributions on our capital stock or repurchase our capital stock or subordinated debt;

  •
  issue redeemable stock or preferred stock;

  •
  issue stock of subsidiaries;

  •
  make certain investments;

  •
  transfer or sell assets;

  •
  create liens on our assets to secure debt;

  •
  enter into transactions with affiliates; and

  •
  merge or consolidate with another company.

        Senior Secured Credit Facility.    In connection with the Transaction, the Company and Parent entered into a new first lien senior secured asset-based revolving credit facility providing for loans in an amount of up to $135.0 million pursuant to a credit agreement, dated as of May 31, 2007, with a group of financial institutions. The senior secured credit facility is available for working capital and general corporate purposes, including permitted investments, capital expenditures and debt repayments, on a fully revolving basis, subject to the terms and conditions set forth in the credit documents in the form of revolving loans, swing line loans and letters of credit.

        The senior secured credit facility provides financing of up to $135.0 million, subject to a borrowing base calculated on the basis of certain of our eligible accounts receivable, inventory and equipment. As of June 30, 2007, we had $120.7 million of unused borrowing availability under our senior secured credit facility based on a borrowing base of $135.0 million, net of borrowings of $12.0 million and after giving effect to $2.3 million used for letters of credit.

        The senior secured credit facility matures on May 31, 2013. Our obligations under the senior secured credit facility are secured by a first priority security interest in substantially all of our assets, excluding a pledge of our (and our parent company's) stock, any joint ventures and certain other exceptions. Our obligations under the senior secured credit facility are unconditionally guaranteed by our Parent.

        The senior secured credit facility provides that we have the right at any time to request up to $50.0 million of additional commitments, but the lenders are under no obligation to provide any such additional commitments, and any increase in commitments will be subject to customary conditions precedent, such as an absence of any default or events of default. If we were to request any such additional commitments and the existing lenders or new lenders were to agree to provide such commitments, the senior secured credit facility size could be increased to up to $185.0 million, but our ability to borrow would still be limited by the amount of the borrowing base.

        Borrowings under the senior secured credit facility accrue interest at our option:

  •
  At a per annum rate equal to 0.75% above the rate announced from time to time by the agent as the "prime rate" payable quarterly in arrears; or

  •
  At a per annum rate equal to 1.75% above the adjusted LIBOR rate used by the agent.

        At June 30, 2007 we have elected the LIBOR rate option, and our interest rate was 7.07%, which includes the credit spread noted above.

        Overdue principal, interest and other amounts will bear interest at a rate per annum equal to 2% in excess of the applicable interest rate. The applicable margins of the senior secured credit facility will be subject to adjustment based upon leverage ratios. The senior secured credit facility also provides for customary letter of credit fees, closing fees, unused line fees and other fees.

        The senior secured credit facility requires our compliance with various affirmative and negative covenants. Pursuant to the affirmative covenants, we and Parent will, among other things, deliver financial and other information to the agent, provide notice of certain events (including events of default), pay our obligations, maintain our properties, maintain the security interest in the collateral for the benefit of the agent and the lenders and maintain insurance.

        Among other restrictions, and subject to certain definitions and exceptions, the senior secured credit facility restricts our ability to:

  •
  incur indebtedness;

  •
  create or permit liens;

  •
  declare or pay dividends and certain other restricted payments;

  •
  consolidate, merge or recapitalize;

  •
  acquire or sell assets;

  •
  make certain investments, loans or other advances;

  •
  enter into transactions with affiliates;

  •
  change our line of business; and

  •
  enter into hedging transactions.

        The senior secured credit facility also contains a financial covenant that is calculated if our available borrowing capacity is less than $15.0 million for a certain period. Such covenant consists of a minimum ratio of trailing four-quarter EBITDA to cash interest expense, as defined.

        The senior secured credit facility specifies certain events of default, including among others, failure to pay principal, interest or fees, violation of covenants, inaccuracy of representations or warranties, bankruptcy events, certain ERISA-related events, cross-defaults to other material agreements, change of control events, and invalidity of guarantees or security documents. Some events of default will be triggered only after certain cure periods have expired, or will provide for materiality thresholds. If such a default occurs, the lenders under the senior secured credit facility would be entitled to take various actions, including all actions permitted to be taken by a secured creditor and the acceleration of amounts due under the senior secured credit facility.

        10.125% Senior Notes.    The 10.125% Senior Notes ("Senior Notes") mature on November 1, 2011. Interest on the Senior Notes accrues at the rate of 10.125% per annum and is payable semiannually on each May 1 and November 1. The Senior Notes are redeemable, at the Company's option, in whole or in part of, on or after November 1, 2007, at specified redemption prices plus accrued interest to the date of redemption.

        On May 17, 2007, we entered into a supplemental indenture to our Indenture governing our Senior Notes, dated as of October 17, 2003, between the Company and Wells Fargo Bank, National Association, as trustee. The Indenture governs the terms of the Senior Notes. The supplemental indenture amended the Indenture.

        In May 2007, in connection with the Transaction, we tendered for all of our outstanding Senior Notes, pursuant to their terms. On May 31, 2007, $235.0 million of our Senior Notes were purchased. We paid $253.1 million including a call premium of $16.1 million and accrued interest of $2.0 million to complete the purchase. We used proceeds from the issuance of our Notes to redeem a portion of our Senior Notes.

        The amendments set forth in the supplemental indenture (the "Amendments") became operative after the Company purchased all of its Senior Notes validly tendered and not withdrawn pursuant to its tender offer and consent solicitation. As of May 11, 2007, holders of Senior Notes representing an amount greater than a majority of the principal amount of outstanding Senior Notes had validly tendered their Senior Notes and consented to the execution of the supplemental indenture. The Amendments eliminated from the Indenture: (i) requirements to file reports with the Securities and Exchange Commission, (ii) requirements to pay taxes, (iii) limitations on the Company to use defenses against usury; (iv) limitation on restricted payments, (v) limitation on payment of dividends and other payment restrictions affecting subsidiaries, (vi) limitations on incurrence of indebtedness and issuance of preferred stock, (vii) limitations on asset sales and requirements to repurchase the Senior Notes with excess proceeds thereof; (viii) limitations on affiliate transactions, (ix) limitations on liens, (x) limitations on the businesses in which the Company and its subsidiaries may engage, (xi) requirements to preserve corporate existence, (xii) requirements to purchase the Senior Notes upon a change of control, (xiii) limitation on issuance of guarantees of indebtedness, (xiv) limitations on payments for consent from holders of Senior Notes, (xv) limitations on mergers, consolidation and sale of assets with respect to the Company, (xvi) limitations on mergers or consolidation of, or transfer of assets of, guarantors, and (xvii) certain events of default.

        On June 13, 2007 we purchased an additional $15.1 million of our remaining Senior Notes pursuant to their terms. We paid $15.9 million of cash including a call premium of $0.7 million and accrued interest of $0.1 million to complete the purchase.

        The Company has the right to redeem some or all of the remaining $9.9 million of Senior Notes at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest, if any, if redeemed during the twelve-month period beginning on November 1 of the years indicated below, subject to the rights of the noteholders:

Year	Percentage
2007	105.063%
2008	102.531%
2009 and thereafter	100.000%

        Termination of Our Amended Credit Agreement.    In connection with the Transaction, we repaid all outstanding balances and terminated our Amended Credit Agreement.

        Maturities of Long-Term Debt.    At June 30, 2007, maturities of long-term debt during the next five years and thereafter are as follows:

(in thousands)
July 1, 2007 to December 31, 2007	$1,756
2008	2,915
2009	1,850
2010	1,034
2011	10,187
2012	—
Thereafter	472,000

$489,742

10.   Commitments and Contingencies

        The Company, in the ordinary course of business, could be subject to liability claims related to employees and the equipment that it rents and services. Asserted claims are subject to many uncertainties and the outcome of individual matters is not predictable with assurance. While the ultimate resolution of these actions may have an impact on the Company's financial results for a particular reporting period, management believes that any such resolution would not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

11.   Income Taxes

        The components of the Company's overall deferred tax assets and liabilities as of June 30, 2007 and December 31, 2006 are as follows:

	June 30, 2007 (Successor)	December 31, 2006 (Predeccessor)
(in thousands)
Deferred tax assets
Accounts receivable	$498	$533
Accrued compensation and pension	4,058	3,807
Inventories	227	314
Other assets	1,683	804
Net operating loss carryforwards	45,913	29,293

Deferred tax assets	52,379	34,751
Valuation allowance	—	(9,945)

Net deferred tax asset	52,379	24,806
Deferred tax liabilities
Accelerated depreciation and amortization	167,316	27,233

Total deferred tax liabiliites	167,316	27,233

Net deferred tax liability	$(114,937)	$(2,427)

        The Company's deferred income taxes are recorded at an effective rate of 39.8%, which is not materially different than the statutory rate.

        We adopted the provisions of FASB Interpretation No 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB No. 109" ("FIN 48"), on January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement 109, Accounting for Income Taxes, and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

        Based on our evaluation, we have concluded that there are no significant unrecognized tax benefits. Our evaluation was performed for the tax years ended December 31, 2003, 2004, 2005 and 2006, the tax years that remain subject to examination by major tax jurisdictions as of June 30, 2007. We do not believe there will be any material changes in our unrecognized tax positions over the next twelve months.

        We may from time to time be assessed interest or penalties by major tax jurisdictions, although any such assessments historically have been minimal and immaterial to our financial results. In accordance with FIN 48, paragraph 19, the Company has elected to classify interest and penalties as a component of income tax expense.

12.   Segment Information

        Our operating segments consist of Medical Equipment Outsourcing, Technical and Professional Services, and Medical Equipment Sales and Remarketing. Certain operating information for our segments as well as a reconciliation of total Company gross margin to income (loss) before income tax follows:

Medical Equipment Outsourcing
(in thousands)

	Quarter-to-date			Year-to-date
	Month Ended June 30, 2007 (Successor)	Two Months Ended May 31, 2007 (Predecessor)	Three Months Ended June 30, 2006 (Predecessor)	Month Ended June 30, 2007 (Successor)	Five Months Ended May 31, 2007 (Predecessor)	Six Months Ended June 30, 2006 (Predecessor)

Revenues	$16,695	$33,866	$43,157	$16,695	$84,855	$88,718
Cost of revenue	5,916	11,193	14,163	5,916	27,694	27,940
Movable medical equipment depreciation	4,632	8,250	9,171	4,632	18,512	18,200

Gross margin	$6,147	$14,423	$19,823	$6,147	$38,649	$42,578

Technical and Professional Services
(in thousands)

	Quarter-to-date			Year-to-date
	Month Ended June 30, 2007 (Successor)	Two Months Ended May 31, 2007 (Predecessor)	Three Months Ended June 30, 2006 (Predecessor)	Month Ended June 30, 2007 (Successor)	Five Months Ended May 31, 2007 (Predecessor)	Six Months Ended June 30, 2006 (Predecessor)

Revenues	$3,630	$6,748	$7,710	$3,630	$14,800	$15,670
Cost of revenue	2,526	4,801	5,247	2,526	10,124	10,707

Gross margin	$1,104	$1,947	$2,463	$1,104	$4,676	$4,963

Medical Equipment Sales and Remarketing
(in thousands)

	Quarter-to-date			Year-to-date
	Month Ended June 30, 2007 (Successor)	Two Months Ended May 31, 2007 (Predecessor)	Three Months Ended June 30, 2006 (Predecessor)	Month Ended June 30, 2007 (Successor)	Five Months Ended May 31, 2007 (Predecessor)	Six Months Ended June 30, 2006 (Predecessor)

Revenues	$1,277	$3,359	$4,261	$1,277	$7,867	$8,722
Cost of revenue	1,212	2,677	3,259	1,212	6,366	6,436

Gross margin	$65	$682	$1,002	$65	$1,501	$2,286

Total Gross Margin and Reconciliation to Income (Loss) Before Income Taxes
(in thousands)

	Quarter-to-date			Year-to-date
	Month Ended June 30, 2007 (Successor)	Two Months Ended May 31, 2007 (Predecessor)	Three Months Ended June 30, 2006 (Predecessor)	Month Ended June 30, 2007 (Successor)	Five Months Ended May 31, 2007 (Predecessor)	Six Months Ended June 30, 2006 (Predecessor)

Total gross margin	$7,316	$17,052	$23,288	$7,316	$44,826	$49,827
Selling, general and administrative expense	6,604	12,892	15,378	6,604	28,692	30,342
Transaction and related costs	—	26,379	—	—	26,891	—
Interest expense	3,800	5,747	7,887	3,800	13,829	15,704
Loss on extinguishment of debt	1,041	22,396	—	1,041	22,396	—

Income (loss) before income tax	$(4,129)	$(50,362)	$23	$(4,129)	$(46,982)	$3,781

13.   Pension Plan

        The components of net periodic pension costs are as follows:

	Quarter-to-date			Year-to-date
	Month Ended June 30, 2007 (Successor)	Two Months Ended May 31, 2007 (Predecessor)	Three Months Ended June 30, 2006 (Predecessor)	Month Ended June 30, 2007 (Successor)	Five Months Ended May 31, 2007 (Predecessor)	Six Months Ended June 30, 2006 (Predecessor)
			(in thousands)
Interest cost	$85	$168	$240	$85	$421	$487
Expected return on plan assets	(98)	(180)	(253)	(98)	(452)	(505)
Recognized net actuarial loss	—	29	57	—	73	134
Service cost	—	—	—	—	—	—

Total cost	$(13)	$17	$44	$(13)	$42	$116

        In connection with the Acquisition, the obligations and assets related to our pension plan were valued at fair value as of the date of the Acquisition, using a discount rate of 6.15%, as follows:

(in thousands)
Benefit obligations at fair value	$16,902
Assets held by defined benefit pension plan, at fair value	14,603

Excess of benefit obligations over assets	2,299
Less: previously recorded benefit plan obligations recorded by predecessor	(3,061)

Adjustment to benefit plan obligations	$(762)

        Future benefit accruals for all participants were frozen as of December 31, 2002.

UNIVERSAL HOSPITAL SERVICES, INC.

EXCHANGE OFFERS FOR
$230,000,000 SECOND LIEN SENIOR SECURED FLOATING RATE NOTES DUE 2015 AND
$230,000,000 8.5%/9.25% SECOND LIEN SENIOR SECURED PIK TOGGLE NOTES DUE 2015

PROSPECTUS
              , 2007

        We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained or incorporated by reference in this prospectus. You may not rely on unauthorized information or representations.

        This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

        This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

        The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

        Until            , 2007, all dealers that effect transactions in the exchange notes, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

Delaware

        Universal Hospital Services, Inc. is incorporated under the laws of the State of Delaware.

        Section 145(a) of the Delaware General Corporation Law, or DGCL, provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

        Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the DGCL.

        The certificate of incorporation of Universal Hospital Services, Inc. provides for the indemnification of directors and officers to the fullest extent permitted by the DGCL.

        The bylaws of Universal Hospital Services, Inc. provides for the indemnification of directors and officers to the fullest extent permitted by the DGCL.

        The foregoing is only a general summary of certain aspects of Delaware law and the registrant's organizational documents dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the DGCL and the applicable provisions of the registrant's certificate of incorporation and bylaws.

        The directors and officers of Universal Hospital Services, Inc. are covered by insurance indemnifying them against certain liabilities which might be incurred by them in their capacities as such, including certain liabilities under the Securities Act.

        See also the indemnification provisions in the purchase agreement, the registration rights agreement, the securityholders agreement and the employment agreements of Messrs. Blackford and Clevenger, which are incorporated herein by reference as Exhibits 1.1, 4.5, 10.9, 10.11 and 10.12, respectively.

Item 21. Exhibits and Financial Statement Schedules

  (a)
  Exhibits.

        Reference is made to the Index to Exhibits filed as a part of this registration statement.

  (b)
  Financial Statement Schedules.

        All schedules have been omitted because they are not applicable or because the required information is shown in the financial statements or notes thereto.

Item 22. Undertakings

        1.     The undersigned registrant hereby undertakes:

          (a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (b)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (d)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (e)   That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)    any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

            (ii)   any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        2.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        3.     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

INDEX TO EXHIBITS

Exhibit Number	Description
1.1*	Purchase Agreement, dated May 22, 2007, between UHS Merger Sub, Inc. and the initial purchasers named therein.
1.2*	Joinder to Purchase Agreement, dated May 31, 2007, among Universal Hospital Services, Inc. and the initial purchasers named therein.
2.1
Agreement and Plan of Merger, dated as of April 15, 2007, by and among UHS Holdco, Inc., UHS Merger Sub, Inc., Universal Hospital Services, Inc. and J.W. Childs Equity Partners III, L.P., as representative (incorporated by reference to Exhibit 10.1 to Form 10-Q filed with the Securities and Exchange Commission on May 8, 2007, File No. 000-20086).
3.1
Amended and Restated Certificate of Incorporation of Universal Hospital Services, Inc. (incorporated by reference to Exhibit 3.1 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).
3.2
Amended and Restated By-laws of Universal Hospital Services, Inc. (incorporated by reference to Exhibit 3.2 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).
4.1
Indenture, dated as of May 31, 2007, relating to the Second Lien Senior Secured Floating Rate Notes due 2015 and the 8.50%/9.25% Second Lien Senior Secured PIK Toggle Notes due 2015, between UHS Merger Sub, Inc. and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).
4.2
Supplemental Indenture, dated as of May 31, 2007, relating to the Second Lien Senior Secured Floating Rate Notes due 2015 and the 8.50%/9.25% Second Lien Senior Secured PIK Toggle Notes due 2015, between Universal Hospital Services, Inc. and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.2 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).
4.3
Indenture, dated as of October 17, 2003, relating to the 10.125% Senior Notes due 2011, between Universal Hospital Services, Inc. and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Form 10-Q filed with the Securities and Exchange Commission on November 12, 2003, File No. 000-20086).
4.4
First Supplemental Indenture, dated as of May 16, 2007, relating to the 10.125% Senior Notes due 2011, between Universal Hospital Services, Inc. and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.3 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).
4.5
Registration Rights Agreement, dated as of May 31, 2007, among UHS Merger Sub, Inc. and the initial purchasers named therein (incorporated by reference to Exhibit 4.4 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).
4.6
Joinder to Registration Rights Agreement, dated as of May 31, 2007, among Universal Hospital Services, Inc. and the initial purchasers named therein (incorporated by reference to Exhibit 4.5 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).

4.7	Form of Second Lien Senior Secured Floating Rate Note due 2015 (included in Exhibit 4.1).
4.8	Form of 8.50%/9.25% Second Lien Senior Secured PIK Toggle Note due 2015 (included in Exhibit 4.1).
5.1*	Opinion of Kirkland & Ellis LLP.
10.1
Credit Agreement, dated as of May 31, 2007, among UHS Merger Sub, Inc., Universal Hospital Services, Inc., UHS Holdco, Inc., the lenders party thereto, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc. ("ML Capital"), as administrative agent, Bank of America, N.A., as documentation agent, and ML Capital, Bear, Stearns & Co. Inc. and Wachovia Capital Markets, LLC, as joint lead arrangers and joint bookrunners (incorporated by reference to Exhibit 10.1 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).
10.2
Guaranty, dated as of May 31, 2007, among UHS Holdco, Inc. and the secured parties named therein (incorporated by reference to Exhibit 10.2 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).
10.3
First Lien Security Agreement, dated May 31, 2007, among UHS Merger Sub, Inc., Universal Hospital Services, Inc. and ML Capital, as collateral agent (incorporated by reference to Exhibit 10.3 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).
10.4
Trademark Security Agreement, dated May 31, 2007, among UHS Merger Sub, Inc., Universal Hospital Services, Inc., UHS Holdco, Inc. and ML Capital, as collateral agent (incorporated by reference to Exhibit 10.4 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).
10.5
Second Lien Security Agreement, dated May 31, 2007, among UHS Merger Sub, Inc., Universal Hospital Services, Inc. and Wells Fargo Bank, National Association, as collateral agent (incorporated by reference to Exhibit 10.5 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).
10.6
Second Lien Trademark Security Agreement, dated May 31, 2007, among UHS Merger Sub, Inc., Universal Hospital Services, Inc., UHS Holdco, Inc. and Wells Fargo Bank, National Association, as collateral agent (incorporated by reference to Exhibit 10.6 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).
10.7
Second Lien Copyright Security Agreement, dated May 31, 2007, among UHS Merger Sub, Inc., Universal Hospital Services, Inc., UHS Holdco, Inc. and Wells Fargo Bank, National Association, as collateral agent (incorporated by reference to Exhibit 10.7 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).
10.8
Second Lien Patent Security Agreement, dated May 31, 2007, among UHS Merger Sub, Inc., Universal Hospital Services, Inc., UHS Holdco, Inc. and Wells Fargo Bank, National Association, as collateral agent (incorporated by reference to Exhibit 10.8 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).
10.9
Securityholders Agreement, dated as of May 31, 2007, by and among UHS Holdco, Inc., BSMB/UHS L.P. and BSMB/UHS Co-Investment Partners, L.P., Gary D. Blackford and Kathy Blackford, and each of the other persons listed therein (incorporated by reference to Exhibit 10.9 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).

10.10
Professional Services Agreement, dated as of May 31, 2007, by and between Universal Hospital Services, Inc. and Bear Stearns Merchant Manager III (Cayman), L.P. (incorporated by reference to Exhibit 10.10 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).
10.11
Employment Agreement, dated as of May 31, 2007, between Universal Hospital Services, Inc. and Gary D. Blackford (incorporated by reference to Exhibit 10.11 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).
10.12
Letter Agreement, dated July 27, 2007, between Universal Hospital Services, Inc. and Gary D. Blackford (incorporated by reference to Exhibit 10.12 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).
10.13
Employment Agreement, dated as of May 31, 2007, between Universal Hospital Services, Inc. and Rex T. Clevenger (incorporated by reference to Exhibit 10.13 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).
10.14
Letter Agreement, dated July 27, 2007, between Universal Hospital Services, Inc. and Rex T. Clevenger (incorporated by reference to Exhibit 10.14 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).
10.15
Employment Agreement, dated as of July 17, 2007, between Universal Hospital Services, Inc. and Walter T. Chesley (incorporated by reference to Exhibit 10.15 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).
10.16	Executive Severance Pay Plan, dated June 1, 2007 (incorporated by reference to Exhibit 10.16 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).
10.17	Stock Option Plan of UHS Holdco, Inc. (incorporated by reference to Exhibit 10.17 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).
10.18	Form of Option Agreement with UHS Holdco, Inc. (incorporated by reference to Exhibit 10.18 to Form 10-Q filed with the Securities and Exchange Commission on August 14, 2007, File No. 000-20086).
12.1*	Computation of Ratio of Earnings to Fixed Charges.
23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page hereto).
25.1*	Statement of Eligibility of Trustee under the Trust Indenture Act of 1939 (Form T-1) of Wells Fargo Bank, National Association, trustee, dated June 25, 2007.
99.1*	Form of Letter of Transmittal.

*
Filed herewith.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Edina, Minnesota, on September 14, 2007.

UNIVERSAL HOSPITAL SERVICES, INC.
By:	/s/ REX T. CLEVENGER Name: Rex T. Clevenger Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Rex T. Clevenger his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GARY D. BLACKFORD Gary D. Blackford	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	September 14, 2007
/s/ REX T. CLEVENGER Rex T. Clevenger	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 14, 2007
/s/ SCOTT M. MADSON Scott M. Madson	Controller and Chief Accounting Officer (Principal Accounting Officer)	September 14, 2007
/s/ JOHN D. HOWARD
John D. Howard	Director	September 14, 2007
/s/ ROBERT JUNEJA Robert Juneja	Director	September 14, 2007
/s/ BRET D. BOWERMAN Bret D. Bowerman	Director	September 14, 2007

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TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
SUMMARY
RISK FACTORS
THE EXCHANGE OFFER
THE TRANSACTIONS
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
EXECUTIVE AND DIRECTOR COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF THE EXCHANGE NOTES
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INDEX TO FINANCIAL STATEMENTS
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
INDEX TO EXHIBITS
SIGNATURES
POWER OF ATTORNEY